As filed with the Securities and Exchange Commission on October 13, 2023

Registration No. 333-273463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

URGENT.LY INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	46-2848640
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8609 Westwood Center Drive, Suite 810

Vienna, VA 22182

Telephone: (571) 350-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Booth

8609 Westwood Center Drive, Suite 810

Vienna, VA 22182

Telephone: (571) 350-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert O’Connor, Esq.

Mark B. Baudler, Esq.

Lianna C. Whittleton, Esq.

Rich Mullen, Esq.

David G. Sharon, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

(415) 947-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion Dated October 13, 2023

4,972,559 Shares of Common Stock

This prospectus relates to the potential offer and resale from time to time by the Selling Securityholders (as defined herein), of up to 4,972,559 shares of common stock, par value $0.001 per share (“Common Stock”), of Urgent.ly Inc. (“Urgently” or the “Company”) consisting of up to (i) 1,745,367 shares of Common Stock (inclusive of 1,118,072 shares of Common Stock to be issued upon the automatic exercise of warrants at the Closing (as defined herein)), (ii) 668,369 shares of Common Stock issuable upon the conversion of warrants expected to be outstanding at Closing (the “Warrant Shares”) and (iii) 2,558,823 shares of Common Stock issuable to holders of 2022 Convertible Notes (as defined herein) and 2023 Convertible Notes (as defined herein) (the “Convertible Note Shares”).

No public market for our Common Stock currently exists. Upon the consummation of the proposed merger (the “Merger”) by and among Urgently, Otonomo Technologies Ltd. (“Otonomo”) and U.O Odyssey Merger Sub Ltd., a company organized under the laws of the State of Israel and direct wholly owned subsidiary of Urgently (“Merger Sub”), our Common Stock is expected to be listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “ULY.”

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Sales of a substantial number of shares of Common Stock in the public market by the Selling Securityholders and/or by our other securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Despite such a decline in the public trading price, certain Selling Securityholders could still experience a positive rate of return on the securities they purchased or acquired due to the lower price at which they purchased or acquired their shares of Common Stock and they could be incentivized to sell their securities when others would not be so incentivized. Assuming the consummation of the Merger and an Exchange Ratio (as defined herein) of approximately 0.53 shares of Common Stock per one Otonomo Ordinary Share (as defined herein) (based on assumptions as of the date of this prospectus), (a) the prior owners of 2022 Notes (as defined herein) could experience a potential profit upon the sale of their shares following the exchange of 2022 Notes if the price of the Common Stock exceeds $13.77 per share; and (b) the prior owners of 2022 Note Warrants (as defined herein) could experience a potential profit upon the sale of their shares following the exchange of 2022 Note Warrants if the price of the Common Stock exceeds $0.001 per share.

The Selling Securityholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

In the event the Merger is not approved by Otonomo’s shareholders or the other conditions precedent to the consummation of the Merger are not met or waived, Urgently will seek to withdraw this registration statement prior to its effectiveness.

Upon the consummation of the Merger, we expect to be an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 9 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2023.

EXPLANATORY NOTE

This registration statement registers the resale of up to 4,972,559 shares of Common Stock of Urgently on behalf of the Selling Securityholders named in this prospectus (or their permitted transferees). The Convertible Note Shares (as defined herein) are expected to be issued immediately prior to or substantially concurrently with the consummation of the proposed Merger.

In the event the conditions precedent to the consummation of the Merger are not met or waived, the Convertible Note Shares will not be issued and Urgently will seek to withdraw this registration statement prior to its effectiveness.

You should rely only on the information contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, references to:

“2021 Notes” mean the convertible promissory notes issued by Urgently from March 2021 through December 2021 in the aggregate amount of approximately $40.0 million. The 2021 Notes accrue interest at a rate of 10% per annum, and all unpaid interest and principal is due on June 30, 2024.

“2022 Convertible Note Shares” mean the shares of Common Stock issuable to holders of 2022 Notes.

“2022 Notes” mean the convertible promissory notes issued by Urgently in July 2022 in the aggregate amount of approximately $30.0 million. The 2022 Notes accrue interest at the rate of 15% per annum, and all unpaid interest and principal is due and payable on June 30, 2024.

“2022 Note Warrants” mean warrants to purchase 1,028,193 shares of Common Stock with an exercise price of $0.09 per share issued in connection with the 2022 Notes.

“2023 Convertible Note Shares” mean the shares of Common Stock issuable to holders of 2023 Notes.

“2023 Notes” mean the convertible promissory notes issued by Urgently in April and May 2023 in the aggregate amount of approximately $4.7 million, and an additional $0.9 million expected to be issued prior to the Closing. The 2023 Notes accrue interest at the rate of 15% per annum and mature on June 30, 2024.

“Board” mean Urgently’s board of directors.

“Bylaws” mean Urgently’s amended and restated bylaws adopted by Urgently, which will be effective immediately prior to, and subject to, the Closing.

“Charter” mean Urgently’s amended and restated certificate of incorporation adopted by Urgently, which will be effective immediately prior to, and subject to, the Closing.

“Closing” mean the closing of the Merger.

“Closing Date” mean the closing date of the Merger.

“Code” mean the Internal Revenue Code of 1986, as amended.

“Combined Company” mean the combined company following the Merger.

“Common Stock” mean shares of Urgently common stock, par value $0.001 per share.

“Consumers” mean vehicle owners and operators who are the end users of Urgently’s platform.

“Convertible Note Shares” mean the 2022 Convertible Note Shares and 2023 Convertible Note Shares.

“Customer Partners” mean Urgently’s enterprise customers, including original equipment manufacturers (OEMs), fleet, rental, ride-hailing, insurance, and other automotive industry participants who make Urgently’s platform available to consumers.

“DGCL” mean the General Corporation Law of the State of Delaware.

“Effective Time” mean the time at which the Merger becomes effective pursuant to the terms of the Merger Agreement.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended.

“FASB” mean the Financial Accounting Standards Board.

“GAAP” mean United States generally accepted accounting principles.

“Highbridge Loan Agreement” mean the Loan and Security Agreement, dated as of December 16, 2021, by and among Urgently, certain subsidiaries of Urgently, the lenders party thereto and Alter Domus (US) LLC, as agent for such lenders (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Highbridge Warrants” mean warrants to purchase shares of Common Stock issued in connection with the Highbridge Loan Agreement with an exercise price of $0.01 per share.

“Investment Company Act” mean the Investment Company Act of 1940, as amended.

“IRS” mean the Internal Revenue Service.

“JOBS Act” mean the Jumpstart Our Business Startups Act of 2012.

“legacy Otonomo shareholders” mean Otonomo shareholders immediately prior to the Effective Time.

“legacy Urgently stockholders” mean Urgently stockholders as of immediately prior to the Effective Time.

“Loan Agreements” mean the Structural Loan Agreement (as defined below) together with the Highbridge Loan Agreement.

“Merger” mean the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Otonomo, pursuant to which (i) Otonomo survives the merger as a direct wholly-owned subsidiary of Urgently and (ii) Otonomo’s equityholders exchange their equity interests in Otonomo for equity interests in Urgently, as further described herein.

“Merger Agreement” mean that Agreement and Plan of Merger, dated as of February 9, 2023, by and among Urgently, Merger Sub, and Otonomo.

“Merger Sub” mean U.O Odyssey Merger Sub Ltd., a company organized under the laws of the State of Israel and direct wholly owned subsidiary of Urgently.

“Nasdaq” mean the Nasdaq Stock Market.

“Otonomo” mean Otonomo Technologies Ltd., a company organized under the laws of the State of Israel and registered under No. 51-535281-3 with the Israeli Registrar of Companies.

“Otonomo Ordinary Shares” mean the ordinary shares, no par value per share, of Otonomo.

“Preferred Stock” mean shares of Urgently’s preferred stock, par value $0.001 per share.

“SEC” mean the U.S. Securities and Exchange Commission.

“Securities Act” mean the Securities Act of 1933, as amended.

“Service Providers” mean mobile repair, towing and maintenance service professionals participating on Urgently’s platform.

“Structural Loan Agreement” mean the Second Amended and Restated Loan and Security Agreement, dated as of July 12, 2022, with certain subsidiaries of Urgently, the lenders party thereto and Ocean II PLO LLC, as agent for such lenders (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time).

“Structural Loan Warrants” mean warrants to purchase shares of Common Stock issued in connection with the Structural Loan Agreement with an exercise price of $0.01 per share.

“Urgently” mean Urgent.ly Inc., a Delaware corporation.

“Urgently Warrant” mean a warrant to acquire shares of Common Stock.

“Warrant Shares” mean shares of Common Stock issuable upon the exercise of Highbridge Warrants and Structural Warrants outstanding at Closing.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

Except where specifically noted, the information contained in this prospectus gives effect to the 1-for-90 reverse stock split of Common Stock, which was approved by our stockholders and became effective as of July 28, 2023.

MARKET AND INDUSTRY DATA

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

Our logo and trademark appearing in this prospectus are our property. This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Common Stock. You should carefully consider, among other things, our financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Overview

Urgently is a leading connected mobility assistance software platform, matching vehicle owners and operators with service professionals who deliver traditional roadside assistance, proactive maintenance and repair services. The traditional experience of a vehicle breakdown is often stressful and inconvenient for stranded drivers compounded by processes that lack transparency and lead to long wait times. We offer an innovative alternative to this traditional experience, leveraging our digitally native software platform to match supply and demand in our network and deliver exceptional mobility assistance experiences at scale.

At the time of our founding in 2013, we were an early technology innovator in the roadside assistance industry, offering a software platform to individual drivers enabling a digitized alternative for obtaining roadside assistance on a direct-to-consumer basis. However, we quickly discovered a significant opportunity to work with enterprise customers and offer bundled services to their fleet and retail consumers. We have since focused on developing the business-to-business (“B2B”) and business-to-business-to-consumer (“B2B2C”) mobility assistance markets.

Our Solutions

Our platform dynamically matches stranded drivers with service professionals, enabled by proprietary technology, algorithms and data ecosystems, to address a growing end-to-end roadside and mobility assistance market. The key capabilities of our mobility assistance platform include:

•	Real-time tracking, connecting the Customer Partner, Consumer, Service Provider and repair facility via digital and analog communication channels from dispatch to final disposition.

•	Live job management and actionable data from dispatch to completion, both on a per-job basis and in the aggregate.

•

Multi-channel Consumer and Service Provider accessibility, including a fully digitized experience via our mobile application, live customer service representatives, and a software as a service (“SaaS”) software layer.

•

Broad mobility assistance capabilities, including towing solutions, mobile repair services (e.g., flat tire, jump start, lockout, fuel delivery, electric vehicle charging, tire and battery replacement), collision and impound-related towing and onward mobility services that enable a Consumer to continue their journey following a roadside event.

Our Platform

Our solutions are delivered via a three-tier architected software platform, including: (1) an intuitive, digital front-end interface, (2) a data-processing middle tier driven by optimization and pricing algorithms, and (3) a back-end featuring a comprehensive operations platform, with data connectivity to our Customer Partners and network of Service Providers. Each of the elements of our platform relies upon and fuels a powerful data ecosystem containing proprietary and/or proprietarily-aggregated data generated from our internal system and external sources.

Our platform collects raw data from many sources, including telematic sources that provide statistical vehicle information, vehicular error codes, GPS vehicle information and platform usage data. We have distributed computing to process data and provide early collision detection, dead battery detection, early repair detection and provide discounts for safe driving. Connected vehicle data also supports optimization of mobility assistance, vehicle quality, customer intervention and service.

Our proprietary technology, machine learning and data analytics models optimize our supply models, calibrate our pricing, streamline our operational processes and enable a better experience for Consumers and Service Providers alike. We generate and aggregate a significant amount of data relating to demand (e.g., customer and service event data), supply (e.g., service network data) and the broader marketplace (e.g., pricing, weather and traffic data). This aggregation and cross-section of data continuously informs and updates our machine learning algorithms.

Our data-processing middle tier uses artificial intelligence (“AI”) trained on historical transactions to help automate marketplace decisions including pricing, routing and optimizing service delivery, leveraging real-time data and predictive analytics. With algorithms that forecast demand by service type and at a regional or local level, we can optimize pricing based on a variety of variables that bring efficiency to the network.

Corporate Information

Incorporated in 2013, we have devoted substantial capital resources to development and we have incurred losses since inception. The report from our independent registered public accounting firm for the years ended December 31, 2022 and 2021 included an explanatory paragraph stating that we have incurred losses from operations since inception, and we are dependent on debt and equity financing to fund operating shortfalls, raising substantial doubt about our ability to continue as a going concern.

Our headquarters and principal executive offices are located at 8609 Westwood Center Drive, Suite 810, Vienna, VA 22182, telephone (571) 350-3600. Our website address is: www.geturgently.com. The contents of our website are not deemed to be incorporated by reference into this registration statement.

The Merger

On February 9, 2023, Otonomo, Urgently and Merger Sub entered the Merger Agreement, pursuant to which and subject to the satisfaction or waiver of the terms and conditions specified therein the Merger will occur.

If the Merger Agreement is approved by Otonomo’s shareholders and the Merger is consummated, Merger Sub will merge with and into Otonomo, with Otonomo surviving as a direct wholly owned subsidiary of Urgently that will continue to be governed by Israeli law.

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each outstanding Otonomo Ordinary Share (excluding shares owned by Otonomo subsidiaries and shares to be canceled pursuant to the terms of the Merger Agreement) will be transferred to Urgently and the rights of the holder thereof will automatically convert into and represent the right to receive a number of shares of Common Stock equal to the Exchange Ratio set forth in the Merger Agreement.

Based on Otonomo’s and Urgently’s respective pro forma capitalization, and based on assumptions as of June 30, 2023 as to the anticipated valuations of Otonomo and Urgently, respectively, on the business day prior to the anticipated Closing Date, the Exchange Ratio is estimated to be 0.444 shares of Common Stock per one Otonomo Ordinary Share. This estimate is subject to adjustment prior to the Closing for Otonomo’s and Urgently’s capitalization at the Effective Time and the definitive amounts of Otonomo’s and Urgently’s respective valuations on the business day prior to the anticipated Closing Date (and as a result, Urgently stockholders could own more, and Otonomo shareholders could own less, or vice versa, of the Combined Company). Based on assumptions as of the date of this prospectus, the Exchange Ratio is estimated to be approximately 0.53 shares of Common Stock per one Otonomo Ordinary Share.

At the Closing, using the Exchange Ratio formula in the Merger Agreement, on a fully diluted basis and based on assumptions as of June 30, 2023, legacy Urgently stockholders are currently estimated to own approximately 61.1% of the Combined Company on a fully-diluted basis and legacy Otonomo shareholders are currently estimated to own approximately 38.9% of the Combined Company, in each case subject to change based on certain assumptions, including, but not limited to, (a) Otonomo’s net cash and thus its valuation as of Closing being approximately $100 million and (b) a valuation for Urgently equal to (x) $271.0 million plus (y) Urgently’s cash as of one business day prior to closing, less (z) Urgently’s transaction expenses, outstanding indebtedness and certain taxes, in each case as further described in the Merger Agreement.

On July 28, 2023, we conducted a 1-for-90 reverse stock split of Common Stock, after obtaining approval by our stockholders.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:

•	If we fail to acquire and retain new Customer Partners, or fail to do so in a cost-effective manner, we may be unable to improve margins and achieve profitability;

•	We face significant competition in the mobility assistance industry and may be unsuccessful in maintaining and growing our market position against current and future competitors;

•	We have a history of losses and may continue to generate operating losses for the foreseeable future;

•

We have previously identified a material weakness in our internal controls over financial reporting. If we are unable to develop and maintain an effective system of internal controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our stock price, business and operating results;

•	We may require additional capital, which may not be available on acceptable terms or at all;

•	We are substantially dependent on a limited number of Customer Partners;

•

Our failure or the failure of our third-party service providers to protect our website, networks and systems against cybersecurity incidents, or otherwise to protect our confidential information or that of our Consumers, Customer Partners and Service Providers, could damage our reputation and brand and substantially harm our business, financial condition, and results of operations;

•

We rely on Amazon Web Services (“AWS”) to deliver our platform to Consumers, and any disruption of, or interference with, our use of AWS could adversely affect our business, financial condition, and results of operations;

•

If Customer Partners terminate or do not renew their service contracts with us or reduce their use of our platform, our revenue will decline and our operating results and financial condition may be adversely affected;

•	If Customer Partners do not expand their use of our platform beyond their current roadside solutions, our ability to grow our business and operating results may be adversely affected;

•	Our limited operating history and evolving business model makes it difficult to evaluate our future prospects and the risks and challenges we may encounter;

•	Our sales cycle with Customer Partners may be lengthy and variable, which may make it difficult for us to forecast revenue and other operating results;

•	We may need to change our pricing model for our platform’s offerings, which in turn could adversely impact results of operations;

•	We and our Service Providers may face difficulties in meeting labor needs, which may impact our ability to effectively operate our business;

•	Adverse economic conditions or reduced automotive usage may adversely impact our business;

•	The loss of key senior management personnel or the failure to hire and retain highly skilled and other key personnel could negatively affect our business;

•

The terms of our existing credit facilities require us to meet certain operating and financial covenants and place restrictions on our operating and financial flexibility. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business;

•

We have in the past defaulted on certain financial, reporting and other covenants under each Loan Agreement. While we have to date been successful in obtaining compliance waivers with respect to such covenant defaults, we may not be able to do so in the future on terms advantageous to us or at all;

•	We rely on unpatented proprietary technology, trade secrets, processes and know-how; and

•

The sale of all of the Common Stock registered for resale in this prospectus and future sales of substantial amounts of our Common Stock in the public markets, or the perception that such sales could occur, could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Channels for Disclosure of Information

Investors, the media and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website, at www.geturgently.com, press releases, public conference calls and webcasts. We intend to use these channels, as well as social media, to communicate with our customers and the public in general about our company, our platform and other issues, and the information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media and others to follow the channels listed above and to review the information disclosed through such channels. However, information contained on, or that can be accessed through, these channels does not constitute a part of this prospectus and is not incorporated by reference herein. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Implications of Being an Emerging Growth Company

Following the consummation of the Merger, we expect to be an emerging growth company as defined in the JOBS Act. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.235 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of the Closing.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

THE OFFERING

Shares of Common Stock that may be offered and sold from time to time by the Selling Securityholders	Up to 4,972,559 shares of Common Stock (including the Warrant Shares and the Convertible Note Shares which are expected to be issued immediately prior to the consummation of the Merger).

Shares of Common Stock outstanding immediately prior to the effectiveness of the registration statement of which this prospectus forms a part	7,030,249 shares of Common Stock

Shares of Common Stock outstanding immediately after the effectiveness of the registration statement of which this prospectus forms a part	12,399,240 shares of Common Stock

Use of Proceeds	We will not receive any of the proceeds from the sale of such securities hereunder. All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts.

Market for our Common Stock	There is currently no public market for our Common Stock. Following the consummation of the Merger, our Common Stock is expected to trade on Nasdaq under the symbol “ULY.”

Risk Factors	Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 9 of this prospectus.

Unless otherwise stated in this prospectus, the aggregate 12,399,240 shares of our Common Stock set forth herein is based on the capitalization of each of Urgently and Otonomo as of June 30, 2023, and assumes:

•	the consummation of the Merger substantially concurrently with the effectiveness of the registration statement of which this prospectus forms a part;

•	the automatic exercise of warrants to purchase an aggregate of 1,123,806 shares of Common Stock immediately prior to the consummation of the Merger;

•

the conversion of all principal and accrued but unpaid interest under certain of Urgently’s outstanding convertible promissory notes with an aggregate principal amount of $71,339,059 that convert pursuant to their terms into 5,594,257 shares of Common Stock immediately prior to the consummation of the Merger (inclusive of a convertible promissory note with a principal amount of $943,129 that is expected to be issued prior to Closing, that converts to 55,665 shares of Common Stock); and

•	the automatic conversion of all outstanding shares of Preferred Stock into Common Stock immediately prior to the consummation of the Merger.

Unless we indicate otherwise or unless the context otherwise requires, the number of shares outstanding immediately following effectiveness of the registration statement of which this prospectus forms a part excludes:

•	the 668,942 Warrant Shares;

•	44,877 shares of Common Stock issuable upon the exercise of outstanding options awarded under the 2013 Equity Incentive Plan (the “2013 Plan”) (as of June 30, 2023);

•	1,383,197 shares of Common Stock available for future issuance under the 2023 Equity Incentive Plan (the “2023 Plan”);

•	221,311 shares of Common Stock available for future issuance under the 2023 Employee Stock Purchase Plan (the “ESPP”); and

•	no exercise of outstanding stock options described above or outstanding Warrants that do not net exercise.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA AND PER SHARE FINANCIAL INFORMATION

The following table summarizes selected per share data for (i) Urgently and Otonomo for the six months ended June 30, 2023, in each case, on an unaudited historical basis, and audited historical financial information of Urgently and Otonomo for the year ended December 31, 2022, (ii) Urgently for the six months ended June 30, 2023 and the year ended December 31, 2022 on an unaudited pro forma combined basis giving effect to the Merger using the acquisition method of accounting and (iii) Otonomo for the six months ended June 30, 2023 and for the year ended December 31, 2022 on an unaudited pro forma equivalent basis based on the exchange ratio of 0.444 shares of Common Stock per one Otonomo Ordinary Share.

The following table reflects historical information about basic and diluted net loss per share attributable to common stockholders for the six months ended June 30, 2023 and for the year ended December 31, 2022, in the case of Urgently and Otonomo, and the book value per share of Common Stock and Otonomo Ordinary Share as of June 30, 2023, in each case, on a historical basis, and for the Combined Company on an unaudited pro forma condensed combined basis after giving effect to the Merger. The pro forma data of the Combined Company assumes the Merger was completed on January 1, 2022 and was derived by combining the historical consolidated financial information of Urgently and Otonomo. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma combined financial information presented in this document, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma per share data below is presented for illustrative purposes only. The pro forma adjustments to the statement of operations data are based on the assumption that the Merger was completed on January 1, 2022, and the pro forma adjustments to the balance sheet data are based on the assumption that the Merger was completed on June 30, 2023.

Either company’s actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of the Combined Company after the completion of the Merger.

You should read the information below together with the historical consolidated financial statements and related notes of Urgently and Otonomo as of and for the applicable periods, included elsewhere in this prospectus, along with the information in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” and the related notes included in this prospectus.

	Urgently		Otonomo
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Net loss per share, basic and diluted
Six months ended June 30, 2023	$(156.14)	$(4.41)	$(2.39)	$(1.96)
Year ended December 31, 2022	(949.35)	(22.86)	(14.21)	(5.00)
Book value per share
As of June 30, 2023	(1,325.61)	6.02	11.85	2.67

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Urgently as the accounting acquirer. The selected unaudited pro forma condensed combined balance sheet data assumes the merger of Urgently and Otonomo took place on June 30, 2023. The selected unaudited pro forma condensed combined statements of operations data assumes the merger of Urgently and Otonomo took place on January 1, 2022.

The following selected unaudited pro forma condensed combined financial data is for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors.” The following selected unaudited pro forma condensed combined financial data should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information” and the related notes included in this prospectus.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data (in thousands, except per share amounts)	Six months ended June 30, 2023	Year ended December 31, 2022
Revenues	$97,020	$194,581
Net loss	(48,212)	(141,985)
Net loss per share attributable to common stockholders:
Basic and diluted	(4.41)	(22.86)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data (in thousands)	As of June 30, 2023
Total assets	$188,059
Total liabilities	122,278
Total stockholders’ equity	65,781

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by us that later may prove to be incorrect or incomplete.

Risks Related to Our Business and Industry

If we fail to acquire and retain new Customer Partners, or fail to do so in a cost-effective manner, we may be unable to improve margins and achieve profitability.

Our success depends on our ability to acquire and retain new Customer Partners and to do so in a cost-effective manner. In order to expand our Customer Partners base, we must appeal to, and acquire, Customer Partners, some of which have historically purchased their roadside assistance from legacy roadside service providers, the websites of our competitors, other third-party mobility assistance service providers, or our Service Providers’ own websites. We have made significant investments related to Customer Partner acquisition and expect to continue to spend significant amounts to acquire additional Customer Partners. We cannot assure you that the total revenue from the new Customer Partners that we acquire will ultimately exceed the cost of acquiring those Customer Partners. If we fail to deliver and market a robust product and service selection that matches Consumer preferences, or if Customer Partners do not perceive the products and services we offer to be of high value and quality, we may be unable to acquire or retain Customer Partners. If we are unable to acquire or retain Customer Partners who subscribe to services in volumes sufficient to grow our business, we may be unable to generate the scale necessary to achieve operational efficiency and drive beneficial network effects with our Service Providers. Consequently, our prices may increase, or may not decrease to levels sufficient to generate Customer Partners interest, and total revenue may decrease and margins and profitability may decline or not improve. As a result, our business, financial condition and results of operations may be materially and adversely affected.

We face significant competition in the mobility assistance industry and may be unsuccessful in maintaining and growing our market position against current and future competitors.

The market for mobility assistance is highly competitive, rapidly evolving and fragmented, and is subject to rapid changes in technology, vehicle requirements, Customer Partner requirements, Service Provider network capabilities, and industry standards, in part driven by the shift to mobility assistance. If we fail to keep up with such rapid changes and requirements, or if we fail to otherwise positively differentiate our product offerings or platform experience from our competitors, our business, financial condition and results of operations could be materially and adversely affected.

We primarily compete with legacy roadside assistance providers, including large motor clubs, smaller and emerging providers of roadside assistance services, and technologically-driven platforms offering mobility assistance services. A number of companies have developed or are developing products and services that compete with some or all of our products or have functionalities similar to those of our solution.

Our competitors may also engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns, or adopt more aggressive partnerships and pricing strategies (including but not limited to predatory pricing policies and the provision of substantial discounts). These factors may allow our competitors to build or maintain larger customer bases, derive greater revenue and profits from their existing customer base, acquire customers at lower costs, retain customers using their balance sheet, or respond more quickly than we can to new or emerging technologies and changes in Consumer preferences or habits.

In addition, we currently compete and may compete in the future for partnerships with large fleet management, automobile, ride hailing and other companies in the automotive industry. We believe that companies with a combination of technical expertise, brand recognition and financial resources may pose a significant threat of developing competing mobility assistance capabilities. As a result, our competitors may be better capitalized or better positioned to acquire, invest in or partner with other recognized brands. Additionally, some of our competitors offer competing services, and they may devote greater resources than we have available, have a more accelerated time frame for deployment and leverage their existing customer base and proprietary technologies to provide services or a user experience that Consumers may view as superior.

If we are unable to offer, develop and innovate new features, technology, products and services, or if we are unable to monetize new features and services in a timely manner, we may lose our position in the market. Our ability to maintain our competitive advantage depends on a number of factors, including:

•	platform functionality, including dispatch agility, flexibility and performance at scale;

•	consistency of Consumer experience;

•	Consumer safety, transparency, and security;

•	algorithmic dispatching to ensure the best Service Provider for each job;

•	rich data and analytics;

•	Service Provider response time;

•	digital engagement paths;

•	our ability to address a variety of evolving Customer Partner and Consumer needs, requirements and use cases; and

•	brand awareness and reputation.

Adverse developments with respect to one or more of the foregoing factors could adversely affect our business, financial condition and results of operations.

We have a history of losses and may continue to generate operating losses for the foreseeable future.

We incurred net losses of $96.0 million, $56.3 million, $24.2 million and $39.7 million during the fiscal years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022, respectively, and, as of June 30, 2023, we had an accumulated deficit of $253.7 million. We expect our losses to continue as we make significant investments towards growing our business and operating as a public company. We expect to incur significant additional legal, accounting and other expenses as a newly public company and as we invest in expanding our general and administrative infrastructure. We have invested, and expect to continue to invest, substantial financial and other resources in developing our platform, including expanding platform offerings, broadening our service provider network, developing or acquiring new platform features and services, expanding into new markets and geographies, and increasing sales efforts. These expenditures will make achieving and maintaining profitability more difficult, and these efforts may also be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase revenue sufficiently to keep pace with investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow on a consistent basis. As a result, we can provide no assurance as to whether or when we will achieve profitability. If we are not able to achieve and maintain profitability, we may be unable to continue as a going concern, the value of our Common Stock could decline significantly, and you could lose some or all of your investment. See “Risk Factors—Risks Related to Our Business and Industry—For the years ended December 31, 2022 and 2021, our independent registered public accounting firm included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements.”

We may require additional capital, which may not be available on acceptable terms or at all.

We cannot guarantee that our business will generate sufficient cash flow from operations to fund our capital investment requirements or other liquidity needs. To support our growing business, we must have sufficient capital to continue to make significant investments in our platform and scale our ability to support our customers. We intend to continue to make investments to support our business and may require additional funds. In particular, we may seek additional funding to support ongoing operations, to undertake capital expenditures or to undertake any acquisitions or other merger transactions. We cannot be certain that additional financing will be available to us on favorable terms, or at all. Accordingly, we may need to engage in additional equity or debt financings to secure additional funds. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the market price of our Common Stock could decline. Additionally, any new equity securities we issue could have rights, preferences and privileges superior to those of holders of Common Stock. If we engage in additional debt financing, the holders of such debt may have payment priority over the holders of Common Stock, and we may be required to accept terms that restrict our operations or our ability to incur additional indebtedness or to take other actions that would otherwise be in the interests of the debt holders. This could also make it difficult for us to obtain additional capital and to pursue business opportunities. Any of the above could harm our business, financial condition and results of operations, and if we are unable to obtain adequate financing on satisfactory terms when required, our ability to continue to support our business growth and respond to business challenges could be significantly limited, and our business, financial condition and results of operations would be adversely affected.

Disruptions or declines in the global capital markets and/or a decline in our financial performance, outlook, or credit ratings (or other factors of creditworthiness) could cause us to incur higher borrowing costs and experience greater difficulty accessing public and private markets for debt. There can be no assurance that our liquidity will not be affected by changes in the financial markets and the global economy or that our capital resources will at all times be sufficient to satisfy our liquidity needs. Our inability to raise financing, on reasonable terms or at all, may adversely affect our ability to fund operations, meet contractual commitments, make future investments or desirable acquisitions, or respond to competitive challenges and may have a material adverse effect upon our business, financial condition, results of operations or prospects.

We are substantially dependent on a limited number of Customer Partners.

Our customer base is concentrated with our top Customer Partners representing 63% and 69% of our revenue for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, with three and four Customer Partners each accounting for over 10% of our revenue for the six months ended June 30, 2023 and the year ended December 31, 2023, respectively. Most of our significant Customer Partners are able to terminate their agreements with us for convenience on limited notice. Additionally, most of our agreements with Customer Partners are non-exclusive and do not generally include guaranteed volume or revenue achievement during the contract period.

If we were to lose any of our significant Customer Partners, or experience reduced volume from any of our significant Customer Partners, revenue could decline and our business and results of operations could be materially and adversely affected. These negative effects could be exacerbated by consolidation of Customer Partners, changes in the mandates for technologies or solutions provided by Customer Partners to Consumers, changes in demand for our solutions, selection by our Customer Partners of our competitors, Customer Partner bankruptcies or pricing competition, any one of which may result in even fewer Customer Partners accounting for a high percentage of our revenue.

Our failure or the failure of our third-party service providers to protect our website, networks and systems against cybersecurity incidents, or otherwise to protect our confidential information or that of our Consumers, Customer Partners and Service Providers, could damage our reputation and brand and substantially harm our business, financial condition, and results of operations.

Our business involves the collection, storage, processing, and transmission of certain personal data and other sensitive and proprietary data of our Customer Partners, Service Providers and Consumers. Additionally, we maintain sensitive and proprietary information relating to our business, such as our own proprietary information and personal data relating to our employees. Although we have developed systems and processes that are designed to protect the personal data of our Customer Partners, Service Providers and Consumers that utilize our platform and our other proprietary and confidential information, protect our systems, prevent data loss, and prevent other security breaches and security incidents, we cannot guarantee security in the future. The IT and infrastructure used in our business may be vulnerable to breakdowns, disruptions, and cyberattacks or security breaches and incidents from various sources, including inadvertent or intentional actions by our employees, contractors, and/or other third parties, or from cyber-attacks by malicious third parties (including supply chain cyber-attacks or the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure or lead to the loss, destruction, alteration, prevention of access to, disclosure, or dissemination of, or damage or unauthorized access to or other processing of, our data (including trade secrets or other confidential information, intellectual property, proprietary business information, and personal information) or data that is processed or maintained on our behalf, including personal data and other sensitive and proprietary data of our Customer Partners, Service Providers, Consumers, employees’ personal data, or other sensitive and proprietary data, accessible through those systems. Employee error, malfeasance, or other errors in the storage, use, or transmission of any of these types of data could result in an actual or perceived privacy or security breach or other security incident. Although we have policies restricting access to the personal information we store, these policies may not be effective in all cases.

Any breach of privacy, or any security breach or other incidents, could interrupt our operations, result in our platform being disrupted or unavailable, result in loss of or improper access to, or acquisition, modification, unavailability, disclosure, or other processing of, data, and result in fraudulent transfer of funds. Further, any such incident, or the perception it has occurred, could harm our reputation, brand, and competitive position, damage our relationships with third-party partners, and result in claims, demands, and litigation, regulatory investigations and proceedings, and significant legal, regulatory, and financial exposure, including ongoing monitoring by regulators, and any such incidents or any perception that our security measures are inadequate could lead to loss of Customer Partner, Service Provider or Consumer confidence in, or decreased use of, our platform, any of which could adversely affect our business, financial condition, and results of operations.

Any actual or perceived breach of privacy or security, or other security incident, impacting any entities with which we share or disclose data (including, for example, our third-party technology providers and our Service Providers) could have similar effects. Further, any cyberattacks or actual or perceived security or privacy breaches or other incidents directed at, or suffered by, our competitors could reduce confidence in the industry as a whole and, as a result, reduce confidence in us. We also expect to incur significant costs in an effort to detect and prevent privacy and security breaches and other privacy- and security-related incidents, and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived privacy or security breach or other incident.

Additionally, defending against claims or litigation based on any security breach or incident, regardless of their merit, could be costly and divert management’s attention. We cannot be certain that our insurance coverage will be adequate for data handling or data security costs or liabilities actually incurred, that insurance will continue to be available to us on commercially reasonable terms or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our reputation, brand, business, financial condition, and results of operations.

We rely on AWS to deliver our platform to Consumers, and any disruption of, or interference with, our use of AWS could adversely affect our business, financial condition, and results of operations.

Our Consumers need to be able to access our platform at any time, without interruption or degradation of performance. Our platform depends, in part, on the virtual cloud infrastructure hosted by AWS. Although we have disaster recovery plans that utilize multiple AWS locations, any incident affecting their infrastructure that may be caused by fire, flood, severe storm, earthquake or other natural disasters, power loss, telecommunications failures, cyber-attacks, terrorist or other attacks, and other similar events beyond our control, could adversely affect our cloud-native platform. Additionally, AWS may experience threats or attacks from computer malware, ransomware, viruses, social engineering (including phishing attacks), denial of service or other attacks, employee theft or misuse and general hacking have become more prevalent, particularly against cloud-native services and vendors of security solutions. Any of these security incidents could result in unauthorized access to, damage to, disablement or encryption of, use or misuse of, disclosure of, modification of, destruction of, or loss of our data or Consumers’ data or disrupt our ability to provide our platform or service. A prolonged AWS service disruption affecting our cloud-native platform for any of the foregoing reasons could interrupt or degrade the performance of our platform and adversely impact our ability to serve Consumers and could damage our reputation with current and potential Customer Partners and Consumers, expose us to liability, result in substantial costs for remediation, cause us to lose Customer Partners, or otherwise harm our business, financial condition, or results of operations. We may also incur significant costs for using alternative hosting sources or taking other actions in preparation for, or in reaction to, events that damage the AWS services we use.

We have entered into AWS’s standard twelve-month contract. In the event that our AWS contract is terminated, or there is a lapse of service, elimination of AWS services or features that we utilize, or damage to such facilities, we could experience interruptions in access to our platform as well as significant delays and additional expense in arranging for or creating new facilities or re-architecting our platform for deployment on a different cloud infrastructure service provider, which would adversely affect our business, financial condition, and results of operations.

If Customer Partners terminate or do not renew their service contracts with us or reduce their use of our platform, our revenue will decline and our operating results and financial condition may be adversely affected.

The initial terms of our service contracts with Customer Partners are typically three years, often on a non-exclusive basis, and are terminable by either party on 90 days’ advance written notice. Our service contracts with Customer Partners also do not generally include guaranteed volume or revenue achievement during the contract period, and our Customer Partners have no obligation to renew their contract following expiration. In some cases, the contracts automatically renew (with each party having the option to elect not to renew), but in circumstances where that is not the case, our Customer Partners may unilaterally elect not to renew, may seek to renew for lower service pricing or for shorter contract lengths, or may choose to renew for the same or fewer roadside solutions over time. Further, most of our Customer Partners are able to terminate their agreements with us for convenience on limited notice. As a result, there can be no assurance that our existing Customer Partners will maintain or renew our service contracts, or that future service contracts with existing Customer Partners will include the same package of roadside solutions. Even if Customer Partners do not terminate their agreements, there can be no assurance that Customer Partners will not reduce their use of our platform, which could negatively impact our business and results of operations.

Our renewal rates may decline or fluctuate as a result of a number of factors, including, among others, leadership changes within our Customer Partners resulting in loss of sponsorship, limited Customer Partner resources, pricing changes by us or our competitors, and Consumer satisfaction with our platform, procurement or budgetary decisions. Deteriorating general economic conditions including, among other things, inflationary pressure, supply chain challenges and the impacts of increased interest rates, impact the affordability of buying a car for the average Consumer. Any reduction in vehicular sales may negatively impact Customer Partners’ financial condition and their willingness to renew or maintain contracts with us.

Additionally, OEMs, automotive insurance companies and other Customer Partners typically require potential mobility assistance providers to participate in a competitive request for proposal (“RFP”) process at the end of each contract term. If we fail to consistently win renewals of existing Customer Partner business, our business, financial condition and results of operations could be materially and adversely affected.

To the extent our base of Customer Partners continues to grow, contract renewals, including the selection of additional roadside solutions, by renewing Customer Partners will become an increasingly important part of our results. If our Customer Partners terminate or do not renew their service contracts, or decrease the amount they spend, revenue will decline and our business will be harmed.

If Customer Partners do not expand their use of our platform beyond their current roadside solutions, our ability to grow our business and operating results may be adversely affected.

Our ability to grow our business depends in part on our ability to encourage current and future Customer Partners to subscribe to our higher prices, expand into higher-priced packages with more extensive features, or to purchase greater capacity. If we fail to achieve market acceptance of new features, or if a competitor establishes a more widely adopted platform, our revenue and operating results will be harmed.

If we fail to maintain relationships with current Customer Partners, or attract new Customer Partners, we may not be able to sufficiently grow our revenue, which could significantly harm our business, results of operations and financial condition.

Our ability to grow our revenue depends on our ability to maintain relationships with current Customer Partners and attract new Customer Partners. We may be unsuccessful in future attempts to establish and maintain relationships with Customer Partners, including as a result of our higher prices, our financial position and Customer Partners hesitancy around our ability to provide the necessary roadside services at scale. If we are unable to maintain relationships with current Customer Partners and attract new Customer Partners, our business, results of operations and financial condition would be significantly harmed, and we may fail to capture a material portion of the mobility services assistance market opportunity.

We face risks related to successfully optimizing and operating our network of Service Providers and call center operations.

Our failures to adequately forecast Consumer demand or otherwise optimize and operate our network of Service Providers successfully could result in excess or insufficient Service Provider availability, increased costs and impairment charges, any of which could materially harm our business. As we continue to add Service Provider capability and new services with different requirements, our network of Service Providers will become increasingly complex and challenging to operate. There can be no assurance that we will be able to operate our network effectively.

Our ability to optimize and operate our Service Provider network may also be limited by the working capital deficit that we have maintained since inception. If we are unable to pay our Service Providers in a timely fashion for completed jobs as a result of the mismatch between the billing cycles for our Customer Partners and Service Providers, we may lose participation by Service Providers on our platform, which would negatively impact our results of operations and financial condition.

During periods of high Consumer demand, or in geographical regions with fewer participating Service Providers, we may be required to fulfill requests from Consumers by leaving our network of Service Providers to source roadside assistance. Leaving the network of Service Providers is both time consuming and costly because an out-of-network job is sourced by our call centers, and we absorb any incremental out-of-network costs resulting from pricing negotiations with the prospective roadside assistance provider. We are also unable to implement our typical screening criteria and procedures when sourcing out-of-network roadside assistance providers, which may expose us to additional risks.

We are also dependent on digital dispatch vendors to connect Service Providers with requesting Consumers. Our agreements with these vendors are non-exclusive and subject to renewal by the vendor. Digital dispatch vendors could decide to stop working with us, modify their agreement terms in a cost prohibitive manner during renewal negotiations or enter into exclusive or more favorable relationships with our competitors. In addition, acquisitions of digital dispatch vendors by competitors could result in a reduction in our volume capacity and/or geographic reach, as these vendors may no longer facilitate the connection of our Service Providers to Consumers. The loss of any digital dispatch vendors would affect our ability to process service requests, and if we are unable to replace these vendors for any reason, our revenue could decline and our business could be adversely affected.

In addition, we may be unable to adequately staff our customer service centers as the business expands. Currently, our customer service centers are located in Belize and Colombia, and virtually domestically. During periods of limited platform outage our call centers have had to manually dispatch Service Providers. In the future, our call centers may be unable to handle manually dispatching Service Providers in an efficient and cost-effective way, which could impact Customer Partner and Consumer satisfaction levels with our services. Also, as we grow, optimizing call center operations may become both more challenging and more expensive.

For the years ended December 31, 2022 and 2021, our independent registered public accounting firm included an explanatory paragraph relating to our ability to continue as a going concern in our report on our audited financial statements.

The report from our independent registered public accounting firm for the years ended December 31, 2022 and 2021 included an explanatory paragraph stating that we have incurred losses from operations since inception, and are dependent on debt and equity financing to fund operating shortfalls, raising substantial doubt about our ability to continue as a going concern. Our audited financial statements for the years ended December 31, 2022 and 2021 do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions as a result of the Merger.

Future reports from our independent registered public accounting firm could contain statements expressing substantial doubt about our ability to continue as a going concern. If there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all, and our business may be harmed. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors would lose part or all of their investment.

We previously identified a material weakness in our internal controls over financial reporting. If we are unable to develop and maintain an effective system of internal controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our stock price, business and operating results.

Effective internal controls over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the audit of our financial statements for the years ended December 31, 2021 and 2022, management identified one material weakness in our internal control over financial reporting that has not been remediated as of June 30, 2023. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness was related to inadequate segregation of incompatible duties due to the small size of our accounting and finance team.

In order to address the identified material weakness, we are in the process of increasing resources within our finance department, including the expansion of our accounting, control and compliance functions to develop and implement continued improvements and enhancements to address the overall deficiencies that led to the material weakness. Our management believes that these actions will enable us to address the material weakness that was identified in a timely manner and maintain a properly designed and effective system of internal control over financial reporting and provide appropriate segregation of duties. However, these remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify. We cannot assure you that the measures we has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in internal control over financial reporting or that these measures will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate our current material weakness or any material weaknesses in the future, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

In addition, it is possible that control deficiencies could be identified in the future by our management or our independent registered public accounting firm, or may occur without being identified. Such a failure could result in regulatory scrutiny and cause investors to lose confidence in our reported financial condition, lead to a default under future indebtedness and otherwise have a material adverse effect on our business, financial condition, cash flow or results of operations.

As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, which is referred to herein as the “Sarbanes-Oxley Act,” to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for annual reports on Form 10-K that we will file with the SEC beginning with our Annual Report on Form 10-K for the year ending December 31, 2023. Future assessments will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Eventually, it is possible that our independent registered public accounting firm will also be required to audit the effectiveness of our internal control over financial reporting in future annual reports on Form 10-K to be filed with the SEC. We will also be required to disclose changes made to our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. We have begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

Our recent growth rates may not be sustainable or indicative of our future growth and we may not be able to successfully manage the challenges to our future growth.

We have experienced significant growth in recent periods. This rate of growth may not be sustainable or indicative of our future rate of growth. Our results of operations also may fluctuate from period to period as a result of a number of factors, many of which are outside of our control and may be difficult to predict. Our business is subject to seasonality and generally experiences lower engagement on the platform, and correspondingly lower revenue, during the spring and fall. Our sales cycle for new engagements and contract renewals can vary substantially from Customer Partner to Customer Partner. Our limited experience marketing and selling in the business-to-business and business-to-business-to-consumer mobility assistance markets may affect our ability to predict the length of our sales cycle or the anticipated size of potential engagements. We believe that our continued growth in total revenue will depend upon, among other factors, our ability to:

•	attract new Customer Partners, Service Providers and Consumers who purchase products and services from us at the same rate and of the same type as our existing customer base;

•	retain current Customer Partners, Service Providers and Consumers who continue to purchase products and services from us at rates and in a manner consistent with their prior purchasing behavior;

•	build existing and new Customer Partner, Service Provider and Consumer trust in us and otherwise maintain our reputation;

•	establish brand recognition with Consumers;

•	establish ourselves as a default platform for the provision of mobile assistance services;

•	encourage Customer Partners to expand the categories of products and services they purchase;

•	enter into new joint ventures and attract new Customer Partners and Service Providers;

•	attract new and retain existing Customer Partners and Service Providers to supply quality service and Consumers at attractive prices;

•	provide a superior Consumer experience;

•	respond to changes in Consumer access to and use of the Internet and mobile devices;

•	react to challenges from existing and new competitors;

•

develop a scalable, high-performance technology and Service Provider network infrastructure that can efficiently and reliably handle increased demand, as well as the deployment of new features and the sale of new products and services;

•	provide roadside assistance in a timely way and in accordance with Customer Partner, Service Provider and Consumer expectations, which may change over time;

•	respond to macroeconomic trends and their impact on Consumer spending patterns;

•	hire, integrate and retain talented personnel;

•	leverage technological and operational efficiencies; and

•	invest in the infrastructure underlying our connected services platform, including with respect to data protection and cybersecurity.

Our ability to improve margins and achieve profitability will also depend on the factors described above. We cannot provide assurance that we will be able to successfully manage any of the foregoing challenges to future growth. Any of these factors could cause total revenue growth to decline and may adversely affect margins and profitability. In addition, revenue during 2021 was impacted, in part, by the COVID-19 pandemic, and the resulting fluctuations in mobility assistance services demand and mobility assistance provider availability. Failure to continue total revenue growth or improve margins could have a material adverse effect on our business, financial condition and results of operations. You should not rely on our historical rate of total revenue growth as an indication of our future performance.

If we are unable to address the service requirements of our current and future Consumers, our business will be materially and adversely affected.

As demand for electronic vehicles (“EVs”) grows and EVs continue to gain market share in the automotive industry, our business will be adversely affected if our Service Provider network is unable to meet the demand for EV-capable assistance. Servicing EVs is different than servicing internal combustion engine or hybrid vehicles and requires specialized skills, including high voltage training and servicing techniques. EVs cannot be towed by traditional towing rigs, and instead must be retrieved by flatbed trucks. There can be no assurance that our Service Providers will adequately address the service requirements of Consumers to their satisfaction, or that us and our Service Providers will have sufficient resources, experience, or capacity to meet these service requirements in a timely manner as the volume of EVs on the road increases.

Any failure to offer high-quality Consumer support may harm our relationships with Consumers and Customer Partners, and could adversely affect our reputation, brand, business, financial condition and results of operations.

Our ability to attract and retain Customer Partners, Service Providers and Consumers is dependent in part on the ease and reliability of our offerings, including our ability to provide high-quality support. Users of our platform depend on our support organization to resolve any issues relating to platform offerings, such as being overcharged for collision assistance, leaving something in a towing service’s vehicle or reporting a safety incident. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain Service Providers who are qualified to support Consumers and sufficiently knowledgeable regarding our offerings, as well as our ability to maintain our call center functionality. As we continue to grow our business and improve our offerings, we will face challenges related to providing quality support services at scale. Any failure to provide efficient user support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition and results of operations.

Our expansion into new roadside assistance solutions, Customer Partners and Service Providers, technologies and geographic regions subjects us to additional risks.

Our growth strategy involves investments in new product and service offerings, new technologies and expanded geographic reach. We may have limited or no experience in certain of these offerings, technologies and geographic regions, and as a result, our activities may not meet our expectations, and we may not be successful enough in these newer activities to recoup our investments in them. These offerings can present new and difficult logistical and technological challenges, which may frustrate our Customer Partners, Service Providers and Consumers, harm our business relationships and result in a loss of revenue and business opportunities. Such challenges may also subject us to claims if Customer Partners, Service Providers or Consumers experience service disruptions or failures or other quality issues. Additionally, there can be no assurance that we will be successful in geographic expansion or that such expansion will efficiently increase our subscriber growth or improve the experience for our Customer Partners, Service Providers and Consumers.

In addition, our introduction of new products, services or software, the expansion of our business in certain jurisdictions or industries and acquisitions of other businesses that operate in regulated spaces may subject us to additional laws, regulations or other government or regulatory scrutiny. Many of these laws and regulations were adopted prior to the advent of our industry and related technologies and, as a result, do not contemplate or address the unique issues faced by the industry. For example, we contract with our Service Providers, which are independent contractor entities, to provide service professionals that render roadside assistance services to Consumers. Nevertheless, and although the entity Service Providers commit to complying with applicable laws, we could be subject to litigation claims from the individual employees of our Service Providers. We have already been the subject of threatened litigation despite not employing any individuals as Service Providers, and we expect those types of claims to increase as it expands to more jurisdictions and the laws relating to the use of independent contractors evolve in the jurisdictions in which we operate.

In connection with our expansion, additional requirements may also arise related to processing of payments, the collection and storage of data and systems infrastructure design, all of which could increase the costs associated with our offerings.

The expansion of our business—including by increasing the number of Customer Partners and Service Providers, expanding the variety of roadside assistance solutions offered (e.g., the expectation that the increased demand for flatbed trucks that are required to tow electric vehicles will outpace supply of such trucks), and improving the technologies used to power our platform—requires substantial capital expenditures. Our ability to fund our expansion is dependent upon the timing and extent of spending on research and development, as well as other growth initiatives. Failure to realize the benefits of investments in these areas of our business and geographic reach could result in the value of those investments being written down or written off.

Any connected vehicle offerings will rely on the ability to access data from external providers at reasonable terms and prices. Our data providers might restrict the use of, or refuse to license, data, which could lead to our inability to access certain data or provide certain services and, as a result, materially and adversely affect our operating results and financial condition.

Any connected vehicle offerings will rely extensively upon vehicle data from a variety of external providers. These data providers could increase restrictions on the use of such data, increase the price they charge for data, or refuse altogether to license the data to us. In addition, during the term of any data supply contract, providers may fail to adhere to our data quality control standards or fail to deliver data. Several states have proposed or enacted laws relating to the “right to repair” certain devices or hardware, and we anticipate that new laws addressing these matters may continue to be proposed and enacted, with uncertainty regarding their interpretation and enforcement. Certain of these laws may create uncertainty regarding rights to access, use, retain, and otherwise process data, including vehicle data, and impose, or be argued to impose, relevant limitations or restrictions on us or other companies. Any such limitations and restrictions potentially could impede our business and operations, require us to change our policies and practices, and materially adversely impact our ability to provide services to our Customer Partners and Consumers. Further, although no single individual data provider is material to our business, if a number of providers collectively representing a significant amount of data that we use for one or more of our services were to impose additional contractual restrictions on our use of or access to data, fail to adhere to our quality-control standards, repeatedly fail to deliver data or refuse to provide data, now or in the future, our ability to provide those services to Customer Partners and Consumers could be materially adversely impacted, which may harm our operating results and financial condition.

If, following the Closing, we are unable to maintain The Floow’s existing relationships with insurance companies or establish new relationships with insurance companies, our business, results of operations, financial condition and growth potential could be adversely affected.

The Floow’s revenue depends, in large part, on revenue associated with its data refinery platform and telematics services, each of which primarily comes from insurance company customers. Following the Closing, our inability to maintain these existing relationships with the Floow’s insurance company customers or establish new relationships with insurance companies could adversely affect our business, results of operations, financial condition and growth potential.

Changes in the practices of insurance companies in the markets in which we will provide telematics services, following the Closing, could adversely affect our business, results of operations, financial condition and growth potential.

The Floow’s business depends, in part, on the existing practices of insurance companies in the markets in which we will provide The Floow’s data refinery platform and sell telematics services following the Closing. Among other items, we will rely on insurance companies’continued practice of (a) requiring or providing a premium discount for using location and recovery services and products and (b) accepting vehicle location as a preferred security product, thereby mandating or encouraging the use of telematics services, or similar services and products, for drivers.

If any or all of these policies or practices change, revenues from The Floow’s data refinery platform and sales of telematics services could decline, which could adversely affect our business, results of operations, financial condition and growth potential.

Following the Closing, failure to effectively combine vehicle and mobile data and The Floow could adversely affect our growth potential.

We may experience technical and operational challenges in combining vehicle and mobile data and The Floow and/or the ultimate results may not be as predictive of risk as anticipated following the Closing. In the event that we experience these challenges or the results are not as predictive as anticipated, we may not realize the full benefits we anticipate from the combination of vehicle and mobile data and The Floow and our business and results of operations could be adversely affected.

The Floow relies, in part, on strategic relationships to grow its business. The partnerships may not produce the expected financial or operating results we expect.

The Floow currently has long-standing strategic partnerships, including its strategic partnership with Munich Re, that are important to growing its business. There is no guarantee that these partnerships will continue in the future or that such partnerships will continue on favorable terms following the Closing. In addition, it is possible that such strategic partners may instead engage with its competitors. These partnerships may not produce the expected financial or operating results we expect and could disrupt its ongoing business, increase its expenses and adversely affect its operating results and financial condition.

Insurance products are highly regulated in the United States and other countries in which we operate.

The markets for insurance products are highly affected by governmental regulation in the United States and in other countries in which we operate and these regulations are subject to change. Failure to comply with applicable regulations and quality assurance guidelines, or increases in the costs associated with efforts to comply with such regulations and guidelines, could lead to changes in its products and services, which could have a material adverse effect on our business, financial condition and results of operations.

Our issuance of additional shares of Common Stock in connection with financings, acquisitions, investments, or otherwise will dilute all other common stockholders.

We expect to issue additional shares of Common Stock in the future that will result in dilution to all other common stockholders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares of Common Stock may cause common stockholders to experience significant dilution of their ownership interests and the per share value of Common Stock to decline.

Risks Relating to Our Operations

Our limited operating history and evolving business model makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We have been focused on the roadside and mobility assistance markets since our founding in 2013, but have continued to develop our operating strategy and our business continues to evolve. This relatively limited operating history, especially with respect to the development of business-to-business and business-to-business-to-consumer mobility assistance markets, which we launched in 2016, may make it difficult to evaluate our current business and future prospects. The markets for our platform are in a relatively early stage of development, and it is uncertain whether these markets will grow, and even if they do grow, how rapidly they will grow, how much they will grow, or whether our platform can take advantage of this growth and will be widely adopted. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, such as the roadside and mobility assistance industries, including our ability to:

•	accurately forecast our revenue and plan our operating expenses;

•	attract new and retain existing Customer Partners and Service Providers in a cost-effective manner;

•	successfully compete with current and future competitors, some of whom may offer competing products and services;

•	successfully expand our business in existing markets and enter adjacent markets and new geographies;

•	successfully execute strategic acquisitions and partnerships;

•	develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased demand, as well as the deployment of new features and services;

•	comply with existing and new laws and regulations applicable to our business;

•	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•	establish and maintain our brand and reputation;

•	adapt to rapidly evolving trends in the ways Customer Partners, Service Providers, and Consumers interact with technology;

•	effectively manage our rapid growth;

•	avoid interruptions or disruptions on our platform; and

•	hire, integrate, and retain key personnel.

If we fail to address the risks and difficulties we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition, and results of operations could be adversely affected.

We have a rapidly evolving business model.

We have a rapidly evolving business model, which may be volatile in a high-growth industry. As the automotive industry evolves, electric vehicles and connected vehicles are increasingly claiming market share and the capabilities of these vehicles are rapidly changing. The mobility assurance industry must grow and adapt, including with data driven solutions, to meet these new and complex technological needs and demands as they arise. In order to stay current with the automotive industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business relating to our models and strategies. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Further, we cannot provide any assurance that we will successfully identify all emerging trends and growth opportunities in the mobility assistance industry, and we may lose out on those opportunities. Such circumstances could have a material adverse effect on our business, financial condition and results of operations. While we expect that there will be a move to subscription offerings to support Consumer desire for data driven solutions there is no guarantee that will occur and Consumer appetite for additional data driven solutions may fail to gain traction.

Our sales cycle with Customer Partners may be lengthy and variable, which may make it difficult for us to forecast revenue and other operating results.

As a function of our business model, the collection cycle for most of our Customer Partners is lengthy and can vary based on Customer Partner. In contrast, we generally pay our Service Providers within several days of completing a job. If we are unable to pay our Service Providers in a timely manner for completed jobs as a result of the mismatch between the billing cycles for Customer Partners and Service Providers, we may lose participation by Service Providers on our platform. Additionally, Customer Partner contract renewal is not guaranteed, and the RFP process required by many Customer Partners is lengthy, often spanning months. As a result of these factors, we may experience fluctuations in total revenue on a period-to-period basis.

We may need to change our pricing model for our platform’s offerings, which in turn could adversely impact results of operations.

As the mobility assistance industry continues to mature, and as new competitors introduce competitive applications or services, we may be unable to attract new Customer Partners or Service Providers at the same price or based on the same pricing models we have historically used, or for contract lengths consistent with our historical averages. In addition, as we develop and roll out new products and services, or improve existing ones, we will need to develop pricing and contract models for these products that appeal to Customer Partners and Service Providers over time, and we may not be successful in doing so. Pricing and contract length decisions may also impact the mix of adoption among our offerings and negatively impact our overall revenue. Competition may also require us to make substantial price concessions, especially as larger and more established industry participants with more financial resources introduce competing services. Our results of operations may be adversely affected by any of the foregoing, and we may have increased difficulty achieving or maintaining profitability.

We and our Service Providers may face difficulties in meeting labor needs, which may impact our ability to effectively operate our business.

We are heavily dependent upon our labor workforce. Our compensation packages are designed to provide benefits commensurate with the level of expected service. However, we face the challenge of filling many positions at wage scales that are appropriate to the industry and competitive factors. We also face other risks in meeting labor needs, including competition for qualified personnel and overall unemployment levels, as well as increased costs associated with complying with regulations relating to the COVID-19 pandemic. In addition, the COVID-19 pandemic resulted in a labor shortage, which increased, and may in the future increase, labor costs incurred by us and our Service Providers as a result of limited applicants for jobs requiring on-site work. Changes in any of these factors, including a shortage of available workforce, could interfere with our ability to provide adequate customer service and could result in increasing labor costs. Additionally, if we suffer attrition and shortages with respect to certain of our customer service personnel, such as our call centers or Service Providers, our ability to maintain compliance with our service level commitments to our Customer Partners may be impacted, resulting in financial penalties and, potentially, damage to or loss of those partner relationships.

Currently, none of our employees are represented by a union. However, our employees have the right under the National Labor Relations Act to choose union representation. If all or a significant number of our employees become unionized and the terms of any collective bargaining agreement were significantly different from current compensation arrangements, it could increase our costs and adversely impact our profitability. Moreover, if a significant number of employees participate in labor unions, it could put us at increased risk of labor strikes and disruption of our operations or adversely affect our growth and results of operations. We could face future union organization efforts or elections, which could lead to additional costs, distract management or otherwise harm our business.

Adverse economic conditions or reduced automotive usage may adversely impact our business.

Our business, financial condition and results of operations depend significantly on worldwide macroeconomic conditions and their impact on demand for mobility assistance. Recessionary economic cycles, higher interest rates, volatile fuel and energy costs, inflation, levels of unemployment, decreases in discretionary consumer spending, conditions in the new and used automotive markets, access to credit, consumer debt levels, unsettled financial markets and other economic factors could dramatically reduce automotive activity, thereby materially and adversely affecting demand for mobility assistance.

Economic factors such as increased commodity prices, inflation, higher costs of labor, insurance and healthcare, and changes in or interpretations of other laws, regulations and taxes may also increase the cost of sales, mobility assistance costs and administrative costs, and otherwise adversely affect our financial condition and results of operations. Any significant increases in costs may affect our Service Providers and Customer Partners, and therefore our business, disproportionately to that of our competitors. In addition, negative national or global economic conditions may materially and adversely affect our Customer Partners’ and Service Providers’ financial performance, liquidity and access to capital. Customer Partners may be unable to maintain their inventories, production levels, product quality and/or services, and could cause them to raise prices, terminate or reduce their service contracts with us, lower automotive production levels or cease their operations.

In addition, various market trends we anticipate may not develop, or may not develop at the speed which we expect, which could result in costs and capacity outpacing demand.

The loss of key senior management personnel or the failure to hire and retain highly skilled and other key personnel could negatively affect our business.

We depend on the continued services and performance of our senior management team, key technical employees, and other key personnel. Although we have entered into employment agreements with certain senior management team members, each of them may terminate their employment at any time or be unable to perform the services we require in the future. Third parties may also attempt to encourage our senior management team or other key employees to leave for other employment. The loss of one or more of the members of our senior management team or other key personnel for any reason could disrupt our operations, create uncertainty among investors, adversely impact employee retention and morale and significantly harm our business.

We also rely on other highly skilled personnel who may have critical but inadequately documented business knowledge. Competition for qualified personnel in the logistics, technology and automobile industries, including in Israel, where certain of our operations will be located following the Closing, has historically been intense, particularly for software engineers, computer scientists, other technical staff and marketing and brand managers. The loss of any executive officers or other key employees or the inability to hire, train, retain and manage qualified personnel could harm our business.

Additionally, for our hourly employees, including those in our call centers, we have seen wages increasing with inflation recently. The increasing cost of hiring hourly employees or our inability or unwillingness to keep up with rising wages could result in a labor shortage that makes it difficult for us to operate our business and to provide the high level of service to which Customer Partners and Consumers have become accustomed. This could significantly harm our reputation and business.

Our management team has limited experience managing a public company.

Most of our management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage their new roles and responsibilities and may not be fully integrated as a team due to their short tenure with us. In addition, our transition to being a public company subjects us to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and operating results.

We may be unable to accurately forecast demand for mobility assistance services and appropriately plan our expenses in the future.

We rely heavily on our Service Provider network to provide mobility assistance services. If we experience significant increases in demand, or need to replace an existing Service Provider, there can be no assurance that any Service Provider would allocate sufficient capacity to us in order to meet our requirements. For example, adverse weather conditions typically cause provider capacity to be limited. In addition, the COVID-19 pandemic contributed to recent vehicle supply disruptions and driver labor market dislocation in the United States, which has led to a shortage of vehicle inventory and Service Providers. This has disrupted, and may in the future disrupt, our ability to source sufficient Service Providers to meet Consumer demand. Moreover, given disruptions in the supply of raw materials used in manufacturing and repair and increased gasoline prices, Service Providers might not be able to sustain a high-quality level of service at an acceptable rate.

We depend on our Service Provider network, and their digital acceptance of Consumers’ job requests, to provide mobility assistance services that adequately meet Customer Partners’ and Consumers’ needs. Any service delays or disruptions caused by, among other things, increases in fuel prices, inclement weather or natural disasters, labor activism, health epidemics, bioterrorism, wars and other armed conflicts or our Service Providers’ internal operational capabilities, may affect our ability to fulfill our contractual commitments to Customer Partners. Further, we rely on the business continuity plans of these Service Providers to operate during business disruptions, and we have limited ability to influence their plans, prevent delays, and minimize cost increases due to reduced availability and capacity and increased required safety measures.

Service Providers’ unwillingness to digitally accept a job as a result of the fee generated on our platform by our pricing model or for any other reason, and any performance problems or other difficulties experienced by Service Providers or by our platform could negatively impact operating results and Consumer experience. Occasionally, we replace or end relationships with Service Providers, and could face logistical difficulties that could adversely affect the provision of mobile assistance services. In addition, we could incur costs and expend resources in connection with such change and fail to add a new Service Provider that can meet a high-quality standard of service. Disruptions in our operations due to natural or man-made disasters, pandemics (such as COVID-19) or other disease outbreaks, fire, flooding, terrorism, wars and other armed conflicts or other catastrophic events or system failures may cause delays in the provision of services to Consumers.

Weather events, natural disasters and other events beyond our control could adversely affect our business.

Our business and operations, and the business and operations of our Customer Partners and Service Providers, could be materially and adversely affected in the event of earthquakes, floods, fires, inclement weather, other weather events, telecommunications failures, blackouts, or other power losses, break-ins, acts of terrorism, wars and other armed conflicts, including Hamas’ attack against Israel and the ensuing war, political or geopolitical crises, public health crises, pandemics or endemics, or other catastrophic events. Our business would be especially adversely impacted if such events were to occur during peak automotive travel periods, particularly if such events were to prevent Service Providers from reaching Consumers.

Weather events have in the past had, and may continue to have, an adverse impact on our business and ability to complete requests for roadside assistance. We consider potential risks related to weather as part of our operations strategy and have business continuity and disaster recovery plans in place. However, they may not adequately protect us from serious disasters and adverse impacts, including the ability of our network of Service Providers to remain operational during such events. In addition, climate change events could have an impact on critical automotive infrastructure in the United States and internationally, which has the potential to disrupt our business, our Service Providers, or the business of our Customer Partners. During weather events we may be unable to maintain full operations in the affected area, and following such events we experience surges in demand that our network of Service Providers may be unable to meet. As a result, we may experience increased out-of-network costs during weather events to complete requests for roadside assistance, and in the future we may incur additional costs to bolster operations in often-impacted areas.

We have operations all over North America, and our operations in California, Texas and Florida have recently been exposed to extreme weather events. For example, in 2021 our network of Service Providers in Texas was unable to meet Consumer demand for roadside assistance during a significant power outage caused by a winter storm. The recent trends in hurricanes over the Gulf Coast has increased the volume of totaled vehicles, and we are often unable to meet the surges in demand for roadside and mobility assistance that follow such extreme weather events. our network of Service Providers in California has also been impacted during recent historic wildfires, during which Service Providers cannot access Consumers in need of roadside assistance and after which there is a surge in demand relating to abandoned cars.

Further, if floods, fire, inclement weather including extreme rain, wind, heat, or cold, or accidents due to human error were to occur and cause damage to our properties or Service Providers’ properties, or if our operations were interrupted by telecommunications failures, blackouts, acts of terrorism, wars and other armed conflicts, political or geopolitical crises, or public health crises, our results of operations would suffer.

We are also limited, from time to time, in our ability to complete Consumer requests as a result of restrictions placed on certain roadways in the United States, which prohibit non-police vehicles from responding to requests for roadside assistance.

If we fail to cost-effectively attract and retain Service Providers, our business, financial condition and results of operations could be adversely affected.

Our continued growth depends in part on our ability to both cost-effectively attract and retain Service Providers who satisfy screening criteria and procedures, and to increase the use of the platform by existing Service Providers. To attract and retain Service Providers, our Service Provider network management team reaches out directly via the telephone, digital marketing and by attending conferences and tow shows. Prior to giving Service Providers access to our dispatch tool and mobile applications to accept jobs, Service Providers must satisfy our screening criteria, including a background check and proof of necessary insurance credentials. If we do not continue to attract and provide Service Providers with the flexibility and efficiency of our platform, digital accept, compelling opportunities to earn income, and other incentive programs that are comparable or superior to those of competitors, we may fail to attract new Service Providers or retain existing Service Providers or increase their use of our platform. Additionally, if Customer Partners and Consumers choose to use competing offerings, we may lack sufficient opportunities for Service Providers to earn income, which may reduce the perceived utility of our platform and impact our ability to attract and retain Service Providers.

In addition, changes in certain laws and regulations, including immigration, motor vehicle safety and labor and employment laws, may result in a decrease in the pool of Service Providers, which may result in increased competition for Service Providers or higher costs of recruitment and engagement. Other factors outside of our control, such as increases in the price of gasoline, vehicles or insurance, may also reduce the number of Service Providers that utilize our platform or the use of our platform by Service Providers. Our agreements are non-exclusive, and Service Providers may choose not to use our platform regularly or at all. If we fail to attract

Service Providers or retain existing Service Providers, if we fail to increase the use of our platform by existing Service Providers, or if Service Providers terminate their agreements with us, we may not be able to meet the demand of Customer Partners and Consumers and our business, financial condition and results of operations could be adversely affected.

We may seek to grow our business through acquisitions of, or investments in, new or complementary businesses, facilities, technologies or products, or through strategic alliances, and the failure to manage these acquisitions, investments or strategic alliances, or to effectively integrate them with our existing business, could have a material adverse effect.

From time to time we will consider opportunities to acquire or make investments in Customer Partners, Service Providers, businesses, facilities, technologies or offerings, or enter into strategic alliances that may enhance our capabilities, expand our Customer Partner and Service Provider network, complement current products or expand the breadth of our markets. Acquisitions, investments and other strategic alliances involve numerous risks, including:

•	loss of the value of investments and alliances in businesses with which we partner;

•	problems integrating the acquired products, services, business, facilities, or technologies, including issues maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with acquisitions, investments or strategic alliances;

•	the assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with regulations;

•	potential divestitures or other requirements imposed by antitrust regulators;

•	diversion of management’s attention from other Service Providers, Customer Partners, products and services;

•	adverse effects on existing business relationships with Customer Partners and Service Providers;

•	the need to obtain additional required regulatory approvals, licenses and permits;

•	conflicts of interest with respect to our equity interests in investors and partners;

•	risks associated with entering new markets in which we may have limited or no experience;

•	potential loss of key employees of acquired businesses; and

•	increased legal and accounting compliance costs.

Our ability to successfully grow through strategic transactions depends upon our ability to identify, negotiate, complete and integrate suitable target products, businesses, facilities and technologies and to obtain any necessary financing. These efforts could be expensive and time-consuming and may disrupt our ongoing business and prevent management from focusing on our operations. If we are unable to identify suitable acquisitions or strategic relationships, or if we are unable to integrate any acquired businesses, facilities, technologies, products and services effectively, our business, financial condition and results of operations could be materially and adversely affected. Also, while we employ several different methodologies to assess potential business opportunities, the new businesses may not meet or exceed our expectations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, lead to a decline in the market price of our Common Stock.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the listing standards of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. We have expended, and anticipate that we will continue to expend, significant resources in order to maintain and improve the effectiveness of disclosure controls and procedures and internal control over financial reporting. Specifically, we will continue to expand our accounting, control and compliance functions and increase resources within our finance and legal department with public company experience. We are also focusing on our disclosure controls and procedures in the short term, including creating an internal control framework to assess key process and controls.

Our current controls and any new controls that are developed may become inadequate because of changes in the conditions in our business, including increased complexity resulting from any international expansion. Further, weaknesses in our disclosure controls or internal control over financial reporting may be discovered in the future. For example, our Registration Statement on Form S-4 that was declared effective on July 14, 2023, failed to disclose our material weakness in internal control over financial reporting, which was previously identified for the fiscal years ended December 31, 2021 and 2022. While our management is not yet required and has not conducted a full evaluation of our disclosure controls and procedures or internal control over financial reporting, management concluded that an effective system of disclosure controls at a reasonable assurance level was not in place at the time that we failed to disclose our material weakness in prior filings of the Registration Statement on Form S-4. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely adversely affect the market price of our Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our disclosure controls and procedures and internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of internal control over financial reporting until after we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business, financial condition, and results of operations, and could cause a decline in the market price of our Common Stock.

Our estimate of the size of our addressable market may prove to be inaccurate.

Market estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, such estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipates, which could have a material adverse effect on our business, financial condition and results of operations. Accordingly, the market estimates and growth forecasts included in this prospectus should not be taken as indicative of future growth.

Our insurance coverage may not be adequate.

We believe we maintain insurance customary for businesses of our size and type. However, there are losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure, and there can be no assurance that we can obtain or maintain adequate insurance coverage for the risks it faces. Such losses could have a material adverse effect on our business, financial condition and results of operations.

The spread of any contagious disease that may result in an epidemic or pandemic, including the COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have adversely impacted, and could adversely impact, our business, financial condition and results of operations.

The spread of any contagious disease that may result in an epidemic or pandemic on a regional or global scale may have a negative impact on our operations and the markets in which we operate. If one or more of the geographical areas in which we operate is affected by contagious diseases that cause an epidemic or pandemic on a regional or global scale, our operations could be significantly affected.

Our business, operations and financial performance have at times been negatively impacted by the COVID-19 pandemic and related public health responses, including the travel bans, travel restrictions and shelter-in-place orders that were implemented in various jurisdictions. The initial declines in vehicular travel as a result of COVID-19, including commuting, local travel and business and leisure travel, resulted in decreased demand for mobility assistance in various regions or seasons, which decreased revenue we would have otherwise earned. Additionally, changes in travel trends and behavior arising from COVID-19, such as the spike in vehicular travel following the lifting of the shelter-in-place orders and labor shortages in the roadside assistance industry, caused, and in the future may cause, demand at a greater scale than our network of Service Providers is able to provide. Our call centers also experienced labor shortages as a result of COVID-19, which affected our ability to provide mobility assistance services consistently.

The full extent of the impact of the pandemic on our business, financial condition, and results of operations depends on future developments that are uncertain and unpredictable, including:

•	the duration and scope of the pandemic;

•	any resurgence of COVID-19, including any new variants;

•	the availability and distribution of effective treatments and vaccines;

•	governmental, business and individuals’ actions that have been and continue to be taken in response to COVID-19;

•	the impact of the pandemic on national and global economic activity, unemployment levels and financial markets, including the possibility of a national or global recession;

•	the potential for shipping difficulties in the automobile industry, including slowed deliveries from sellers to their customers; and

•	the affordability and availability automotive transportation.

In addition, we cannot predict the impact the COVID-19 pandemic will have on our Customer Partners and Service Providers, and we may be adversely impacted as a result of the adverse impacts our Customer Partners and Service Providers suffer. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section. Any of the foregoing factors, or other cascading effects of the pandemic that are not currently foreseeable, could adversely impact our business, financial performance and condition and results of operations.

Parties with whom we do business may be subject to insolvency risks or may otherwise become unable or unwilling to perform their obligations.

We are a party to contracts, transactions and business relationships with various third parties, particularly Customer Partners, Service Providers and lenders, pursuant to which such third parties have performance, payment and other obligations to us. In some cases, we depend upon third parties to provide essential products, services or other benefits, including with respect to software development and support, logistics, other agreements for goods and services in order to operate our business in the ordinary course, extensions of credit, credit card accounts and other vital matters. Economic, industry and market conditions could result in increased risks to us associated with the potential financial distress or insolvency of such third parties. If any of these third parties were to become subject to bankruptcy, receivership or similar proceedings, our rights and benefits in relation to our contracts, transactions and business relationships with such third parties could be terminated, modified in a manner adverse to us, or otherwise impaired. Additionally, we are not currently able to accurately determine the extent and scope of the impact that the COVID-19 pandemic had on such third parties. We cannot make any assurances that we would be able to arrange for alternate or replacement contracts, transactions or business relationships on terms as favorable as existing contracts, transactions or business relationships, if at all. Our inability to do so could negatively affect our cash flows, financial condition and results of operations.

Our international operations subject us to additional costs and risks, which could adversely affect our business, financial condition, and results of operations.

We have a limited history of marketing, selling, and supporting our platform internationally, and generate nearly all of our revenue in the United States. Our growth strategy depends, in part, on continued international operations.

Additionally, international sales and operations are subject to a number of risks, including the following:

•	greater difficulty in enforcing contracts and managing collections in countries where our recourse may be more limited, as well as longer collection periods;

•	higher costs of doing business internationally, including costs incurred in establishing and maintaining office space and equipment for international operations;

•	differing labor regulations;

•	challenges inherent to efficiently recruiting and retaining talented and capable employees in foreign countries and maintaining company culture and employee programs;

•	fluctuations in exchange rates between the U.S. dollar and foreign currencies in markets where we do business;

•	management communication and integration problems resulting from language and cultural differences and geographic dispersion;

•	costs associated with language localization of our platform;

•	risks associated with trade restrictions and foreign legal requirements, including any importation, certification, and localization of our platform that may be required in foreign countries;

•	greater risk of unexpected changes in regulatory requirements, tariffs and tax laws, trade laws, export quotas, customs duties, treaties, and other trade restrictions;

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costs of compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations, including, but not limited to data privacy, data protection, and data security regulations, particularly in the EU;

•	risks relating to the implementation of exchange controls, including restrictions promulgated by the OFAC, and other similar trade protection regulations and measures;

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heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact our financial condition and result in restatements of, or irregularities in, financial statements;

•	the uncertainty of protection for intellectual property rights in some countries;

•	exposure to regional or global public health crises, such as the COVID-19 pandemic, and travel restrictions and other measures undertaken by governments in response to such crises;

•	general economic and political conditions in these foreign markets, including political and economic instability in certain regions;

•	foreign exchange controls or tax regulations that might prevent us from repatriating cash earned outside the United States;

•	risks associated with securing and complying with debt agreements relative to such foreign operations; and

•	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate.

These and other factors could harm our ability to generate revenue outside of the United States and, consequently, adversely affect our business, financial condition, and results of operations.

Failure to comply with anti-bribery and anti-corruption laws and anti-money laundering laws, and similar laws, could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the United Kingdom Bribery Act 2010, and possibly other anti-bribery and anti-corruption laws and anti-money laundering laws in countries outside of the United States where we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

We sometimes leverages third parties to sell our products and conduct our business abroad. We, our employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities.

We cannot assure you that all of our employees, agents, representatives, business partners or third-party intermediaries will not take actions in violation of applicable law for which we may be ultimately held responsible. As we increase international sales and business, our risks under these laws may increase.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from government contracts, all of which may have an adverse effect on our reputation, business, results of operations, and prospects. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Our ability to use net operating loss (“NOL”) carryforwards and other tax attributes may be limited in connection with the proposed Merger and other ownership changes.

We have incurred significant net losses during our history and our ability to become profitable in the near future is uncertain. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire (if at all). As of December 31, 2022, we had approximately $164.6 million and $94.8 million of federal and state NOLs, respectively.

Federal NOLs incurred in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding such loss, and NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Moreover, federal NOLs generated in taxable years ending after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs may be limited to 80% of our taxable income annually for tax years beginning after December 31, 2020. Our NOL carryforwards are subject to review and possible adjustment by the IRS and state tax authorities. In addition, in general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs or tax credits to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases their ownership by more than 50 percentage points over their lowest ownership percentage within a specified testing period. Our existing NOLs or credits may be subject to limitations arising from previous ownership changes, and we will likely undergo an ownership change in connection with the proposed Merger, which may further limit our ability to utilize NOLs or credits under Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Our NOLs or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of our NOLs or credits. If we determine that an ownership change has occurred and our ability to use our historical NOLs or credits is materially limited, it would harm our future operating results by effectively increasing our future tax obligations. Section 382 and 383 of the Code would apply to all net operating loss and tax credit carryforwards, whether the carryforward period is indefinite or not. If we earn taxable income, such limitations could result in increased future tax liability to us and our future cash flows could be adversely affected.

Legal and Regulatory Risks

The terms of our existing credit facilities require us to meet certain operating and financial covenants and place restrictions on our operating and financial flexibility. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

We are party to the Structural Loan Agreement and the Highbridge Loan Agreement. As of June 30, 2023, we had an aggregate amount of (i) $27.5 million in stated principal amount of term loans outstanding under the Structural Loan Agreement and (ii) $40.0 million in stated principal amount of term loans outstanding under the Highbridge Loan Agreement. Our payment obligations under each Loan Agreement reduce cash available to fund working capital, product development and general corporate needs. In addition, the principal amount of outstanding advances under the Structural Loan Agreement accrues interest at a floating per annum rate equal to (x) for $14.0 million of the outstanding loans, a per annum rate of interest equal to the greater of (i) 14.0%, and

(ii) 7.5% plus the prime rate then in effect, and (y) for $13.5 million of the outstanding loans, a per annum rate of interest equal to the greater of (i) 13.5%, and (ii) 7.0% plus the prime rate then in effect, making us vulnerable to increases in market interest rates. If market rates increase, we will have to pay additional interest on this indebtedness under the Structural Loan Agreement, which would further reduce cash available for our other business needs. The principal amount of outstanding term loans under the Highbridge Loan Agreement accrues interest at a fixed rate of interest of 12.0% per annum through and including June 15, 2023 and then 13.0% per annum from June 16, 2023 thereafter. Our obligations under each Loan Agreement are secured by substantially all of our assets and the assets of each of our subsidiaries party to each Loan Agreement. The security interest granted over such assets could limit our ability to obtain additional debt financing. In addition, each Loan Agreement contains certain specified affirmative and negative covenants restricting our activities, including limitations on: dispositions; mergers or acquisitions; incurring indebtedness or liens; paying dividends or redeeming stock or making other distributions; making certain investments; and engaging in certain other business transactions. Both Loan Agreements contain a financial covenant requiring minimum unrestricted cash of at least $5.0 million, and the Structural Loan Agreement contains a positive contribution margin requirement tested monthly. Failure to comply with the covenants in each Loan Agreement could result in the acceleration of our obligations under such Loan Agreement, and, if such acceleration were to occur, it would materially and adversely affect our business, financial condition and results of operations. Our ability to make scheduled payments or to refinance such debt obligations depends on numerous factors, including the amount of our cash balances and our actual and projected financial and operating performance. We may not have sufficient funds, and may be unable to arrange for a refinancing or additional financing, to pay the amounts due under each Loan Agreement. The obligations under each Loan Agreement are subject to acceleration upon the occurrence of specified events of default, including payment default, change in control, bankruptcy, insolvency, certain defaults under other material debt (including a cross-default to each other Loan Agreement) and certain other specified events. If for any reason we become unable to service our debt obligations under either Loan Agreement, or any new debt obligations that we may enter into from time to time, holders of Common Stock would be exposed to the risk that their holdings could be lost in an event of a default under such debt obligations and a foreclosure and sale of our assets for an amount that is less than the outstanding debt. Our outstanding indebtedness and any future indebtedness, combined with our other financial obligations, could increase our vulnerability to adverse changes in general economic, industry and market conditions, limit our flexibility in planning for, or reacting to, changes in our business and the industry and impose a competitive disadvantage compared to our competitors.

We have in the past defaulted on certain financial, reporting and other covenants under each Loan Agreement. While we have to date been successful in obtaining compliance waivers with respect to such covenant defaults we may not be able to do so in the future on terms advantageous to us or at all.

The agreements governing our indebtedness include certain financial, reporting and other covenants that we must satisfy. In previous years, we have defaulted on certain covenants under each Loan Agreement and have received compliance waivers with respect to such covenant defaults from the applicable lenders. We cannot provide any assurance that the lenders under either Loan Agreement or any other indebtedness would provide us with a waiver or forbearance should we not be in compliance in the future. A failure to maintain compliance would cause the outstanding borrowings to be in default and payable on demand which would have a material adverse effect on us and our ability to continue as a going concern.

We rely on unpatented proprietary technology, trade secrets, processes and know-how.

We rely on trade secret and confidentiality obligations to protect proprietary assets that may not be patentable or subject to other intellectual property protection or that we believe is best protected by means that do not require public disclosure.

We generally seek to protect our proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with employees, consultants, contractors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to our term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position.

Service Providers that have not complied with our insurance, licensure and other requirements may subject us to a number of risks.

We are not able to control or predict the actions of platform users and third parties, either during their use of our platform or otherwise, and we may be unable to ensure or protect a safe environment for Service Providers and Consumers. Actions by Service Providers, Consumers and others may result in injuries, property damage or loss of life for such parties, or business interruption, brand and reputational damage or significant liabilities for us. Although we administer certain qualification processes for users of our platform, including requiring background checks to be performed by Service Providers on their employees, these qualification processes and background checks may not expose all potentially relevant information and are limited in certain jurisdictions according to national and local laws, and Service Providers may fail to conduct such background checks adequately on their drivers/employees or disclose information that could be relevant to a determination of eligibility. In addition, we do not independently test Service Providers’ employees’ mobility assistance skills. Consequently, we expect to continue to receive complaints from Consumers, as well as actual or threatened legal action against us related to Service Provider conduct.

If Service Providers, or individuals impersonating Service Providers, engage in criminal activity, misconduct or inappropriate conduct or use our platform as a conduit for criminal activity, Consumers may not consider our products and offerings safe, and we may receive negative press coverage as a result of our business relationship with such Service Providers, which would adversely impact our brand, reputation and business. Furthermore, if Consumers engage in criminal activity or misconduct while using our platform, Customer Partners and Service Providers may be unwilling to continue using our platform. In addition, certain regions where we operate have high rates of violent crime, which has impacted Service Providers and Consumers in those regions. If other criminal, inappropriate or other negative incidents occur due to the conduct of platform users or third parties, our ability to attract Customer Partners, Service Providers and/or Consumers may be harmed, and our business and financial results could be adversely affected.

Public reporting or disclosure of reported safety information, including information about safety incidents reportedly occurring on or related to our platform, whether generated by us or third parties such as media or regulators, may adversely impact our business and financial results.

Further, we may be subject to claims of significant liability based on traffic accidents, deaths, injuries or other incidents that are caused by Service Providers, Consumers or third parties while using our platform, or even when Service Providers, Consumers or third parties are not actively using our platform. On a smaller scale, we may face litigation related to claims by Service Providers for the actions of Consumers or third parties. Our insurance policies may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability. These incidents may subject us to liability and negative publicity, which would increase our operating costs and adversely affect our business, operating results and future prospects. We received a demand for indemnification from a partner in October 2020, but have not been named as a defendant in this case and are being represented by counsel appointed by the insurance carrier. The plaintiff is unresponsive to requests for discovery in this matter. Even if these claims do not result in liability, we will incur significant costs in investigating and defending against them. As we expand our products and offerings, this insurance risk will grow.

Our inability or failure to protect our intellectual property rights, or any claim that we have infringed upon third-party intellectual property rights, could have a negative impact on operating results.

Our business depends on intellectual property, the protection of which is critical to our success. We rely on a combination of intellectual property rights, including trade secrets, domain names and trademarks, to protect our competitive advantage, which offers only limited protection. The steps we take to protect our intellectual property, including physical, operational, and managerial protections of confidential information, contractual obligations of confidentiality, assignment agreements with employees and contractors and license agreements, require significant resources and may be inadequate. We will not be able to protect our competitive advantage if we are unable to establish, protect, maintain, or enforce our rights or if we do not detect or are unable to address unauthorized use of our intellectual property. We may be required to use significant resources to monitor and protect these rights. Despite our precautions, it may be possible for unauthorized third parties to copy portions or all of our platform and use information that we regard as proprietary to create services that compete with our platform. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our proprietary information may be unenforceable under the laws of certain jurisdictions.

In addition, we have registered domain names for websites that we use in our business, such as www.geturgently.com and some other variations. Competitors may adopt service names or domain names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, our registered or unregistered trademarks or trade names could be declared generic, and there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. If our trademarks and trade names are not adequately protected, then we may not be able to build and maintain name recognition in markets of interest and our business may be adversely affected. Effective trademark protection may not be available or may not be sought in every country in which our products are made available, in every class of goods and services in which we operate, and contractual disputes may affect the use of marks governed by private contract. Litigation or proceedings before governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce intellectual property rights and to determine the validity and scope of our rights and the proprietary rights of others. Further, we may not timely or successfully apply for a patent or register our trademarks or otherwise secure rights in our intellectual property. We expect to continue to expand internationally and, in some foreign countries, the mechanisms to establish and enforce intellectual property rights may be inadequate to protect our technology, which could harm our business.

Additionally, we may from time to time be subject to opposition or similar proceedings with respect to applications for registrations of our intellectual property, including trademarks. While we aim to acquire adequate protection of our brand through trademark registrations in key markets, occasionally third parties may have already registered or otherwise acquired rights to identical or similar marks for services that also address our market. We rely on our brand and trademarks to identify our platform and to differentiate our platform and services from those of our competitors, and if we are unable to adequately protect our trademarks, third parties may use our brand names or trademarks similar to ours in a manner that may cause confusion in the market, which could decrease the value of our brand and adversely affect our business and competitive advantages.

Our intellectual property rights and the enforcement or defense of such rights may be affected by developments or uncertainty in laws and regulations relating to intellectual property rights. Moreover, many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the infringement, misappropriation, or other violation of our intellectual property or marketing of competing products in violation of our intellectual property rights generally.

Policing unauthorized use of our intellectual property and misappropriation of our technology and trade secrets is difficult and we may not always be aware of such unauthorized use or misappropriation. Despite our efforts to protect our intellectual property rights, unauthorized third parties may attempt to use, copy, or otherwise obtain and market or distribute our technology or otherwise develop services with the same or similar functionality as our platform. If our competitors infringe, misappropriate, or otherwise violate our intellectual property rights and we are not adequately protected, or if our competitors are able to develop a platform with the same or similar functionality as ours without infringing our intellectual property, our competitive advantage and results of operations could be harmed. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. As a result, we may be aware of infringement by our competitors but may choose not to bring litigation to protect intellectual property rights due to the cost, time, and distraction of bringing such litigation.

Furthermore, if we do decide to bring litigation, our efforts to enforce intellectual property rights may be met with defenses, counterclaims, and countersuits challenging or opposing our right to use and otherwise exploit particular intellectual property, services, and technology or the enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our platform, prevent or delay introductions of new or enhanced solutions, result in us substituting inferior or more costly technologies into our platform, or injure our reputation. Furthermore, many of our current and potential competitors may have the ability to dedicate substantially greater resources to developing and protecting their technology or intellectual property rights than we do.

The holders of patents and other intellectual property rights potentially relevant to our service offerings may make claims that we infringe, misappropriate, or otherwise violate their intellectual property rights. There can be no assurance that we will be successful in defending against these allegations or reaching a satisfactory business resolution. Any intellectual property claims, with or without merit, could be very time-consuming and expensive to settle or litigate, could cause us to incur significant expenses, pay substantial amounts in damages, ongoing royalty or license fees, or other payments, require us to cease making, licensing or using offerings that incorporate or use the challenged intellectual property, require us to re-engineer all or a portion of our business or require that we comply with other unfavorable terms. The costs of litigation are considerable, and such litigation may divert management and key personnel’s attention and resources, which might seriously harm our business, financial condition and results of operations. Third parties making infringement claims may make it difficult for us to enter into royalty or license agreements which may not be available on commercially acceptable terms. Also, we may be unaware of intellectual property registrations or applications relating to our services that may give rise to potential infringement claims. There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by third parties which may damage our ability to rely on such technologies.

Parties making infringement claims may be able to obtain substantial damages for the infringement and an injunction to prevent us from delivering services or using technology involving the allegedly infringing intellectual property. If, as a result of a successful infringement claim, we are required to develop non-infringing technology or rebrand our name or cease making, licensing or using products that have infringed a third party’s intellectual property rights, all of these actions may be time-consuming and expensive. Protracted litigation could also result in existing or prospective clients deferring or limiting their purchase or use of our software product development services or solutions until resolution of such litigation or could require us to indemnify our clients against infringement claims in certain instances. Any intellectual property claims or litigation in this area, whether or not we ultimately win or lose, could damage our reputation and materially adversely affect our business, financial condition and results of operations.

Our use of open source software may lead to possible litigation, negatively affect sales and create liability.

We often incorporate software licensed by third parties under so-called “open source” licenses, which may expose us to liability and have a material impact on our business and offerings. Use of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our services. Although we monitor our use of open source software in an effort both to comply with the terms of the applicable open source licenses and to avoid subjecting software offerings to conditions we do not intend, the terms of many open source licenses have not been interpreted by courts in relevant jurisdictions, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our clients’ ability to use the software that we develop for them and operate their businesses as they intend. Moreover, we cannot assure you that our processes for controlling use of open source software in our products will be effective, and we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the applicable terms of such license, including claims for infringement of intellectual property or for breach of contract. We may face claims challenging the ownership of open source software against companies that incorporate it into our products.

Additionally, some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software used. If we combine certain open source software with other software in a specific manner, we could, under open source licenses, be required to release the source code of our proprietary software to the public, including authorizing further modification and redistribution, or otherwise be limited in the licensing of such software. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose source code that incorporates or is a modification of such licensed software. Disclosing proprietary source code could allow our clients’ competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for our clients. Furthermore, if the license terms for the open source code change, we may be forced to re-engineer our software or incur additional costs.

We may be involved from time to time in claims, lawsuits, government investigations and other proceedings that could adversely affect our business, financial condition, and results of operations.

We may be involved in litigation matters from time to time, such as matters incidental to the ordinary course of our business, including intellectual property, privacy, commercial, services, transportation, employment, class action, whistleblower, accessibility, securities, tax, and other litigation and claims, and governmental and other regulatory investigations and proceedings. The number and significance of these disputes may increase as we grow larger, our businesses expand in scope and geographic reach, and our products and platform increase in complexity.

The outcome and impact of such claims, lawsuits, government investigations and other proceedings cannot be predicted with certainty. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. In addition, the expense of litigation and the timing of these expenses from period to period are difficult to estimate, subject to change, and could adversely affect our financial condition and results of operations. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Any of the foregoing could adversely affect our business, financial condition, and results of operations.

Unanticipated changes in tax laws may affect future financial results.

We are a U.S. corporation and thus are subject to U.S. corporate income tax on our worldwide operations. Our principal operations and certain potential customers are located in the United States, and as a result, we are subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on our business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us.

In recent years, the federal government has made significant changes to U.S. tax laws, including through the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) and the Coronavirus Aid, Relief, and Economic Security Act. In addition, beginning in January 2022, the Tax Act eliminates the right to deduct research and development expenditures for tax purposes in the period the expenses were incurred and instead requires all U.S. and foreign research and development expenditures to be amortized over five and fifteen tax years, respectively.

On August 16, 2022, the Inflation Reduction Act of 2022 was signed into law, with tax provisions primarily focused on implementing a 15% minimum tax on global adjusted financial statement income, effective for tax years beginning after December 31, 2022, and a 1% excise tax on share repurchases occurring after December 31, 2022.

Further, the current administration had previously set forth several tax proposals that would, if enacted, make further significant changes to U.S. tax laws (including provisions enacted pursuant to the Tax Act). Such proposals include, but are not limited to, (i) an increase in the U.S. income tax rate applicable to corporations from 21% to 28%, (ii) an increase in the maximum U.S. federal income tax rate applicable to individuals and (iii) an increase in the U.S. federal income tax rate for long-term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider some or all of these proposals in connection with additional tax reform to be undertaken by the current administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability. Investors are urged to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of holding our securities.

In addition, the Organization for Economic Co-operation and Development (“OECD”), issued final action items or proposals related to its initiative to combat base erosion and profit shifting (“BEPS”). The OECD urged its members to adopt the proposals to counteract the effects of taxpayers’ use of tax havens and preferential tax regimes globally. One BEPS proposal redefines a “permanent establishment” under treaty tax law, and changes how profits would be attributed to the permanent establishment. Some countries have incorporated the BEPS proposals into their laws, and we expect other countries to follow suit, including the adoption of market-based, income sourcing provisions that assign a greater share of taxable income of a non-resident taxpayer to the country of our customer’s location than do traditional “arm’s length” income sourcing provisions. Some of the BEPS and related proposals, if enacted into law in the U.S. and in the foreign countries where we do business, could increase the burden and costs of our tax compliance. Moreover, such changes could increase the amount of taxes we incur in those jurisdictions, and in turn, increase our global effective tax rate.

Our corporate structure and intercompany arrangements are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which would harm our results of operations.

We are expanding our international operations and staff to support our business in international markets. We generally conduct our international operations through wholly owned subsidiaries and are or may be required to report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including the U.S., to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.

We are subject to federal, state, and local income, sales, and other taxes in the U.S. and income, withholding, transaction, and other taxes in numerous foreign jurisdictions. Significant judgment is required in evaluating our tax positions and our worldwide provision for taxes. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination may be uncertain. In addition, our tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations, including those relating to income tax nexus, by recognizing tax losses or lower than anticipated earnings in jurisdictions where we have lower statutory rates and higher than anticipated earnings in jurisdictions where we have higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of our deferred tax assets and liabilities. We may be audited in various jurisdictions, and such jurisdictions may assess additional taxes, sales taxes and value added taxes against us. Although we believe our tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from our historical tax provisions and accruals, which could have an adverse effect on our results of operations or cash flows in the period or periods for which a determination is made.

Failure to comply with laws and regulations relating to privacy, data protection, cybersecurity, advertising, and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to such matters, could adversely affect our business, financial condition, and results of operations.

We rely on a variety of techniques when marketing to Customer Partners, and we are subject to various laws and regulations that govern such marketing and advertising practices. Additionally, our business relies on our ability to collect, receive, store, process, use, generate, transfer, disclose, make accessible, protect, share, and otherwise process personal data and other sensitive information (such as personal data that identifies or is identifiable to actual or prospective customers, suppliers, personnel, or others), proprietary and confidential business information, trade secrets, intellectual property, and sensitive third-party information. As a result, we are, or may become, subject to numerous federal, state, local and foreign data laws, regulations, industry standards, policies, contracts and other actual and asserted obligations relating to privacy, data protection, and cybersecurity, particularly in the context of online advertising. For example, we are or may become subject to the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, numerous other state laws, the European Union General Data Protection Regulation (“EU GDPR”), the UK Data Protection Act, the EU GDPR as it forms part of United Kingdom law by virtue of section 3 of the European Union (Withdrawal) Act 2018, the Privacy and Electronic Communications Directive (2002/58/EC), and other national legislation.

Laws and regulations relating to privacy, data protection, marketing and advertising and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. We may publish privacy policies, notices, and other documentation and statements regarding our collection, processing, use and disclosure of personal data and/or other data. Although we endeavor to comply with our published policies, notices, documentation, and statements, we may at times fail to do so or may be perceived to have failed to do so. Despite our efforts, we may not be successful in achieving compliance if our personnel, Customer Partners or Service Providers fail to comply with our published policies and documentation. Although we endeavor to comply with our published policies and notices, other statements and documentation, and all applicable laws and regulations, and certain other guidance, industry standards, policies, contracts and other actual and asserted obligations, relating to privacy, data protection, cybersecurity, advertising, and consumer protection, we may at times fail to do so or may be perceived to have failed to do so. If we fail, or are perceived to have failed, to address or comply with any actual or asserted obligations related to data privacy and security, we could face private claims, demands, and litigation, including class action litigation; government enforcement actions and proceedings that could include investigations, fines, penalties, audits and inspections; additional reporting requirements and/or oversight; temporary or permanent bans on all or some processing of data;

requirements to change the manner in which we process data; and orders to destroy or not use data. Any of these events could have a material adverse effect on our reputation, business or financial condition, and could lead to a loss of actual or prospective Customer Partners, Service Providers or Consumers; result in an inability to process data or to operate in certain jurisdictions; limit our ability to sell or distribute our products; or require us to revise or restructure our policies and other aspects of our operations, which we may be unable to do in a commercially reasonable manner or at all. Moreover, such claims or other proceedings, even if not resulting in liability, could be expensive and time-consuming to defend and could result in diversion of management’s attention and adverse publicity that could harm our business or have other material adverse effects. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences relating to any such matter or to any actual or perceived of inadvertent or unauthorized use, disclosure, or other processing of data that is stored or handled as part of operating our business.

In addition, various federal and state legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance, regarding privacy, data protection, cybersecurity, consumer protection and advertising. Each of these laws and regulations, and any other such changes or new laws or regulations, or other actual or asserted obligations, including regulatory guidance and industry standards, could impose significant limitations, require changes to our business, impose fines and other penalties or restrict our use or storage of personal data and other data, which may increase our compliance expenses and make our business more costly or less efficient to conduct. Moreover, Customer Partners and Service Providers may stop or limit their sharing of data with us. Any such changes could compromise our ability to develop an adequate marketing strategy and pursue our growth strategy effectively, may hinder our research and development efforts, and otherwise disrupt operations, which, in turn, could adversely affect our business, financial condition and results of operations.

We are subject to governmental export and import control laws and regulations. Our failure to comply with these laws and regulations could materially and adversely affect our business, prospects, financial condition and results of operations.

Our products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls as well as similar controls established in the countries in which we do business. Export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular geography may be time-consuming and result in the delay or loss of revenue opportunities. Exports of our products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

In addition, various countries regulate the import of certain encryption technology, including through import permit and license requirements, and have enacted laws that could limit our ability to distribute our products or could limit Consumers’ ability to implement our products in those countries. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations or change in the countries, governments, persons or technologies targeted by such regulations could result in decreased use of our products by, or in our decreased ability to export or sell our products and solutions to, existing or potential end customers with international operations or create delays in the introduction of our products and solutions into international markets. Any decreased use of our products and solutions or limitation on our ability to export or sell products and solutions could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to the Merger

The unaudited pro forma condensed combined financial data for Urgently and Otonomo included in this prospectus is preliminary, and the Combined Company’s actual financial position and operations after the Merger may differ materially from the unaudited pro forma financial data included in this prospectus.

The unaudited pro forma financial data for Urgently and Otonomo included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of the Combined Company’s actual financial condition or results of operations of future periods, or the financial condition or results of operations that would have been realized had the entities been combined during the periods presented. The unaudited pro forma financial statements have been derived from the historical financial statements of Urgently and Otonomo and adjustments and assumptions have been made regarding the Combined Company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred by the Combined Company in connection with the transactions or that have been incurred since the date of such unaudited pro forma financial statements. The assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the Combined Company’s financial condition following the transaction. For example, the exchange ratio reflected in this prospectus is preliminary. The final exchange ratio could differ materially from the preliminary exchange ratio used to prepare the pro forma adjustments. The Combined Company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma financial data included in this prospectus. For more information see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to Being a Public Company

We may be unable to integrate successfully and realize the anticipated benefits of the Merger.

We may fail to realize some or all of the anticipated benefits of the Merger if the integration process takes longer than expected or is more costly than expected.

Potential difficulties we may encounter in the integration process include the following:

•

the inability to successfully combine the businesses of Urgently and Otonomo in a manner that permits us to achieve the anticipated benefits from the Merger, which would result in the anticipated benefits of the Merger not being realized partly or wholly in the time frame currently anticipated or at all;

•	challenges related to the creation of uniform standards, controls, procedures, policies and information systems;

•	customers of both Urgently and Otonomo may view the combination of the two businesses unfavorably and as a result take their business to alternative service providers; and

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger.

In addition, it is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain our business relationships or achieve the anticipated benefits of the Merger, or could otherwise adversely affect our business and financial results.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

After the completion of the Merger, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of Nasdaq. The requirements of these rules and regulations increase legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required, and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult to attract and retain qualified independent members of the board of directors. Additionally, these rules and regulations make it more difficult and more expensive to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and the potential failure to satisfy these requirements could have a material adverse effect on our operations, business, financial condition or results of operations.

As a private company, we have not endeavored to establish and maintain a public-company-quality internal control over financial reporting. If we fail to establish and maintain proper and effective internal control over financial reporting as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our Common Stock may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, commencing with our second annual report on Form 10-K, the report by management on internal control over financial reporting will be on our financial reporting and internal controls (as accounting acquirer), and when we are no longer an emerging growth company an attestation of the independent registered public accounting firm will also be required. The rules governing the standards to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We have not historically had to comply with all of these rules. To comply with the requirements of being a reporting company under the Exchange Act, the Sarbanes-Oxley Act and any complex accounting rules in the future, we may need to upgrade our legacy information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff.

If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, we may need to retain additional outside consultants. If we or, if required, our independent registered public accounting firm, are unable to conclude that our internal controls over financial reporting are effective, investors may lose confidence in our financial reporting, which could negatively impact the price of our securities.

We will incur increased costs and obligations as a result of being a public company.

As a privately held company, we have not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. Following the consummation of the Merger, as a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our Board and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We will need to rely on third party consultants or increase our headcount to address the additional obligations of being a public company, and our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures taken by us may not be sufficient to satisfy our obligations as a publicly traded company.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Risks Related to Ownership of Our Securities

Our stock price may be volatile and may decline regardless of our operating performance.

The market price of our Common Stock may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond our control, including:

•	actual or anticipated fluctuations in revenue and results of operations of the Company;

•	the financial projections provided to the public, any changes in these projections or our failure to meet these projections;

•

failure of securities analysts to maintain coverage of the Company, changes in financial estimates or ratings by any securities analysts who follow the Company or our failure to meet these estimates or the expectations of investors;

•	announcements by the Company or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

•	changes in operating performance and stock market valuations of other retail or technology companies generally, or those in the roadside and mobility assistance industry in particular;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	trading volume of Common Stock of the Company;

•	the inclusion, exclusion or removal of our Common Stock from any indices;

•	changes in our Board or management;

•	transactions in our Common Stock by directors, officers, affiliates and other major investors;

•	lawsuits threatened or filed against the Company;

•	changes in laws or regulations applicable to our business;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	short sales, hedging and other derivative transactions involving our capital stock;

•	general economic conditions in the United States;

•	pandemics or other public health crises, including, but not limited to, the COVID-19 pandemic (including additional variants);

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

•	the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against the Company could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition, and results of operations.

An active trading market for our Common Stock may not develop or be sustained, which would adversely affect the liquidity and price of our Common Stock.

Following the consummation of the Merger, the Common Stock is expected to be listed on Nasdaq under the symbol “ULY.” The price of our Common Stock may fluctuate significantly due to the market’s reaction to the Merger and general market and economic conditions. We cannot assure you that an active trading market for our Common Stock will ever develop or, if developed, will be sustained. In addition, the price of our Common Stock can vary due to general economic conditions and forecasts, our general business condition and the release of financial reports. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our Common Stock when desired or the prices that you may obtain for your shares.

Following the consummation of the Merger, we expect to qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

Following the consummation of the Merger, we expect to qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible for, and intend to take advantage of, certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our shares of the common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period, or (iv) the last day of the fiscal year following the fifth anniversary of the Closing. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of the securities may be lower than they otherwise would be, there may be a less active trading market for the securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an emerging growth company, we may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find shares of our Common Stock less attractive because we rely on these exemptions. If some investors find shares of our Common Stock less attractive as a result, there may be a less active market for our shares of Common Stock and our share price may be more volatile.

Following the consummation of the Merger, our securities may not be listed on a national securities exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied to have the Common Stock listed on Nasdaq after consummation of the Merger. We will be required to meet the initial listing requirements of Nasdaq to be listed, and we may not be able to meet those initial listing requirements. Even if our securities are so listed, we may be unable to maintain the listing of our securities in the future.

If we fail to meet the initial listing requirements and Nasdaq does not list our securities, or if our securities are subsequently delisted, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The sale of all of the Common Stock registered for resale in this prospectus and future sales of substantial amounts of our Common Stock in the public markets, or the perception that such sales could occur, could cause the market price of our Common Stock to drop significantly, even if our business is doing well, and certain Selling Securityholders may receive significant proceeds.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. In addition to the shares of Common Stock being registered hereunder, all of the shares of Common Stock to be issued as consideration in the Merger will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

The market price for shares of our Common Stock could decline as a result of the sales of our Common Stock being offered in this prospectus, and such declines could be significant. Despite such a decline in the public trading price of our Common Stock, certain of the Selling Securityholders may still experience a positive rate of return on the securities being offered in this prospectus, but our public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price.

In the future, we may also issue securities in connection with investments or acquisitions. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our stockholders sell or indicate an intention to sell substantial amounts of Common Stock in the public market following the consummation of the Merger, the trading price of the Common Stock could decline. In addition, shares underlying any options or RSUs will become eligible for sale if exercised or settled, as applicable, and to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act. All the shares of Common Stock subject to stock options outstanding and reserved for issuance under our equity incentive plans are expected to be registered on Form S-8 under the Securities Act and such shares are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of the Common Stock could decline.

Because Urgently will become a public reporting company by means other than a traditional underwritten initial public offering, Urgently stockholders may face additional risks and uncertainties.

Because Urgently will become a public reporting company by means of consummating the Merger rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Common Stock, and, accordingly, Urgently stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of Common Stock, Urgently stockholders must rely on the information included in this prospectus. Although Urgently performed a due diligence review and investigation of Otonomo in connection with the Merger that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in Urgently because this due diligence investigation may not have uncovered facts that would be important to a potential investor.

In addition, because we will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of Urgently following the consummation of the Merger. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of Urgently than they might if we became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with us as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for our Common Stock could have an adverse effect on our ability to develop a liquid market for our Common Stock.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, the trading price or trading volume of the Common Stock could decline.

The trading market for our Common Stock is influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade the Common Stock, provide a more favorable recommendation about our competitors, or publish inaccurate or unfavorable research about our business, the trading price of our Common Stock would likely decline. In addition, we currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results actually achieved by us. Our stock price may decline if our actual results do not match the projections of these securities research analysts. While we expect research analyst coverage of us, if no analysts commence coverage of it, the trading price and volume for our Common Stock could be adversely affected. If any analyst who may cover us were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our Common Stock to decline.

Delaware law and provisions in our Charter and Bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our Common Stock.

Our Charter and Bylaws will contain provisions that could depress the trading price of our Common Stock by acting to discourage, delay, or prevent a change of control or changes in our management that our stockholders may deem advantageous. These provisions include the following:

•	a classified board of directors such that not all members of the Board are elected at one time;

•	the right of the Board to establish the number of directors and fill any vacancies and newly created directorships;

•

director removal by stockholders solely for cause and with the affirmative vote of at least a majority of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors;

•	“blank check” preferred stock that the Board could use to implement a stockholder rights plan;

•	the right of the Board to issue authorized but unissued Common Stock and Preferred Stock without stockholder approval;

•	no ability of the stockholders to call special meetings of stockholders;

•	no right of the stockholders to act by written consent, which requires all stockholder actions to be taken at a meeting of the stockholders;

•	limitations on the liability of, and the provision of indemnification to, our directors and officers;

•	the right of the Board to make, alter, or repeal our Bylaws; and

•	advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Any provision of our Charter or Bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of Common Stock, and could also affect the price that some investors are willing to pay for Common Stock.

Our Charter will provide that the Court of Chancery of the state of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Charter will provide that the Court of Chancery of the state of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our Charter or Bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Charter will provide further that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision as investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of our Common Stock.

We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business. We currently intend to make investments to support our current business and may require additional funds to respond to business challenges, including the need to develop new features or enhance our software, improve our operating infrastructure or acquire complementary businesses and technologies. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the debt holders could have rights senior to holders of Common Stock to make claims on our assets or cash flows. The terms of any debt could restrict our operations, including our ability to pay dividends on Common Stock. If we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of Common Stock. Because the decision to issue securities in the future offering will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their Common Stock or diluting their interest, as applicable.

We may issue additional shares of Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Common Stock.

We may issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of Common Stock or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest would decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of Common Stock may be diminished; and

•	the market price of our Common Stock may decline.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

In addition, it may be subject to burdensome regulatory requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading in securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that our anticipated principal activities will subject us to the Investment Company Act. However, if we are deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to execute on our business plan.

We do not intend to pay dividends for the foreseeable future.

We intend to retain any future earnings to finance the operation and expansion of our business and do not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of any revolving credit facility into which the Company or any of our subsidiaries enters may restrict our ability to pay dividends, and any additional debt incurred by the Company or any of our subsidiaries in the future may include similar restrictions. As a result, stockholders must rely on sales of their Common Stock after price appreciation as the only way to realize any future gains on their investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or may contain “forward-looking statements” within the meaning of the Securities Act and the Exchange Act. Forward-looking terms such as “may,” “will,” “could,” “should,” “would,” “plan,” “potential,” “intend,” “anticipate,” “project,” “target,” “believe,” “estimate” or “expect” and other words, terms and phrases of similar nature are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are statements which are not historical fact and involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Such forward-looking statements may include, but are not limited to, statements related to:

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	factors relating to our future business, operations and financial performance, including:

•	our ability to effectively compete in the roadside and mobility assistance industries;

•	our ability to comply with laws and regulations applicable to our business; and

•	market conditions and global and economic factors beyond our control, including the disruption of global capital and credit markets and shortages in labor needs;

•	expectations regarding Customer Partners’ willingness to expand their use of our platform beyond their current roadside solutions;

•	our ability to adequately forecast Consumer demand or otherwise optimize and operate our network of Service Providers successfully;

•	our ability to address the service requirements of current and future Consumers;

•	our expansion into new roadside assistance solutions, technologies and geographic regions;

•	expectations regarding our future prospects in light of our relatively limited operating history;

•	our ability to execute our business model, including market acceptance of our services;

•	the variability of our sales cycle with regard to Customer Partners;

•	our ability to hire and retain highly skilled and other key personnel;

•	expectations regarding the impact of weather events, natural disasters or health epidemics, including the COVID-19 pandemic, on our business;

•	our ability to adequately protect our intellectual property rights; and

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act.

The forward-looking statements in this prospectus are qualified by the “Risk Factors” beginning on page 9 herein. Each statement speaks only as of the date of this prospectus (or any earlier date indicated in this prospectus) and Urgently does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, unless required by law. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

The foregoing list is not intended to be exhaustive, and there may be other key risks that are not listed above that are not presently known to Urgently or that Urgently currently deems immaterial. Should one or more of these or other risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by the forward-looking statements contained in this prospectus. As a result of the foregoing, readers should not place undue reliance on the forward-looking statements contained in this prospectus. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon information available as of the date of this prospectus or other specified date and speak only as of such date. Urgently disclaims any intention or obligation to update or revise any forward-looking statements in this prospectus as a result of new information or future events, except as may be required under applicable securities law.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of such securities hereunder.

With respect to the registration of the Common Stock offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities. We will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, and fees of our counsel and our independent registered public accountants.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

We are a private company and our shares of Common Stock and Preferred Stock are not publicly traded. Following the consummation of the Merger, the Common Stock is expected to be listed on Nasdaq under the symbol “ULY.”

As of the date of this prospectus, there were 154,791 shares of Common Stock outstanding held of record by 88 holders.

Dividend Policy

We have never declared or paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Following completion of the Merger, we intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Merger will be at the discretion of our Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the Board deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet data gives effect to the proposed merger as if it had occurred on June 30, 2023, while the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and year ended December 31, 2022 are presented as if the Merger had occurred on January 1, 2022. The following summary unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only, to reflect merger-related pro forma adjustments, is based on available information and certain assumptions that Urgently believes are reasonable and is not necessarily indicative of what the Combined Company’s financial position or results of operations would have been had the Merger occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Combined Company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors” beginning on page 9.

Introduction

On February 9, 2023, Urgently, Otonomo and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into Otonomo, and Otonomo will continue as the surviving company in the Merger and as a wholly owned subsidiary of Urgently. Urgently and Otonomo expect the transaction to close during the third quarter of 2023 subject to the approval of Otonomo’s shareholders and the satisfaction or waiver of certain conditions to Closing set forth in the Merger Agreement. The merger consideration is estimated to be approximately $89.9 million payable in shares of Common Stock. See Note 2 for additional information on the estimated merger consideration.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives effect to the Merger as if this transaction had been completed on June 30, 2023 and combines figures derived from the unaudited condensed consolidated balance sheet of Urgently as of June 30, 2023 with figures derived from the Otonomo’s unaudited condensed consolidated balance sheet as of June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 gives effect to the Merger as if it had occurred on January 1, 2022, the beginning of the earliest period presented, and combines the historical results of Urgently and Otonomo. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines figures derived from the unaudited condensed consolidated statement of operations of Urgently for the six months ended June 30, 2023, with figures derived from Otonomo’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines figures derived from the audited consolidated statement of operations of Urgently for the year ended December 31, 2022 with figures derived from Otonomo’s audited consolidated statement of operations for the year ended December 31, 2022. The unaudited pro forma condensed combined financial information has been prepared pursuant to Article 11 of Regulation S-X.

The consolidated financial statements of Urgently and the consolidated financial statements of Otonomo have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events described in the introduction paragraph above through transaction accounting adjustments, which would be necessary to (1) account for the Merger, in accordance with GAAP and (2) reflect other material recapitalization and other transactions, we expect to initiate immediately preceding and in conjunction with the Merger in accordance with Rule 11-01(a)(8) of Regulation S-X. The accompanying unaudited pro forma condensed combined financial information gives effect to (i) the 1-for-90 reverse stock split of Common Stock conducted on July 28, 2023, and (ii) the reverse share split of Otonomo Ordinary Shares at a ratio of 1-for-15 conducted on August 3, 2023.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The separate unaudited condensed consolidated financial statements of Urgently as of and for the six months ended June 30, 2023 and the related notes, included elsewhere in this prospectus;

•	The separate audited consolidated financial statements of Urgently as of and for the year ended December 31, 2022 and the related notes, included elsewhere in this prospectus;

•	The separate unaudited condensed consolidated financial statements of Otonomo as of and for the six months ended June 30, 2023 and the related notes, included elsewhere in this prospectus;

•	The separate audited consolidated financial statements of Otonomo as of and for the year ended December 31, 2022 and the related notes, included elsewhere in this prospectus; and

•	The section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Description of the Merger

Pursuant to the Merger Agreement, Merger Sub, a company organized under the laws of the State of Israel and a direct wholly owned subsidiary of Urgently, will be merged with and into Otonomo with Otonomo continuing as the surviving company and a wholly owned subsidiary of Urgently. As a result, each issued and outstanding Otonomo Ordinary Share will be automatically transferred to Urgently, and the rights of the holders of Otonomo Ordinary Shares immediately prior to the Effective Time will automatically convert into and represent the right to receive a number of shares of Common Stock equal to the Exchange Ratio. Based on Otonomo’s and Urgently’s respective pro forma capitalization, and based on assumptions as of June 30, 2023 as to the anticipated valuations of Otonomo and Urgently, respectively, on the business day prior to the anticipated Closing Date the Exchange Ratio is estimated to be 0.444 shares of Common Stock per one Otonomo Ordinary Share. This estimate is subject to adjustment prior to the Closing for Otonomo’s and Urgently’s capitalization at the Effective Time and the definitive amounts of Otonomo’s and Urgently’s respective valuations on the business day prior to the anticipated Closing Date.

Accounting for the Merger

The Merger is being accounted for as a business combination using the acquisition method with Urgently as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to Otonomo’s separately identifiable assets acquired and liabilities assumed based upon their estimated fair values or other measurement explicitly permissible by US GAAP at the date of completion of the merger. The process of valuing the net assets of Otonomo immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Any shortfall between the estimated fair value of the consideration transferred and the estimated fair value of the Otonomo assets acquired and liabilities assumed will be recorded as a bargain purchase gain. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of the fair value of Otonomo’s net assets, Otonomo Ordinary Shares and the value of Common Stock immediately prior to the Effective Time, after the date of this prospectus. See Note 1: Basis of Presentation below for more information.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Merger occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of Urgently.

The Merger is subject to reclassification and transaction accounting adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final reclassification and transaction accounting adjustments may be material.

URGENT.LY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands)

	Historical		Transaction Accounting Adjustments Note 3	Notes	Pro Forma Combined
	Urgently	Otonomo
Assets
Current assets:
Cash and cash equivalents	$11,947	$19,867	—		$31,814
Restricted cash	1,050	298	—		1,348
Short-term deposits	—	42,309	—		42,309
Marketable securities	—	56,733	—		56,733
Accounts receivable, net	28,922	865	—		29,787
Prepaid expenses and other current assets	1,016	1,166	—		2,182

Total current assets	42,935	121,238	—		164,173
Right-of-use assets	2,148	1,628	—		3,776
Property and equipment, net	341	838	—		1,179
Intangible assets, net	31	—	18,000	3A	18,031
Other non-current assets	468	432	—		900

Total assets	$45,923	$124,136	$18,000		$188,059

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$9,368	$827	$—		$10,195
Accrued expenses and other payables	22,624	5,246	11,642	3B	39,512
Accrued interest	11,049	—	(11,049)	3C	—
Deferred revenue, current	67	232	—		299
Current lease liabilities	675	642	—		1,317
Current portion of contingent consideration	—	2,972	—		2,972
Derivative liability	26,566	—	(25,793)	3D	773
Current portion of long-term debt	123,122	—	(58,728)	3D	64,394

Total current liabilities	193,471	9,919	(83,928)		119,462
Long-term lease liabilities	1,821	852	—		2,673
Warrant liability	9,444	104	(9,444)	3D	104
Other long-term liabilities	39	—	—		39

Total liabilities	204,775	10,875	(93,372)		122,278

Redeemable convertible preferred stock	46,334	—	(46,334)	3D	—
Stockholders’ deficit:
Common stock	—	—	10	3E	10
Additional paid-in capital	48,480	373,658	(130,247)	3E	291,891
Accumulated other comprehensive loss	—	(5,466)	5,466	3E	—
Accumulated deficit	(253,666)	(254,931)	282,477	3E	(226,120)

Total stockholders’ equity (deficit)	(205,186)	113,261	157,706		65,781

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$45,923	$124,136	$18,000		$188,059

URGENT.LY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2023

(in thousands, except per share amounts)

	Historical		Transaction Accounting Adjustments Note 4	Notes	Pro Forma Combined
	Urgently	Otonomo
Revenues	$93,555	$3,465	$—		$97,020
Cost of revenues	75,036	1,644	—		76,680
Cloud infrastructure	—	1,289	—		1,289

Gross margin	18,519	532	—		19,051

Operating expenses:
Research and development	7,408	6,205	—		13,613
Sales and marketing	1,947	6,512	—		8,459
Operations and support	13,247	—	—		13,247
General and administrative	12,239	10,908	—		23,147
Depreciation and amortization	134	148	2,000	4B	2,282
Contingent consideration expense	—	2,061	—		2,061

Total operating expenses	34,975	25,834	2,000		62,809

Operating loss	(16,456)	(25,302)	(2,000)		(43,758)
Other income (expense), net:
Interest expense, net	(24,170)	2,367	12,293	4C	(9,510)
Change in fair value of derivative liability	7,027	—	(7,027)	4C	—
Change in fair value of warrant liability	5,560	51	(5,560)	4D	51
Warrant expense	(1,047)	—	1,047	4D	—
Gain on debt extinguishment	4,913	—	—		4,913
Foreign exchange loss	5	163	—		168

Loss before provision for income taxes	(24,168)	(22,721)	(1,247)		(48,136)
Provision for income taxes	—	76	—		76

Net loss	$(24,168)	$(22,797)	$(1,247)		$(48,212)

Loss per share:
Basic and diluted	$(156.14)	$(2.39)			$(4.41)

Weighted average shares outstanding:
Basic and diluted	155	9,558			10,929

URGENT.LY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share amounts)

	Historical		Transaction Accounting Adjustments Note 4	Notes	Pro Forma Combined
	Urgently	Otonomo
Revenues	$187,589	$6,992	$—		$194,581
Cost of revenues	167,442	3,367	—		170,809
Cloud infrastructure	—	4,777	—		4,777

Gross margin	20,147	(1,152)	—		18,995

Operating expenses:
Research and development	16,733	22,573	—		39,306
Sales and marketing	5,647	21,761	—		27,408
Operations and support	36,893	—	—		36,893
General and administrative	14,129	22,059	11,642	4A	47,830
Depreciation and amortization	297	2,749	1,510	4B	4,556
Impairment of goodwill/intangibles	—	72,041	(72,041)	4E	—
Contingent consideration income	—	(8,954)	—		(8,954)

Total operating expenses	73,699	132,229	(58,889)		147,039

Operating loss	(53,552)	(133,381)	58,889		(128,044)
Other income (expense), net:
Interest expense, net	(31,447)	1,857	15,285	4C	(14,305)
Change in fair value of derivative liability	(4,077)	—	4,077	4C	—
Change in fair value of warrant liability	(5,809)	1,769	5,809	4D	1,769
Warrant expense	(1,009)	—	1,009	4D	—
Foreign exchange loss	(88)	(1,171)	—		(1,259)

Loss before provision for income taxes	(95,982)	(130,926)	85,069		(141,839)
Provision for income taxes	—	146	—		146

Net loss	$(95,982)	$(131,072)	$85,069		$(141,985)

Loss per share:
Basic and diluted	$(949.35)	$(14.21)			$(22.86)

Weighted average shares outstanding:
Basic and diluted	101	9,224			6,212

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1: Basis of Presentation

The pro forma condensed combined financial information has been prepared by Urgently in accordance with Article 11 of Regulation S-X. The pro forma condensed combined financial information reflects transaction accounting adjustments management believes are necessary to present fairly Urgently’s pro forma financial position and results of operations for (1) the Closing and (2) other material recapitalization transactions expected to occur immediately preceding or contemporaneous with the Merger. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the Combined Company may achieve as a result of the Merger, nor does it reflect the costs to integrate the operations of Urgently and Otonomo or the costs necessary to achieve any cost savings, operating synergies, and revenue enhancements. The pro forma condensed combined financial information gives effect to (i) a 1-for-90 reverse stock split of Common Stock, and (ii) a 1-for-15 reverse share split of Otonomo Ordinary Shares.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with Urgently as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical condensed consolidated financial statements of Urgently and the historical condensed consolidated financial statements of Otonomo. Under ASC Topic 805, all assets acquired and liabilities assumed in a business combination are generally recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the fair value of assets acquired and liabilities assumed over the merger consideration is recorded as a transaction gain.

The transaction accounting adjustments represent Urgently management’s best estimates and are based upon currently available information and certain assumptions that Urgently believes are reasonable under the circumstances. All significant intercompany balances and transactions between Urgently and Otonomo have been eliminated in combination.

Urgently management has not identified any reclassification adjustments given all currently available information about Otonomo, which would be necessary to conform the presentation of Otonomo’s financial statements or accounting policies to those of Urgently.

Note 2: Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

The estimated merger consideration for the purpose of this unaudited pro forma condensed combined financial information as of June 30, 2023 is estimated to be approximately $89.9 million. The actual consideration will change based on fluctuations in the share price of Common Stock and the number of Otonomo Ordinary Shares outstanding on the Closing Date. The following table summarizes the preliminary estimate of the merger consideration to be transferred as a result of the Merger:

(in thousands, except exchange ratio and share price)
Otonomo shares outstanding as of June 30, 2023	9,650
Exchange Ratio, as defined in the Merger Agreement	0.444
Urgently stock to be issued in exchange	4,282
Urgently estimated stock value at June 30, 2023	$20.99

Estimated consideration	$89,869

The Common Stock value as of June 30, 2023 was calculated by Urgently’s management with input and consideration of a third-party valuation report obtained by Urgently in the ordinary course of business, and is the most current valuation available as of the date of this filing. Urgently’s management gauged the overall reasonableness of its fair value estimate of the acquisition consideration by comparing it to the market capitalization of Otonomo Ordinary Shares of approximately $35.0 million as of August 11, 2023, a date closer to the filing of this prospectus and the registration statement of which this prospectus forms a part. The decline of Otomono’s market capitalization is consistent with Urgently management’s observations that Otonomo has continued to consume cash and more importantly, Otonomo Ordinary Share price has been negatively impacted by the overall stock market performance.

The final purchase consideration may differ materially from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in Urgently’s estimated Common Stock value and Otonomo Ordinary Share price up to the Closing Date. A sensitivity analysis related to the fluctuation in the Urgently estimated Common Stock value was performed to assess the impact of a hypothetical change of 10% on the Common Stock value on the estimated purchase consideration and goodwill as of the Closing Date.

The following table shows the change in Urgently estimated Common Stock value, estimated merger consideration and bargain purchase gain:

	Estimated Common Stock value	Consideration	Bargain purchase gain

	(in thousands, except per share amounts)
Increase of 10%	$23.09	$98,856	$38,726
Decrease of 10%	$18.89	$80,882	$56,700

Urgently considered the guidance in ASC 820-10-35-54I, and in particular item c., and concluded that the Merger was not orderly as defined in ASC 820, and that it is appropriate to recognize a pro forma bargain purchase gain since the fair value of identifiable assets acquired and liabilities assumed exceeds the fair value of the consideration transferred. The bargain purchase gain will be recognized in “Other income (expense), net” on a separate line item within the consolidated statement of operations of the Combined Company.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Otonomo will be recognized and measured at fair value (or other measurement basis permissible by US GAAP) as of the Closing Date and added to those of Urgently, which will be carried at their historical cost. The determination of fair value used in the transaction adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The costs of finite-lived intangible assets are amortized through expense over their estimated lives. The final determination of the purchase price allocation, upon the completion of the Merger, will be based on Otonomo’s assets acquired and liabilities assumed as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual purchase price allocations to the assets and liabilities of Otonomo at time of the Merger will differ from the transaction accounting adjustments presented in these unaudited condensed pro forma statements. Upon completion of the Merger, Urgently intends to engage a third-party valuation specialist to assist in the final determination of the purchase price allocation.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Otonomo based on Otonomo’s unaudited interim consolidated balance sheet as of June 30, 2023, with the shortfall recorded to bargain purchase gain:

(in thousands)
Cash and cash equivalents	$19,867
Restricted cash	298
Short-term deposits	42,309
Marketable securities	56,733
Accounts receivable	865
Prepaid expenses and other current assets	1,166
Right-of-use assets	1,628
Property and equipment, net	838
Intangible assets	18,000
Other non-current assets	432

Total assets acquired	142,136

Accounts payable	827
Accrued expenses and other payables	5,246
Deferred revenue	232
Current portion of contingent consideration	2,972
Lease liabilities	1,494
Warrant liability	104

Total liabilities assumed	10,875

Net assets acquired	131,261
Purchase price	89,869

Bargain purchase gain	$41,392

Intangible Assets

Preliminary estimates for the fair value of identifiable intangible assets of Otonomo included the unaudited pro forma condensed combined financial information consist of the following:

	Preliminary fair value	Estimated useful life
	(in thousands)	(in years)
Customer contracts	$3,000	3
Software	15,000	5

	$18,000

The estimated fair values and useful lives of identifiable intangible assets are preliminary and have been performed based on management estimation and publicly available benchmarking. As discussed above, the amount that will ultimately be allocated to definite-lived intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the transaction gain.

Note 3: Transaction Accounting Adjustments for Condensed Combined Balance Sheet

A.	Reflects the capitalization of the preliminary purchase accounting adjustments for estimated intangible assets based on the acquisition method of accounting.

B.	Reflects the accrual of Urgently and Otonomo estimated transaction costs.

C.	Reflects the elimination of accrued interest on convertible promissory notes that will convert into Common Stock at the time of the Merger.

D.

Reflects adjustments to remove Urgently’s long-term debt, derivative liability, warrant liability, and redeemable convertible preferred stock due to the expected conversion of convertible promissory notes (and the corresponding derivative liability) and the exchange of the outstanding Urgently Warrants, and Preferred Stock into Common Stock at the time of the Merger. Certain of the convertible promissory notes are convertible pursuant to their terms in connection with the transactions contemplated in connection with the Merger. Urgently has sought and is in the process of obtaining consents from the holders of its outstanding convertible promissory notes that are not automatically convertible to amend such convertible promissory notes to provide for their conversion in connection with the transactions contemplated in connection with the Merger. Similarly, certain outstanding Urgently Warrants are automatically exercisable into Common Stock pursuant to their terms in connection with the transactions contemplated in connection with the Merger. In connection with the signing of the Merger Agreement, Urgently sought and obtained consents from the holders of its outstanding redeemable convertible preferred stock to convert such shares into Common Stock in connection with and contingent upon the Closing.

E.

Reflects adjustments to Urgently’s stockholder’s equity for the conversion of convertible promissory notes, incentive plan awards, and Urgently Warrants into Common Stock at the time of the Merger; the elimination of Otonomo’s historical common stock, additional paid-in capital, accumulated other comprehensive income, and accumulated deficit; the accrual of estimated transaction costs related to the Merger; and the stock consideration component of the Merger:

(in thousands)	Common stock	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit
Conversion of Preferred Stock, convertible promissory notes, incentive plan awards, and Urgently warrants to Common Stock	$6	$153,547	$—	$(2,205)
Elimination of Otonomo’s historical shareholders’ equity	—	(373,658)	5,466	254,931
Accrual of Urgently and Otonomo estimated transaction costs	—	—	—	(11,642)
Estimated merger consideration	4	89,864	—	41,392

	$10	$(130,247)	$5,466	$282,477

Note 4: Transaction Accounting Adjustments for Condensed Combined Statement of Operations

Adjustments included in the Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 are as follows:

A.

For the year ended December 31, 2022, reflects an adjustment to record estimated transaction costs related to the Merger, which Urgently and Otonomo are expected to incur after June 30, 2023 and up until the date of the Merger. These additional merger transaction costs, which include investment banking fees, legal and professional fees, and lender fees, are not included in the annual financial information of Otonomo and Urgently for the year ended December 31, 2022 presented in the first two columns in the pro-forma condensed statements above. These merger transaction costs are not expected to affect the Combined Company’s income statement beyond 12 months after the Merger date. Approximately $10.5 million of transaction costs incurred are included in the historical statements of operations for Urgently and Otonomo for the six months ended June 30, 2023.

B.

Reflects the adjustments to eliminate Otonomo’s historical amortization expense and impairment of goodwill and intangible assets, and to record new amortization expense based on the fair value of the identifiable acquired intangible assets:

	Six months ended June 30, 2023	Year ended December 31, 2022

	(in thousands)
Elimination of Otonomo’s historical amortization expense	$—	$(2,490)
Amortization of acquired intangible assets	2,000	4,000

	$2,000	$1,510

C.

Reflects the adjustments to eliminate historical interest expense and changes in fair value of derivative liabilities related to convertible promissory notes of Urgently that will convert into Common Stock at the time of the Merger.

D.

Reflects the adjustments to eliminate historical changes in fair value of Urgently Warrants and warrant expense related to liability-classified warrants of Urgently that will convert to equity at the time of the Merger.

E.	Reflects the adjustments to eliminate Otonomo’s historical impairment of goodwill and intangible assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a leading connected mobility assistance software platform, matching vehicle owners and operators with service professionals who deliver traditional roadside assistance, proactive maintenance and repair services. The traditional experience of a vehicle breakdown is often stressful and inconvenient for stranded drivers, compounded by processes that lack transparency and lead to long wait times. We offer an innovative alternative to this traditional experience, leveraging our digitally native software platform that matches supply and demand in our network to deliver exceptional mobility assistance experiences at scale.

We offer a digitally native software platform that combines location-based services, real-time data, AI and machine-to-machine communication to deliver quick, safe and innovative roadside assistance services for leading brands across the automotive and insurance industries, and other transportation-focused verticals. We collect signals from distressed vehicles and match those needs with local roadside assistance professionals to create a connected service network. Our platform enables our partners to deliver exceptional user experiences that drive high customer satisfaction and loyalty. With 58 Customer Partners and more than 66,000 participating Service Provider vehicle drivers in our network as of June 30, 2023, we deliver innovative, transparent and exceptional connected mobility assistance experiences at scale.

We generate the significant majority of our revenue from our Customer Partners, who contract with us to fulfill roadside assistance service requests for Consumers. We connect Consumers with nearby Service Providers, who provides the requested roadside assistance. We enter into multi-year contracts with our Customer Partners, which are typically three years, and we generate revenue on a per-incident basis, including negotiated rates customized for each Customer Partner. We also generate revenue from Customer Partner membership programs, which are typically offered to Consumers through an out-of-warranty vehicle maintenance program or bundled with other subscription membership offerings, on a fixed fee basis. We recognize subscription revenue from our Customer Partner membership programs ratably over the term of service, which is typically one year. We also offer our platform as a SaaS solution to enable certain of our Customer Partners’ roadside assistance services. We anticipate that the Merger and anticipated integration of Otonomo’s Mobility Platform will further enhance the customer service experience for Consumers on our platform by improving data capabilities, features, and data ingest capacity. We recognize revenue from our SaaS offering ratably over the life of the contract, which is typically one to three years. We make payments to our Service Providers on a per-job basis, typically within three weeks from job completion.

Our Sales and Partner Management Department works closely with our Customer Partners to ensure that Consumers receive an exceptional assistance experience, and we have a strong track record in Customer Partner retention, Consumer satisfaction with our platform and the reliability of our service. Prospective Customer Partners typically engage us for a pilot program and enter into a multi-year contract once they are satisfied with our platform’s performance. As Customer Partner contracts expire, we typically undergo a request-for-proposal process for each contract renewal. While we employ a targeted marketing program, many of our new Customer Partners are referred to us by satisfied existing Customer Partners.

As of December 31, 2022, our platform has enabled the completion of approximately 4.5 million roadside assistance service events across North America. For the six months ended June 30, 2022 and 2023, our revenue was $83.4 million and $93.6 million, respectively, representing a period-over-period growth rate of 12%. In 2021 and 2022, our revenue was $148.5 million and $187.6 million, respectively, representing a year-over-year growth rate of 26%. We generated net losses of $39.7 million, $24.2 million, $56.3 million and $96.0 million for the six months ended June 30, 2022 and 2023 and the years ended December 31, 2021 and 2022, respectively, as we continue to invest in our technology platform and business operations, and we expect we will continue to incur net losses for the foreseeable future. We anticipate that net loss will decrease in 2023 based on 2022 cost rationalization activity and operating leverage, even as we continue to add new Customer Partners and experience increased general and administrative expenses as we begin to operate as a public company. We had cash, cash equivalents and restricted cash of $13.0 million and $7.4 million as of June 30, 2023 and December 31, 2022, respectively, and cash used in operations was $24.6 million, $8.8 million, $57.2 million and $54.2 million for the six months ended June 30, 2022 and 2023 and the years ended December 31, 2021 and 2022, respectively. As of June 30, 2023 we had $123.1 million in debt.

Impact of COVID-19

The COVID-19 pandemic has had a notable impact on general economic conditions, including, but not limited to, the temporary closures of many businesses, “shelter in place” and other governmental regulations, and “work from home” directives. Notable effects on Urgently included reduced automotive travel, suspended in-person activities at contact center locations, and reduced operations and disruptions to the businesses of key Customer Partners. These effects negatively impacted revenue generating activities as worldwide driving patterns changed, overall time spent in a vehicle was reduced, and enterprises furloughed workers and ceased providing services that included transit in vehicles covered by our platform. In addition, the pandemic initially created labor shortages in our customer support centers, affecting our ability to service our Customer Partners and Consumers. While we have adjusted our approach to staffing to address the labor shortages, and vehicle use is increasingly returning to pre-pandemic levels, we continue to monitor the impact of the pandemic closely. The extent to which the pandemic will continue to impact our business, results of operations, financial condition, and cash flows remains uncertain.

Opportunities, Challenges and Risks

We believe that the growth of our business and our future success are dependent upon many factors, including our ability to expand our number of Customer Partners, develop and add new service offerings, and invest in our platform and infrastructure to support our expansion.

While each of these areas presents significant opportunities for us, they also pose material challenges and risks that we must successfully address in order to sustain our growth and improve our results of operations. For example, we may be unable to identify, develop and maintain strong relationships with existing or potential Customer Partners, which would adversely affect our ability to achieve revenue growth. We are also dependent on continued investment in our research and development organization to further improve the reliability, availability and scalability of our existing platform and to develop additional service offerings, and we cannot be certain these efforts will be successful, timely, or well received by the markets in which we operate. We are impacted by current trends in how technology is used to deliver volume to us, how Service Providers receive and accept jobs, and how new business models are being introduced to expand the types and variety of available roadside and mobility assistance services. We may be unable to retain quality Service Providers, control related pricing and continue to offer a superior customer experience.

We expect that addressing these challenges and risks will increase our operating expenses significantly over the next several years. The timing of our future profitability, if we achieve profitability at all, will depend upon many variables, including the success of our growth strategies and the timing and size of investments and expenditures that we choose to undertake, as well as market growth and other factors that are not within our control. If we fail to successfully address these challenges, risk and variables and other risks that we face, our business, operating results and prospects may be materially adversely affected. See “Risk Factors” and “Business—Our Growth Strategies” for additional information on the challenges and risks we face.

Key Factors Affecting Our Performance

New Customer Partner Acquisition

Our ability to add and retain Customer Partners is a key factor in our ability to generate new revenue, grow existing accounts, improve margins and push towards profitability. We attract enterprises seeking frictionless, digital roadside assistance solutions for Consumers with our emphasis on a well-designed and easy-to-use interface. Due to the relative concentration of the mobility assistance market, new Customer Partner acquisition can result in significant expansion of our footprint within the market.

We believe the continued focus on exceptional Consumer experiences will continue to drive demand for our platform and broaden our number of Customer Partners. Historically, our ability to engage new Customer Partners has been limited primarily by our ability to effectively service the existing demand. However, as our Service Provider network grows and our support capabilities are streamlined and automated, we anticipate that our platform capabilities will also grow to meet the demands of new Customer Partners. We have been successful in retaining our Customer Partners once they have initially adopted our platform.

Continued Investment in Innovation

Our success depends, in part, on our ability to sustain innovation and maintain a competitive advantage in the verticals in which we operate and expand to meet new and evolving needs in roadside and mobility assistance. We believe that the emerging need for mobility assistance is a transformational opportunity that will bridge historically siloed and fragmented industries including insurance, collision, vehicle sales and service, the automotive aftermarket and logistics. These market transformations are creating new opportunities for roadside assistance providers to extend services into adjacent markets to increase revenue opportunities. We believe that our platform is differentiated from other offerings and has broad applicability to a variety of use cases, and we will continue to invest in developing and enhancing platform features and functionality to further extend adoption of our platform. We expect to continue to invest in research and development efforts to broaden the functionality of our platform, improve the value of our offering to our Customer Partners, and incorporate additional offerings. We will also continue to evaluate from time to time, strategic opportunities to acquire or invest in businesses, offerings, technologies or talent that we believe could complement or expand our platform, enhance our technical capabilities, or otherwise provide potential growth opportunities.

Investing in Business Growth

Our ability to support our existing Customer Partners and engage with new Customer Partners is impacted by our ability to rapidly scale and expand. Historically, we have been resource constrained and unable to commit to technology improvements because of our incremental funding history. We are now focused on investing in our proprietary technology, machine learning and data analytics models in order to streamline and digitize the high-touch aspects of our operations. These investments will enable us to optimize our Service Provider supply models, calibrate Service Provider pricing and streamline our operational processes. Our ability to manage expenses, and to effectively invest our resources to enable a better Consumer experience, will impact our operating results and future profitability. While we embarked on an aggressive growth plan in early 2022, as a result of the macro-economic environment we pivoted to a more judicious staffing model. In addition, due to staffing challenges in the United States caused by the pandemic and government stimulus payments coupled with remote work, and to maintain reliable and high-quality service, we migrated portions of our customer support representatives to more cost-effective alternatives (this migration together with our judicious staffing model, the “Realignment”). As we maintain our priorities, we expect our operating expenses to decrease in the short term relative to historical periods but increase over the longer term as we continue our targeted investments in growth. Although operating expenses will increase, based on the Realignment actions, we expect leverage with our operating expenses, resulting in a lower operating expense as a percentage of revenue metric.

Seasonality

We experience seasonality in monetization on our platform. Historically, we generate higher levels of roadside assistance service requests during the summer and winter, when a greater proportion of Consumers are traveling for holidays. Particularly as we continue to adjust to the evolving COVID-19 pandemic, such seasonality may be more pronounced in the future or different altogether.

We have also experienced increased roadside assistance service requests during periods of economic downturn. During these times Consumers may be less likely to allocate resources to vehicle maintenance, and we have observed that delaying vehicle maintenance typically increases the likelihood of a vehicle breakdown.

Key Business Metrics

We regularly monitor a number of operating metrics, including the following key metrics, in order to measure our current performance and estimate our future performance.

Consumer Ratings

Exceptional Consumer service is a cornerstone of our business. We measure Consumer sentiment through a variety of surveys but primarily measure completed jobs on a 1-to-5-star scale, with a 5 star being the highest. We have historically averaged 4.5 out of 5 stars. We are proud of how highly Consumers rate their service experiences with us given the fact that no one aspires to have a breakdown. It’s often stressful, nearly always unexpected, and often unsafe. Our aspirational goal is 100% Consumer satisfaction. We use Consumer ratings to improve the service experience by improving networks, technology, and training.

For the six months ended June 30, 2023 and 2022, our consumer satisfaction score (“CSAT”) was 4.5 and 4.6, respectively. For the years ended December 31, 2022 and 2021, our CSAT remained consistent at 4.5 (out of 5).

Number of Dispatches

We believe that our ability to increase the number of dispatches is an indicator of our Customer Partner penetration, the growth of our business and potential future business opportunities. We define the number of dispatches as the number of completed service requests in a given period. Number of dispatches has increased over time as we have added new Customer Partners, retained and expanded usage by existing Customer Partners and expanded complimentary product offerings. As our Customer Partner base grows and usage of our platform expands, we do not expect to continue to grow at the same year-over-year rate. Additionally, we expect the number of dispatches to fluctuate as seasonality is reflected on a period-over-period basis, as the summer and winter months typically contain more Consumer travel and roadside assistance events.

For the six months ended June 30, 2023, the number of dispatches decreased 5% to 590,000 compared to 618,000 for the prior year period. The number of dispatches increased 11% to 1.3 million for the year ended December 31, 2022, from 1.1 million for the year ended December 31, 2021. For the years ended December 31, 2020 and 2019, we completed 719,000 dispatches and 436,000 dispatches, respectively.

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we believe the following non-GAAP financial measures are useful to investors in evaluating our operating performance. We use the following non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that the non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, may be helpful to investors because they provide consistency and comparability with past financial performance and meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. The non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP and may be different from similarly-titled non-GAAP financial measures used by other companies. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as a tool for comparison. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP financial measures to our most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Non-GAAP Operating Expenses

We define non-GAAP operating expenses as operating expenses, excluding depreciation and amortization expense, stock-based compensation expense, and non-recurring charges (or income) such as transaction and restructuring costs. We use non-GAAP operating expenses in conjunction with GAAP financial measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with the Board concerning our financial performance.

	Six Months Ended June 30,		Year Ended December 31,
	2022	2023	2021	2022
	(in thousands)
Non-GAAP operating expenses	$35,401	$28,073	$55,280	$68,771

The following table provides a reconciliation of non-GAAP operating expenses to the most comparable GAAP measure, operating expenses, for each of the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2022	2023	2021	2022
	(in thousands)
Operating expenses	$37,692	$34,975	$58,171	$73,699
Less: Depreciation and amortization expense	144	134	242	297
Less: Stock-based compensation expense	301	153	698	494
Less: Non-recurring transaction costs	1,219	6,479	1,951	2,921
Less: Restructuring costs	627	136	—	1,216

Non-GAAP operating expenses	$35,401	$28,073	$55,280	$68,771

Non-GAAP Operating Loss

We define non-GAAP operating loss as operating loss, excluding depreciation and amortization expense, stock-based compensation expense, and non-recurring charges (or income) such as transaction and restructuring costs. We use non-GAAP operating loss in conjunction with GAAP financial measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with the Board concerning our financial performance.

	Six Months Ended June 30,		Year Ended December 31,
	2022	2023	2021	2022
	(in thousands)
Non-GAAP operating loss	$(29,704)	$(9,554)	$(46,867)	$(48,624)

The following table provides a reconciliation of non-GAAP operating loss to the most comparable GAAP measure, operating loss, for each of the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2022	2023	2021	2022
	(in thousands)
Operating loss	$(31,995)	$(16,456)	$(49,758)	$(53,552)
Add: Depreciation and amortization expense	144	134	242	297
Add: Stock-based compensation expense	301	153	698	494
Add: Non-recurring transaction costs	1,219	6,479	1,951	2,921
Add: Restructuring costs	627	136	—	1,216

Non-GAAP operating loss	$(29,704)	$(9,554)	$(46,867)	$(48,624)

Components of Results of Operations

Revenue

We generate substantially all of our revenues from roadside assistance services (“RAS”) initiated through our software platform primarily in the United States and Canada. We contract with Customer Partners to provide the outsourced delivery for all or portions of their roadside assistance plans for Consumers. We manage the entire RAS process after receiving the initial motorist distress call or web-based request through final disposition. We currently operate under two different service models for our Customer Partners: (i) full-service outsourcing RAS-flat rate and (ii) full-service outsourcing RAS-claim cost pass-through.

•

Full-service outsourcing of RAS-flat rate. In connection with our full-service flat-rate arrangements, we negotiate fixed rates with subcontract Service Providers and charge Customer Partners or Consumers fixed rates based on each service provided (per tow, per jump start, etc.) As a result, we record these revenues on a gross basis and the costs related are recorded as part of cost of service. We recognize these revenues over time.

•

Full-service outsourcing of RAS-claim cost pass-through. In connection with our full-service claim cost pass-through arrangements, we negotiate a flat dispatch fee directly with our Customer Partners which is combined with the variable cost of subcontracted services. We act as an agent in these transactions and record only the flat dispatch fee as revenue. We recognize these revenues over time.

For additional discussion related to our revenue, see Note 2—Summary of Significant Accounting Policies—Revenue Recognition to our audited consolidated financial statements for the years ended December 31, 2022 and 2021.

Cost of revenue

Cost of revenue, exclusive of depreciation and amortization, consists primarily of fees paid to Service Providers. Other costs included in cost of revenue are specifically the technology hosting and platform-related costs, certain personnel costs related to direct call center support to Consumers as part of platform authentication, and amortization of costs to fulfill.

Gross profit and Gross margin

Gross profit represents revenue less cost of revenue, and gross margin is gross profit expressed as a percentage of revenue. Our gross margin may fluctuate from period to period as our revenue fluctuates and has been and will continue to be affected by various factors, including mix of services provided, Customer Partner pricing and Service Provider costs. We expect our gross profit to increase and our gross margin to increase modestly over the long term due to platform enhancements resulting in more cost effective and competitive Service Provider costs, although our gross margins could fluctuate from period to period depending on the interplay between the factors described above.

Research and development

Research and development expenses primarily consist of compensation expenses, including equity-based compensation, for engineering, product development, product management and design employees, expenses associated with ongoing improvements to, and maintenance of, our platform offerings and other technology. Research and development expense also includes software expenses and technology consulting fees.

Sales and marketing

Sales and marketing expenses primarily consist of compensation expenses, including equity-based compensation, in support of new business capture, partner management and marketing such as commissions, salaries, and related benefits. Sales and marketing expense also includes expenses associated with advertising, promotions of our services, Partner advocacy management and brand-building.

Operations and support

Operations and support expenses primarily consist of compensation expenses, including equity-based compensation, in support of customer support operations such as salaries, related benefits, contractors we use to manage customer support workload and related technology costs to support such operations. Operations and support expenses also include expenses associated with Service Provider network management.

General and administrative

General and administrative expenses primarily consist of compensation expenses, including equity-based compensation and related benefits for our executive, finance, human resources, information technology, legal and other personnel performing administrative functions. General and administrative expense also includes corporate office rent expense, third-party professional fees, public company readiness expenses and any other cost or expense incurred not deemed to be related to cost of revenue, sales and marketing expense, research and development expense, or operations and support expense.

Depreciation and amortization

Depreciation and amortization expenses primarily consist of depreciation of capitalized property, equipment and software and amortization of acquired finite-lived intangible assets.

Other income (expense), net

Other income (expense), net primarily includes the following items:

•	Interest expense, which consists primarily of interest expense associated with our outstanding debt, including accretion of debt discount and amortization of debt financing costs.

•	Interest income, which consists primarily of interest earned on cash equivalents in money market accounts.

•	Change in fair value of derivative liability, which represents gains or losses resulting from fluctuations in the fair value of embedded derivative liabilities associated with convertible notes.

•	Change in fair value of warrant liability, which represents gains or losses resulting from fluctuations in the fair value of warrant liabilities.

•	Warrant expense, which represents the fair value of Urgently Warrants issued during the period for Urgently Warrants classified as liabilities on the consolidated balance sheets.

•

Foreign currency exchange gains (losses), net, which relate primarily to the exchange rate differences arising from the settlement of transactions in foreign currencies other than our Canadian subsidiary’s functional currency.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2022	2023	2021	2022
	(in thousands)
Total revenue	$83,489	$93,555	$148,508	$187,589
Cost of revenue	77,792	75,036	140,095	167,442

Gross profit	5,697	18,519	8,413	20,147

Operating expenses:
Research and development	8,399	7,410	12,252	16,733
Sales and marketing	2,844	1,947	4,122	5,647
Operations and support	18,942	13,247	28,680	36,893
General and administrative	7,363	12,237	12,875	14,129
Depreciation and amortization	144	134	242	297

Total operating expenses	37,692	34,975	58,171	73,699

Operating loss	(31,995)	(16,456)	(49,758)	(53,552)
Other expense, net	(7,713)	(7,712)	(6,581)	(42,430)

Loss before income taxes	(39,708)	(24,168)	(56,339)	(95,982)
Provision for income taxes	—	—	—	—

Net loss	(39,708)	(24,168)	$(56,339)	(95,982)

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2022	2023	2021	2022
Total Revenue	100%	100%	100%	100%
Cost of revenue	93%	80%	94%	89%

Gross margin	7%	20%	6%	11%
Operating expenses:
Research and development	10%	8%	8%	9%
Sales and marketing	3%	2%	3%	3%
Operations and support	23%	14%	19%	20%
General and administrative	9%	13%	9%	8%
Depreciation and amortization	0%	0%	0%	0%

Total operating expenses	45%	37%	39%	40%

Operating loss	(38)%	(17)%	(34)%	(29)%
Other expense, net	(9)%	(8)%	(4)%	(23)%

Loss before income taxes	(47)%	(25)%	(38)%	(51)%
Provision for income taxes	—	—	—	—

Net loss	(47)%	(25)%	(38)%	(51)%

Comparison of the Six Months Ended June 30, 2022 and 2023

Revenue

Total revenue during the six months ended June 30, 2022 and 2023 was as follows:

	Six Months Ended June 30,		Change
	2022	2023	Amount	%

	(in thousands, except percentages)
Total revenue	$83,489	$93,555	$10,066	12%

Revenue increased by $10.1 million, or 12%, to $93.6 million in the six months ended June 30, 2023 from $83.5 million in the six months ended June 30, 2022. This increase was primarily driven by an increase in dispatch volume and rates charged to existing Customer Partners which accounted for an increase of $14.7 million in revenue. Our fleet management (including car rental companies) and auto manufacturer Customer Partners generated both volume and rate increases driven by business growth and higher dispatch allocations. We also added six new Customer Partners in 2022 and 2023, which accounted for an increase of $6.2 million in revenue. The overall increase in dispatch volume and related revenue was offset by lower Customer Partner dispatch volumes from one auto manufacturer Customer Partner and one insurance Customer Partner along with our decision to shift focus away from certain less profitable activity which resulted in a decrease in revenue of $10.8 million.

Cost of Revenue

Cost of revenue during the six months ended June 30, 2022 and 2023 was as follows:

	Six Months Ended June 30,		Change
	2022	2023	Amount	%

	(in thousands, except percentages)
Cost of revenue	$77,792	$75,036	$(2,756)	(4)%
Percentage of total revenue	93%	80%
Gross profit	$5,697	$18,519	$12,822	225%

Cost of revenue decreased by $2.8 million, or 4%, to $75.0 million in the six months ended June 30, 2023 from $77.8 million in the six months ended June 30, 2022. The decrease was primarily driven by a reduction in first call and platform costs in the amount of $2.9 million as the business shifted away from partnerships that required first call support and reduced costs consistent with the Realignment. The decrease was offset by an increase driven by higher average Service Provider fees for the six months ended June 30, 2023. The increase in average Service Provider fees is consistent with overall inflation and industry experiences.

Our gross profit for the six months ended June 30, 2023 was $18.5 million, compared to $5.7 million for the six months ended June 30, 2022. The increase was primarily driven by rate increases applied to Customer Partners, and the decrease in first call costs, resulting in gross profit growth of 225% compared to revenue growth of 12%.

Operating Expenses

Research and Development

Research and development expense during the six months ended June 30, 2022 and 2023 was as follows:

	Six Months Ended June 30,		Change
	2022	2023	Amount	%

	(in thousands, except percentages)
Research and development	$8,399	$7,410	$(989)	(12)%
Percentage of total revenue	10%	8%

Research and development expense decreased by $1.0 million, or 12%, to $7.4 million in the six months ended June 30, 2023 from $8.4 million in the six months ended June 30, 2022. The decrease was primarily driven by a reduction in employee and employee-related expenses of $1.0 million. Consistent with the Realignment, research and development employees were 113 and 77 as of June 30, 2022 and 2023, respectively.

As a percentage of total revenue, research and development expense decreased by 2%, to 8% in the six months ended June 30, 2023 from 10% in the six months ended June 30, 2022. The decrease was primarily driven by the Realignment.

Sales and Marketing

Sales and marketing expense during the six months ended June 30, 2022 and 2023 was as follows:

	Six Months Ended June 30,		Change
	2022	2023	Amount	%

	(in thousands, except percentages)
Sales and marketing	$2,844	$1,947	$(897)	(32)%
Percentage of total revenue	3%	2%

Sales and marketing expense decreased by $0.9 million, or 32%, to $1.9 million in the six months ended June 30, 2023 from $2.8 million in the six months ended June 30, 2022. The decrease was primarily driven by a decrease in employee and employee-related expenses of $0.7 million and a reduction in marketing activities of $0.1 million. Consistent with the Realignment, sales and marketing employees were 42 and 21 as of June 30, 2022 and 2023, respectively.

As a percentage of total revenue, sales and marketing expense decreased by 1%, to 2% in the six months ended June 30, 2023 from 3% in the six months ended June 30, 2022, driven by the Realignment.

Operations and Support

Operations and support expense during the six months ended June 30, 2022 and 2023 was as follows:

	Six Months Ended June 30,		Change
	2022	2023	Amount	%

	(in thousands, except percentages)
Operations and support	$18,942	$13,247	$(5,695)	(30)%
Percentage of total revenue	23%	14%

Operations and support expense decreased by $5.7 million, or 30%, to $13.2 million in the six months ended June 30, 2023 from $18.9 million in the six months ended June 30, 2022. The decrease was primarily related to the continued migration of a portion of customer support representative resources from the United States to business process organizations located in Central and South America, resulting in a cost reduction of $3.9 million, a reduction of employee related costs, resulting in a cost reduction of $1.2 million and overall lower net operating costs due to a focus on the Realignment, resulting in cost reductions of $0.6 million. Consistent with the Realignment, operations and support employees were 137 and 90 as of June 30, 2022 and 2023, respectively, and customer support representative full-time employees were 993 and 699 as of June 30, 2022 and 2023, respectively.

As a percentage of total revenue, operations and support expense decreased by 9%, to 14% in the six months ended June 30, 2023 from 23% in the six months ended June 30, 2022. The decrease was primarily driven by customer support center transformation initiatives consistent with the Realignment.

General and Administrative

General and administrative expense during the six months ended June 30, 2022 and 2023 was as follows:

	Six Months Ended June 30,		Change
	2022	2023	Amount	%

	(in thousands, except percentages)
General and administrative	$7,363	$12,237	$4,874	66%
Percentage of total revenue	9%	13%

General and administrative expense increased by $4.9 million, or 66%, to $12.2 million in the six months ended June 30, 2023 from $7.4 million in the six months ended June 30, 2022. The increase was primarily related to an increase in transaction related expenses of $5.3 million associated with the planned merger with Otonomo, higher business insurance costs of $0.3 million based on the external insurance markets and enhanced coverage, an increase in bad debt expense of $0.2 million, and an increase in travel of $0.1 million, offset by lower employee related expenses of $1.3 million. Consistent with the Realignment, general and administrative employees were 76 and 54 as of June 30, 2022 and 2023, respectively.

As a percentage of total revenue, general and administrative expense increased by 4%, to 13% in the six months ended June 30, 2023 from 9% in the six months ended June 30, 2022. The increase was primarily driven by transaction related expenses associated with the planned Merger.

Depreciation and amortization

Depreciation and amortization expense during the six months ended June 30, 2022 and 2023 was as follows:

	Six Months Ended June 30,		Change
	2022	2023	Amount	%

	(in thousands, except percentages)
Depreciation and amortization	$144	$134	$(10)	(7)%
Percentage of total revenue	0%	0%

Depreciation and amortization expense remained relatively flat from the six months ended June 30, 2022 to the six months ended June 30, 2023.

Other Expense, net

Other expense, net during the six months ended June 30, 2022 and 2023 was as follows:

	Six Months Ended June 30,		Change
	2022	2023	Amount	%

	(in thousands, except percentages)
Other expense, net	$(7,713)	$(7,712)	$1	0%
Percentage of total revenue	(9)%	(8)%

Other expense, net remained flat from the six months ended June 30, 2022 to the six months ended June 30, 2023. A $15.0 million increase in interest expense was offset by $10.0 million in net gains resulting from changes in the fair values of derivative and warrant liabilities and a $4.9 million gain on the extinguishment of the Structural Loan Agreement.

Comparison of the Years Ended December 31, 2021 and 2022

Revenue

Total revenue during the years ended December 31, 2021 and 2022 was as follows:

	Year ended December 31,		Change
	2021	2022	Amount	%

	(in thousands, except percentages)
Total revenue	$148,508	$187,589	$39,081	26%

Revenue increased by $39.1 million, or 26%, to $187.6 million in 2022 from $148.5 million in 2021. This increase was primarily driven by an increase in dispatch volume and rates charged to existing Customer Partners which accounted for an increase of $46.6 million in revenue. Both volume and rate increases were driven by business growth and higher dispatch allocations from our fleet management, car rental company, and auto manufacturer Customer Partners. We also launched four new Customer Partners, in the fleet management and car rental business, which accounted for an increase of $5.7 million in revenue. The overall increase in dispatch volume was offset by lower Customer Partner dispatch volumes from an auto manufacturer and a fleet management Customer Partner along with our decision to shift focus away from certain less profitable activity which resulted in a decrease in revenue of $13.5 million.

Cost of Revenue

Cost of revenue during the years ended December 31, 2021 and 2022 was as follows:

	Year ended December 31,		Change
	2021	2022	Amount	%

	(in thousands, except percentages)
Cost of revenue	$140,095	$167,442	$27,347	20%
Percentage of total revenue	94%	89%
Gross profit	$8,413	$20,147	$11,734	139%

Cost of revenue increased by $27.3 million, or 20%, to $167.4 million in 2022 from $140.1 million in 2021. The increase was primarily driven by our growth in dispatches and higher average Service Provider fees when compared to 2021. The increase in Service Provider fees is consistent with overall inflation and industry experiences.

Our gross profit for the year ended December 31, 2022 was $20.1 million, compared to $8.4 million for the year ended December 31, 2021. The increase was primarily driven by rate increases applied to Customer Partners which exceeded Service Provider cost increases, along with the onboarding of new Customer Partners with higher profit margins, resulting in gross profit growth of 139% compared to revenue growth of 26%.

Operating Expenses

Research and Development

Research and development expense during the years ended December 31, 2021 and 2022 was as follows:

	Year ended December 31,		Change
	2021	2022	Amount	%

	(in thousands, except percentages)
Research and development	$12,252	$16,733	$4,481	37%
Percentage of total revenue	8%	9%

Research and development expense increased by $4.5 million, or 37%, to $16.7 million in 2022 from $12.3 million in 2021. The increase was primarily driven by an increase in employee and employee-related expenses of $3.5 million, the use of new applications and hosting to support development activities of $0.9 million and severance related costs to reduce headcount totaling less than $0.1 million. Consistent with the Realignment, research and development employees were 101 and 82 as of December 31, 2021 and 2022, respectively.

As a percentage of total revenue, research and development expense increased by 1%, to 9% in 2022 from 8% in 2021. The increase was primarily driven by additional investment in our technology platform as we make enhancements and grow system capacity.

Sales and Marketing

Sales and marketing expense during the years ended December 31, 2021 and 2022 was as follows:

	Year ended December 31,		Change
	2021	2022	Amount	%

	(in thousands, except percentages)
Sales and marketing	$4,122	$5,647	$1,525	37%
Percentage of total revenue	3%	3%

Sales and marketing expense increased by $1.5 million, or 37%, to $5.6 million in 2022 from $4.1 million in 2021. The increase was primarily driven by an increase in employee and employee-related expenses of $1.5 million and severance costs to reduce headcount of less than $0.1 million. Consistent with the Realignment, sales and marketing employees were 39 and 32 as of December 31, 2021 and 2022, respectively.

As a percentage of total revenue, sales and marketing expense remained flat from 2021 to 2022.

Operations and Support

Operations and support expense during the years ended December 31, 2021 and 2022 was as follows:

	Year ended December 31,		Change
	2021	2022	Amount	%

	(in thousands, except percentages)
Operations and support	$28,680	$36,893	$8,213	29%
Percentage of total revenue	19%	20%

Operations and support expense increased by $8.2 million, or 29%, to $36.9 million in 2022 from $28.7 million in 2021. The increase was primarily related to additional headcount in several areas of operations, including network operations, workforce management and operational management, all accounting for $5.5 million, severance costs to reduce headcount of $0.2 million, and additional business tools and applications of $0.5 million. During 2022, we migrated portions of customer support representative resources were transitioned from the United States to business process organizations located in Central and South America, the resulting reduction in costs was offset by certain one-time non-recurring costs associated with training new vendors and new contracted customer support representatives, additional travel and management time of approximately $1.2 million. Consistent with the Realignment, operations and support employees were 119 and 110 as of December 31, 2021 and 2022, respectively, and customer support representatives were 491 and 608 as of December 31, 2021 and 2022, respectively.

As a percentage of total revenue, operations and support expense increased by 1%, to 20% in 2022 from 19% in 2021. The increase was primarily driven by investments in additional expenses to support our Service Providers and enhance relationships and loyalties.

General and Administrative

General and administrative expense during the years ended December 31, 2021 and 2022 was as follows:

	Year ended December 31,		Change
	2021	2022	Amount	%

	(in thousands, except percentages)
General and administrative	$12,875	$14,129	$1,254	10%
Percentage of total revenue	9%	8%

General and administrative expense increased by $1.3 million, or 10%, to $14.1 million in 2022 from $12.9 million in 2021. The increase was primarily related to an increase in transaction related expenses of $1.5 million associated with the planned merger with Otonomo, higher business insurance costs of $0.4 million based on the external insurance markets and enhanced coverage, and severance costs to reduce headcount of $1.0 million offset by a recovery of bad debt expense of $0.6 million and lower employee related expenses of $0.7 million. Consistent with the Realignment, general and administrative employees were 71 and 62 as of December 31, 2021 and 2022, respectively.

As a percentage of total revenue, general and administrative expense decreased by 1%, to 8% in 2022 from 9% in 2021. The decrease was primarily driven by a focus to consolidate functional support groups and reduce spending to better align expenses with revenue.

Depreciation and amortization

Depreciation and amortization expense during the years ended December 31, 2021 and 2022 was as follows:

	Year ended December 31,		Change
	2021	2022	Amount	%

	(in thousands, except percentages)
Depreciation and amortization	$242	$297	$55	23%
Percentage of total revenue	0%	0%

Depreciation and amortization expense increased by $0.1 million, or 23%, to $0.3 million in 2022 from $0.2 million in 2021. The increase was primarily driven by depreciation expense on newly acquired assets during the latter part of 2021 and in 2022.

As a percentage of total revenue, depreciation and amortization expense remained flat from 2021 to 2022.

Other Expense, net

Other expense, net during the years ended December 31, 2021 and 2022 was as follows:

	Year ended December 31,		Change
	2021	2022	Amount	%

	(in thousands, except percentages)
Other expense, net	$(6,581)	$(42,420)	$(35,849)	545%
Percentage of total revenue	(4)%	(23)%

Other expense, net increased by $35.8 million, or 545%, to $(42.4) million in 2022 from $(6.6) million in 2021. The increase was primarily driven by additional interest expense associated with our term loans and convertible notes and increases in the fair values of derivative liabilities and warrant liabilities.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly statements of operations data for each of the six quarters ended June 30, 2023, as well as the percentage of total revenue that each line item represents for each quarter. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.

	Quarter ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023
	(in thousands)
Revenue	$40,155	$43,334	$52,134	$51,966	$49,578	$43,977
Cost of revenue	37,713	40,079	46,078	43,572	40,319	34,717

Gross margin	2,442	3,255	6,056	8,394	9,259	9,260

Operating expenses:
Research and development	3,972	4,427	4,552	3,782	3,742	3,668
Sales and marketing	1,418	1,426	1,431	1,372	1,072	875
Operations and support	9,276	9,666	9,976	7,975	7,201	6,046
General and administrative	3,906	3,457	3,152	3,614	7,480	4,757
Depreciation and amortization	69	75	77	76	72	62

Total operating expenses	18,641	19,051	19,188	16,819	19,567	15,408

Operating loss	(16,199)	(15,796)	(13,132)	(8,425)	(10,308)	(6,148)
Other expense, net	(4,996)	(2,717)	(9,925)	(24,792)	(7,440)	(272)

Loss before income taxes	(21,195)	(18,513)	(23,057)	(33,217)	(17,748)	(6,420)
Provision for income taxes	—	—	—	—	—	—

Net loss	$(21,195)	$(18,513)	$(23,057)	$(33,217)	$(17,748)	$(6,420)

Quarterly Revenue Trends

Our quarterly revenue increased sequentially in each of the periods presented through September 30, 2022. Our business is subject to seasonality and generally experiences lower engagement on the platform, and correspondingly lower revenue, during the fall. For the quarters ended September 30, 2022 and December 31, 2022, this seasonality was offset by increased revenues from existing Customer Partner contracts as a result of contract optimization. In addition, in the quarters ended March 31 and June 30, 2023, we experienced lower Customer Partner dispatch volumes from one auto manufacturer Customer Partner and one insurance Customer Partner, and we made the decision to shift focus away from certain less profitable activity which resulted in a decrease of revenue in subsequent quarters.

Quarterly Cost of Revenue Trends

Our quarterly cost of revenue fluctuates based on timing of our investments in our connected mobility assistance software platform. We continue to invest in our proprietary technology, machine learning and data analytics models in order to streamline and digitize the high-touch aspects of our operations. In early 2022, we evaluated pursuing a public offering, and incurred transactions costs equal to an aggregate of $0.3 million and $0.9 million, respectively, in the quarters ended March 31 and June 30, 2022. In connection with the initiation of discussions that culminated in the Merger, we incurred transaction costs equal to an aggregate of $1.5 million, $4.7 million and $1.8 million, respectively, in the quarters ended December 31, 2022, March 31, 2023 and June 30, 2023. While we embarked on an aggressive growth plan in early 2022, as a result of the macroeconomic environment we pivoted to a more judicious staffing model in connection with the Realignment. We incurred restructuring costs equal to an aggregate of $0.5 million, $0.1 million, $0.4 million, and $0.2 million, respectively, in the quarters ended March 31, June 30, September 30 and December 31, 2022. We continued to recognize restructuring costs in subsequent quarters, including an aggregate of $0.1 million in the quarter ended June 30, 2023. In addition, due to staffing challenges in the United States caused by the pandemic and government stimulus payments coupled with remote work, and to maintain reliable and high-quality service, we migrated portions of our customer support representatives to more cost-effective alternatives. As a result, during the quarter ended December 31, 2022, we experienced a decrease in cost of revenue, which we expect to continue in the short term. We will continue to pursue targeted investments in growth, and therefore anticipate cost of revenue will increase in the longer term, though following the Realignment we expect cost of revenue to continue to be a lower percentage of revenue.

Quarterly Gross Margin Trends

Our quarterly gross margin fluctuates based on the seasonality of our business and varying Customer Partner dispatch volumes, as well as the timing of our investments in our connected mobility assistance software platform. Our quarterly gross margin increased sequentially in each of the periods presented above, primarily as a result of the Realignment and reduction in overall cost of revenue. We expect to continue to judiciously manage operating expenses and maintain our gross margin growth.

Quarterly Non-GAAP Financial Measures

The following table presents non-GAAP financial measures for each of the fiscal quarters presented below. We define non-GAAP operating expenses as operating expenses, excluding depreciation and amortization expense, stock-based compensation expense, and non-recurring charges (or income) such as transaction and restructuring costs. We define non-GAAP operating loss as operating loss, excluding depreciation and amortization expense, stock based compensation expense, and non-recurring charges (or income) such as transaction and restructuring costs. In addition to our financial information presented in accordance with GAAP, we believe non-GAAP operating expenses and non-GAAP operating loss are useful in evaluating our operating performance.

	Quarter ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023
			(in thousands)
Operating expenses	$18,641	$19,051	$19,188	$16,819	$19,567	$15,408
Less: Depreciation and amortization expense	69	75	77	76	72	62
Less: Stock-based compensation expense	155	146	110	83	77	76
Less: Non-recurring transaction costs	323	896	120	1,582	4,723	1,756
Less: Restructuring costs	500	127	427	162	25	111

Non-GAAP operating expenses	$17,594	$17,807	$18,454	$14,916	$14,670	$13,403

Operating loss	$(16,199)	$(15,796)	$(13,132)	$(8,425)	$(10,308)	$(6,148)
Add: Depreciation and amortization expense	69	75	77	76	72	62
Add: Stock-based compensation expense	155	146	110	83	77	76
Add: Non-recurring transaction costs	323	896	120	1,582	4,723	1,756
Add: Restructuring costs	500	127	427	162	25	111

Non-GAAP operating loss	$(15,152)	$(14,552)	$(12,398)	$(6,522)	$(5,411)	$(4,143)

Liquidity and Capital Resources

Due to our history of recurring losses from operations, negative cash flows from operations, and our dependency on debt and equity financing to fund operating shortfalls, management concluded that there was substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2022 as to the substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared in accordance with GAAP, which contemplates that we will continue to operate as a going concern. Our consolidated financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

As of June 30, 2023, we had $13.0 million in cash, cash equivalents and restricted cash. Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of Preferred Stock, borrowings under debt financing arrangements and credit facilities, and operating activities. As of June 30, 2023, our debt balance totaled $123.1 million with maturity dates through June 2024.

Since inception, we have consistently maintained a working capital deficit, in which our current liabilities exceed our current assets. This is due to the nature of our business model, in that we pay our Service Providers generally within two to three weeks of performance, but our collection cycle is longer for most of our Customer Partners. Our cash needs vary from period to period primarily based on our growth: in periods of fast growth our cash needs are accelerated as we invest into the operations and servicing of new Customer Partners. Our cash needs can also vary from period to period depending upon the gross margin performance we are able to attain. Our primary liquidity needs are to fund working capital requirements, invest into our growth through spending on technology and people, and fund our debt service obligations. We believe factors that could affect our liquidity include our rate of revenue growth, changes in demand for our services, competitive pricing pressures, the timing and extent of spending on research and development and other growth initiatives, our ability to achieve further reductions in operating expenses, and overall economic conditions.

We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, our competitive position could weaken, and our business and results of operations could be adversely affected. The incurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that our current liquidity is insufficient to fund future activities, we may need to raise additional funds. In the future, we may attempt to raise additional capital through the sale of equity securities or through debt financing arrangements.

Structural Loan Agreement

On October 13, 2021, we entered into the Structural Loan Agreement. As of May 18, 2023, Urgently had an aggregate principal amount of $17.5 million outstanding under the Structural Loan Agreement, comprised of $17.5 million of tranche 1 term loans and $10.0 million of tranche 2 term loans. The loans under the Structural Loan Agreement mature on January 1, 2024; provided, however, that if we close the Merger and complete the direct listing of our securities on a public exchange (the “Direct Listing”) on or prior to December 31, 2023, the maturity date will be automatically extended to November 1, 2024.

Borrowings under the Structural Loan Agreement accrue interest at a floating per annum rate equal to (x) for $14.0 million of the outstanding tranche 1 term loans, a per annum rate of interest equal to the greater of (i) 14.0%, and (ii) 7.5% plus the prime rate then in effect, (y) for $3.5 million of the outstanding tranche 1 term loans, a per annum rate of interest equal to the greater of (i) 13.5%, and (ii) 7.0% plus the prime rate then in effect, and (z) for the tranche 2 loans, a per annum rate of interest equal to the greater of (i) 13.5% and (ii) 7.0% plus the prime rate then in effect. Our obligations under the Structural Loan Agreement are secured by first priority lien on substantially all of our assets and the assets of each of our subsidiaries party thereto. The entire principal amount of the loan shall be due and payable upon maturity. At maturity, Urgently must pay a final payment fee of $1.2 million, a success fee of $4.8 million, a restructuring fee of $2.2 million, and an amendment fee of $1.0 million.

In connection with the Structural Loan Agreement, we previously issued to affiliates of Structural Capital the Structural Loan Warrants. Our obligations under our credit facilities and long-term debt are described in Note 7 “Debt Arrangements” of the audited consolidated financial statements included elsewhere in this prospectus.

Highbridge Loan Agreement

On December 16, 2021, we entered into the Highbridge Loan Agreement. As of May 18, 2023, Urgently had an aggregate amount of $40.0 million outstanding under the Highbridge Loan Agreement. No additional amounts may be drawn under the Highbridge Loan Agreement. The loans under the Highbridge Loan Agreement mature on March 31, 2024; provided, however, that if we close the Merger and complete the Direct Listing on or prior to March 31, 2024, the maturity date is extended to January 31, 2025.

Borrowings under the Highbridge Loan Agreement accrue interest at rate equal to 12.0% per annum until June 15, 2023, increasing to 13.0% per annum thereafter, payable quarterly, in arrears, on the last business day of the calendar quarter. The loans under the Highbridge Loan Agreement are not subject to any scheduled amortization payments. Our obligations under the Highbridge Loan Agreement are secured by a junior lien on substantially all of our assets and the assets of each of our subsidiaries party thereto. At maturity, Urgently must pay a first amendment fee of $2.3 million, a second amendment fee of $3.0 million, and a consent fee of $4.6 million.

In connection with the Highbridge Loan Agreement, we issued the Highbridge Warrants. Our obligations under our credit facilities and long-term debt are described in Note 7 “Debt Arrangements” of the audited consolidated financial statements included elsewhere in this prospectus.

Convertible Promissory Notes

From March 2021 through December 2021, we issued the 2021 Notes. The 2021 Notes accrue interest at the rate of 10% per annum, and all unpaid interest and principal is due and payable on June 30, 2024. No payments can be made under the 2021 Notes unless the noteholders provide written demand. We may prepay the 2021 Notes prior to the maturity date only with the consent of the majority 2021 Note holders. The 2021 Notes may be settled as follows, as further described in the agreements: (i) automatic conversion into Common Stock upon a qualified transaction; (ii) optional conversion into convertible preferred stock in an Equity Financing (as defined in the 2021 Notes); and (iii) in cash at maturity.

In July 2022, we issued the 2022 Notes to several stockholders who previously held convertible preferred stock prior to the equity recapitalization that occurred in July 2022. The 2022 Notes accrue interest at the rate of 15% per annum, and all unpaid interest and principal is due and payable on June 30, 2024. No payments can be made under the 2022 Notes unless the noteholders provide written demand. We may prepay the 2022 Notes prior to the maturity date only with the consent of the majority 2022 Note holders. The 2022 Notes may be settled as follows, as further described in the agreements: (i) optional conversion into Series C preferred stock; (ii) optional conversion in an Equity Financing (as defined in the 2022 Notes); (iii) automatic conversion upon consummation of an approved acquisition and direct listing; (iv) in cash upon our sale; and (v) in cash at maturity.

In connection with the issuance of the 2022 Notes, we issued the 2022 Note Warrants exercisable for 1,028,193 shares of Common Stock with an exercise price of $0.09 per share to the noteholders.

In April and May 2023, we issued the 2023 Notes. The 2023 Notes currently accrue interest at a rate of 15% per annum and mature on June 30, 2024. It is anticipated that in connection with the Merger, the 2023 Notes will automatically convert into shares of Common Stock immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2022	2023	2021	2022

	(in thousands)
Net cash provided by (used in):
Operating activities	$(24,616)	$(8,754)	$(57,214)	$(54,237)
Investing activities	(197)	(61)	(356)	(208)
Financing activities	641	14,405	78,052	30,646

Net increase (decrease) in cash and cash equivalents	$(24,172)	$5,590	$20,482	$(23,799)

Operating Activities

Our cash flows from operations are largely driven by the number of jobs enabled on our platform, as well as our day-to-day operations of running our business.

Net cash used in operating activities for the six months ended June 30, 2022 was $24.6 million primarily due to a net loss of $39.7 million, excluding the impact of non-cash expenses totaling $5.6 million, a decrease in deferred revenue of less than $0.1 million, and a decrease in lease liabilities of $0.4 million. Sources of cash from operating activities resulted primarily from a decrease in accounts receivable of $4.0 million, an increase in accounts payable of $4.9 million, an increase in accrued expenses of $0.4 million, and a decrease in prepaid expenses and other assets of $0.6 million.

Net cash used in operating activities for the six months ended June 30, 2023 was $8.8 million primarily due to a net loss of $24.2 million, excluding the impact of non-cash expenses totaling $4.6 million, a decrease in long-term liabilities of $5.0 million, a decrease in deferred revenue of $0.3 million, and a decrease in lease liabilities of $0.4 million. Sources of cash from operating activities resulted primarily from a decrease in accounts receivable of $4.9 million, an increase in accounts payable of $1.8 million, an increase in accrued expenses of $8.7 million, and a decrease in prepaid expenses and other assets of $1.0 million.

Net cash used in operating activities for the year ended December 31, 2021 was $57.2 million primarily due to a net loss of $56.3 million, excluding the impact of non-cash expenses totaling $5.9 million, an increase in accounts receivable of $8.5 million, an increase in prepaid expenses and other assets of $2.1 million and a decrease in long-term liabilities of $0.2 million. Sources of cash from operating activities resulted primarily from increases in accounts payable of $1.6 million, accrued expenses of $2.2 million, and deferred revenue of $0.1 million.

Net cash used in operating activities for the year ended December 31, 2022 was $54.2 million, primarily due to a net loss of $96.0 million, excluding the impact of non-cash expenses totaling $36.4 million, an increase in accounts receivable of $0.9 million, an increase in prepaid expenses and other assets of $0.1 million, and a decrease in lease liabilities of $0.8 million. Sources of cash from operating activities resulted primarily from increases in accounts payable of $3.1 million, accrued expenses of $3.8 million, and deferred revenue of $0.2 million.

Investing Activities

Our investing activities consist of capital expenditures, including purchases of property and equipment to support our overall business growth.

Net cash used in investing activities for the six months ended June 30, 2022 and 2023 was $0.2 million and less than $0.1 million, respectively, due to purchases of equipment and software.

Net cash used in investing activities for the years ended December 31, 2021 and 2022 was $0.3 million and $0.2 million, respectively, due to purchases of equipment and software.

Financing Activities

Our primary financing activities include borrowings under our term loan facilities, proceeds and costs from the issuance of convertible preferred stock and the convertible promissory notes, and proceeds from the exercise of stock options.

Net cash provided by financing activities for the six months ended June 30, 2022 was $0.6 million due primarily to $0.6 million in refunds of deferred financing fees.

Net cash provided by financing activities for the six months ended June 30, 2023 was $14.4 million due to $4.7 million in proceeds from the 2023 Notes and $10.0 million in proceeds on the Structural Loan Agreement, offset by $0.3 million in payments of deferred financing fees

Net cash provided by financing activities for the year ended December 31, 2021 was $78.1 million due primarily to $56.7 million in proceeds from the issuance of long-term debt, $40.0 million in proceeds from the issuance of convertible notes payable, and $14.3 million of net payments on a revolving line of credit.

Net cash provided by financing activities for the year ended December 31, 2022 was $30.6 million, which primarily consisted of $30.0 million in proceeds from the issuance of convertible notes payable and a $0.6 million refund of financing costs paid in 2021.

Contractual Obligations and Commitments

Our principal commitments consist of contractual cash obligations under our credit facilities, the long-term debt, and operating leases. Our obligations under our credit facilities and long-term debt are described in Note 7 “Debt Arrangements” and for further information on our leases, see Note 14 “Commitments and Contingencies” of the audited consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

As of June 30, 2023, we had $123.1 million in debt. Interest on our borrowings under one of the term loans accrues at a variable rate based on the prime rate and is therefore subject to interest rate risk. A hypothetical 10% relative change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements.

Foreign Currency Exchange Risk

Our reporting currency is the U.S. dollar, and the functional currency of our foreign subsidiary is also the U.S. dollar. Transactions denominated in foreign currencies other than the U.S. dollar are recorded at the rates of exchange prevailing at the time of the transaction. Exchange differences arising upon settlement of a transaction are reported as gains or losses and are included in other income or expense in the consolidated statement of operations.

The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We have experienced and will continue to experience fluctuations in foreign exchange gains and losses related to changes in foreign currency exchange rates. In the event our foreign currency denominated assets, liabilities, revenue, or expenses increase, our results of operations may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

A hypothetical 10% change in the relative value of the U.S. dollar to other currencies during any of the periods presented would not have had a material effect on our consolidated financial statements.

Emerging Growth Company Status

As an “emerging growth company,” the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Common Stock less attractive to investors.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this prospectus and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for us. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

Revenue recognition

We recognize revenue in accordance with Accounting Standards Update 2014-09, “Revenue from Contracts with Customers” (“Topic 606”). We generate substantially all of our revenues from RAS initiated through our software platform primarily in the United States and Canada. We contract with Customer Partners to provide the outsourced delivery for all or portions of their roadside assistance plans for Consumers. We manage the entire RAS process after receiving the initial motorist distress call or web-based request through final disposition. We recognize revenue when a Customer Partner or Consumer obtains control of promised services. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these services.

We also offer RAS directly to Consumers via pay per use or direct membership offerings. In addition, we earn revenue from platform license fees, whether delivered via cloud or traditional license delivery, professional services and memberships.

We recognize revenue when a Customer Partner or Consumer obtains control of promised services. The amount of revenue recognized reflects the consideration which we expect to be entitled to receive in exchange for these services.

Full-service outsourcing of RAS-flat rate

Under the flat rate arrangement, we negotiate fixed rates with the Service Providers and charge our Customer Partners fixed rates based on each service provided (per tow, per jump start, etc.) to their motorist. We and the Service Providers are involved in the transfer of services to the motorist. We consider the nature of each specific promised service and apply judgment to determine whether we control the service before it is transferred to the motorist or whether we are acting as an agent for the Customer Partner. To determine whether we control the service before it is transferred to the motorist, we assess indicators including which party is primarily responsible for fulfillment and has discretion in determining pricing for the service, as well as other considerations.

In connection with our flat rate service arrangements, our promise to our Customer Partners to provide the services is not distinct from the services provided by the Service Providers. We have the ability to direct the use of and obtain substantially all of the benefits and risks of the services provided by the Service Providers before those services are transferred to the Customer Partner. On that basis, we control the services prior to the transfer to the Customer Partner. Further, the nature of our promise to provide our Customer Partners with roadside assistance services encompasses various tasks that may differ on any given day; however, these represent activities to fulfill the overall RAS process and not separate promises in the contract. In that regard, each increment of the promised service (i.e., each dispatch service, emergency assistance service) is distinct and part of a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, which we account for as a single performance obligation. As a result, we record revenues from flat rate service arrangements on a gross revenue basis and the costs are recorded as part of the cost of service. We recognize these revenues over time.

Full-service outsourcing of RAS-claim cost pass-through

Under the claim cost pass-through arrangement, our performance obligation is solely to arrange the dispatch of the roadside assistance services. We do not control all roadside assistance services. The Customer Partner controls all other RAS services prior to the transfer to the motorist, the ultimate Consumer. We act as an agent in this transaction and, as a result, we record only the flat dispatch fee as revenue from claim cost pass-through arrangements, net of the costs incurred from the subcontract Service Providers. We recognize these revenues over time.

Membership

We also derive revenues from membership offerings for roadside assistance services. For these arrangements, our performance obligation is to provide roadside assistance services primarily to our Customer Partner’s members. The Customer Partner pays us an upfront fee per member or covered vehicle. We have applied the right to invoice practical expedient, reflecting our right to payment for the fixed fee that corresponds directly to the value provided for our performance. Accordingly, these fees are recognized over time to recognize revenue as invoiced. The cost of providing services is charged to cost of revenue as incurred.

Software licensing arrangements

We occasionally enter into licensing arrangements with Customer Partners to provide access to our standard software platform. We customarily provides the Customer Partner with standard maintenance on licensed software which includes technical support and when-and-if available updates. The maintenance services are considered post-contract customer support. We do not sell our maintenance services separately nor has separate pricing been established. We have determined that the nature of the technical support and the when-and-if available updates are considered a service of standing-ready to the customer to provide technical support and upgrades as needed, and unspecified upgrades are provided on a when-and-if available basis for the duration of the maintenance period. The license revenue and the maintenance bundled in the arrangement are considered a single performance obligation that is recognized over the term of the agreement.

Professional services

We sell professional services either on a stand-alone basis or as services bundled with software. When services are sold on a stand-alone basis, such services are generally contracted under fixed-fee arrangements and delivered over time to Customer Partners. Professional services include customization and design, integration, training and consulting services. Professional services performed by us represent distinct performance obligations. These services are not highly interdependent or highly interrelated with our platform license and SaaS arrangements such that a customer would be able to use our platform without the professional service. The standalone selling prices are determined based on contracted terms on a contract by-contract basis. Revenue for customization and design services represent the transfer to the customer for the right to access the customized software and is therefore recorded over time. Revenues for integration services, training and consulting services are separate performance obligations recognized over time as these and the SaaS arrangements can be purchased separately from the platform and SaaS arrangements.

Accounting for derivative instruments

We recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of the variability in cash flows associated with forecasted transactions, the effective portion of the gain or loss on such derivative instruments will generally be reported in other comprehensive income and the ineffective portion, if any, will be reported in net income (loss). Such amounts recorded in accumulated other comprehensive income (loss) will be reclassified into net income (loss) when the forecasted transaction affects earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment, the gain or loss on the hedging instrument will be recognized currently in earnings along with changes in the fair value of the hedged asset, liability or firm commitment attributable to the hedged risk.

Fair value measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The valuation can be determined using widely accepted valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), or the cost approach (cost to replace the service capacity of an asset or replacement cost). As a basis for applying a market-based approach in fair value measurements, GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.

The following is a brief description of those three levels:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

We estimate the fair value of our derivatives using industry-standard valuation models that project future cash flows and discount the future amounts to a present value using market-based expectations for interest rates and the contractual terms of derivative instruments.

Liquidity risk and going concern

We have a history of recurring operating losses and have required debt and equity financing to finance our operations. As of June 30, 2023, we reported an accumulated deficit of $253.7 million and an operating loss of $16.5 million for the six months ended June 30, 2023. As of December 31, 2022, we reported an accumulated deficit of $229.5 million and an operating loss of $53.6 million for the year ended December 31, 2022.

Liquidity risk is the risk that suitable sources of funding for our business activities may not be available. We have a planning and budgeting process to monitor operating cash requirements including amounts projected for capital expenditures which are adjusted as input variables change. These variables include, but are not limited to, operating cash flows and the availability of other sources of debt and capital. As these variables change, we may be required to seek funding through additional equity issuances and/or additional debt financings.

We believe that the current cash on hand will not be sufficient to fund operations beyond twelve months from the date of issuance of the consolidated financial statements. This has led management to conclude that substantial doubt about our ability to continue as a going concern exists. In the event we are unable to successfully raise additional equity and/or debt financing during the next twelve months from the date of issuance of the consolidated financial statements, we will not have sufficient cash flows and liquidity to finance our business operations as currently contemplated. The consolidated financial statements do not include any adjustments of the amounts and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern. Such adjustments could be material.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The guidance amends reporting of credit losses for assets held at amortized cost basis and available-for-sale debt securities to require that credit losses on available-for-sale debt securities be presented as an allowance rather than as a write-down. The measurement of credit losses for newly recognized financial assets and subsequent changes in the allowance for credit losses are recorded in the statements of operations. The guidance is effective for our fiscal year beginning January 1, 2023 due to subsequently issued guidance in November 2019 by FASB, ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The adoption of the new standard did not have a material impact on the Company’s condensed consolidated financial statements for the six months ended June 30, 2023 and is not expected to have a material impact on the Company’s annual financial statements for full-year 2023.

BUSINESS

Overview

We are a leading connected mobility assistance software platform, matching vehicle owners and operators with service professionals who deliver traditional roadside assistance, proactive maintenance and repair services. The traditional experience of a vehicle breakdown is often stressful and inconvenient for stranded drivers, compounded by processes that lack transparency and lead to long wait times. We offer an innovative alternative to this traditional experience, leveraging our digitally native software platform to match supply and demand in our network and deliver exceptional mobility assistance experiences at scale.

At the time of our founding in 2013, we were an early technology innovator in the roadside assistance industry, offering a software platform to individual drivers enabling a digitized alternative for obtaining roadside assistance on a direct-to-consumer basis. However, we quickly discovered a significant opportunity to work with enterprise customers and offer bundled services to their fleet and retail consumers. We have since focused on developing the B2B and B2B2C mobility assistance markets.

Our ecosystem participants include:

•

Customer Partners, which are our B2B and B2B2C partnerships with OEMs, automotive insurance companies, ride-hailing services, rental car companies and fleet operators. Our Customer Partners offer roadside assistance as a service to their customers, our end-users or Consumers, and typically partner with third parties to fulfill these services. The Urgently platform is the white label or co-branded platform that enables our Customer Partners to provide roadside assistance to Consumers.

•

Service Providers, which are experienced service professionals who provide roadside assistance. Services include, but are not limited to, repair, maintenance, towing, mobile repair, jump starts, lockouts and related services to keep people and vehicles moving.

•	Consumers, which consist of vehicle owners/operators or individuals driving vehicles that need assistance. Consumers are the ultimate recipients of the roadside assistance from our Service Providers.

Since our founding we have:

•	become a recognized market leader with a track record of growth and innovation.

•	facilitated approximately 4.5 million service requests as of December 31, 2022.

•	grown our North American Service Provider Partner network to approximately 12,000 Service Providers as of June 30, 2023.

•	serviced 58 Customer Partners including world-class brands in the automotive industry as of December 31, 2022, an increase from 50 Customer Partners as of December 31, 2021.

•	established a scalable service platform achieving a monthly post-service CSAT average of 4.53 out of 5 stars in 2022.

Industry Overview and Limitations of Existing Solutions

Traditional roadside assistance and the broader mobility assistance sector are undergoing a transformation, driven by the convergence of technological innovation, electrification, connectivity, autonomous and new forms of mobility. The roadside assistance industry has historically been dominated by legacy providers who have not capitalized on the optimization benefits available from technological advancements including the widespread adoption of GPS, mapping and mobile phones. As a result, the roadside assistance industry has faced various pre-digital challenges:

•	High Consumer frustration driven by lack of data and transparency. A vehicle breakdown is already a stressful experience for stranded drivers. That distress is often compounded by anachronistic legacy roadside processes that provide sub-optimized Service Provider routing and job processing, leading to long wait times, non-standard service and opaque experiences. However, as digitization has improved Consumer experiences in other sectors, Consumers have become accustomed to data-driven benefits like real-time updates with visual cues and estimates on arrivals.

•

Fragmentation of supply. There is not a single dominant Service Provider network in North America. The roadside service market has traditionally been comprised of small owner-operators that concentrate on serving limited geographic areas. We believe digital coordination and aggregation of many independent providers is essential to the creation of a reliable, scalable network of Service Providers.

•

Inefficient matching of supply with demand. The management of any network of Service Providers across geographies, vehicle types and service types is complex and can be impacted by a variety of operational factors. Roadside assistance industry participants have traditionally relied upon high-touch call center interactions between the stranded driver, the dispatcher and the Service Provider. To reduce downtime in service vehicles and mismatched jobs, machine learning algorithms and data science engines can efficiently optimize across a multitude of stakeholder-related, environmental, geographic and other exogenous variables.

•

Inability to adequately service new mobility modes. Mobility is expanding to include more connected, electric, shared and eventually autonomous vehicles. As a result, the roadside assistance industry will need to advance to meet mobility assistance needs, which will continue to grow in complexity as micro-mobility, drones, robotic delivery and other forms of advanced transportation are increasingly adopted. A technologically-enabled platform can offer the ability to proactively diagnose a wide spectrum of breakdown problems and match those to service professionals at scale and in real-time.

Our Opportunity

The market for roadside assistance is primarily driven by two key factors: vehicle miles traveled (“VMT”) and the size of the car parc (i.e., total number of vehicles on the road). The national VMT hit 8.9 billion a day in 2022 and is forecasted to increase over 3% from 2022 through 2024; other than a temporary COVID-19 related decrease in 2020, the VMT has been increasing every year since 2011 (source: U.S. Energy Information Administration (Jan. 2023)). Other factors include vehicle age, inclement weather and the type of vehicle driven. The global vehicle roadside assistance market is currently valued at $25 billion (Vehicle and Roadside Market, FactMR (2023)), and it is estimated that the broader mobility economy—encompassing transport infrastructure, vehicle manufacturing, vehicle-related services, transportation services and enabling services—will grow to more than $100 billion by 2030 (Ptolemus Consulting Group, May 2022).

Additionally, while mobility assistance is still rapidly evolving, several trends indicate that the needs of the sector will evolve beyond the services offered by traditional roadside assistance. For example:

•

EVs have different needs. EV sales are expected to reach over 30 million in 2025 and over 70 million in 2030 (IEA (2023), Global EV Outlook 2023, IEA, Paris https://www.iea.org/reports/global-ev-outlook-2023, License: CC BY 4.0), and broken down EVs cannot be towed by traditional towing trucks and instead require specialized flatbed trucks for roadside assistance services. Similarly, mobile charging is a new service specific to EVs.

•

Connected Vehicles unlock value-added proactive and preventive forms of assistance. For connected vehicles, vehicle health, service needs, and potential problems can be algorithmically detected and service preemptively dispatched. That could lead to an increase in software service and subscription opportunities.

•

Autonomous vehicles (“AVs”) and other new forms of mobility demand new mobility assistance services. While AVs may reduce the chances of accidents caused by human error, they will still be susceptible to the same mechanical breakdowns and other roadside events as traditional vehicles but will require specialized mobility assistance.

Our Solutions

Our platform dynamically matches stranded drivers with service professionals, enabled by proprietary technology, algorithms and data ecosystems, to address a growing end-to-end roadside and mobility assistance market. The key capabilities of our mobility assistance platform include:

•	Real-time tracking, connecting the Customer Partner, Consumer, Service Provider and repair facility via digital and analog communication channels from dispatch to final disposition.

•	Live job management and actionable data from dispatch to completion, both on a per-job basis and in the aggregate.

•	Multi-channel Consumer and Service Provider accessibility, including a fully digitized experience via our mobile application, live customer service representatives, and a SaaS software layer.

•

Broad mobility assistance capabilities, including towing solutions, mobile repair services (e.g., flat tire, jump start, lockout, fuel delivery, electric vehicle charging, tire and battery replacement), collision and impound-related towing and onward mobility services that enable a Consumer to continue their journey following a roadside event.

Our Platform

Our solutions are delivered via a three-tier architected software platform, including: (1) an intuitive, digital front-end interface, (2) a data-processing middle tier driven by optimization and pricing algorithms, and (3) a back-end featuring a comprehensive operations platform, with data connectivity to our Customer Partners and network of Service Providers. Each of the elements of our platform relies upon and fuels a powerful data ecosystem containing proprietary and/or proprietarily-aggregated data generated from our internal system and external sources.

Our platform collects raw data from many sources, including telematic sources that provide statistical vehicle information, vehicular error codes, GPS vehicle information and platform usage data. We have distributed computing to process data and provide early collision detection, dead battery detection, early repair detection and provide discounts for safe driving. Connected vehicle data also supports optimization of mobility assistance, vehicle quality, customer intervention and service.

Our proprietary technology, machine learning and data analytics models optimize our supply models, calibrate our pricing, streamline our operational processes and enable a better experience for Consumers and Service Providers alike. We generate and aggregate a significant amount of data relating to demand (e.g., customer and service event data), supply (e.g., service network data) and the broader marketplace (e.g., pricing, weather and traffic data). This aggregation and cross-section of data continuously informs and updates our machine learning algorithms.

Our data-processing middle tier uses AI trained on historical transactions to help automate marketplace decisions including pricing, routing and optimizing service delivery, leveraging real-time data and predictive analytics. With algorithms that forecast demand by service type and at a regional or local level, we can optimize pricing based on a variety of variables that bring efficiency to the network.

Benefits of Our Platform

Since our founding, our investments in our technology, our partnerships and our service network have resulted in an integrated platform that we believe would be difficult to replicate. Our platform applies software solutions to the legacy roadside and emerging mobility assistance markets to increase efficiency, transparency and safety to create exceptional assistance experiences. We believe our solution benefits from a technology and data-driven intelligence advantage, including algorithmic machine-learning-enabled pricing and scheduling functions. In an industry that has historically relied on intuition and basic industry-wide data to drive strategy and decision-making, we offer an AI-based approach. The benefits we provide across our ecosystem support our continued growth. We believe the comprehensiveness of our asset-light, scalable platform, which we built strategically to define and expand the mobility assistance ecosystem, will enable us to effectively address the industry’s historical challenges, as well as capitalize on future opportunities that may arise through continued innovation across mobility and technology.

Our platform is designed to provide our Customer Partners with real-time, detailed information about Consumers’ service needs and experiences, and to provide those Consumers with exceptional service. A breakdown event can cause reputational harm if roadside assistance is not provided on an efficient and reliable basis. Further, we believe there is a benefit to Customer Partners having real-time access to breakdown event information. Among other efficiencies, our platform optimizes “dispatch time,” or the time required to connect a Consumer with a Service Provider. By reducing dispatch time, our platform enables our Customer Partners to offer minimal disruption to the Consumer in the event of a breakdown event, thereby turning a potential source of reputational harm into a value-creating opportunity.

We offer our Service Providers the opportunity for increased service event volume and revenue, service event transparency and relationships built upon mutual respect. We send targeted, digital service requests to Service Providers in the geographical vicinity of a breakdown event, significantly reducing the Service Provider’s travel time and helping to optimize Service Providers’ fleets and revenue. Our platform also provides many of our Service Providers with real-time visibility into the location and capabilities of their service vehicles. We also offer electronic, hassle-free payment infrastructure to remit per-job fees on a transparent schedule. We believe that by offering our Service Providers these digitized benefits, we help to bolster their performance and the success of our platform.

Our Growth Strategies

We believe the emerging ecosystem encompassing our digital platform, our service network and our diverse base of Customer Partners presents significant opportunities for future growth. Leveraging the power of the network effect, our growth strategy is to continue to expand our foundational fast-growing B2B offerings, expand beyond reactive assistance and develop our services capabilities for connected vehicles, launch a B2C offering, and continue expanding into new geographies.

Win new logos and increase wallet share for existing revenue streams. We have successfully employed a “land and expand” strategy, where we win new Customer Partners and grow revenue over time by acquiring additional service event volume and building complementary products. For example, our relationship with one premier European OEM began in 2018. Then, in 2019 we integrated our technology platform into the OEM’s dealer service systems to enhance the customer service experience for the OEM’s Consumers and expanded our partnership to include a B2B subscription service for Consumers whose vehicles were aging out of their new-car warranties. In 2020, we were rewarded with an early contract renewal and territory expansions to cover North America.

In recent years, we expanded into additional adjacent markets that have mobility assistance needs, including ride-hailing and fleet businesses. The rise of independent contractor drivers as part of ride-hailing, food delivery and last-mile delivery services has created a pool of vehicles with a higher-than-average VMT and whose operators’ and owners’ income from providing these services depends on getting their vehicle back in operation quickly.

Expand beyond reactive assistance and develop our connected vehicle services capabilities.

We believe connected vehicle assistance services will help unlock the revenue generating potential of preventive and proactive maintenance services to complement our current reactive assistance capabilities. We are beginning pilot discussions regarding connected vehicle offerings with a premium OEM Customer Partner, and on February 9, 2023 we announced a merger with Otonomo to further pursue our connected vehicle strategy. The mobility sector has reached an inflection point, bridging such historically siloed industries as insurance, logistics, collision, vehicle sales and services. For example, crash detection technology has not only enabled faster response time by emergency services, but it can also reduce expense and processing time for insurance companies as the First Notice or Loss (FNOL) process can be initiated the moment an accident is detected. We plan to explore revenue-generating potential in new use cases, continuing our track record of innovation and execution.

Launch B2C subscription offering. Our internal studies indicate that younger demographics are receptive to purchasing mobility assistance subscriptions from technology companies, and that they are particularly interested in programs that provide the premium service we currently provide for our Customer Partners. As a result, we believe offering our services directly to Consumers in a B2C subscription revenue model is a potential area for future growth.

Expand into new geographies. While we currently offer our platform solutions in North America, our existing European OEM Customer Partners have asked us to bring our incident-based capabilities to their Consumers in international markets, including Europe and South America. These markets are fragmented, and we believe we have the potential to become a leading player in these markets by leveraging our existing relationships and acquiring local competitors that have existing Service Provider networks.

Our Ecosystem Participants

In recent years, nearly all our revenue is derived from incidents through transaction and service fees. We earn incident revenue when one of our Customer Partners sends us a roadside assistance service request for a Consumer’s breakdown event and we complete the service. We connect Customer Partners’ Consumers who need roadside assistance to nearby Service Providers, who then provide roadside assistance for the breakdown event.

Customer Partners

Our Customer Partners drive the demand for our services. Customer Partners choose us because we deliver exceptional assistance experiences. We believe that our record of success in retaining existing Customer Partners reinforces the attractiveness of our solution and our focus on delivering exceptional Consumer experiences.

We typically enter into multi-year, non-exclusive contracts with Customer Partners to provide mobility assistance and data on a per-service request basis to their Consumers. The initial terms of our contracts with Customer Partners vary in length, but are often between three and five years and in some cases automatically renew for one or more periods of 12 months. Our contracts with Customer Partners are also typically terminable on 90 days’ advance written notice by the Customer Partner. We do not generally include guaranteed volume or revenue achievement during the term of the contract, and our Customer Partners have no obligation to renew their contract following expiration.

We have a broad base of Customer Partners, including automotive OEMs, automotive insurers and fleet companies. As of December 31, 2022, we had 58 active Customer Partners in North America, with our top four Customer Partners representing 70% of our revenue in 2022. As of December 31, 2021, we had 50 active Customer Partners in North America. Over the past three years, our Customer Partner base has significantly diversified as our largest customer has declined from 35% of revenue in 2019 to 22% of revenue in 2022.

Automotive OEMs

We currently have partnerships with many of the largest global OEMs to provide roadside assistance to customer cars under warranty in North America. We are currently the sole third-party source of roadside assistance services for many OEMs which is possible because of the breadth and reliability of our technological capabilities and scale to service their customers throughout the U.S.

Automotive Insurers

Automotive insurance companies bundle our roadside assistance services to their Consumers with car insurance. Unlike OEMs, insurance companies typically have multiple Service Providers for their Consumers.

Fleets

Our fleet customers include car rental firms and ride-hailing companies. Large rental companies offer roadside assistance to their Consumers as an add-on service offering. Ride-hailing companies provide our service to their top-performing drivers as an additional benefit to their platform and to help reduce downtime due to vehicle distress.

Service Providers

The roadside Service Provider market has traditionally included principally small and medium-sized businesses (“SMBs”) that concentrate on serving limited geographic areas. As of June 30, 2023, December 31, 2022 and 2021, we had active contracts with 12,085, 14,215 and 11,261 Service Providers, respectively, to provide our Customer Partners with national roadside service coverage.

We contract with SMBs as independent contractors on a non-exclusive basis. SMBs often contract with multiple motor clubs and other roadside service aggregators, and will choose which jobs to take based on a number of factors including the rates offered, the usability of the interface and the support services offered. We believe that our software and future data investments can help bring scalable solutions to the fragmented SMB market, ultimately to the benefit of these smaller providers.

Competition

The markets in which we compete are competitive and characterized by rapid changes in technology, vehicle requirements, Customer Partner requirements, Service Provider network capabilities, and industry standards, in part driven by the shift to mobility assistance. A number of companies have developed or are developing products and services that compete with some or all of our products or have functionalities similar to those of our solution. However, many of these competing products and services do not offer algorithmically-enabled roadside assistance solutions focused on exceptional Consumer experiences.

We primarily compete with legacy roadside assistance providers, including large motor clubs, smaller and emerging providers of roadside assistance services, and technologically-driven platforms offering mobility assistance services. We expect competition to increase as other established and emerging companies enter our market, as customer requirements evolve, and as new offerings and technologies are introduced into the automotive, roadside assistance and adjacent markets. These competitive offerings may be complimentary as Customer Partners make our solution available alongside competitors.

We believe the primary factors of competition in our markets include:

•	platform functionality, including dispatch agility, flexibility and performance at scale;

•	consistency of Consumer experience;

•	Consumer safety, transparency, and security;

•	algorithmic dispatching to ensure the best provider for every service;

•	rich data and analytics;

•	Service Provider response time;

•	digital engagement paths;

•	ability to address a variety of evolving Customer Partner and Consumer needs, requirements and use cases; and

•	brand awareness and reputation.

We believe we compete favorably on these factors.

We plan to continue to innovate and evolve our platform and technology to provide exceptional Consumer experiences. However, we could face significant risks to our business, financial condition and results of operations as a result of competition. For additional information, see the section titled “Risk Factors—Risks Related to Our Business and Industry—We face significant competition in the mobility assistance industry and may be unsuccessful in maintaining and growing our market position against current and future competitors.”

Our Team

Our leadership team brings decades of experience to drive our continued growth. The executive team has considerable strategy, business development, and financial leadership experience at other prominent public and private technology businesses.

As of June 30, 2023, we had 242 full-time employees, including 90 engaged in customer support and operations, 77 employees engaged in research and development, and product development, 21 employees in sales, partner engagement and marketing and 54 employees in general management, administration and finance. We had approximately 457 personnel employed through contracts with outsourced staffing providers, primarily to provide call center services. None of our employees are represented by labor unions, and we consider our relations with our employees to be in good standing.

Research and Development

Technology and data science are foundational to our sales, operations, product strategy, partner engagement and strategic decision making. We have assembled a team of engineers, data scientists, designers and product managers whose expertise spans a broad range of technical areas to build our proprietary technology to support our platform and the day-to-day operations of our business.

Our research and development activities are largely conducted at our headquarters, with support from developers in various other locations. Our ability to compete in our industry depends in part on continued innovation through continued research and development activities.

Sales and Partner Management

Our Sales and Partner Management department focuses on retaining our current Customer Partners and developing new Customer Partner opportunities. The Partner Management team optimizes program performance across key operational and financial metrics using the full suite of Urgently products and solutions, focusing on value-enhancing Customer Partner integrations. Efforts include focus on product market fit, onboarding requirements, and ultimately developing good relationships with our Customer Partners by delivering exceptional quality which leads to retention and expansion of program revenue. The Partner Management team maintains a multi-level engagement strategy for each Customer Partner, including daily/weekly/monthly touchpoints with day to day program owners and key leadership.

Service Provider Network Management

Our Network Management team builds and manages our network of Service Providers in alignment with the Urgently mission and brand. The Network Management team’s primary responsibility is to ensure that our network of Service Providers is appropriately sized for the volume of events generated through our Customer Partners. The Network Management team also drives digital engagement within our network of Service Providers, which ultimately provides a highly efficient and quality Consumer experience, and market engagement and management through data-driven performance dashboards, Service Provider training and proactive outreach, among others.

Our Culture

As an organization, we define ourselves by our commitment to outstanding leadership, innovative solutions, and domain expertise. Our team members pride themselves on using their diverse talents to invent new solutions, meet new demands, and offer the most effective mobility assistance service in the industry. With each person’s active involvement, creativity, and ideas, we continuously drive towards achieving our goals, together.

Our core values are a shared set of beliefs and commitments about how we all behave at work and partner together. They embody our culture and serve as a guidepost for our decision making. Overall, they are our compass as to how we are always moving forward, together. Our six core values are:

•	We are of service. Our primary purpose is to be of assistance. We are devoted to our customers, partners, and service providers and are obsessed with delivering stellar service and value to them.

•

Humility. We deeply value the critical role we get to play in our customers’ lives at challenging times and are grateful they and our partners trust us with this responsibility. We humbly work to earn their trust every day.

•	Diversity. We value diverse backgrounds and experiences and believe they improve our business results and culture.

•	Respect. We value our people as the foundation for our success and respect each other as colleagues. We assume positive intent and are honest and respectful in our work together.

•	Curiosity. We embrace the courage to try new things that expand our expertise and improve our outcomes.

•	Accountability. We strive for excellence in everything we do and hold ourselves accountable to every outcome.

We believe that our corporate culture and our relationships with our employees meaningfully contribute to our success. We strive to empower, engage, and celebrate diversity, authenticity, and inclusion – regardless of gender, race, ethnicity, identity, age, religion, or culture. Our goal is to maximize the impact of the Urgently team by attracting, engaging, and retaining the most talented, dedicated, and passionate people. Our success will require inclusive collaboration.

As a result of our efforts, we have earned recognition for our innovation and growth, including rankings on Deloitte Technology Fast 500 (2021, 2020, 2019), Financial Times’ The Americas’ Fastest-Growing Companies (2021, 2020), the Inc. 5000 (2021, 2020, 2019), and Forbes’ List of America’s Best Startup Employers (2021).

Our Facilities

Our headquarters are located in Vienna, Virginia, where we have approximately 8,417 square feet of leased office space. This facility houses our principal executive offices, research and development, design, business development, finance, information technology, and other administrative activities. The lease for this facility expires in August 2027, and we have the option to extend our lease for an additional three years beyond the current term.

In addition, we lease call center space in San Diego, California and Reno, Nevada. The San Diego space, the lease of which expires in December 2024, is 13,983 square feet. Our Reno space, the lease of which expires in October 2027, consists of 14,000 square feet. Given that most of our employees continue to work from home due to the COVID-19 pandemic, we have offered our San Diego and Reno spaces for sublet. We entered into a sublease for the San Diego space in October 2021 that expires in December 2024.

We believe that our facilities meet our needs for the immediate future and expect that, should it be needed, additional space will be available to accommodate any future expansion of our operations.

Our Intellectual Property

Our success depends, in part, upon our ability to protect our intellectual property rights with respect to our technology, inventions, improvements, proprietary rights and other assets. We rely on a combination of copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as confidentiality and other contractual restrictions to protect our proprietary rights, including our proprietary technology, software, know-how and brand. However, intellectual property laws and contractual restrictions provide only limited protection. For example, we do not have any issued patents related to our products, technology, processes and systems, and we rely upon unpatented trade secrets, confidential know-how and confidentiality agreements to protect such proprietary rights. We require our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and we control and monitor access to our software, proprietary technology and documents and other confidential information. Our policy is to require all employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, developments, processes and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information.

We also have registered domain names for websites that we use in our business, including www.geturgently.com. Information contained on, or accessible through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only. You should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of Common Stock.

We cannot assure you that the steps taken by us will prevent misappropriation of our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our offerings or obtain and use information that we regard as proprietary. Policing unauthorized use of our technology is difficult and time consuming. Third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. The laws, procedures, and restrictions on which we rely may provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as government agencies and private parties in the United States. From time to time, third parties may assert claims of infringement, misappropriation, and other violations of intellectual property against us, our customers, or our channel partners, with whom our agreements may obligate us to indemnify against these claims. See the section titled “Risk Factors—Risks Related to Our Business and Industry—Legal and Regulatory Risks—Our inability or failure to protect our intellectual property rights, or any claim that we have infringed upon third-party intellectual property rights, could have a negative impact on operating results” for additional information.

Compliance with Government Regulation

We are subject to a number of U.S. federal and state and foreign laws and regulations that involve matters central to our business. These laws and regulations may involve privacy, data protection, security, rights of publicity, content regulation, intellectual property, competition, consumer protection, credit card processing, taxation, anti-bribery, anti-money laundering and corruption, economic or other trade prohibitions or sanctions or securities law compliance or other subjects. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted and applied in a manner that is inconsistent from country to country or state to state and inconsistent with our current policies and practices and in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate. The costs of complying with these laws and regulations are high and likely to increase in the future, particularly as the degree of regulation increases, our business grows, and our geographic scope expands. Further, the impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the technology sector that have greater resources. Any failure on our part to comply with these laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect our business, financial condition or operating results.

We are also subject to U.S. federal and state and foreign laws and regulations regarding privacy and data protection, including with respect to the storage, sharing, use, processing, transfer, disclosure, and protection of personal data. For example, the California Consumer Privacy Act (the “CCPA”) went into effect on January 1, 2020. The CCPA requires covered companies to, among other things, provide new disclosures to California consumers, and afford such consumers new abilities to opt-out of the sale of personal information. Additionally, the California Privacy Rights Act (the “CPRA”) went into effect on January 1, 2023 and, among other things, gives California residents the ability to limit the use of their sensitive information, provides for penalties for CPRA violations concerning California residents under the age of 16, and establishes a new agency to implement and enforce the law. The CPRA significantly modifies the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. The CCPA has prompted similar legislative developments in other states. For example, the Virginia Consumer Data Protection Act, which was enacted in March 2021 and is effective as of January 1, 2023, creates consumer rights, similar to the CCPA, but also imposes security and assessment requirements for businesses. Other states with similar privacy legislation include Colorado, which in June 2021 enacted a Colorado Privacy Act that will go into effect July 1, 2023, Utah, which in March 2022 enacted a Utah Consumer Privacy Act that will go into effect December 31, 2023, and Connecticut, which in May 2022 enacted the Act Concerning Personal Data Privacy and Online Monitoring that will go into effect on December 31, 2023. The potential effects of new and evolving legislation relating to privacy, data security, and data protection are far-reaching, create the potential for a patchwork of overlapping but different laws, and may require us to modify practices and policies, incur substantial costs and expenses in an effort to comply, or restrict our operations.

We take a variety of technical and organizational security measures and other measures designed to protect our data, including data pertaining to our employees, Customer Partners, Service Providers and Consumers. Despite measures we put in place, we may be unable to anticipate or prevent unauthorized access to such data.

Non-compliance with any applicable laws and regulations could result in penalties or significant legal liability. Further, even the perception of such noncompliance may result in reputational damage, and our business may be seriously harmed. Although we take reasonable efforts to comply with all applicable laws and regulations, there can be no assurance that we will not be subject to regulatory action, including fines, in the event of an incident. We or our Service Providers could be adversely affected if legislation or regulations are expanded to require changes in our or our Service Providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our or our Service Providers’ business, results of operations or financial condition.

For additional information, please see the section titled “Risk Factors—Legal and Regulatory Risks—Failure to comply with laws and regulations relating to privacy, data protection, cybersecurity, advertising, and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to such matters, could adversely affect our business, financial condition, and results of operations.”

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to breaches of contract, employment-related matters or intellectual property infringement as well as governmental and other regulatory investigations and proceedings. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations. Future litigation may be necessary to defend ourselves, our partners, and our customers by determining the scope, enforceability, and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers and directors following the consummation of the Merger:

Name	Age	Position(s)
Executive Officers
Matthew Booth	53	Chief Executive Officer and Director
Timothy C. Huffmyer	49	Chief Financial Officer
Non-Employee Directors
Gina Domanig(2)(3)	60	Director
Suzie Doran(1)	49	Director
Andrew Geisse(1)	66	Director
James M. Micali(2)(3)	75	Director
Ryan Pollock(1)	50	Director
Benjamin Volkow	50	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Executive Officers

Matthew Booth has served on our Board since August 2022, as Chief Executive Officer since August 2022 and as President since December 2020. Mr. Booth has also served in various other roles at Urgently, including as Chief Strategy Officer from January 2019 to April 2019 and as Strategic Advisor from August 2018 to January 2019. Prior to joining Urgently, Mr. Booth served as CEO and as an advisor at Connectivity, a customer intelligence solutions company, from July 2013 to July 2018 and in various roles at BIA Kelsey, a media research and consulting firm, from March 2006 to June 2013, including as Chief Strategy Officer and most recently as an advisor from July 2013 to March 2015. Mr. Booth received his B.S. in Business (Finance) from Babson College. We believe that Mr. Booth is qualified to serve as a member of our Board based on his extensive experience in the software and technology space, his operational expertise and his leadership as our Chief Executive Officer.

Timothy C. Huffmyer has served as our Chief Financial Officer since September 2021. Prior to joining Urgently, Mr. Huffmyer served as the Chief Financial Officer of Smith Micro Software, Inc. (Nasdaq: “SMSI”), a software solutions company, from June 2017 to September 2021. Prior to joining Smith Micro Software, Inc., Mr. Huffmyer served in various roles at Black Box Corporation (Nasdaq: “BBOX”), an IT solutions company, from January 2008 to June 2017 including Vice President, Chief Financial Officer and Treasurer, and Director of Finance. Mr. Huffmyer received his B.A. in Accounting from Michigan State University.

Non-Employee Directors

Gina Domanig has served on our Board since January 2020. She is currently the managing partner and CEO at Emerald Technology Ventures AG, a clean technology venture capital business that she founded in January 2000 (at that time, part of Sustainable Asset Management AG). Ms. Domanig was previously the Head of Mergers and Acquisitions at Sulzer AG, a Swiss industrial engineering and manufacturing firm, from 1990 to 2000. Ms. Domanig currently serves as a member of the board of directors of several privately-held, Emerald Technology Ventures portfolio companies, including Actnano Inc. and GeoDigital International Inc. Ms. Domanig also currently serves as a board member of Mobiliar Genossenschaft, a Swiss insurance company, and as Executive Co-Chair—Innovation at the World Energy Council. Ms. Domanig received her B.A. in Finance from Arizona State University and her MBA degrees from the Thunderbird School of Global Management at Arizona State University and ESADE in Barcelona, Spain. We believe that Ms. Domanig is qualified to serve on our Board due to her extensive experience in the industrial sector and her experience with investments in technology companies.

Suzie Doran has served on our Board since September 2023. Ms. Doran is a partner at SingerLewak, an accounting firm, where she has served since 2008. Prior to joining SingerLewak, Ms. Doran was a senior manager at Grant Thornton, LLP from 2004 to 2008, and previously worked at PwC from 1997 to 2004. Ms. Doran also currently serves on the executive committee of the board of directors of ACG Global as the chairman of finance. Ms. Doran received a B.A. in English and Economics with an emphasis in accounting from the University of California at Santa Barbara. We believe that Ms. Doran is qualified to serve as a member of our Board based on her strong background in accounting and corporate finance and extensive experience advising public and private companies and boards, including working directly with audit committees in her capacity as an audit partner.

Andrew Geisse is expected to be appointed to our Board effective upon the Closing. Mr. Geisse has been an Operating Partner of Bessemer Venture Partners since 2015 and has over 40 years of experience working in the technology industry. Mr. Geisse is the former CEO of AT&T Business Solutions and the former CIO of AT&T, Inc. Mr. Geisse has served as a member of the board of directors of Otonomo since 2016 and RM2, a smart, reusable pallet company, since 2018. Mr. Geisse served as a member of the board of directors of BroadSoft, a Nasdaq-listed company, from 2015 until its acquisition by Cisco Systems, Inc. in 2018. Mr. Geisse also previously served on the board of directors of FixStream, an artificial intelligence platform for information technology operations, and iSight Partners, a cybersecurity company. Mr. Geisse holds a Bachelor of Arts in Mathematics and Economics from the University of Missouri and an executive MBA from the Olin School of Business at Washington University. We believe that Mr. Geisse is qualified to serve on our Board based on his leadership experience, particularly in technology companies.

James M. Micali has served as a member of our Board since October 2017. Mr. Micali has been the Principal of Micali Advisory Services since January 2018. He has also been a member and limited partner of Azalea Fund III since 2008 and Azalea Fund IV since 2014, each of private equity firm Azalea Capital LLC. Mr. Micali served as Chairman and President of Michelin North America, Inc. from 1996 until his retirement in 2008. Following his retirement, Mr. Micali stayed on as a consultant to Michelin through 2009. From 1977 through 1996 Mr. Micali served in several positions at Michelin North America, Inc., including General Counsel and Executive Vice President of Legal and Finance. Mr. Micali currently serves as a member of the board of directors of American Tire Distributors, Inc., a privately held company in the automotive parts and supplies industry. He previously served as a member of the board of directors of Sonoco Products Company from 2003 through June 2022, including service on Sonoco Products Company’s audit committee and nominating and governance committee. Previously, Mr. Micali also served on the board of directors of SCANA Corporation, Lafarge North America and Ritchie Bros. Auctioneers. Mr. Micali also previously served as the director of the South Carolina Ports Authority and chair of the South Carolina Chamber of Commerce. Mr. Micali received his B.A. from Lake Forest College and his J.D. from Boston College Law School. We believe that Mr. Micali is qualified to serve as a member of our Board based on his extensive leadership experience in the automotive industry and corporate governance experience as a director of both privately-held and public companies.

Ryan Pollock has served on our Board since November 2019. Mr. Pollock is a managing partner at Iron Gate Capital, LLC, a venture capital and private equity firm, and has served since March 2013. Prior to joining Iron Gate Capital, LLC, Mr. Pollock was a managing director at Meritage Funds, a venture capital and private equity firm, from 2004 to 2013 and held several management positions at Investec Asset Management, a global investment company, from 1995 to 2002. Mr. Pollock currently serves as a member of the board of directors of several privately-held companies, including Liqid, Inc., RemoteLock, and HZO. He previously served on the board of directors of Nogin, as well as Acustream, Integrated, Kapost and Central Logic. Mr. Pollock received a B.B.S. in Finance from the University of Cape Town in South Africa, a Diploma in Social Studies in International Economics, Politics and Philosophy from Oxford University and an M.B.A. with a specialization in Venture Capital from the University of Texas at Austin. We believe that Mr. Pollock is qualified to serve as a member of our Board based on his leadership experience, particularly in growth-stage companies.

Benjamin Volkow is expected to be appointed to our Board effective upon the Closing. Mr. Volkow founded Otonomo in 2015 and has served since 2015 as Otonomo’s Chief Executive Officer. From 2012 to 2015, Mr. Volkow served as a Business Unit General Manager at F5 Networks, which he joined after the acquisition of Traffix Communication Systems Ltd., where he was Co-Founder and CEO from 2006 to 2012. As the founder and CEO of Traffix, Mr. Volkow built a multi-million dollar global business. From 2003 to 2005, Mr. Volkow managed R&D groups in Sendo (UK), which provided advanced mobile data solutions. From 2001 to 2003, Mr. Volkow filled various roles at Panasonic Mobile Communications (UK), which included building their first European market products. Mr. Volkow was the Co-founder of VC-backed Sedona Networks, a provider of advanced network solutions. Mr. Volkow studied Computer Science at the Academic College of Tel Aviv-Yaffo. We believe that Mr. Volkow is qualified to serve on our Board due to his track record as a founder and chief executive officer for multiple companies and rich entrepreneurial experience.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics, which will be effective upon the Closing, that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as our contractors, consultants and agents. Following the Closing, the full text of our code of business conduct and ethics will be posted on the investor relations page on our website at www.geturgently.com. The information on, or that can be accessed through, our website is not part of this prospectus. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website identified above, or in filings under the Exchange Act.

Board of Directors

Our business and affairs are managed under the direction of our Board. Following the Closing, the Board will consist of seven directors, with Mr. Micali serving as the chairperson.

The number of directors will be fixed from time to time by our Board, subject to the terms of our Charter and our Bylaws. Each of our directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Classified Board

Our Charter will provide that our Board is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Gina Domanig and Ryan Pollock, and their terms will expire at the annual meeting of stockholders to be held in 2024;

•	the Class II directors will be Suzie Doran, Andrew Geisse and James M. Micali, and their terms will expire at the annual meeting of stockholders to be held in 2025; and

•	the Class III directors will be Matthew Booth and Benjamin Volkow, and their terms will expire at the annual meeting of stockholders to be held in 2026.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of the Board with staggered three-year terms may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Charter and the Bylaws.”

Director Independence

Upon the Closing, the Board is expected to determine that each of our directors other than Mr. Booth will qualify as independent directors, as defined under the rules of Nasdaq, and the Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, we will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of our audit committee, as discussed below.

Board Committees

Effective upon the Closing, the Board will have three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. Following the Closing, copies of the charters for each committee will be available on our website.

Audit Committee

Effective upon the Closing, the members of our audit committee will be Ms. Doran and Messrs. Geisse and Pollock, with Ms. Doran serving as chairperson, each of whom meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members. Each member of our audit committee also meets the financial literacy requirements of the listing standards of Nasdaq. In addition, the Board has determined that Ms. Doran is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. The functions of the audit committee include, among other things:

•	selecting, retaining, compensating, evaluating, overseeing and, where appropriate, terminating our independent registered public accounting firm;

•	reviewing and approving the scope and plans for the audits and the audit fees and approving all non-audit and tax services to be performed by the independent auditor;

•	evaluating the independence and qualifications of our independent registered public accounting firm;

•	reviewing our financial statements, and discussing with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;

•	reviewing and discussing with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;

•	discussing with management our procedures regarding the presentation of our financial information, and reviewing earnings press releases and guidance;

•	overseeing the design, implementation and performance of our internal audit function, if any;

•	setting hiring policies with regard to the hiring of employees and former employees of our independent auditor and overseeing compliance with such policies;

•	reviewing, approving and monitoring related party transactions;

•

adopting and overseeing procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the adequacy and effectiveness of our legal, regulatory and ethical compliance programs; and

•	reviewing and discussing with management and our independent auditor our guidelines and policies to identify, monitor and address enterprise risks.

Effective at the Closing, our audit committee will operate under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee

Effective upon the Closing, the members of our compensation committee will be Ms. Domanig and Mr. Micali, with Mr. Micali serving as chairperson, each of whom meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The functions of the compensation committee include, among other things:

•	reviewing, approving or making recommendations to the Board regarding the compensation for our executive officers, including our chief executive officer;

•	reviewing, approving and administering our employee benefit and equity incentive plans;

•	establishing and reviewing the compensation plans and programs of our employees, and ensuring that they are consistent with our general compensation strategy;

•	making recommendations to the Board regarding non-employee director compensation; and

•	approving or making recommendations to the Board regarding the creation or revision of any clawback policy.

Effective at the Closing, our compensation committee will operate under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Nominating and Corporate Governance Committee

Effective upon the Closing, the members of our nominating and corporate governance committee will be Ms. Domanig and Mr. Micali, with Ms. Domanig serving as chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq. The functions of the nominating and corporate governance committee include, among other things:

•	reviewing and assessing and making recommendations to the Board regarding desired qualifications, expertise and characteristics sought of board members;

•	identifying, evaluating, selecting or making recommendations to the Board regarding nominees for election to the Board;

•	developing policies and procedures for considering stockholder nominees for election to the Board;

•	reviewing our succession planning process for our chief executive officer and any other members of our executive management team;

•	reviewing and making recommendations to the Board regarding the composition, organization and governance the Board and its committees;

•	making recommendations to the Board regarding non-employee director compensation;

•	reviewing and making recommendations to our Board regarding our corporate governance guidelines and corporate governance framework;

•	overseeing director orientation for new directors and continuing education for our directors;

•	overseeing the evaluation of the performance of the Board and its committees;

•

reviewing and monitoring compliance with our code of business conduct and ethics, and reviewing conflicts of interest of our Board members and officers other than related party transactions reviewed by our audit committee; and

•	administering policies and procedures for communications with the non-management members of the Board.

Effective at the Closing, our nominating and corporate governance committee will operate under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

Effective upon the Closing, the members of our compensation committee will be Ms. Domanig and Mr. Micali. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any entity that has one or more executive officers serving on the Board or compensation committee.

Outside Director Compensation

In October 2023, our Board adopted an outside director compensation policy (the “Director Compensation Policy”) for our outside directors that becomes effective as of the effective date of the registration statement of which this prospectus forms a part. The Director Compensation Policy was developed with input from Pearl Meyer regarding practices and compensation levels at comparable companies. The Director Compensation Policy is designed to attract, retain, and reward outside directors.

Under the Director Compensation Policy, each outside director will receive the cash and equity compensation for board services described below. We also will reimburse our outside directors for reasonable, customary, and documented travel expenses to meetings of our Board or its committees and other expenses. Directors who are also our employees receive no additional compensation for their service as directors.

Maximum Annual Compensation Limit

The Director Compensation Policy includes a maximum annual limit of $750,000 of cash compensation and equity compensation awards that may be paid, issued, or granted to an outside director in any fiscal year (increased to $1,000,000 in the outside director’s initial year of service as an outside director). For purposes of this limitation, the grant date fair value is determined in accordance with GAAP. Any cash compensation or equity awards granted under the 2023 Plan to an outside director for his or her services as an employee, or for his or her services as a consultant (other than as an outside director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our outside directors.

Cash Compensation

Outside directors are entitled to receive the following cash compensation for their service under the Director Compensation Policy:

•	$50,000 per year for service as a board member;

•	$20,000 per year for service as board chair or lead independent director;

•	$20,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as member of the audit committee;

•	$12,000 per year for service as chair of the compensation committee;

•	$6,000 per year for service as member of the compensation committee;

•	$10,000 per year for service as chair of the nominating and corporate governance committee; and

•	$5,000 per year for service as member of the nominating and corporate governance committee.

Each outside director who serves as the chair of a committee will receive only the annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee. All cash payments to outside directors are paid quarterly in arrears on a pro-rated basis.

Equity Compensation

In the event of a “change in control” (as defined in the 2023 Plan), each outside director’s outstanding awards will fully vest, provided that the outside director continues to be an outside director through the date of the change in control.

Initial Awards

Each person who first becomes an outside director following the effective date of the Director Compensation Policy will automatically receive an initial award of RSUs (the “Initial Award”). The Initial Award will cover a number of shares of our Common Stock equal to $300,000 divided by the thirty trading day volume weighted average stock price for the the number of trading days that have occurred on and after the effective date of the Director Compensation Policy. The Initial Award will vest in equal 1/3rd installments on each of the first three anniversaries of its date of grant, subject to the outside director continuing to be a service provider through the applicable vesting date. If the person was a member of our Board and also an employee, becoming an outside director due to termination of employment will not entitle them to an Initial Award.

Annual Award

Each outside director will automatically receive, on the date of each annual meeting of our stockholders following the effective date of the Director Compensation Policy, an annual award of RSUs (an “Annual Award”) covering a number of shares of our Common Stock equal to $150,000 divided by the thirty trading day volume weighted average stock price for the thirty trading days prior to the applicable grant date. Annual Awards will vest on the earlier of the one-year anniversary of its date of grant or the day prior to the date of the next annual meeting of stockholders following its date of grant, subject to the outside director continuing to be a service provider through the applicable vesting date.

Effective Date Award

On the effective date of the Company’s initial Form S-8 registration statement filed with the SEC, each of our outside directors will automatically receive an award of RSUs (the “Effective Date Award”) covering a number of shares of our Common Stock equal to $300,000 divided by (i) the Company Valuation divided by (ii) the Company Share Number (as such terms are defined in the Merger Agreement). Effective Date Awards will vest in equal 1/3rd installments with the first installment vesting on the earlier of the one-year anniversary of its date of grant or the day prior to the date of the next annual meeting of stockholders following its date of grant, and the second and third installments vesting on the first and second anniversaries thereof, subject to the outside director continuing to be a service provider through the applicable vesting date.

Limitation of Liability and Indemnification of Officers and Directors

We expect to adopt the Charter, which will become effective immediately prior to the completion of the Merger and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, we expect to adopt the Bylaws, which will become effective as of the Closing and which will provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. The Bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We maintain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our current principal executive officer, our former principal executive officer and the most highly compensated executive officer other than our principal executive officer, as of December 31, 2022, were:

•	Matthew Booth, our current Chief Executive Officer;

•	Christopher Spanos, our former Chief Executive Officer; and

•	Timothy C. Huffmyer, our Chief Financial Officer.

Summary Compensation Table for Fiscal 2022

The following table sets forth information regarding the compensation awarded to, earned by or paid to our named executive officers for the fiscal year ended December 31, 2022:

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)		Total ($)
Matthew Booth
Chief Executive Officer	2022	280,769	—		280,845
Christopher Spanos
Former Chief Executive Officer	2022	142,789	87,648	(1)	230,437
Timothy C. Huffmyer
Chief Financial Officer	2022	362,200	—		362,276

(1)	Consists of severance payments made pursuant to the Spanos Separation Agreement (as defined below). See “Severance and Consulting Arrangements with Christopher Spanos” below.

Outstanding Equity Awards at Fiscal 2022 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2022.

		Option Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Matthew Booth	4/2/2019(1)	1,111	—	84.60	4/1/2029
	2/5/2020(2)	1,841	536	89.10	2/4/2030
	12/15/2020(2)	1,527	1,527	124.20	12/14/2030
Christopher Spanos	3/22/2016(1)	2,777	—	50.40	3/21/2026
	5/25/2018(1)	555	—	67.50	5/24/2028
	4/2/2019(2)	625	41	84.60	4/1/2029
	7/15/2021(1)	1,111	—	124.20	7/14/2031
Timothy C. Huffmyer	7/15/2021(1)	1,111	—	124.20	7/14/2031
	9/23/2021(3)	1,215	2,673	124.20	9/22/2031

(1)	The shares of Common Stock underlying this option are fully vested.
(2)	The shares of Common Stock underlying this option vested or are scheduled to vest as to 1/48th of the total shares each of the first 48 months following the vesting commencement date.
(3)

The shares of Common Stock underlying this option vested or are scheduled to vest as to 1/4th of the total shares on the one year anniversary of the vesting commencement and 1/48th of the total shares each of the first 36 months thereafter.

Effective upon the filing with the SEC of our registration statement on Form S-8 (the “S-8 Registration Statement”), our named executive officers will be granted awards of RSUs covering shares of our common stock under our 2023 Plan as follows: Mr. Booth will receive an award of 83,530 RSUs and Mr. Huffmyer will receive an award of 81,974 RSUs. 100% of the shares underlying the RSU award will vest on November 17, 2023, subject to each named executive officer’s continued status as a service provider through such date. Additionally, Mr. Booth will receive a second award of 130,200 RSUs and Mr. Huffmyer will receive a second award of 130,200 RSUs. One-third of the shares underlying the RSU award will vest on February 20, 2024, and each of the first two anniversaries thereof, subject to each named executive officer’s continued status as a service provider through such date.

Named Executive Officer Employment Arrangements

Matthew Booth

Matthew Booth entered into an executive employment agreement dated February 9, 2023 (the “Booth Employment Agreement”). The Booth Employment Agreement has no specific term and provides that Mr. Booth is an at-will employee. Mr. Booth is eligible for an annual base salary of $350,000 and an annual bonus opportunity of up to $175,000. The Booth Employment Agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

In the event that Mr. Booth’s employment with us is terminated without “cause” (as defined in the Booth Employment Agreement) other than within 12 months following the effective date of a “change in control” (as defined in the Booth Employment Agreement) (the “Booth change in control period”), Mr. Booth will be eligible for:

•	continuing payment of his then-current base salary for a period of 12 months, less all applicable withholdings and deductions; and

•	paid coverage under our group health plans for up to 6 months.

In the event that Mr. Booth’s employment with us is terminated without “cause” within the Booth change in control period, Mr. Booth will be eligible for the payments and benefits described above and accelerated vesting and exercisability of all of his outstanding equity awards. Pursuant to the Booth Employment Agreement, the foregoing severance benefits are subject to Mr. Booth signing, delivering and not revoking a separation agreement that includes, among other terms, an effective general release of claims in our favor and in favor of our affiliates and representatives, in the form presented by us within the time in such separation agreement, which shall be no longer than 60 days following the date of his termination of service.

Severance and Consulting Arrangements with Christopher Spanos

Christopher Spanos entered into a separation agreement (the “Spanos Separation Agreement”) and a consulting agreement (the “Spanos Consulting Agreement”), each effective August 12, 2022. Mr. Spanos’s services as an employee terminated on August 12, 2022, as contemplated under the Spanos Separation Agreement. The Spanos Separation Agreement provides that Mr. Spanos receive continuing payments of his base salary for 9 months following his termination of employment and an additional lump sum cash payment of $5,436. Mr. Spanos will also be eligible for continued vesting of his outstanding options to purchase Urgently’s stock during the period he provides services to Urgently following his termination of employment and an extension of the post-termination exercise period of his outstanding options to purchase Urgently’s stock until the day that is 12 months following the termination of his service to Urgently (or the original expiration date of the option, if earlier). Mr. Spanos is also permitted to retain his company-issued laptop. The Spanos Separation Agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions, and a mutual release of claims.

The Spanos Consulting Agreement contemplates four phases of transitionary services. The first phase (“Phase 1”) would begin on August 12, 2022, and terminate on the last day of the 6th month thereafter; the second phase (“Phase 2”) would begin immediately following the end of Phase 1 and terminate on the last day of the 3rd month thereafter; and the third phase (“Phase 3”) would begin immediately following the end of Phase 2 and terminate on August 12, 2024. In consideration for his services during Phase 1, the Spanos Consulting Agreement provides for an additional grant of options to purchase Urgently’s stock (the “Phase 1 Option”), with the number of shares subject to the Phase 1 Option determined by dividing $75,000 by the fair market value of a share of Urgently stock on August 31, 2022, and the exercise price equal to the fair market value of a share on the date of grant. 1/6th of the Phase 1 Option would vest on September 12, 2022, and on the 12th of each of the first 5 months thereafter, subject to Mr. Spanos continuing to provide service to Urgently. In consideration for his services during Phase 2, the Spanos Consulting Agreement provides for a monthly consulting fee of $18,750 per month, and in consideration for his services during Phase 3, the Spanos Consulting Agreement provides for a monthly consulting fee of $500 per month. The Spanos Consulting Agreement further provides that Mr. Spanos will be eligible to participate in Urgently’s management incentive program, if established, and that it will be recommended that he receive the equivalent of 10% of the total amount paid to participants in such program. Any award under Urgently’s management incentive program remains in the sole discretion of the Board. The Spanos Consulting Agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Timothy C. Huffmyer

Mr. Huffmyer entered into an amended and restated executive employment agreement dated February 9, 2023 (the “Huffmyer Employment Agreement”), which amended and restated his prior employment agreement. The Huffmyer Employment Agreement has no specific term and provides that Mr. Huffmyer is an at-will employee. Mr. Huffmyer is eligible for an annual base salary of $350,000 and an annual bonus opportunity of up to $175,000. The Huffmyer Employment Agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

In the event that Mr. Huffmyer’s employment with us is terminated without “cause” (as defined in the Huffmyer Employment Agreement) other than within 12 months following the effective date of a “change in control” (as defined in the Huffmyer Employment Agreement) (the “Huffmyer change in control period”), Mr. Huffmyer will be eligible for:

•	continuing payment of his then-current base salary for a period of 12 months, less all applicable withholdings and deductions; and

•	paid coverage under our group health plans for up to 6 months.

In the event that Mr. Huffmyer’s employment with us is terminated without “cause” within the Huffmyer change in control period, Mr. Huffmyer will be eligible for the payments and benefits described above and accelerated vesting and exercisability of all of his outstanding equity awards. Pursuant to the Huffmyer Employment Agreement, the foregoing severance benefits are subject to Mr. Huffmyer signing, delivering and not revoking a separation agreement that includes, among other terms, an effective general release of claims in our favor and in favor of our affiliates and representatives, in the form presented by us within the time in such separation agreement, which shall be no longer than 60 days following the date of his termination of service.

Bonus Compensation

Our named executive officers did not receive bonuses with respect to the fiscal year ending December 31, 2022.

Equity-Based Incentive Awards

Urgently’s equity-based incentive awards are designed to align Urgently’s interests and those of Urgently stockholders with those of Urgently’s employees and consultants, including Urgently’s named executive officers. The Board is responsible for approving equity grants to Urgently’s employees and consultants, including Urgently’s named executive officers. To date, stock option awards are the only form of equity awards Urgently has granted to its named executive officers. Urgently has granted equity incentive awards under the terms of the

2013 Plan. The terms of the 2013 Plan are described below under “Executive Compensation—Employee Benefit and Stock Plans—2013 Equity Incentive Plan.”

All options are granted with an exercise price per share that is no less than the fair market value of Common Stock on the date of grant of such award. Urgently’s stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “Outstanding Equity Awards at Fiscal 2022 Year-End.”

Potential Payments upon Termination or Change of Control

Our named executive officers are eligible for the severance benefits described above in the section titled “—Named Executive Officer Employment Arrangements.”

Employee Benefit and Stock Plans

Perquisites and Health and Welfare Benefits

Urgently’s named executive officers, during their employment with us, are eligible to participate in Urgently’s employee benefit plans, including Urgently’s medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of Urgently’s other employees.

Urgently generally does not provide perquisites or personal benefits to Urgently’s named executive officers, except in limited circumstances. The Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in Urgently’s best interests.

2023 Equity Incentive Plan

Our Board has adopted, and our stockholders have approved, the 2023 Plan. The 2023 Plan will be effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part. The 2023 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and any of our future subsidiary corporations’ employees and consultants.

Authorized Shares. A total of 1,383,197 shares of Common Stock are reserved for issuance pursuant to the 2023 Plan. In addition, the shares reserved for issuance under the 2023 Plan also include a number of shares of Common Stock equal to (x) any shares of Common Stock subject to awards granted under the 2013 Plan that, on or after the termination of the 2013 Plan, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by us plus (y) any shares that, as of the date of stockholder approval of the 2023 Plan, have been reserved but not issued pursuant to any awards granted under the 2013 Plan and are not subject to any awards granted thereunder (provided that the maximum number of shares that may be added to the 2023 Plan pursuant to this sentence is 770,169 shares). The number of shares of Common Stock available for issuance under the 2023 Plan will also include an annual increase on the first day of each fiscal year beginning with our 2024 fiscal year, equal to the least of:

•	553,278 shares of Common Stock;

•	12.5% of the outstanding shares of all classes of Common Stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as the Board may determine.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2023 Plan (unless the 2023 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2023 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2023 Plan (unless the 2023 Plan has terminated). Shares of Common Stock that have actually been issued under the 2023 Plan will not be returned to the 2023 Plan except if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by or forfeited to us, such shares will become available for future grant under the 2023 Plan. Shares of Common Stock used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2023 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares of Common Stock available for issuance under the 2023 Plan.

Plan Administration. The Board, or one or more committees appointed by the Board, will administer the 2023 Plan. The compensation committee of the Board will initially administer the 2023 Plan. In addition, if we determine it is desirable to qualify transactions under the 2023 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2023 Plan, the administrator has the power to administer the 2023 Plan and make all determinations deemed necessary or advisable for administering the 2023 Plan, including but not limited to, the power to determine the fair market value of Common Stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2023 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2023 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2023 Plan, including creating sub-plans, modify or amend each award, including but not limited to the discretionary authority to extend the post-termination exercisability period of awards (except no option or stock appreciation right will be extended past its original maximum term), and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator will also have the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions will be final and binding on all participants.

Stock Options. Stock options may be granted under the 2023 Plan. The exercise price of options granted under the 2023 Plan must at least be equal to the fair market value of Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our (or any parent or subsidiary of ours) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for twelve months following the termination of service. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2023 Plan, the administrator will determine the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2023 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Common Stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for twelve months following the termination of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2023 Plan, the administrator will determine the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Common Stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the 2023 Plan. Restricted stock awards are grants of shares of Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2023 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever vesting conditions it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), except the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2023 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of Common Stock. Subject to the provisions of the 2023 Plan, the administrator will determine the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, in shares or in some combination thereof. In addition, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2023 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial value established by the administrator on or prior to the grant date. Performance shares will have an initial value equal to the fair market value of Common Stock on the grant date. The administrator, in its sole discretion, may pay out earned performance units or performance shares in cash, shares or in some combination thereof.

Outside Directors. All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2023 Plan. To provide a maximum limit on the cash compensation and equity awards that can be made to our outside directors, the 2023 Plan provides that in any given fiscal year, an outside director will not be granted equity awards (including any awards issued under the 2023 Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with GAAP) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceeds $750,000, or $1,000,000 for the initial year of service.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2023 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2023 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2023 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in the 2023 Plan.

Dissolution or Liquidation. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2023 Plan provides that in the event of a merger or change in control, as defined under our 2023 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards, all awards held by a participant or all awards of the same type similarly.

If a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and, for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback. Awards will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture and/or recoupment upon the occurrence of certain specified events. The Board may require a participant to forfeit, return or reimburse us all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment; Termination. The administrator has the authority to amend, alter, suspend or terminate the 2023 Plan, provided such action does not materially impair the rights of any participant. The 2023 Plan will continue for a term of ten years from the date of adoption by the Board unless we terminate it earlier.

2023 Employee Stock Purchase Plan

On June 16, 2023, the Board adopted the ESPP, which was subsequently approved by our stockholders. Our ESPP became effective when adopted by the Board. We believe that allowing our employees to participate in the ESPP provides them with a further incentive towards ensuring our success and accomplishing our corporate goals.

Authorized Shares. A total of 221,311 shares of Common Stock are available for sale under our ESPP. The number of shares of Common Stock that are available for sale under our ESPP also includes an annual increase on the first day of each fiscal year beginning with our 2024 fiscal year, equal to the least of:

•	110,655 shares;

•	2% of the outstanding shares of all classes of Common Stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as the administrator may determine.

Shares issuable under the ESPP are authorized, but unissued, or reacquired shares of Common Stock.

Plan Administration. The Board, or a committee appointed by the Board, administers our ESPP and has full but non-exclusive authority to interpret the terms of our ESPP and determine eligibility to participate, subject to the conditions of our ESPP, as described below. We expect our compensation committee to administer our ESPP. The administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of our ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under our ESPP, to designate our subsidiaries and affiliates as participating in the ESPP, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans and appendices to the enrollment agreement as are necessary or appropriate to permit participation in our ESPP by employees who are non-U.S. nationals or employed outside the United States. The administrator’s findings, decisions and determinations are final and binding on all participants to the maximum extent permitted by law.

Eligibility. Generally, all of our employees will be eligible to participate if they are employed by us, or any participating subsidiary, subject to minimum service limitations adopted by the administrator in accordance with the terms of our ESPP. The administrator retains the authority to revise the definition of Eligible Employee in accordance with the terms of our ESPP.

However, an employee may not be granted rights to purchase shares of Common Stock under our ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of our (or any parent’s or subsidiary’s) capital stock; or

•	hold rights to purchase shares of Common Stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of Common Stock for each calendar year.

Offering Periods. The ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP. Our administrator will determine the terms of any offering periods under our ESPP. No offering period may last more than 27 months.

Contributions. Our ESPP permits participants to purchase shares of Common Stock through payroll deductions of at least 1% but not more than 15% of their ESPP eligible compensation (or such other limited established by the administrator in accordance with the terms of our ESPP) in an offering. Our administrator will determine the maximum number of shares that may be purchased by a participant in any purchase period.

Exercise of Purchase Right. Amounts deducted and accumulated by the participant will be used to purchase shares of Common Stock at the end of each purchase period. The purchase price of the shares will be determined by the administrator in accordance with the terms of our ESPP, but will not be less than 85% of the lower of the fair market value of Common Stock on the first trading day of each offering period or on the exercise date. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Common Stock. Participation ends automatically upon termination of employment with us.

Non-Transferability. A participant will not be permitted to transfer rights granted under our ESPP. If our compensation committee permits the transfer of rights, it may only be done by will, the laws of descent and distribution or as otherwise provided under our ESPP.

Certain Adjustments. Our ESPP provides that if any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Common Stock or other securities of ours, or other change in our corporate structure affecting Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator will make adjustments to the number and class of shares that may be delivered under our ESPP and/or the purchase price per share and number of shares covered by each option granted under our ESPP that has not yet been exercised, and the numerical share limits under our ESPP. In the event of our proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.

Merger or Change in Control. Our ESPP provides that in the event of a merger or change in control, as defined under our ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination. The administrator has the authority to amend, suspend or terminate our ESPP, except that, subject to certain exceptions described in our ESPP, no such action may adversely affect any outstanding rights to purchase shares of Common Stock under our ESPP. Our ESPP will automatically terminate 20 years after the later of the date of the ESPP’s adoption by the Board or the business day immediately prior to the effective date of our registration statement of which this prospectus forms a part, unless we terminate it earlier.

2013 Equity Incentive Plan

The 2013 Plan allows us to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to our eligible employees, directors, and consultants and employees and consultants of our affiliates. Our 2013 Plan was originally adopted by the Board and our stockholders in September 2013 and was most recently amended in February 2023. The material terms of the 2013 Plan are summarized below. On the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part, our 2013 Plan will be terminated and we will not grant any additional awards under our 2013 Plan thereafter. However, our 2013 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under our 2013 Plan.

As of June 30, 2023, stock options covering 44,877 shares of Common Stock were outstanding under the 2013 Plan.

Plan Administration. The 2013 Plan is administered by our Board or one or more of its committees. The administrator has all authority and discretion necessary or appropriate to administer the 2013 Plan and to control its operation, including the authority to construe and interpret the terms of the 2013 Plan and the awards granted under the 2013 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.

The administrator’s powers include the power to effect with the consent of any adversely affected participant and subject to the terms of the 2013 Plan, (1) the reduction of the exercise price of any outstanding option under the 2013 Plan, (2) the cancellation of any outstanding option under the 2013 Plan and the grant in substitution therefor of (A) a new option under the 2013 Plan or another equity plan of ours covering the same or a different number of shares of Common Stock, (B) a restricted stock award, (C) a stock appreciation right, (D) restricted stock unit, (E) cash and/or (F) other valuable consideration (as determined by the Board, in its sole discretion), or (3) any other action that is treated as a repricing under GAAP. Without limitation to the foregoing, the administrator has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash or by which the exercise price of an outstanding award is increased or reduced.

Eligibility. Our employees, directors and consultants and employees and directors of our affiliates are eligible to receive awards. Only our employees or of our parent or subsidiary companies are eligible to receive incentive stock options.

Stock Options. Stock options have been granted under the 2013 Plan. Subject to the provisions of the 2013 Plan, the administrator determines the term of an option, the number of shares subject to an option, and the time period in which an option may be exercised. The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determines the exercise price of options, which generally may not be less than 100% of the fair market value of Common Stock on the grant date. The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s “continuous service” (as defined in the 2013 Plan) terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for three months or such longer or shorter period of time as set forth in the applicable award agreement if a participant’s continuous service status as a Service Provider terminates for a reason other than death or disability. If a participant’s status as a Service Provider terminates due to death or disability, vested options generally will remain exercisable for twelve months from the date of termination (or such other longer or shorter period as set forth in the applicable award agreement). In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Restricted Stock Units. Restricted stock units may be granted under the 2013 Plan. Subject to the provisions of the 2013 Plan, the administrator determines the term of restricted stock units and the number of shares and subject to an award. Dividend equivalents may be credited in respect of shares covered by restricted stock units, as determined by the Board and contained in the award agreement.

Non-Transferability of Awards. Unless determined otherwise by the administrator, awards generally may not be transferred.

Certain Adjustments. In the event of a “capitalization adjustment” (as defined in our 2013 Plan) the Board will proportionately and appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2013 Plan, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, and (iii) the class(es) and number of securities and price per share of stock subject to outstanding awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

Dissolution or Liquidation. In the event of our dissolution or liquidation, all outstanding awards will terminate immediately prior to the completion of such dissolution or liquidation, and shares subject to the Urgently’s repurchase option may be repurchased by Urgently notwithstanding the fact that the holder of such award is providing continuous service, provided, however, that the Board may, in its sole discretion, cause some or all awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

Merger and Change of Control. The following provisions will apply to awards in the event of a “corporate transaction” (as defined in our 2013 Plan) unless otherwise provided in the instrument evidencing the award or any other written agreement between us or our affiliate and the holder of the award or unless otherwise expressly provided by the Board at the time of grant of an award. Except as otherwise stated in the award agreement, in the event of a corporate transaction, then, notwithstanding any other provision of the 2013 Plan, the Board will take one or more of the following actions with respect to awards, contingent upon the completion of the corporate transaction: (i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar stock award for the award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of Urgently pursuant to the corporate transaction); (ii) arrange for the assignment of any reacquisition or repurchase rights held by us in respect of Common Stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company); (iii) accelerate the vesting of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such corporate transaction as the Board will determine (or, if the Board will not determine such a date, to the date that is five (5) days prior to the effective date of the corporate transaction), with such award terminating if not exercised (if applicable) at or prior to the effective time of the corporate transaction; (iv) arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the award; (v) terminate or cancel, or arrange for the termination or cancellation, of the award, to the extent not vested or not exercised prior to the effective time of the corporate transaction; (vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the holder of the award would have received upon the exercise of the award, over (B) any exercise price payable by such holder in connection with such exercise. The Board need not take the same action with respect to all awards or with respect to all Participants.

Amendment and Termination. The Board may suspend or terminate the 2013 Plan at any time. Unless sooner terminated by the Board in accordance with the 2013 Plan, the 2013 Plan will automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the 2013 Plan is adopted by the Board, or (ii) the date the 2013 Plan is approved by the stockholders of Urgently. No awards may be granted under the 2013 Plan while the 2013 Plan is suspended or after it is terminated.

Executive Incentive Compensation Plan

The Board adopted an Executive Incentive Compensation Plan (“Incentive Compensation Plan”). Our Incentive Compensation Plan will allow our compensation committee to provide cash incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee. Pursuant to the Incentive Compensation Plan, our compensation committee, in its sole discretion, establishes target awards for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

401(k) Plan

We maintain a defined contribution employee retirement plan (“401(k) plan”) for our employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. We provide a 100% match for the first 3% of a participant’s contributions, and a 50% match for the next 2% of a participant’s contributions.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements with our directors and executive officers, including those discussed in the sections titled “Management” and “Executive Compensation,” and the registration rights described in the section titled “Description of Capital Stock—Registration Rights,” the following is a description of each transaction since January 1, 2020, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Commercial Transactions

BMW Agreements

We are party to non-exclusive service agreements (the “BMW Agreements”) with entities affiliated with BMW i Ventures SCS, SICAV-RAIF (“BMW iVentures”) pursuant to which we provide various roadside assistance services. During the six months ended June 30, 2023 and each of the years ended December 31, 2022, December 31, 2021 and December 31, 2020 we earned $14.4 million, $25.3 million, $22.4 million and $19.5 million, respectively, of revenue under the BMW Agreements. BMW iVentures currently holds more than 5% of our outstanding capital stock.

Enterprise Agreements

We are party to non-exclusive service agreements (the “Enterprise Agreements”) with entities affiliated with Enterprise Holdings Ventures, LLC (“EHV”) pursuant to which we provide various roadside assistance services. During the six months ended June 30, 2023 and each of the years ended December 31, 2022, December 31, 2021 and December 31, 2020 we earned $20.4 million, $40.7 million, $12.5 million and $1.9 million, respectively, of revenue under the Enterprise Agreements. EHV currently holds more than 5% of our outstanding capital stock.

Equity Transactions

2020 Series C and C-1 Preferred Stock Financing

On September 18, 2020, we sold 25,332 shares of series C preferred stock (the “2020 Series C Preferred Stock”) to certain purchasers at a cash price of $470.82 per share, for total cash proceeds of approximately $11,929,993.82. This was deemed a Qualified Financing as defined in the convertible promissory notes (the “2019 Notes”) that were outstanding at that time and as a result the entire principal amount of $17,575,000 of the 2019 Notes, plus accrued interest of $1,157,000, converted into 49,727 shares of series C-1 preferred stock (the “2020 Series C-1 Preferred Stock”), at a price of $376.65 per share. Subsequent to the initial closing through December 31, 2020, we sold an additional 17,136 shares of Series C preferred stock for total cash proceeds of approximately $19,999,998.75. The following table summarizes purchases of our 2020 Series C and C-1 Preferred Stock by directors, executive officers and/or holders of more than 5% of our capital stock:

Participants (1)	2020 Series C Preferred Stock (#)	2020 Series C-1 Preferred Stock (#)	Aggregate Purchase Price
BMW iVentures	4,247	2,797	$3,053,689
Iron Gate Urgently, LLC	7,072	20,046	$10,880,518
EHV	2,123	—	$1,000,000
Emerald Industrial Innovation Fund L.P.	4,247	14,069	$7,299,167
American Tire Distributors Holdings, Inc.	1,911	2,130	$1,702,434
Forte Ventures L.P.	849	—	$400,001
Forte Urgent.ly LLC	3,822	—	$1,799,996
Porsche Investments Management S.A.	1,699	2,839	$1,869,473

(1)	Additional details regarding these stockholders and their equity holdings are provided in this prospectus in the section titled “Principal Securityholders.”

2021 Notes Financing

From March 2021 through December 2021, we issued an aggregate of $39,957,447 of the 2021 Notes to certain purchasers, including to each of EHV, BMW iVentures, Iron Gate Urgently, LLC and American Tire Distributors Holdings, Inc. in aggregate amounts, respectively, of $1,000,000, $6,000,000, $4,400,000 and $747,447.

The 2021 Notes currently accrue interest at a rate of 10% per annum and mature on June 30, 2024. It is anticipated that in connection with the Merger, the 2021 Notes will be amended to clarify the net exercise mechanics. Based on estimates as of the date of this prospectus, the 2021 Notes will automatically convert into 3,035,434 shares of Common Stock immediately prior to the consummation of the Direct Listing, which we expect to occur concurrently with the Closing.

2022 Notes Financing and Recapitalization

From July 2022 through September 2022 we issued an aggregate of $29,999,864 of 2022 Notes and Warrants based on a percentage ownership of 2022 Notes held as of the financial participation deadline to certain purchasers, including BMW iVentures, Iron Gate Urgently, LLC, EHV, Emerald Industrial Innovation Fund L.P., American Tire Distributors Holdings, Inc., Forte Ventures L.P., Forte Urgent.ly LLC and Porsche Investments Management S.A.

The 2022 Notes have an interest rate of 15% per annum and mature on June 30, 2024. In connection with the Merger, in February 2023, the 2022 Note Warrants were amended to clarify the automatic net exercise provisions applicable in connection with the Merger and Direct Listing and clarify the calculation for the number of shares exercisable under the 2022 Note Warrants. In addition, certain of the 2022 Notes were amended to, among other things, provide for the automatic conversion of the 2022 Notes held by holders who were party to the amendment immediately prior to the Closing and consummation of the Direct Listing, clarify the participation deadline, which had been extended previously by some but not all holders of the 2022 Notes, clarify the exchange mechanics for the permitted conversion of Common Stock into Preferred Stock, and permit future amendment of the 2022 Notes by the holders of a majority of the outstanding 2022 Notes instead of requiring individual noteholder approval. Based on estimates as of the date of this prospectus, the 2022 Notes that were amended will automatically convert into approximately 2,205,403 shares of Common Stock immediately prior to the consummation of the Direct Listing. Based on estimates as of the date of this prospectus, the 2022 Note Warrants, exercisable for an aggregate of 1,028,193 shares of Common Stock, will automatically net exercise immediately prior to the Closing and consummation of the Direct Listing.

Pursuant to the terms of the 2022 Notes, all shares of our Preferred Stock outstanding on July 12, 2022 were reclassified and converted into shares of Common Stock on a one-for-one basis, and a new class of Series C Preferred Stock, $0.001 par value per share (the “2022 Series C Preferred Stock”), was authorized (such reclassification, conversion and authorization together with the issuance of the 2022 Notes and 2022 Note Warrants, the “Recapitalization”). Purchasers of the 2022 Notes were permitted to exchange their shares of Common Stock for 2022 Series C Preferred Stock based on their purchase of the 2022 Notes. On February 10, 2023, the holders of at least a majority of the outstanding shares of 2022 Series C Preferred Stock approved conversion of such shares of 2022 Series C Preferred Stock into Common Stock immediately prior to, and in connection with, the Direct Listing.

The following table summarizes the 2022 Notes, 2022 Note Warrants, Common Stock and 2022 Series C Preferred Stock held by our directors, executive officers and/or holders of more than 5% of our capital stock on a post-Recapitalization basis:

Participants (1)	2022 Notes ($)	2022 Note Warrants (#)	Common Stock (#)	2022 Series C Preferred Stock (#)
BMW iVentures	$5,000,000	172,106	4,664	23,042
Iron Gate Urgently, LLC	$4,390,000	151,109	4,009	23,109
EHV	$4,000,000	137,685	1,802	10,619
Emerald Industrial Innovation Fund L.P.	$1,383,140	47,609	2,813	15,502
American Tire Distributors Holdings, Inc.	$1,219,826	41,988	2,247	12,197
Forte Ventures L.P.	$1,250,000	43,026	2,633	6,678
Forte Urgent.ly LLC	$775,000	26,676	7,334	9,079
Porsche Investments Management S.A.	$1,295,357	44,587	2,776	14,377

(1)	Additional details regarding these stockholders and their equity holdings are provided in this prospectus in the section titled “Principal Securityholders.”

2023 Notes Financing

In April and May 2023, we issued an aggregate of $4,695,843 of 2023 Notes to certain purchasers, including to each of BMW iVentures, Emerald Industrial Innovation Fund L.P., Iron Gate Urgently, LLC, and American Tire Distributors Holdings, Inc. in aggregate amounts, respectively, of $2,000,000, $750,000, $500,000 and $200,000.

The 2023 Notes currently accrue interest at a rate of 15% per annum and mature on June 30, 2024. Based on estimates as of the date of this prospectus, the 2023 Notes will automatically convert into 353,420 shares of Common Stock immediately prior to the consummation of the Direct Listing, which we expect to occur concurrently with the Closing (inclusive of an additional convertible promissory note with an aggregate principal amount of $943,129 that the Company expects to issue prior to Closing).

Investors’ Rights Agreement

We are party to an investors’ rights agreement, as amended (the “Investors’ Rights Agreement”), with certain holders of our capital stock, including BMW iVentures, Iron Gate Urgently, LLC, EHV, Emerald Industrial

Innovation Fund L.P., American Tire Distributors Holdings, Inc., Forte Ventures L.P., Forte Urgent.ly LLC and Porsche Investments Management S.A. which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of Common Stock be covered by a registration statement that we are otherwise filing. Upon the Closing, the registration rights described herein will continue but all other rights currently provided under the Investors’ Rights Agreement will terminate. See the section titled “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.

Voting Agreement

We are party to a voting agreement, as amended (the “Voting Agreement”), with certain holders of our capital stock, including BMW iVentures, Iron Gate Urgently, LLC, EHV, Emerald Industrial Innovation Fund L.P., American Tire Distributors Holdings, Inc., Forte Ventures L.P., Forte Urgent.ly LLC and Porsche Investments Management S.A. pursuant to which such holders have agreed to vote in a certain way on certain matters, including with respect to the election of directors. Upon the Closing, the Voting Agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of the Board.

Right of First Refusal and Co-Sale Agreement

We are party to a right of first refusal and co-sale agreement, as amended (the “ROFR Agreement”), with certain holders of our capital stock, including BMW iVentures, Iron Gate Urgently, LLC, EHV, Emerald Industrial Innovation Fund L.P., American Tire Distributors Holdings, Inc., Forte Ventures L.P., Forte Urgent.ly LLC and Porsche Investments Management S.A. pursuant to which such holders have certain rights of first refusal and co-sale in respect of certain sales of securities. Upon the Closing, the ROFR Agreement and the obligations of the parties therein will terminate.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers in addition to the indemnification provided for in the Charter and the Bylaws. Such indemnification agreements and the Charter and Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. For more information regarding indemnification agreements with our directors and executive officers, see the section titled “Management—Limitation of Liability and Indemnification of Officers and Directors.”

Policies and Procedures for Transactions with Related Persons

Effective upon the Closing, we will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the audit committee charter, the audit committee will have the responsibility to review related party transactions.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock immediately following consummation of the Merger by:

•	each person known to the Company to be the beneficial owner of more than 5% of our issued and outstanding Common Stock;

•	each of the Company’s named executive officers and directors; and

•	all of the executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Following the consummation of the Merger, the ownership interests in the Company has been determined based on the capitalization of each of Urgently and Otonomo as of September 15, 2023, assuming (i) the consummation of the Merger, (ii) the conversion of all principal and accrued but unpaid interest under certain of Urgently’s outstanding convertible promissory notes with an aggregate principal amount of $71,339,059 that convert pursuant to their terms into 5,594,257 shares of Common Stock immediately prior to the consummation of the Merger (inclusive of a convertible promissory note with an aggregate principal amount of $943,129 that the Company expects to issue prior to Closing), and (iii) Urgently’s warrants to purchase an aggregate of 1,138,130 shares of Common Stock, which will automatically exercise into Common Stock at Closing. Such number of shares includes 5,368,991 shares of Common Stock being issued at the Closing pursuant to the Merger Agreement and an Exchange Ratio of approximately 0.53 (based on assumptions as of the date of this prospectus).

Name and Address of Beneficial Owner(1)	Number of shares of Common Stock	%
Holders of more than 5% of the outstanding shares of Common Stock
BMW i Ventures SCS, SICAV-RAIF (2)	1,196,947	9.5%
Iron Gate Urgently, LLC (3)	925,647	7.4%
Mithaq Capital SPC(4)	1,168,393	9.4%
Directors and Executive Officers
Matthew Booth (5)	5,726	*
Timothy C. Huffmyer (6)	3,217	*
James M. Micali	—	—
Ryan Pollock(3)	925,647	7.4%
Gina Domanig	—	—
Suzie Doran	—	—
Andrew Geisse(7)	159,944	1.3%
Benjamin Volkow(8)	593,091	4.8%
All Directors and Executive Officers as a Group (8 Individuals)(9)	1,687,625	13.4%

*	Denotes less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Urgent.ly Inc., 8609 Westwood Center Drive, Suite 810, Vienna, VA 22182.
(2)

Includes (i) 172,106 shares of Common Stock issuable upon exercise of Warrants and (ii) after taking effect of the Merger, includes 997,135 shares of Common Stock issuable upon conversion of the convertible promissory notes owned by BMW i Ventures SCS, SICAV-RAIF. BMW i Ventures SCS SICAV RAIF, sub-fund BMW i Ventures I (the “Sub-Fund”) is managed by Luxembourg Investment Solutions S.A. (“LIS”), an alternative investment fund manager that is unaffiliated with BMW AG. LIS is advised by BMW i Ventures, Inc., an indirect wholly owned subsidiary of BMW AG. BMW i Ventures, Inc. has been granted a proxy to exercise the voting right of the shares on behalf of the Sub-Fund. The directors of LIS, Willibrord Ehses, Ralph Brödel, Thomas Nummer, may be deemed to have voting and investment control over the shares held by BMW i Ventures SCS, SICAV-RAIF. The business address of BMW i Ventures SCS, SICAV-RAIF is 5 Heinenhaff Street, Senningeberg, Luxembourg L-1736.
(3)

Includes (i) 155,281 shares of Common Stock issuable upon exercise of Warrants and (ii) after taking effect of the Merger, includes 743,248 shares of Common Stock issuable upon conversion of the convertible promissory notes owned by Iron Gate Urgently, LLC. Iron Gate Management is the manager of Iron Gate Urgently, LLC. The managing committee of Iron Gate Management is composed of Doug Fahoury and Ryan Pollock, who exercise investment and voting control over the shares held by Iron Gate Urgently, LLC. The business address of Iron Gate Urgently, LLC is 840 W. South Boulder Road, Suite 200, Louisville, CO 80027.

(4)

According to the Schedule 13D/A filed on August 10, 2022 by Mithaq Capital SPC, Mithaq Capital SPC, Turki Saleh A. AlRajhi and Muhammad Asif Seemab have shared voting and dispositive power over 2,220,713 ordinary shares of Otonomo on a pre-Merger basis. The business address of Mithaq Capital SPC and the other beneficial owners is Mithaq Capital SPC, c/o Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia.

(5)	Consists of 5,726 shares of Common Stock subject to options exercisable as of September 15, or that will become exercisable within 60 days after such date.
(6)	Consists of 3,217 shares of Common Stock subject to options exercisable as of September 15, or that will become exercisable within 60 days after such date.
(7)

After taking effect of the Merger, consists of: (i) 36,643 shares of Common Stock held by Andrew M and Jane S Geisse 2000 Trust (Mr. Geisse is affiliated with Andrew M and Jane S Geisse 2000 Trust and may be deemed to have beneficial ownership with respect to these shares), (ii) 117,068 shares of Common Stock held by Mr. Geisse, and (iii) 6,233 shares of Common Stock held by Marla Bay Advisors, LLC (Mr. Geisse is affiliated with Marla BayAdvisors, LLC and may be deemed to have beneficial ownership with respect to these options).

(8)	Includes 15,042 shares of Common Stock subject to RSUs exerciseable within 60 days as of September 15, 2023.
(9)

Includes (i) 8,943 shares of Common Stock subject to options exercisable as of September 15, 2023 or that will become exercisable within 60 days after such date, (ii) 155,281 shares of Common Stock issuable upon exercise of Warrants, (iii) after taking effect of the Merger, includes 743,248 shares of Common Stock issued upon conversion of convertible notes and (iv) 15,042 shares of Common Stock subject to RSUs exercisable within 60 days as of September 15, 2023.

Please see the sections titled “Management,” “Executive Compensation” and “Certain Relationships, Related Party and Other Transactions” for information regarding material relationships with our principal securityholders within the past two years.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders of up to 4,972,559 shares of Common Stock consisting of:

(i)	shares of Common Stock held by affiliates that cannot be freely sold under Rule 144 of the Securities Act;

(ii)	shares of Common Stock issuable upon the conversion of the convertible promissory notes that have been outstanding for less than one year; and

(iii)	shares issuable upon the exercise of outstanding Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, distributees, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the Common Stock covered by this prospectus upon the completion of the offering. For information regarding transactions between us and the Selling Securityholders, see the sections titled “Management,” “Certain Relationships, Related Party and Other Transactions” and “Executive Compensation.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See the section titled “Plan of Distribution” elsewhere in this prospectus.

The following table assumes 12,399,240 shares of Common Stock outstanding following the consummation of the Merger, based on the capitalization of each of Urgently and Otonomo as of September 15, 2023, assuming (i) the consummation of the Merger, (ii) the conversion of all principal and accrued but unpaid interest under certain of Urgently’s outstanding convertible promissory notes with an aggregate principal amount of $71,339,059 that convert pursuant to their terms into 5,594,257 shares of Common Stock immediately prior to the consummation of the Merger, and (iii) the exercise of warrants to purchase an aggregate of 1,123,806 shares of Common Stock which will automatically exercise into Common Stock at Closing. Such number of shares includes 5,368,991 shares of Common Stock being issued at the Closing pursuant to the Merger Agreement and an Exchange Ratio of approximately 0.53 (based on assumptions as of the date of this prospectus).

The following table sets forth the names and addresses of the Selling Securityholders, the aggregate number of shares of Common Stock that the Selling Securityholders may offer pursuant to this prospectus, the beneficial ownership of the Selling Securityholders both before and after the offering, and the shares of Common Stock being offered by the Selling Securityholders. No Selling Securityholder that is a broker-dealer or an affiliate of a broker dealer identified in the table below is acting as a broker-dealer in connection with this offering. Additionally, such Selling Securityholders acquired the securities identified in the table as beneficially owned by it in the ordinary course of its business and not as underwriting compensation in this offering, and at the time such securities were acquired, had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Unless indicated below, the Selling Securityholders have no material relationship with Urgently or any of our predecessors or affiliates in the past three years except as disclosed in the section titled “Certain Relationships, Related Party and Other Transactions.”

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering			Number of Shares of Common Stock Being Offered		Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
	Number		%			Number	%
BMW i Ventures SCS, SICAV-RAIF	1,196,215		9.6%	729,422	(1)	466,793	3.8%
Iron Gate Urgently, LLC	920,832		7.4%	558,618	(2)	362,214	2.9%
Benjamin Volkow	593,091	(3)	4.8%	491,342		101,749	*
Enterprise Holdings Ventures, LLC	576,496		4.6%	481,884	(4)	94,612	*
Knott Partners, LP	371,251		3.0%	26,654	(5)	344,597	2.8%
Entities affiliated with Structural Capital	361,911		2.9%	360,496	(6)	1,415	*
Entities affiliated with Hawkins Ventures, Inc.	268,991		2.2%	243,267	(7)	25,724	*
Entities affiliated with B. Riley	265,060		2.1%	168,445	(8)	96,615	*
Highbridge Capital Management, LLC	239,484		1.9%	239,484	(9)	—	—
Emerald Industrial Innovation Fund L.P.	232,592		1.9%	214,277	(10)	18,315	*
American Tire Distributors, Inc.	231,250		1.9%	159,659	(11)	71,591	*
InMotion Ventures Limited	176,617		1.4%	128,206	(12)	48,411	*
Porsche Investments Management S. A.	170,111		1.4%	152,958	(13)	17,153	*
John Berding	166,822		1.3%	13,708	(14)	153,114	1.2%
Andrew Geisse	159,944		1.3%	135,953	(15)	23,991	*
Nokomis Capital LLC	147,396		1.2%	32,561	(16)	114,835	*
Kepos Special Opportunities Master Fund L.P.	139,984		1.1%	48,092	(17)	91,892	*
Blu Venture Investors, LLC	133,267		1.1%	91,133	(18)	42,134	*
Black Maple Capital Management LP	129,970		1.0%	34,274	(19)	95,696	*
Pacific Capital Management LLC	123,105		1.0%	58,015	(20)	65,090	*
Onex Capital Solutions Holdings LP	97,566		*	97,566	(21)	—	—
Bansbach Capital Group LLC	95,122		*	30,049	(22)	65,073	*
Other Selling Securityholders(23)
Holders of less than 65,000 shares, greater than or equal to 55,000 shares	119,846		*	75,094		44,752	*
Holders of less than 55,000 shares, greater than or equal to 30,000 shares	84,497		*	81,355		3,142	*
Holders of less than 30,000 shares, greater than or equal to 25,000 shares	106,192		*	46,197		59,995	*
Holders of less than 25,000 shares, greater than or equal to 21,000 shares	112,916		*	60,370		52,546	*
Holders of less than 21,000 shares, greater than or equal to 11,500 shares	122,984		*	103,887		19,097	*
Holders of less than 11,500 shares	121,808		*	109,593		12,215	*

Total				4,972,559

*	Denotes less than 1%.
(1)

Consists of (i) 171,374 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, (ii) 430,981 shares of Common Stock issuable upon the conversion of the 2022 Notes, and (iii) 127,067 shares of Common Stock issuable upon the conversion of the 2023 Notes held by BMW i Ventures SCS, SICAV-RAIF. BMW i Ventures SCS SICAV RAIF, sub-fund BMW i Ventures I (the “Sub-Fund”) is managed by Luxembourg Investment Solutions S.A. (“LIS”), an alternative investment fund manager that is unaffiliated with BMW AG. LIS is advised by BMW i Ventures, Inc., an indirect wholly owned subsidiary of BMW AG. BMW i Ventures, Inc. has been granted a proxy to exercise the voting right of the shares on behalf of the Sub-Fund. The directors of LIS, Willibrord Ehses, Ralph Brödel, Thomas Nummer, may be deemed to have voting and investment control over the shares held by BMW i Ventures SCS, SICAV-RAIF. The business address of BMW i Ventures SCS, SICAV-RAIF is 5 Heinenhaff Street, Senningeberg, Luxembourg L-1736.

(2)

Consists of (i) 150,466 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, (ii) 376,567 shares of Common Stock issuable upon the conversion of the 2022 Notes, and (iii) 31,585 shares of Common Stock issuable upon the conversion of the 2023 Notes owned by Iron Gate Urgently, LLC. Iron Gate Management is the manager of Iron Gate Urgently, LLC. The managing committee of Iron Gate Management is composed of Doug Fahoury and Ryan Pollock (a member of our Board), who exercise investment and voting control over the shares held by Iron Gate Urgently, LLC. The business address of Iron Gate Urgently, LLC is 840 W. South Boulder Road, Suite 200, Louisville, CO 80027.

(3)

Consists of 593,091 shares of Common Stock expected to be held by Benjamin Volkow following the consummation of the Merger and includes 15,042 shares of Common Stock subject to options exercisable as of September 15, 2023 or that will become exercisable within 60 days after such date. Mr. Volkow is expected to be a member of our Board following the consummation of the Merger. The business address of Mr. Volkow is c/o Urgent.ly Inc., 8609 Westwood Center Drive, Suite 810, Vienna, VA 22182.

(4)

Consists of (i) 137,099 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, and (ii) 344,785 shares of Common Stock issuable upon the conversion of the 2022 Notes held by Enterprise Holdings Ventures, LLC (“EHV”). Enterprise Holdings, Inc. is the sole member of EHV. The Jack Taylor Family Voting Trust U/A/D 4/14/99 (the “Taylor Family Trust”) has ultimate control over Enterprise Holdings, Inc. Andrew C. Taylor, Jo Ann T. Kindle, Christine B. Taylor and Carolyn Kindle are the voting trustees under the Taylor Family Trust. EHV is also a manager-managed fund whereby it is managed by three or more managers and as such, no individual manager is deemed to have beneficial ownership. Consequently, Enterprise Holdings, Inc., the Taylor Family Trust and its trustees may be deemed to be beneficial owners of the shares held by EHV. The business address of each of EHV, Enterprise Holdings, Inc. and the Taylor Family Trust is 600 Corporate Park Drive, St. Louis, MO 63105.

(5)

Consists of 26,654 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants held by Knott Partners, LP. David M. Knott Jr. has voting and investment power over the shares as managing member of Knott Partners, LP. The business address of each of the foregoing is 485 Underhill Boulevard, Suite 205, Syosset, NY 11791.

(6)

Consists of (i) 192,706 shares of Common Stock issuable upon exercise of the Structural Warrants held by Structural Capital Investors II, LP (“Structural Capital Investors II”), (ii) 85,409 shares of Common Stock issuable upon exercise of the Structural Warrants held by Structural Capital Investors II-C, LP (“Structural Capital Investors II-C”), (iii) 44,552 shares of Common Stock issuable upon exercise of the Structural Warrants held by Structural Capital Investments III, LP (“Structural Capital Investments III”), (iv) 11,193 shares of Common Stock issuable upon exercise of the Structural Warrants held by Structural Capital Holding III, LP (“Structural Capital Holding”), (v) 3,665 shares of Common Stock issuable upon exercise of the 2022 Note Warrants held by Structural Capital Investments II, LP (“Structural Capital Investments II”), (vi) 9,035 shares of Common Stock issuable upon conversion of 2022 Notes held by Structural Capital Investments II, and (vii) 13,936 shares of Common Stock issuable upon the exercise of the Structural Warrants held by Series Structural DCO II series of Structural Capital DCO, LLC (“Structural Capital DCO”). Structural Capital GP II, LLC (“Structural Capital GP II”) is the general partner of Structural Capital Investors II, Structural Capital Investors II-C and Structural Capital Investments II. Structural Capital GP III, LLC (“Structural Capital GP III”) is the general partner of Structural Capital Investments III and Structural Capital Holding and the managing member of Structural Capital DCO. Lawrence Gross and Kai Sui Tse are the managing members of Structural Capital GP II and Structural Capital GP III and share voting and investment power over the shares held by Structural Capital Investors II, Structural Capital Investors II-C, Structural Capital Investments II, Structural Capital Investments III, Structural Capital Holding and Structural Capital DCO. The business address of each of the foregoing is 800 Menlo Avenue, #210, Menlo Park, CA 94025.

(7)

Consists of (i) 26,562 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants held by Forte Urgent.ly, LLC (the “Sidecar”), (ii) 42,843 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants held by Forte Ventures L.P. (the “Fund”), (iii) 66,154 shares of Common Stock issuable upon the conversion of the 2022 Notes held by Sidecar, and (iv) 107,708 shares of Common Stock issuable upon the conversion of the 2022 Notes held by the Fund. Forte Capital Management LLC (“FCM”) is the general partner of the Fund and the manager of the Sidecar. Hawkins Ventures, Inc. (“HVI”) is the manager of FCM. Thomas N. Hawkins, President and CEO of HVI, is also the controlling shareholder of HVI. Consequently, each of Mr. Hawkins, HVI and FCM may be deemed the beneficial owners of the shares held directly by each of the Fund and the Sidecar. The business address of each of Mr. Hawkins, HVI, FCM, the Fund and the Sidecar is 3424 Peachtree Road, Suite 2200, Atlanta, GA 30326.

(8)

Consists of (i) 32,102 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants held by BRVC Urgent.ly, LLC (“BRVC”), (ii) 80,678 shares of Common Stock issuable upon the conversion of the 2022 Notes held by BRVC, and (iii) 55,665 shares of Common Stock issuable upon the conversion of the 2023 Notes held by B. Riley Securities, Inc. (“BRS”). BRVC is a wholly-owned subsidiary of B. Riley Financial, Inc. (“BRF”), and Bryant R. Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of BRF. BRS is a registered broker-dealer and Bryant R. Riley is an associated person of BRS. Each of BRVC and BRS acquired their shares in the ordinary course of business, and at the time of acquisition of the shares being registered for resale hereunder, neither BRVC nor BRS had any agreements or understandings, directly or indirectly, with any person, to distribute such shares. BRS acted as a financial advisor to Urgently in connection with its 2021, 2022 and 2023 convertible notes financings, and in connection with the sale transaction with Otonomo. None of BRVC, BRS or its affiliates acted as a broker-dealer in connection with this offering or the securities being registered for resale on the registration statement of which this prospectus forms a part. In addition, until August 18, 2024, the Company has agreed to engage BRS to act as financial advisor to Urgently in connection with any other sale transactions involving Urgently. The Company has also granted BRS the right to act as a bookrunner for Urgently in connection with certain future public or other registered offering that the Company may conduct until August 18, 2024. There are no other material relationships between BRS or BRVC and Urgently in the past three years.

(9)

Consists of (i) 190,869 shares of Common Stock issuable upon the exercise of the Highbridge Warrants held by Highbridge Tactical Credit Master Fund, L.P. (“TCF”) and (ii) 48,615 shares of Common Stock issuable upon the exercise of the Highbridge Warrants held by Highbridge Tactical Credit Institutional Fund, L.P. (“TCIF” and, together with TCF, the “Highbridge Funds”). Highbridge Capital Management, LLC (“HCM”) is the trading manager of the Highbridge Funds. Jonathan Segal and Jason Hempel are responsible for the investment and voting decisions made by HCM with respect to these shares held by the Highbridge Funds. The Highbridge Funds and the foregoing individuals disclaim beneficial ownership over these shares. The address of HCM is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of each of the Highbridge Funds is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.
(10)

Consists of (i) 47,406 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, (ii) 119,221 shares of Common Stock issuable upon the conversion of the 2022 Notes, and (iii) 47,650 shares of Common Stock issuable upon the conversion of the 2023 Notes held by Emerald Industrial Innovation Fund L.P. EIIF Management LP is the General Partner and its General Partner, Emerald Partners III Ltd. takes all investing and voting decisions for the shares. Emerald Partners III Ltd. has three directors of Pascal Mahieux, Karen Haith, and John Bridle. No individuals are deemed to control the shares held by Emerald Industrial Innovation Fund L.P. Emerald Technology Ventures AG is the Investment Advisor to Emerald Partners III Ltd. The business address of Emerald Industrial Innovation Fund L.P. is P.O. Box 255, Trafalgar Court, Les Banques St. Peter Port, Guernsey, GY3QL.

(11)

Consists of (i) 41,809 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, (ii) 105,144 shares of Common Stock issuable upon the conversion of the 2022 Notes, and (iii) 12,706 shares of Common Stock issuable upon the conversion of the 2023 Notes held by American Tire Distributors, Inc. (“ATD”). Stuart Schuette, as the President and CEO of ATD, may be deemed to have control over the shares held by ATD. The business address of ATD is 12200 Herbert Wayne Court, Huntersville, NC 28078.

(12)

Consists of (i) 29,368 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, (ii) 72,197 shares of Common Stock issuable upon the conversion of the 2022 Notes, and (iii) 26,641 shares of Common Stock issuable upon the conversion of the 2023 Notes held by InMotion Ventures Limited. Investment decisions for InMotion Ventures Limited are made by the InMotion Investment Panel, which consists of three individuals. Therefore, no individual is deemed to have voting and investment control over the shares held by InMotion Ventures Limited.

(13)

Consists of (i) 44,397 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, and (ii) 108,561 shares of Common Stock issuable upon the conversion of the 2022 Notes held by Porsche Investments Management S.A., which is a subsidiary of Dr. Ing. h.c. F. Porsche AG, a German public company. Voting and investment control over the shares held by Porsche Investments Management S.A. may be deemed to be shared by the members of the Management Board, which consists of two individuals, and the Supervisory Board, which consists of more than three individuals. Therefore, no individual is deemed to control the shares held by Porsche Investments Management S.A. The business address of Porsche Investments Management S.A. is 23-25 rue des Bains, 1212 Luxembourg.

(14)

Consists of (i) 6,854 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants held by John Berding, and (ii) 6,854 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants held by John B. Berding Irrevocable Children’s Trust, for which John Berding’s spouse, Susan Berding, is the trustee.

(15)

Following the consummation of the Merger, consists of (i) 36,183 shares of Common Stock expected to held by Andrew M and Jane S Geisse 2000 Trust (Mr. Geisse is affiliated with Andrew M and Jane S Geisse 2000 Trust and may be deemed to have beneficial ownership with respect to these shares), (ii) 115,598 shares of Common Stock expected to be held by Mr. Geisse, and (iii) 6,154 shares of Common Stock expected to be held by Marla Bay Advisors, LLC (Mr. Geisse is affiliated with Marla BayAdvisors, LLC and may be deemed to have beneficial ownership with respect to these options). Mr. Geisse is expected to be a member of our Board following the consummation of the Merger. The business address of Mr. Geisese is c/o Urgent.ly Inc., 8609 Westwood Center Drive, Suite 810, Vienna, VA 22182.

(16)

Consists of 32,561 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants held by Nokomis Capital LLC (“Nokomis Capital”). Brett Hendrickson, as principal of Nokomis Capital, may direct the voting and disposition of the shares held by Nokomis Capital.

(17)

Consists of (i) 13,709 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, and (ii) 34,383 shares of Common Stock issuable upon the conversion of the 2022 Notes held by Kepos Special Opportunities Master Fund L.P. Kepos Capital LP is the investment manager of Kepos Special Opportunities Master Fund L.P. and Kepos Partners LLC is the general partner of Kepos Special Opportunities Master Fund L.P. and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC and the managing member of Kepos Partners LLC is Kepos Partners MM LLC. Mark Carhart controls Kepos Capital GP LLC and Kepos Partners MM LLC and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Kepos Special Opportunities Master Fund L.P. Mr. Carhart disclaims beneficial ownership of the shares held by Kepos Special Opportunities Master Fund L.P. The business address of Kepos Special Opportunities Master Fund L.P. is 11 Times Square, 35th Floor, New York, NY 10036.

(18)

Consists of (i) 26,352 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, and (ii) 64,781 shares of Common Stock issuable upon the conversion of the 2022 Notes held by BVI Q32022-3 Series, an individual series of Blu Venture Investors Core, LLC (“Blu Venture Investors”). Blu Venture Management, LLC is the managing member of Blu Venture Investors. Pawan Malhotra, J.S. Gamble and Eric Adler, as executive committee members of Blu Venture Management, LLC may direct investment and voting control over the shares held by Blu Venture Investors Core, LLC and its individual series.
(19)

Consists of 34,274 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants held by Black Maple Capital Partners LP. Black Maple Capital Partners LP is managed by Black Maple Capital Management LP, its investment manager. Robert Barnard is the Chief Executive Officer and Chief Investment Officer of Black Maple Capital Management LP and in that capacity, has voting and investment control of the shares held by Black Maple Capital Partners LP. Mr. Barnard may therefore be deemed to have beneficial ownership of the shares held by Black Maple Capital Partners LP. The business address of Black Maple Capital Partners LP is 250 E Wisconsin Avenue, Suite 1250, Milwaukee, WI 53202.

(20)

Consists of (i) 11,995 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, (ii) 30,137 shares of Common Stock issuable upon the conversion of the 2022 Notes, and (iii) 15,883 shares of Common Stock issuable upon the conversion of the 2023 Notes held by Pacific Capital Management LLC. Jonathan Glaser may be deemed to have voting and investment discretion over the shares held by Pacific Capital Management LLC. The principal address for Pacific Capital Management LLC is 11601 Wilshire Boulevard, Suite 1925, Los Angeles, CA 90025.

(21)

Consists of 97,566 shares of Common Stock issuable upon the exercise of the Highbridge Warrants held by Onex Capital Solutions Holdings LP. Onex Corporation, a corporation domiciled in and formed under the law of Ontario, Canada and publicly listed on the Toronto Stock Exchange under the symbol ONEX (“Onex”), and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the common stock that is deemed to be beneficially owned by Onex Capital Solutions Holdings, LP, through Onex’ ownership of all of the equity of Onex Capital Solutions GP, LLC, which is the general partner of Onex Capital Solutions GP, LP, the general partner of Onex Capital Solutions Holdings, LP. Mr. Schwartz maintains voting control of Onex through his ownership of all of the outstanding Multiple Voting Shares of Onex. Mr. Schwartz also indirectly held 12% of the outstanding Subordinate Voting Shares of Onex at December 31, 2022. The registered address for Onex is 161 Bay Street, Suite 4900, Toronto, Ontario.

(22)

Consists of (i) 8,568 shares of Common Stock issuable upon the exercise of the 2022 Note Warrants, and (ii) 21,481 shares of Common Stock issuable upon the conversion of the 2022 Notes held by Bansbach Capital Group LLC. Louis P. Bansbach IV has voting and investment power over the shares as manager of Bansbach Capital Group LLC. The address of Bansbach Capital Group, LLC is 650 S Cherry St, Suite 1005 Glendale, CO 80246.

(23)	Includes other Selling Securityholder who, in aggregate, beneficially owns less than 1.0% of our Common Stock.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of the capital stock of the Combined Company as they are expected to be in effect upon the Closing. We expect to adopt the Charter and Bylaws, and this description summarizes the provisions that are expected to be in such documents. Because it is only a summary, the following does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to the Charter and Bylaws.

General

Upon the consummation of the Merger, our authorized capital stock will consist of 1,100,000,000 shares of capital stock, $0.001 par value per share, consisting of 1,000,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Each election of directors by our stockholders will be determined by a plurality of the votes cast by stockholders entitled to vote on the election. Holders of our Common Stock will be entitled to receive any dividends as may be declared by the Board, subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

In the event of our liquidation or dissolution, the holders of our Common Stock will be entitled to receive all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any then outstanding Preferred Stock. Holders of our Common Stock will have no pre-emptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of our Preferred Stock that we may designate and issue in the future.

Preferred Stock

The Board will have the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued Preferred Stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. As of the Closing, no shares of Preferred Stock will be outstanding.

Options

As of June 30, 2023, we had outstanding options to purchase an aggregate of 44,877 shares of Common Stock, with a weighted-average exercise price of $94.48 per share, under the 2013 Plan.

Warrants

As of June 30, 2023, we had outstanding Urgently Warrants to purchase 1,212,816 shares of Common Stock. Immediately prior to the Closing, (i) Urgently Warrants to purchase an aggregate of 1,138,130 shares of

Common Stock will be automatically net exercised, which include certain Urgently Warrants whose warrant coverage is variable based on the occurrence of certain transactions, (ii) certain Urgently Warrants whose warrant coverage is variable based on the occurrence of certain transactions will become exercisable for an aggregate of approximately 23,608 shares of Common Stock that remain outstanding at Closing, and (iii) certain Urgently Warrants whose warrant coverage was previously calculated as a percentage of Urgently’s outstanding capitalization will become exercisable for an aggregate of approximately 644,761 shares of Common Stock, each as a result of the completion of the Merger and the transactions contemplated thereby. The remaining Urgently Warrants which are not automatically net exercised will remain outstanding. The holders of approximately 1,806,499 shares of Common Stock issuable upon exercise of these Urgently Warrants are entitled to registration rights.

Registration Rights

Under our amended and restated investors’ rights agreement, the holders of up to 204,092 shares of Common Stock or their transferees, have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below. Such shares of Common Stock are referred to as registrable securities.

Demand Registration Rights

The holders of registrable securities are entitled to certain demand registration rights. At any time after the earlier of July 12, 2027 and 180 days following the effective date of the registration statement for our first underwritten public offering, the holders of at least 40% of the registrable securities then outstanding can request that we file a Form S-1 registration statement to register the offer and sale of their registrable securities. We are only obligated to effect up to two such registrations. Each such request for registration must cover registrable securities the anticipated aggregate gross proceeds of which is at least $5 million. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration on either Form S-1 or Form S-3 (as discussed below), not more than once in any twelve-month period, for a period of up to 60 days.

Form S-3 Registration Rights

The holders of registrable securities are entitled to certain Form S-3 registration rights. At any time when we are eligible to file a registration statement on Form S-3, the holders of at least 25% of the registrable securities then outstanding can request we register the offer and sale of their registrable securities on a registration statement on Form S-3, so long as the request covers registrable securities the anticipated aggregate public offering price of which, net of selling expenses, is at least $1 million. These stockholders may make an unlimited number of requests for registration on a registration statement on Form S-3. However, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the twelve-month period preceding the date of the request. These Form S-3 registration rights are subject to specified conditions and limitations, including the right of underwriters to limit the number of shares included in any such registration under certain circumstances. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration on either Form S-1 or Form S-3, not more than once in any twelve-month period, for a period of up to 60 days.

Piggyback Registration Rights

The holders of registrable securities are entitled to certain “piggyback” registration rights. Following the effectiveness of this prospectus, if we propose to register any of our securities under the Securities Act, all holders having “piggyback” registration rights then outstanding can request that we include their registrable securities in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating to the sale of securities to employees of the Combined Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan, (2) a registration relating to a transaction governed by Rule 145 promulgated under the Securities Act, (3) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering such shares of Common Stock or (4) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered, the holders of registrable securities are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Expenses of Registration

We will pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, subject to specified limitations.

Termination

The registration rights terminate as to a given holder of registration rights, when such holder of registration rights can sell all of such holder’s registrable securities during any three-month period pursuant to Rule 144 promulgated under the Securities Act.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Charter and the Bylaws

Certain provisions of Delaware law, our Charter and the Bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We will be governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•

mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;

•

any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;

•

subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;

•

any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Charter and Bylaws Provisions

Provisions of our Charter and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management. Among other things, our Charter and Bylaws:

•	permit the Board to issue shares of Preferred Stock with any powers, rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

•

provide that all vacancies and newly created directorships, may, except as otherwise required by law, our governing documents or resolution of the Board and subject to the rights of holders of our Preferred Stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide the Board into three classes, each of which stands for election once every three years;

•	for so long as the Board is classified, and subject to the rights of holders of our Preferred Stock, provide that a director may only be removed from the Board by the stockholders for cause;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;

•

not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the Board, the chairperson of the Board, our chief executive officer or president; and

•

provide that stockholders will be permitted to amend certain provisions of our Charter and our Bylaws only upon receiving at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our Charter or Bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder. Our proposed Bylaws will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Transfer Agent and Registrar

Upon the completion of the Merger, the transfer agent and registrar for the Common Stock will be Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6021 15th Avenue, Brooklyn, NY 11219.

Listing

Upon the Closing, our Common Stock is expected to be listed on Nasdaq under the symbol “ULY.”

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Shares Eligible for Future Sale

Future sales of our Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices of our Common Stock prevailing from time to time. As described below, certain shares of our Common Stock will not be available for sale shortly after this offering due to contractual and legal restrictions on resale. Sales of our Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

The Selling Securityholders can sell, under this prospectus, up to 4,972,559 shares of Common Stock constituting approximately 40.1% of our issued and outstanding Common Stock as of September 15, 2023 (assuming the exercise in full of all of the Warrant Shares). As a result of the registration statement of which this prospectus forms a part, 7,030,249 shares of Common Stock will be freely tradable, subject to compliance with applicable securities law requirements (in addition to the 5,368,991 shares of Common Stock (of which 627,295 shares of Common Stock are being registered for resale hereunder) expected to be issued in the Merger as merger consideration to Otonomo shareholders (based on assumptions as of September 15, 2023), which will be freely tradable as of the Closing Date, subject to compliance with applicable securities law requirements).

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such securities then-outstanding; or

•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our Common Stock acquired in this offering by a “non-U.S. holder” (as defined below) but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Code, Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax considerations different from those set forth below. We have not sought, and do not intend to seek, any ruling from the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	pension plans and tax-qualified retirement plans;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (or investors in such entities or arrangements);

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons who hold or receive our Common Stock pursuant to the exercise of any option;

•	persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code; or

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. A partner in a partnership that will hold our Common Stock should consult his, her or its own tax advisor regarding the tax considerations of the purchase, ownership and disposition of our Common Stock through a partnership.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal gift or estate tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is neither a partnership nor:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any dividends on our Common Stock following the completion of this offering. However, if we do make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “ —Gain on Disposition of Common Stock.”

Subject to the discussions below regarding effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our Common Stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock, including the application of any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussions below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our Common Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Common Stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, your Common Stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of our regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Common Stock.

If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Common Stock made to you may be subject to backup withholding at the applicable statutory rate unless you establish an exemption, for example, by properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

FATCA, including sections 1471 through 1474 of the Code and the Treasury Regulations and other official IRS guidance issued thereunder, generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Common Stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Common Stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.

The withholding obligations under FATCA generally apply to dividends on our Common Stock and to the payment of gross proceeds of a sale or other disposition of our Common Stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our Common Stock (but not on payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded.

The withholding tax under the FATCA will apply regardless of whether the payment otherwise would be exempt from withholding tax, including under the exemptions described above. Under certain circumstances, you might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and your country of residence may modify the requirements described in this section. You should consult with your own tax advisors regarding the application of FATCA withholding to your investment in, and ownership and disposition of, our Common Stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. You should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax considerations of purchasing, owning and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

This prospectus relates to the resale by the Selling Securityholders of up to 4,972,559 shares of Common Stock. We will not receive any of the proceeds of the sale of the Common Stock offered by this prospectus. The aggregate proceeds to the Selling Securityholders from the sale of the Common Stock will be the purchase price of the Common Stock less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Common Stock covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Common Stock to be made directly or through agents.

The Common Stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Securityholders;

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Common Stock; or

•	through a combination of any of these methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

The Common Stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more of the following transactions:

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options or other hedging transactions, whether through an options exchange or otherwise;

•	in distributions to members, limited partners or stockholders of Selling Securityholders;

•	any other method permitted by applicable law;

•	on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, including Nasdaq;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with distributions of the Common Stock or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the Common Stock short and redeliver the Common Stock to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Common Stock offered by this prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge the Common Stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Common Stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Common Stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Common Stock to a financial institution or other third party that in turn may sell the Common Stock short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

At the time a particular offering of the Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Common Stock being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Common Stock by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Common Stock, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the Common Stock under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Common Stock by other means not described in this prospectus. In addition, any Common Stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Common Stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Common Stock owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Common Stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of the Common Stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Common Stock pursuant to the distribution through a registration statement.

We have engaged Evercore Group L.L.C. as our financial advisors to advise and assist us with respect to certain matters relating to our listing, including defining our objectives with respect to the filing of the registration statement of which this prospectus forms a part and the listing of our Common Stock on Nasdaq, the preparation of the registration statement of which this prospectus forms a part and the preparation of investor communications and presentations in connection with investor education.

LEGAL MATTERS

The validity of the Common Stock offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.

EXPERTS

The consolidated financial statements of Urgently as of December 31, 2022 and 2021 and for each of the years then ended have been audited by CohnReznick LLP, independent registered public accounting firm, as stated in their report which is included in the registration statement of which this prospectus forms a part. The report of CohnReznick LLP contains an explanatory paragraph about the ability of Urgent.ly Inc. to continue as a going concern. Such consolidated financial statements have been included herein in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Otonomo Technologies Ltd. and its subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The registration statement on Form S-1 of which this prospectus forms a part, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our Common Stock, you should refer to the registration statement of which this prospectus forms a part and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.geturgently.com. We will also make available, free of charge, on our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. The information on, or that can be accessed through, our website is not part of this prospectus.

Urgent.ly Inc.

Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders

Urgent.ly Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Urgent.ly Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations since inception and is dependent on debt and equity financing to fund operating shortfalls in the absence of another source of financing. These conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2015.

/s/ CohnReznick LLP

Tysons, Virginia

May 15, 2023, except for the effects of the reverse stock split discussed in Note 16, as to which the date is August 14, 2023.

Urgent.ly Inc.

Consolidated Balance Sheets

December 31, 2022 and 2021

(in thousands, except share and par value data)

	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$6,357	$30,156
Restricted cash	1,050	1,050
Accounts receivable, net	33,966	32,753
Prepaid expenses and other current assets	2,102	2,105

Total current assets	43,475	66,064
Right-of-use assets	2,485	—
Property and equipment, net	414	503
Intangible assets, net	31	31
Other non-current assets	538	1,216

Total assets	$46,943	$67,814

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,536	$4,390
Accrued expenses	19,811	10,276
Deferred revenue, current	349	127
Current lease liabilities	740	—
Current portion of long-term debt	—	2,561

Total current liabilities	28,436	17,354
Deferred rent	—	456
Long-term lease liabilities	2,120	—
Long-term debt, net	99,443	83,606
Derivative liability	32,765	—
Warrant liability	13,957	7,084
Other long-term liabilities	5,059	29

Total liabilities	181,780	108,529

Redeemable convertible preferred stock:
Series C, par value $0.001; 222,222 shares authorized, 157,395 and 42,436 issued and outstanding at December 31, 2022 and 2021, respectively	46,334	19,940
Series C-1, par value $0.001; 50,287 shares authorized, 49,732 issued and outstanding at December 31, 2021	—	18,732
Series B-1, par value $0.001; 79,212 shares authorized, 62,731 issued and outstanding at December 31, 2021	—	19,045
Series B, par value $0.001; 30,896 shares authorized, issued and outstanding at December 31, 2021	—	10,925
Series A, par value $0.001; 60,693 shares authorized, issued and outstanding at December 31, 2021	—	10,218
Series Seed, par value $0.001; 12,260 shares authorized, issued and outstanding at December 31, 2021	—	996
Stockholders’ deficit:
Common stock, par value $0.001; 666,666 shares authorized, 154,786 and 53,240 issued and outstanding at December 31, 2022 and 2021, respectively	—	—
Additional paid-in capital	48,327	7,161
Accumulated deficit	(229,498)	(127,732)

Total stockholders’ deficit	(181,171)	(120,571)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$46,943	$67,814

See accompanying notes to the consolidated financial statements.

Urgent.ly Inc.

Consolidated Statements of Operations

Years Ended December 31, 2022 and 2021

(in thousands, except share and per share data)

	2022	2021
Revenue	$187,589	$148,508
Cost of revenue	167,442	140,095

Gross profit	20,147	8,413

Operating expenses:
Research and development	16,733	12,252
Sales and marketing	5,647	4,122
Operations and support	36,893	28,680
General and administrative	14,129	12,875
Depreciation and amortization	297	242

Total operating expenses	73,699	58,171

Operating loss	(53,552)	(49,758)
Other income (expense), net:
Interest expense	(31,454)	(3,712)
Interest income	7	5
Change in fair value of derivative liabilities	(4,077)	—
Change in fair value of warrant liabilities	(5,809)	(2,232)
Warrant expense	(1,009)	(705)
Foreign exchange gain (loss)	(88)	63

Total other expense, net	(42,430)	(6,581)

Loss before income taxes	(95,982)	(56,339)
Provision for income taxes	—	—

Net loss	$(95,982)	$(56,339)

Loss per share, basic and diluted	$(949.36)	$(1,061.64)

Weighted average shares outstanding, basic and diluted	101,102	53,068

See accompanying notes to the consolidated financial statements.

Urgent.ly Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Years Ended December 31, 2022 and 2021

(in thousands, except share data)

	Redeemable Convertible Preferred Stock Series B-1		Redeemable Convertible Preferred Stock Series B		Redeemable Convertible Preferred Stock Series A		Redeemable Convertible Preferred Stock Series Seed
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2020	55,532	$16,917	30,896	$10,900	60,693	$10,218	12,260	$996
Issuance of preferred stock	7,199	1,802	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	326	—	25	—	—	—	—
Issuance of warrants on common stock	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—

Balance, December 31, 2021	62,731	$19,045	30,896	$10,925	60,693	$10,218	12,260	$996
Accretion of preferred stock to redemption value	—	143	—	12	—	—	—	—
Conversion of preferred stock in connection with recapitalization (see Note 1)	(62,731)	(19,188)	(30,896)	(10,937)	(60,693)	(10,218)	(12,260)	(996)
Issuance of common stock	—	—	—	—	—	—	—	—
Issuance of common stock warrants for services	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—

Balance, December 31, 2022	—	$—	—	$—	—	$—	—	$—

See accompanying notes to the consolidated financial statements.

Urgent.ly Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Years Ended December 31, 2022 and 2021 (Continued)

(in thousands, except share data)

	Redeemable Convertible Preferred Stock Series C		Redeemable Convertible Preferred Stock Series C-1		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2020	42,436	$19,924	49,732	$18,732	52,458	$—	$78	$(71,393)	$(71,315)
Issuance of preferred stock		—	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	782	—	68	—	68
Accretion of preferred stock to redemption value	—	16	—	—	—	—	(367)	—	(367)
Issuance of warrants on common stock	—	—	—	—	—	—	6,684	—	6,684
Stock-based compensation expense	—	—	—	—	—	—	698	—	698
Net loss	—	—	—	—	—	—	—	(56,339)	(56,339)

Balance, December 31, 2021	42,436	$19,940	49,732	$18,732	53,240	$—	$7,161	$(127,732)	$(120,571)
Accretion of preferred stock to redemption value	—	8	—	—	—	—	(163)	—	(163)
Conversion of preferred stock in connection with the recapitalization (see Note 1)	114,959	26,386	(49,732)	(18,732)	101,351	—	40,726	(5,784)	34,942
Issuance of common stock	—	—	—	—	195	—	17	—	17
Issuance of common stock warrants for services	—	—	—	—	—	—	92	—	92
Stock-based compensation expense	—	—	—	—	—	—	494	—	494
Net loss	—	—	—	—	—	—	—	(95,982)	(95,982)

Balance, December 31, 2022	157,395	$46,334	—	$—	154,786	$—	$48,327	$(229,498)	$(181,171)

See accompanying notes to the consolidated financial statements.

Urgent.ly Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2022 and 2021

(in thousands)

	2022	2021
Cash flows from operating activities:
Net loss	$(95,982)	$(56,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	297	242
Amortization of right-of-use assets	675	—
Amortization of contract costs to obtain	697	443
Amortization of contract costs to fulfill	116	187
Amortization of deferred financing fees	1,388	755
Stock-based compensation	494	698
Bad debt expense (recoveries)	(269)	341
Change in fair value of derivative and warrant liabilities	9,886	2,232
Warrant expense	1,009	705
Noncash interest expense	22,002	329
Issuance of common stock warrants for services	92	—
Changes in operating assets and liabilities:
Accounts receivable	(944)	(8,488)
Prepaid expenses and other current assets	3	(1,348)
Other assets	(135)	(705)
Accounts payable	3,146	1,649
Accrued expenses	3,812	2,225
Deferred rent	—	(16)
Deferred revenue	222	113
Lease liabilities	(756)	—
Long-term liabilities	10	(237)

Net cash used in operating activities	(54,237)	(57,214)

Cash flows from investing activities:
Purchases of property, equipment and software	(208)	(340)
Acquisition of intangible asset	—	(16)

Net cash used in investing activities	(208)	(356)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	—	56,700
Proceeds from revolving line of credit	—	41,075
Repayment of revolving line of credit and term loan	—	(55,325)
Refunds (payments) of deferred financing fees	629	(4,424)
Proceeds from issuance of convertible notes payable	30,000	39,957
Proceeds from exercise of warrants	—	51
Proceeds from exercise of stock options	17	18

Net cash provided by financing activities	30,646	78,052

Net increase (decrease) in cash and cash equivalents	(23,799)	20,482
Cash, cash equivalents and restricted cash at beginning of year	31,206	10,724

Cash, cash equivalents and restricted cash at end of year	$7,407	$31,206

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,863	$985

Supplemental noncash investing and financing activities:
Right-of-use assets obtained in exchange for lease obligations	$3,160	$—

Derivative liability resulting from issuance of convertible notes	$28,688	$—

Warrants issued in connection with issuance of convertible notes	$7,041	$—

Issuance of common stock warrants for services	$92	$—

Warrants issued in connection with issuance of long-term debt	$—	$7,004

Exercise of warrants into Series B-1 preferred stock	$—	$1,801

See accompanying notes to the consolidated financial statements.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

1.	Organization

Urgent.ly Inc. (“Urgent.ly” or “the Company”) was incorporated in the State of Delaware in May 2013. Urgent.ly is a leading connected mobility assistance software platform that matches vehicle owners and operators with service professionals who deliver traditional roadside assistance, proactive maintenance and repair services.

Urgent.ly is headquartered in Vienna, Virginia. On September 1, 2017, Roadside Innovation Inc. was incorporated in the State of Delaware as a wholly-owned subsidiary of Urgent.ly (collectively along with other wholly-owned subsidiaries, the “Company”) for the purpose of obtaining and holding motor club licenses in support of certain services provided by Urgent.ly. On July 23, 2020, Roadside Innovation (Arkansas) Inc. was incorporated in the State of Arkansas as a wholly-owned subsidiary of Urgent.ly for the purpose of obtaining and holding motor club licenses in support of certain services provided by Urgent.ly. On September 3, 2020, Urgently Canada Technologies ULC, was incorporated in British Columbia, Canada as a wholly-owned subsidiary of Urgent.ly for the purpose of providing roadside assistance services in Canada.

Recapitalization

In July 2022, the Company initiated a recapitalization in which all outstanding series of existing convertible preferred stock were converted into shares of common stock (the “Recapitalization”). Each share class of the existing convertible preferred stock was converted into one share of common stock. The Company also had certain warrants outstanding for convertible preferred stock which also converted into warrants for common stock on a one-to-one basis.

In connection therewith, the Company offered convertible promissory notes to stockholders that held convertible preferred stock at the time of the Recapitalization. Those stockholders that purchased convertible notes in 2022 had a portion of their newly converted common stock exchanged for shares of Series C convertible preferred stock using a formula stipulated in the arrangement. As the exchange transaction and the convertible note were entered into at the same time, the Company accounted for both as part of the Recapitalization. The Recapitalization, which included the conversion of the legacy preferred stock into common stock, and issuance of Series C convertible preferred stock resulted in the de-recognition of the carrying value of the legacy preferred stock to zero, and the difference in value of $32,773 was recorded in Additional paid-in capital. The carrying amount of the convertible notes was fully discounted due to the bifurcation of certain embedded features. The carrying amount of the convertible notes were fully discounted due to incentives provided under the Recapitalization (see Note 7).

Liquidity risk and going concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business.

The Company has a history of recurring operating losses and has required debt and equity financing to finance its operations. As of December 31, 2022, the Company reported an accumulated deficit of $229,498 and an operating loss of $53,552 for the year ended December 31, 2022.

Liquidity risk is the risk that suitable sources of funding for the Company’s business activities may not be available. The Company has a planning and budgeting process to monitor operating cash requirements including

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

amounts projected for capital expenditures which are adjusted as input variables change. These variables include, but are not limited to, operating cash flows and the availability of other sources of debt and capital. As these variables change, the Company may be required to seek funding through additional equity issuances and/or additional debt financings.

In October and December 2021, the Company entered into a new term debt facility with Structural Capital with proceeds totaling $17,500 which were used to retire a term loan with a bank and provide additional working capital. Additionally, from March 2021 through December 2021, the Company issued $39,957 in convertible promissory notes with new and existing investors. In December 2021, the Company received $40,000 in connection with a loan and security agreement with Highbridge Capital Management, LLC. And, from July through September 2022, the Company received $30,000 in convertible promissory notes with new and existing investors. As discussed in Note 16, in February 2023, the Company amended each of the existing loan agreements with Structural Capital and Highbridge Capital Management, LLC, which extended the maturity dates of those loans to 2024, at the earliest.

The Company believes that the current cash on hand will not be sufficient to fund operations beyond twelve months from the date of issuance of the consolidated financial statements. This has led management to conclude that substantial doubt about the Company’s ability to continue as a going concern exists. In the event the Company is unable to successfully raise additional equity and/or debt financing during the next twelve months from the date of issuance of the consolidated financial statements, the Company will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated. The consolidated financial statements do not include any adjustments of the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Urgent.ly Inc. and its wholly-owned subsidiaries Roadside Innovation Inc., Roadside Innovation (Arkansas) Inc., and Urgently Canada Technologies ULC. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents are stated at cost, which, due to their short-term nature, approximates fair value. All highly-liquid investments with an original or remaining maturity of three months or less at the date of purchase are considered to be cash equivalents.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

Restricted cash

Restricted cash represents amounts held as collateral required under the Company’s credit card program.

Accounts receivable

Accounts receivable result from service performed for which payment has yet to be received and include amounts invoiced and accrued amounts to be invoiced. Accounts receivable are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. The Company records an allowance for doubtful accounts based on historical experience and management’s expectation for future losses. The Company may consider an account past due when payment has not been received under the terms of the contract. The Company bases its estimates on historical experiences and on various other assumptions that are believed to be reasonable and appropriate under the circumstances. As of December 31, 2022 and 2021, the allowance for doubtful accounts is $338 and $662, respectively. The balance of accounts receivable at January 1, 2021 amounted to $24,606, net of an allowance for doubtful accounts of $321.

Property, equipment and software

Property, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated asset lives, between 15 and 60 months. Leasehold improvements are depreciated over the shorter of their estimated useful lives or term of the respective lease on a straight-line basis.

Maintenance, repairs, and minor replacements are charged to expense as incurred. Major renovations and replacements are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and accumulated depreciation are eliminated from the accounts and the related gain or loss is recognized in results of operations.

Impairment of long-lived assets

The Company continually monitors events and changes in circumstances that could indicate that carrying amounts of its long-lived assets may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. No impairment charges on long-lived assets were recognized during the years ended December 31, 2022 and 2021.

Software development costs

The Company incurs software development costs to enhance, improve, expand and/or upgrade certain proprietary software in an agile software environment with releases broken down into several iterations called sprints. Such software development costs and any new product development costs are considered research and development costs and are expensed as incurred.

Intangible assets

Acquired intangible assets consist primarily of acquired technology related to the Company’s software platform and two domain names. Acquired technology was amortized on a straight-line basis over two years, the estimated useful life of the asset. The domain names are deemed to have an indefinite life and are measured for impairment

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

annually. The Company reviews the carrying value of long-lived assets for impairment when events or changes in business circumstances indicate the carrying value may not be recoverable. An impairment loss is recognized when an asset’s carrying value exceeds its fair value as calculated using a discounted future cash flow analysis. During the years ended December 31, 2022 and 2021, no impairment loss was recognized in the accompanying consolidated financial statements. The Company’s finite-lived intangible assets, including acquired technology, was fully amortized prior to 2018.

Deferred financing fees

Fees paid in connection with the Company’s debt arrangements are amortized using the effective interest method over the life of the related debt. During the years ended December 31, 2022 and 2021, the Company incurred and capitalized financing fees of $11 and $4,424, respectively, in connection with the issuance of convertible promissory notes and term loans (see Note 7). Amortization of deferred financing fees related to the convertible promissory notes and term loans totaled $1,388 and $755 during the years ended December 31, 2022 and 2021 and is included in interest expense in the accompanying consolidated statements of operations.

Modification of debt instruments

Modifications or exchanges of debt, which are not considered a troubled debt restructuring, are considered extinguishments if the terms of the new debt and the original instrument are substantially different. The instruments are considered substantially different when the present value of the cash flows under the terms of the new debt instrument are at least 10% different from the present value of the remaining cash flows under the terms of the original instrument. If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt is initially recorded at fair value, with the difference recognized as an extinguishment gain or loss. During the year ended December 31, 2022, the Company amended its term loans (see Note 7). Those amendments have been accounted for as debt modifications.

Income taxes

In accordance with ASC Topic 740, Income Taxes (“ASC Topic 740”), income taxes are reported utilizing the asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. ASC Topic 740 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized.

ASC Topic 740 provides a comprehensive model for the recognition, measurement, and disclosure in financial statements of uncertain income tax positions that a company has taken or expects to take on a tax return. A company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws.

The Company determined that its income tax positions did meet the more-likely-than-not recognition threshold and, therefore, required no reserve. In the event uncertain positions are employed in the future, additional interest and penalty charges associated with tax positions would be classified as income tax expense.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

The Company’s primary tax jurisdiction is in the United States. Generally, federal, state and local authorities may examine the Company’s tax returns for three years from the date of filing.

Accounting for derivative instruments

The Company recognizes all derivative instruments as either assets or liabilities and measures them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of the variability in cash flows associated with forecasted transactions, the effective portion of the gain or loss on such derivative instruments will generally be reported in other comprehensive income and the ineffective portion, if any, will be reported in net income (loss). Such amounts recorded in accumulated other comprehensive income will be reclassified into net income (loss) when the forecasted transaction affects earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment, the gain or loss on the hedging instrument will be recognized currently in earnings along with changes in the fair value of the hedged asset, liability, or firm commitment attributable to the hedged risk. See Note 9.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenues from Contracts with Customers (Topic 606) as well as other clarifications and technical guidance issued by the Financial Accounting Standards Board (“FASB”) related to this revenue standard (“ASC 606”) and ASC Subtopic 340-40, Other Assets and Deferred Costs Contracts with Customers (“ASC 340-40”) on January 1, 2019.

The core principle of ASC 606 is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company determines revenue recognition through the following five step model:

•	Identification of the contract, or contracts with a Customer Partner

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, performance obligations are satisfied

The Company recognizes revenue when there is evidence of a contract, probable collection of the consideration to which the Company expects to be entitled to receive, and completion of the performance obligations.

The Company generates substantially all its revenues from roadside assistance services (“RAS”) initiated through its software platform primarily in the United States and Canada. The Company’s platform enables its customers (Customer Partners) to outsource delivery for all or portions of their roadside assistance programs. The Company manages the RAS process after receiving the initial distress call or web-based request through final disposition.

The Company also offers RAS directly to motorists via pay per use or direct membership offerings. In addition, revenue is earned from platform license fees, whether delivered via cloud or traditional license delivery, professional services, and memberships.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

Full-service outsourcing-flat rate

In connection with these service arrangements, the Company negotiates fixed rates with subcontract service providers and charges its Customer Partners fixed rates based on each service provided (per tow, per jump start, etc.) to their motorist. Both the Company and subcontract service providers are involved in the transfer of services to the motorist. The Company considers the nature of each specific promised service and applies judgment to determine whether the Company controls the service before it is transferred to the motorist or whether the Company is acting as an agent for the Customer Partner. To determine whether the Company controls the service before it is transferred to the motorist, the Company assesses indicators including which party is primarily responsible for fulfillment and has discretion in determining pricing for the service, as well as other considerations. The Company has concluded that in connection with the Company’s flat rate service arrangements, the Company’s promise to its Customer Partners to provide the services is not distinct from the services provided by the subcontract service providers. The Company has the ability to direct the use of and obtain substantially all of the benefits and risks of, the services provided by the subcontract service providers before those services are transferred to the Customer Partner. On that basis, the Company controls the services prior to the transfer to the Customer Partner. Further, the nature of the Company’s promise to provide the Company’s Customer Partners with roadside assistance services encompasses various tasks that may differ on any given day; however, these represent activities to fulfill the overall RAS process and not separate promises in the contract. In that regard, each increment of the promised service (i.e., each dispatch service, emergency assistance service) is distinct and part of a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, which the Company accounts for as a single performance obligation. As a result, the Company records revenues from flat rate service arrangements on a gross revenue basis and the costs are recorded as part of the cost of service. The total amount of revenue recognized in 2022 and 2021 related to such services amounted to $183,715 and $145,457, respectively.

Full-service outsourcing- claim cost pass-through

Under the claim cost pass-through arrangement, the Company’s performance obligation is solely to arrange the dispatch of the roadside assistance services. The Company does not control all roadside assistance services. The Customer Partner controls all other RAS services prior to the transfer to the motorist, the ultimate consumer. The Company acts as an agent in this transaction and, as a result, the Company records only its flat dispatch fee as revenue from its claim cost pass-through arrangements, net of the costs incurred from the subcontract service providers. The total amount of revenue recognized in 2022 and 2021 from this type of arrangement amounted to $40 and $59, respectively.

Membership

The Company also derives revenues from membership offerings for roadside assistance services. For these arrangements, the Company’s performance obligation is to provide roadside assistance services primarily to its Customer Partner’s members. The Customer Partner pays the Company an upfront fee per member or covered vehicle. The Company has applied the right to invoice practical expedient, reflecting the Company’s right to payment for the fixed fee that corresponds directly to the value provided for the Company’s performance. Accordingly, these fees are recognized over time to recognize revenue as invoiced. The cost of providing services is charged to cost of revenue as incurred. The total amount of revenue recognized over time in 2022 and 2021 related to this revenue stream amounted to $3,495 and $2,361, respectively.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

Software licensing arrangements

The Company occasionally enters into licensing arrangements with Customer Partner, to provide access to its standard software platform. The Company customarily provides the Customer Partner with standard maintenance on licensed software which includes technical support and when-and-if available updates. The maintenance services are considered post-contract customer support. The Company does not sell its maintenance services separately nor has separate pricing been established. The Company has determined that the nature of the technical support and the when-and-if available updates are considered a service of standing-ready to the customer to provide technical support and upgrades as needed, and unspecified upgrades are provided on a when-and-if available basis for the duration of the maintenance period. The license revenue and the maintenance bundled in the arrangement are considered a single performance obligation that is recognized over the term of the agreement. The total revenue recognized over time for the term licensing arrangements amounted to $119 and $416 for the years ended December 31, 2022 and 2021, respectively.

Professional services

The Company sells professional services either on a stand-alone basis or as services bundled with software. When services are sold on a stand-alone basis, such services are generally contracted under fixed-fee arrangements and delivered over time to Customer Partners. Professional services include customization and design, integration, training and consulting services. Professional services performed by the Company represent distinct performance obligations. These services are not highly interdependent or highly interrelated with the Company’s platform license and SaaS arrangements such that a customer would be able to use the Company’s platform without the professional service. The standalone selling prices are determined based on contracted terms on a contract by-contract basis. Revenue for customization and design services represent the transfer to the customer for the right to access the customized software and is therefore recorded over time. Revenues for integration services, training and consulting services are separate performance obligations recognized over time as these and the SaaS arrangements can be purchased separately from the platform and SaaS arrangements. The total amount of revenue recognized over time in 2022 and 2021 related to these services amounted to $220 and $215, respectively.

The Company capitalizes costs to obtain contracts with Customer Partners, primarily employee sales commissions. At contract inception, the Company capitalizes such costs that they expect to recover and that would not have been incurred if the contract had not been obtained. Sales commissions earned by the Company’s sales team are considered incremental and recoverable costs of obtaining a contract and are deferred as other non-current assets and amortized on a straight-line basis over the initial contract term with an amortization period that exceeds one year. Commission expenses are included in Sales and Marketing expense on the consolidated statements of operations. The expected period of benefit is determined using the initial contract term.

In connection with certain contracts, the Company capitalizes costs to fulfill contracts with Customer Partners, primarily costs to customize and integrate its platform in support of the contract requirements. Costs to fulfill are considered incremental and recoverable costs and are deferred as other non-current assets and amortized on a straight-line basis over the expected period of benefit for contracts with an amortization period that exceeds one year and included in cost of revenue on the consolidated statements of operations. The expected period of benefit is determined using the initial contract term.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

	2022	2021
Balance as of January 1	$1,048	$885
Additional contract costs to obtain	135	799
Amortization of contract costs to obtain	(697)	(449)
Amortization of contract costs to fulfill	(116)	(187)

Balance as of December 31	$370	$1,048

Cost of revenue

Cost of revenue, exclusive of depreciation and amortization, consists primarily of fees paid to Service Providers. Other costs included in cost of revenue are specifically the technology hosting and platform-related costs, certain personnel costs related to direct call center support to Consumers as part of platform authentication, and amortization of costs to fulfill.

Research and development

Research and development expenses primarily consist of compensation expenses, including equity-based compensation, for engineering, product development, product management and design employees, expenses associated with ongoing improvements to, and maintenance of, the Company’s platform offerings and other technology. Research and development expense also includes software expenses and technology consulting fees. Research and development expenditures are expensed as incurred.

Sales and marketing

Sales and marketing expenses primarily consist of compensation expenses, including equity-based compensation, in support of new business capture, partner management and marketing such as commissions, salaries, and related benefits. Sales and marketing expense also includes expenses associated with advertising, promotions of the Company’s services, Partner advocacy management and brand-building. Advertising costs are expensed as incurred and totaled $420 and $359 for the years ended December 31, 2022 and 2021, respectively.

Operations and support

Operations and support expenses primarily consist of compensation expenses, including equity-based compensation, in support of customer support operations such as salaries, related benefits, contractors used to manage customer support workload and related technology costs to support such operations. Operations and support expenses also include expenses associated with Service Provider network management.

General and administrative

General and administrative expenses primarily consist of compensation expenses, including equity-based compensation and related benefits for the Company’s executive, finance, human resources, information technology, legal and other personnel performing administrative functions. General and administrative expense also includes corporate office rent expense, third-party professional fees, public company readiness expenses and any other cost or expense incurred not deemed to be related to cost of revenue, sales and marketing expense, research and development expense, or operations and support expense.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

Deferred revenue

Deferred revenue represents amounts received from Customer Partners or Motorists in advance of fulfillment of the promised performance obligations related to professional services, membership and bundled license arrangements.

Stock-based compensation

The Company recognizes the compensation cost associated with its equity awards based on the grant-date fair value of the award. The fair value of stock options is estimated using the Black-Scholes option-pricing model. The Company recognizes stock-based compensation on a straight-line basis over the requisite service period for the award.

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”). Under ASC 718, compensation cost is determined on the date of the grant and then amortized over the vesting period. The fair value of each stock option granted is estimated on the grant date using the Black-Scholes option-pricing model using the following assumptions: common stock value on the grant date, risk-free interest rate, expected term, expected volatility and dividend yield.

Concentrations of credit risk

Financial instruments that subject the Company to credit risk consist primarily of cash, restricted cash and accounts receivable. The Company places its cash and cash equivalents in an accredited financial institution and the balances are above federally insured limits. Management monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit losses.

During the years ended December 31, 2022 and 2021, 69% and 62%, respectively, of revenue was earned from four customers. At December 31, 2022 and 2021, 34% and 55% of accounts receivable was due from two and three customers, respectively.

Foreign currency translation

The reporting currency of the Company and its subsidiaries is the U.S. dollar, and the functional currency of the Company’s foreign subsidiary is the U.S. dollar. Transactions denominated in foreign currencies other than a subsidiary’s functional currency are recorded at the rates of exchange prevailing at the time of the transaction. Exchange differences arising upon settlement of a transaction are reported as gains or losses and are included in Other income (expense) in the consolidated statements of operations.

Segment reporting

The Company has one primary business unit based on how management internally evaluates separate financial information, business activities and management responsibility: Mobility Assistance Services. The Mobility Assistance Services segment includes all products, services and software used to generate revenue under the Company’s commercial agreements. As the Company only operates in one segment, it does not separately allocate operating expenses or specific assets.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

Recently adopted accounting standards

The Company adopted Financial Accounting Standards Board (“FASB”) ASC 842, Leases (“ASC 842”), and related amendments, as of January 1, 2022, using the modified retrospective transition approach and utilizing the effective date as the date of initial application. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the consolidated balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statement of operations. The Company elected the package of practical expedients permitted under the transition guidance within the new standard which allowed the Company to carry forward the historical lease classification. Periods prior to January 1, 2022 continue to be in accordance with ASC 840, Leases. The adoption of ASC 842 resulted in the recording of right-of-use assets of $3,160 and lease liabilities of $3,616 as of January 1, 2022. The difference between the operating lease assets and operating lease liabilities at transition on January 1, 2022 represented previously recognized deferred rent and lease incentives. See Note 15 for further details.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity to address the complexity in accounting for certain financial instruments with characteristics of liabilities and equity. Among other provisions, the amendments in this ASU significantly change the guidance on the issuer’s accounting for convertible instruments and the guidance on the derivative scope exception for contracts in an entity’s own equity such that fewer conversion features will require separate recognition, and fewer freestanding instruments, like warrants, will require liability treatment. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. The Company early adopted the amendments in 2022 and there was no impact on the consolidated financial statements.

Recently issued accounting standards not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The guidance amends reporting of credit losses for assets held at amortized cost basis and available-for-sale debt securities to require that credit losses on available-for-sale debt securities be presented as an allowance rather than as a write-down. The measurement of credit losses for newly recognized financial assets and subsequent changes in the allowance for credit losses are recorded in the statements of operations. The guidance is effective for the Company’s fiscal year beginning January 1, 2023 due to subsequently issued guidance in November 2019 by FASB, ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The Company is currently in the process of evaluating the effects of the new guidance on its consolidated financial statements and the related disclosures.

The Company has evaluated all other issued and unadopted accounting standards updates and believes the adoption of these standards will not have a material impact on its consolidated statements of operations, balance sheets, or cash flows.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

3.	Fair value measurements

The Company measures certain financial assets and liabilities at fair value. Fair value is determined based on the exit price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy:

Level 1—	Quoted prices in active markets for identical assets or liabilities.

Level 2—	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company’s population of financial assets and liabilities subject to fair value measurements on a recurring basis and the necessary disclosures are as follows:

	Fair value as of December 31, 2022
Recurring fair value measurements	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$32,765	$32,765
Warrant liability	—	—	13,957	13,957

Total liabilities in fair value hierarchy	$—	$—	$46,722	$46,722

	Fair value as of December 31, 2021
Recurring fair value measurements	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$7,084	$7,084

Level 3 financial liabilities consist of the derivative liability and the warrant liability for which there is no current market for the securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company’s derivative liability represents embedded share-settled redemption features bifurcated from the underlying convertible notes (see Note 7) and is carried at fair value. The changes in the fair value of the derivative liability are recorded as Change in fair value of derivative liability in the consolidated statements of operations.

Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Since derivative financial instruments are initially and subsequently carried at fair value, the Company’s income will reflect the volatility in these estimate and assumption changes.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

The fair value of the share-settled redemption derivative liability was estimated based on the present value of the redemption discounts applied to the principal amount of each of the respective convertible promissory notes, adjusted to reflect the weighted probability of exercise.

The Company estimates the fair value of the warrant liability using that projected future cash flows and discounting the future amounts to a present value using market-based expectations for interest rates and the contractual terms of the warrants. Changes in the fair value of the warrant liability are recorded as Change in the fair value of the warrant liability in the consolidated statements of operations.

The following table presents a reconciliation of the changes in fair value of the beginning and ending balances for the Company’s derivative liability and warrant liability at fair value using inputs classified as Level 3 in the fair value hierarchy:

	Derivative Liability		Warrant Liability	Total
Balance at December 31, 2020	$		$5,628	$5,628
Issuances		—	1,025	1,025
Exercises		—	(1,801)	(1,801)
Change in fair value		—	2,232	2,232

Balance at December 31, 2021		$—	$7,084	$7,084

Issuances		28,688	1,009	29,697
Adjustments due to recapitalization		—	55	55
Change in fair value		4,077	5,809	9,886

Balance at December 31, 2022		$32,765	$13,957	$46,722

4.	Property and equipment

Property and equipment consist of the following at December 31, 2022 and 2021:

	2022	2021
Furniture, fixtures and computer equipment	$1,364	$1,159
Software for internal use	887	887
Vehicles	6	6

	2,257	2,052
Less accumulated depreciation and amortization	(1,843)	(1,549)

	$414	$503

Depreciation and amortization expense was $297 and $242 for the years ended December 31, 2022 and 2021, respectively.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

5.	Intangible assets

Intangible assets consist of the following at December 31, 2022 and 2021:

	2022	2021
Acquired technology	$194	$194
Domain name	31	31

	225	225
Less accumulated amortization	(194)	(194)

	$31	$31

Amortization expense was $0 for the years ended December 31, 2022 and 2021.

6.	Accrued expenses

Accrued expenses consist of the following at December 31, 2022 and 2021:

	2022	2021
Accrued service provider costs	$5,461	$3,232
Accrued compensation	1,054	2,023
Accrued contract labor	2,400	1,509
Accrued interest	6,689	1,125
Credit card liabilities	100	263
Other accrued liabilities	4,107	2,124

	$19,811	$10,276

7.	Debt arrangements

The Company’s debt arrangements consisted of the following agreements as of December 31, 2022 and 2021:

	2022	2021
2021 Convertible promissory notes with an interest rate of 10.0% per annum maturing June 30, 2024	$39,957	$39,957
Structural Capital term loan with an interest rate at the greater of 10.75% or the prime rate plus 7.5% per annum maturing November 1, 2023 (see Note 16)	17,500	17,500
Highbridge Capital term loan with an interest rate ranging from 10%-13% per annum maturing December 15, 2023 (see Note 16)	40,000	40,000
2022 Convertible promissory notes with an interest rate of 15.0% per annum maturing June 30, 2024	30,000	—

	127,457	97,457
Less: current portion	—	(2,561)
Less: deferred financing fees and discounts	(28,014)	(11,290)

Total debt, less current portion	$99,443	$83,606

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

Structural Term Loan

On October 13, 2021, the Company entered into a Loan and Security Agreement (the “2021 Structural Term Loan”) with Structural Capital with an initial commitment amount of $14,000. As described further below, additional loan commitments tranches were eliminated in July 2022. Borrowings under the 2021 Structural Term Loan accrued interest at the greater of 10.75% or the prime rate plus 7.5% per annum with a scheduled maturity date on October 1, 2024. Interest was payable in advance on the first day of each month. Upon repayment, the loan required a fee equal to 5% of the drawn amount and a success fee equal to 10% of the drawn amount. The 2021 Structural Term Loan was secured by substantially all assets of the Company.

On December 16, 2021, the Company amended the 2021 Loan and Security Agreement (the “2021 Amended Structural Term Loan”) with Structural Capital. An additional $3,500 was funded at closing, bringing the total term loan with Structural Capital to $17,500, and reducing the remaining commitment amount by $2,500. Borrowings under the 2021 Amended Structural Term Loan accrued interest at the greater of 10.75% or the prime rate plus 7.5% per annum with an amended scheduled maturity date on November 1, 2023. Upon repayment, the loan required a payment of $840, an exit fee equal to an amount sufficient to increase the minimum return to 1.20:1.0 if payable on or before April 1, 2022, 1.25:1.0 if payable between April 2, 2022 and October 1, 2022, or 1.30:1.0 if payable after October 1, 2022, and a success fee equal to 10% of the drawn amount. In addition, the Company paid $175K upon execution of the amendment. These fees were accreted to interest expense over the term of the loan. The 2021 Amended Structural Term Loan was secured by certain assets of the Company pursuant to an intercreditor agreement with Highbridge Capital Management, LLC.

In connection with the 2021 Amended Structural Term Loan, the Company issued 464 warrants to purchase Series C-1 preferred stock with an exercise price of $0.90 per share and expiring on December 16, 2031. The fair value of these warrants of $320 was recorded as a discount against the loan. The discount is amortized to interest expense using the effective interest rate method. Amortization of the discount totaled $167 and $14 during the years ended December 31, 2022 and 2021, respectively, and is included in interest expense in the accompanying consolidated statements of operations (see Note 9).

In July 2022, the Company executed the Second Amended and Restated Loan Agreement (the “Second Amendment”) which eliminated any additional tranches available for future borrowing and created a single term loan facility in the amount of $17,500 which had previously been funded. The interest rate and maturity date were not changed as part of the Second Amendment. The Second Amendment added an incremental amendment fee of $1,014 to be paid at maturity and a restructuring fee of $2,029 which is payable upon certain contingent events occurring. The Company concluded that the payment of the restructuring fee was probable; therefore, both fees are accreting to interest expense over the term of the agreement. The warrants that were outstanding as part of the 2021 Amended Structural Term Loan were amended as part of the Recapitalization (see Note 8) and became exercisable for common stock. The Second Amendment was accounted for as a debt modification and, accordingly, no gain or loss was recognized.

The Second Amendment contained certain covenants such as receipt of at least $5,000 in convertible debt proceeds, maintaining unrestricted cash of at least $5,000 and maintaining a positive contribution margin from September 30, 2022 onward. As of December 31, 2022, the effective interest rate was 30.8%.

Highbridge Term Loan

On December 16, 2021, the Company entered into a Loan and Security Agreement (the “2021 Highbridge Term Loan”) with a consortium led by Highbridge Capital Management, LLC and included Whitebox Advisors, LLC

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

and Onex Capital Solutions Holdings, LP. The Company received $30,000 upon closing with an additional $10,000 funding on December 20, 2021. As described further below, additional loan commitments were reduced to $0 in July 2022.

Borrowings under the 2021 Highbridge Term Loan accrue interest at 10.0% for the first six months, increasing by 1% for each six-month period thereafter, with a maximum rate of 13.0%. Interest is payable quarterly, in arrears, on the last business day of the calendar quarter and on the scheduled maturity date of December 15, 2023.

In connection with the funding on December 16, 2021 of the 2021 Highbridge Term Loan, the Company issued 16,881 warrants to purchase common stock with an exercise price of $0.90 per share expiring on December 16, 2031. In connection with the funding on December 20, 2021, the Company issued an additional 5,695 warrants to purchase common stock with an exercise price of $0.90 per share expiring on December 20, 2031. The fair value of these warrants of $6,685, plus an additional $800 discount, was recorded as a discount against the loan. The total discount is amortized to interest expense using the effective interest rate method. Amortization of the discount totaled $3,593 and $299 during the years ended December 31, 2022 and 2021, respectively, and is included in interest expense in the accompanying consolidated statements of operations (see Note 9).

Additional common stock warrants up to 0.72% of the fully diluted common stock of the Company were to be issued upon funding of the 2021 Highbridge Bridge Funding. If issued, these warrants will be automatically exercised prior to the close of a Qualified Public Trade Trigger (either IPO or SPAC merger). Upon the achievement of the Qualified Public Trade Trigger, the 2021 Highbridge Term Loan can be exchanged for a convertible note that would convert to common stock with terms to be determined.

The 2021 Highbridge Term Loan is secured by substantially all assets of the Company pursuant to an intercreditor agreement with Structural Capital.

In July 2022, the Company executed the Waiver and First Amendment to Loan and Security Agreement (the “First Highbridge Amendment”) which decreased the amount available under the term loan agreement by $20,000. As a result, there were no further amounts available to be borrowed under the revised arrangement. The interest rate and maturity date were not changed as part of the First Highbridge Amendment. The First Highbridge Amendment removed any covenants present in the original agreement and added a financial covenant in which the Company must maintain unrestricted cash as of the end of each calendar month in an amount above $5,000. The First Highbridge Amendment included an amendment fee in the amount of $2,319 which is accreting to interest expense over the term of the loan. As of December 31, 2022, the effective interest rate was 27.1%.

The First Highbridge Amendment also added an incremental sale fee of $4,639 payable upon the occurrence of certain contingent events. The Company determined that the sale fee was not probable of occurring. The First Highbridge Amendment was accounted for as a debt modification and, accordingly, no gain or loss was recognized.

The warrants to purchase 16,881 shares of common stock were amended to become warrants to purchase a variable number of common shares based on a certain percentage of the fully-diluted capitalization of the Company at the time of the warrant exercise. The warrants to purchase 5,695 shares of common stock were canceled as part of this transaction.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

Convertible Promissory Notes

2021 Convertible Notes

From March 2021 through December 2021, the Company issued convertible promissory notes in the amount of $39,957 (“2021 Convertible Notes”). The 2021 Convertible Notes accrue interest at the rate of 10% per annum, and all unpaid interest and principal is due and payable on June 30, 2024. No payments can be made under the 2021 Convertible Notes unless the noteholders provide written demand. The Company may prepay the 2021 Convertible Notes prior to the maturity date only with the consent of the majority 2021 Convertible Note holders.

The 2021 Convertible Notes can settle as follows:

(i)

Automatic conversion into common stock upon a qualified transaction. Upon the consummation of a qualified business combination, an initial public offering with gross proceeds of at least $50.0 million or a direct listing of the Company’s common stock, the 2021 Convertible Notes will convert to common stock at the lesser of (i) $380,000 divided by the fully-diluted capitalization of the Company immediately prior to the transaction (“Cap Price”), and (ii) 0.75 multiplied by the per share price paid in the transaction.

(ii)

Optional conversion into convertible preferred stock in an Equity Financing. If the Company sells shares of preferred stock in an equity financing transaction while the notes are outstanding (“Equity Financing”), then the holders have the option to convert the outstanding principal amount and any unpaid accrued interest into shares of the series of convertible preferred stock issued in the Equity Financing at a price per share equal to the lesser of (i) 0.75 multiplied by the per share price paid by the cash investors in the Equity Financing, or (ii) the Cap Price.

(iii)

Maturity. Upon or after maturity of the 2021 Convertible Notes, the notes can be settled in cash at the outstanding accrued interest and principal amount or converted to common stock at a price per share equal to the lesser of (i) 0.75 multiplied by the per share price paid by the cash investors in the Equity Financing, or (ii) the Cap Price.

The Company concluded that certain settlement features of the 2021 Convertible Notes were determined to not be clearly and closely associated with the risk of the debt-type host instrument and were required to be separately accounted for as derivative financial instruments. The Company will reassess the fair market value of the derivative liability at the end of each reporting period and recognize any change in Other expense (income), net in the consolidated statements of operations. As of December 31, 2022, the value of the 2021 Convertible Notes derivative liability was $17,196 which reflected the increased likelihood of a qualified transaction that would trigger one of the embedded features which is included as part of the derivative liability.

The Company determined its derivative liabilities to be a Level 3 fair value measurement during the year based on management’s estimate of the expected future cash flows required to settle the liabilities. The Company determined the fair value of the derivative liability related to the 2021 Convertible Note to be immaterial at issuance and as such no debt discount was recorded related to the derivative.

2022 Convertible Notes

In July 2022 and in connection with the Recapitalization, the Company issued $30,000 in convertible promissory notes (“2022 Convertible Notes”) to several stockholders who previously held convertible preferred stock prior to the Recapitalization. The 2022 Convertible Notes accrue interest at the rate of 15% per annum, and all unpaid

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

interest and principal is due and payable on June 30, 2024. No payments can be made under the 2022 Convertible Notes unless the noteholders provide written demand. The Company may prepay the 2022 Convertible Notes prior to the maturity date only with the consent of the majority 2022 Convertible Note holders.

In connection with the issuance of the 2022 Convertible Notes, the Company issued warrants exercisable for 1,032,636 shares of common stock with an exercise price of $0.09 per share to the noteholders. The fair value of the warrants at issuance of the 2022 Convertible Notes was determined to be $9,201, of which $7,041 was recorded as a debt discount based upon a relative fair value allocation. The debt discount is being amortized over the estimated life of the debt using the effective interest method.

The 2022 Convertible Notes can settle as follows:

(i)

Optional conversion into Series C preferred stock. At any time upon the election of the noteholders, the outstanding principal of the 2022 Convertible Notes and any unpaid accrued interest shall convert into shares of the Company’s Series C convertible preferred stock at a conversion price per share equal to the lesser of $329.5719, or the Cap Price.

(ii)

Optional conversion in an Equity Financing. If the Company sells shares of preferred stock in an equity financing (as such term is defined in the 2022 Convertible Notes agreement), then the holders have the option to convert the outstanding principal amount and any unpaid accrued interest into shares of the series of convertible preferred stock issued in the Equity Financing at a price per share equal to the lesser of (i) 0.70 multiplied by the per share price paid by the cash investors in the Equity Financing, or (ii) the Cap Price.

(iii)

Company Sale. If the Company consummates a sale of the company while the 2022 Convertible Notes are outstanding, it is to repay the holders in cash in an amount equal to 300% of the outstanding principal amount of the notes plus any unpaid accrued interest. A Company Sale includes (i) the sale of all or substantially all of the Company’s assets, (ii) a merger or consolidation of the Company with or into another entity, (iii) a liquidation, dissolution or winding up of the Company, (iv) other change of control type transaction as defined in the 2022 Convertible Notes agreement.

(iv)	Maturity. Upon or after maturity of the 2022 Convertible Notes, the notes can be settled in cash at the outstanding accrued interest and principal amount.

The Company concluded that certain settlement features of the 2022 Convertible Notes were determined to not be clearly and closely associated with the risk of the debt host instrument and have therefore been bifurcated and separately accounted for as derivative financial instruments. The Company will remeasure the fair market value of the derivative liability at each balance sheet date and recognize any change in Other expense (income), net in the consolidated statements of operations.

The Company determined the measurement of its derivative liabilities to be a Level 3 fair value measurement based on management’s estimate of the expected future cash flows required to settle the liabilities. The Company determined the fair value of the derivative liability related to the 2022 Convertible Note to be $28,688 upon issuance. The fair value of the derivative liability was recorded separately from the convertible notes with an offsetting amount of $22,959 recorded as a debt discount. The separation of the derivative liability caused the debt discount to reduce the net balance on the convertible notes to $0. The excess value of the derivative liability at issuance was recognized as part of the Recapitalization (see Note 1) through equity since the 2022 Convertible Notes were with shareholders of the Company. The debt discount is being amortized over the term of the debt

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

using the effective interest method. As of December 31, 2022, the carrying value of the 2022 Convertible Notes is $7,500 and the fair value of the 2022 Convertible Notes derivative liability is $15,569. Amortization expense was $7,500 in 2022.

8.	Redeemable convertible preferred stock

In July 2022, the Company initiated the Recapitalization (see Note 1), in which all outstanding series of existing convertible preferred stock were converted into shares of common stock. Each share class of the existing convertible preferred stock was converted into one share of common stock. The Company also had certain warrants outstanding for convertible preferred stock that converted into warrants for common stock on a one-to-one basis.

As of December 31, 2022, the authorized capital of the Company consists of 222,222 shares of Series C preferred stock and 666,666 shares of common stock. 73,005 common shares have been reserved for the Company’s option plan. None of the preferred shares are eligible for the Company’s option plan. The Company’s preferred and common stock have a par value of $0.001. The Company had 157,395 shares Series C preferred stock outstanding as of December 31, 2022.

Prior to the Recapitalization, the authorized capital of the Company consisted of 50,287 of Series C-1 preferred stock, 45,276 shares of Series C preferred stock, 79,212 shares of Series B-1 preferred stock, 30,895 shares of Series B preferred stock, 60,692 shares of Series A preferred stock, 12,260 shares of Series Seed preferred stock, and 477,777 shares of common stock.

Voting

Holders of Series C preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted. The holders of the Series C preferred stock will vote together with the common shareholders as a single class and on an as-converted to common stock basis.

Holders of the shares of common stock and any other voting class of stock (including the Series C preferred stock), voting as a single class on an as-converted basis, shall be entitled to elect the directors of the Company.

Conversion

Any shares of Series C preferred stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of common stock. The number of shares of common stock to which a holder of Series C preferred stock will be entitled upon conversion is determined in accordance with a conversion ratio equal to the original issue price over the applicable conversion price, which is initially one-to-one. Shares of Series C preferred stock shall automatically convert into common stock based on the then-effective applicable conversion price upon the earlier of (i) the closing of the sale of common stock to the public at a price of at least 300% of the Series C Original Issue Price in an underwritten public offering yielding not less than $50,000,000 in net cash proceeds or (ii) a date specified by a vote of the holders of a majority of the then outstanding shares of Series C preferred stock.

Dividend rights

Holders of Series C preferred stock shall be entitled to receive, in preference to any dividend distribution to the holders of common stock, cash dividends at the rate per annum of 8% of the Original Issue Price, when and if declared by the board of directors on each share of Series C preferred stock. As of December 31, 2022, the Company has not declared or paid any dividends on the preferred or common shares.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

Liquidation rights

The holders of the Series C preferred stock shall be entitled to receive, in preference to the holders of common stock, a per share amount equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C preferred stock been converted into common stock pursuant to a conversion immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

Redemption

The Series C preferred stock is not redeemable at the option of the holder or the Company except in a certain scenario. It is only redeemable if there is a deemed liquidation event, and the Company does not effect a dissolution of the corporation under General Corporation Law within 90 days after the deemed liquidation event. If this occurs, the holders of the Series C preferred stock can vote as a single class on an as converted basis to request redemption using the proceeds received by the Company under the deemed liquidation event together with any available assets of the corporation to redeem the shares.

Preferred stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control are classified as temporary equity. At all other times, certain classes may be classified as shareholders’ equity. of the Series C preferred stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, preferred stock subject to possible redemption at the redemption amount is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.

9.	Warrants to purchase preferred and common stock

Liability classified warrants

In conjunction with certain debt financing transactions, the Company issued warrants to purchase shares of preferred stock. These warrants are exercisable upon issuance and are not subject to any vesting or restrictions on timing of exercise. The Company classifies the warrants as liabilities on its consolidated balance sheet as the warrants are free-standing financial instruments that may require the Company to transfer assets upon exercise or have anti-dilution features which makes their settlement variable. Changes in the fair value at each reporting period included in the consolidated statements of operations under the caption Change in fair value of warrant liabilities until the earlier of: (1) exercise or (2) the expiration of the warrants. The initial value of the warrants issued with debt are recorded as a discount to the related debt and amortized as interest expense.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

As part of the Recapitalization, the warrants exercisable for preferred stock became exercisable for common stock. The liability classified warrants consisted of and were exercisable for the following as of December 31, 2022 and 2021:

December 31, 2022
Issuance Date	Contractual Term	Class of Stock		Balance Sheet Classification		Shares Issuable Upon Exercise		Exercise Price		Fair Value
May 2018	10 years	Common	[1]	Liability		30,915	[2]	$0.90	[1]	$9,037
May 2019	10 years	Common	[1]	Liability		514	[3]	$0.90	[1]	$287
December 2021 (Structural Debt)	10 years	Common	[1]	Liability		464	[4]	$0.90	[1]	$198
December 2021 (Highbridge Debt)	10 years	Common	[1]	Liability	[5]	71,104	[5]	$0.90		$4,435

						102,997				$13,957

December 31, 2021
Issuance Date	Contractual Term	Class of Stock		Balance Sheet Classification		Shares Issuable Upon Exercise		Exercise Price		Fair Value
May 2018	10 years	Series B-1	[6]	Liability		9,590	[2]	$376.65		$4,153
September 2018	10 years	Series B-1		Liability	[9]	5,759		$0.09		$2,392
May 2019	10 years	Series B-1	[6]	Liability		530	[7]	$376.65		$219
December 2021 (Structural Debt)	10 years	Series C-1	[6]	Liability		464	[8]	$376.65		$320

						16,343				$7,084

[1]

If at least $1,000 of the 2022 Convertible Notes convert to Series C, the warrants will become exercisable into Series C preferred stock at the lower of $329.5719 per share or the lowest price per share Series C is issued; upon a future qualified financing of preferred stock in which at least $1,000 of gross proceeds are received, the warrants will become exercisable for such shares of preferred stock at the lowest issue price. If such future round is in connection with a qualifying merger event or company sale event, the exercise price will be 40% of the effective price per share of such event.

[2]	Exercisable into shares representing 2.0% of the fully diluted capitalization table at exercise; the table currently represents the shares exercisable into as of the respective balance sheet date.
[3]	If exercisable into a future round of preferred stock or qualifying event, the number of shares the warrants will be exercisable into will be 200,000 divided by the exercise price.
[4]	If exercisable into a future round of preferred stock or qualifying event, the number of shares the warrants will be exercisable into will be 175,000 divided by the exercise price.
[5]

As part of the Recapitalization, these warrants were amended to add anti-dilutive features and their classification changed from equity to liability as a result. The number of shares the warrants are exercisable into is based upon 4.6% of the fully diluted capitalization table.

[6]	Upon qualified financing with gross proceeds of at least $1,000, warrants would have become exercisable for shares of that future round at the lowest issue price.
[7]	Exercisable into a number of shares based upon 200,000 divided by the exercise price.
[8]	Exercisable into a number of shares based upon 175,000 divided by the exercise price.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

[9]

The September 2018 warrant was reclassified from liability to equity upon the Recapitalization during the year ended December 31, 2022 as it was no longer exercisable for preferred stock and became exercisable for a fixed number of shares of common stock at a fixed price.

The May 2018 warrants have anti-dilution features whereby they remain exercisable for shares equal to 2.0% of the fully diluted capitalization of the Company; accordingly, the Company is required to issue additional warrants to the holder at any time it issues additional equity securities. In 2022, the Company issued 21,324 additional warrants in conjunction with anti-dilution provisions of these warrants, and the fair value of these additional warrants was $422.

In connection with the Recapitalization, the May 2018, May 2019 and December 2021 Structural Debt warrants were amended to be exercisable for common stock and will become exercisable as indicated in footnote 1 in the table above.

The September 2018 warrant became exercisable for common stock as a result of the Recapitalization, and became equity classified. The warrant’s fair value on the date of the Recapitalization of $2,405 was reclassified to equity.

The December 2021 (Highbridge Debt) warrants were amended in connection with the Recapitalization to include anti-dilutive features whereby they became exercisable for a number of shares based upon 4.6% of the fully dilutive capitalization table at exercise. As a result, they were reclassified from equity to liability during 2022 at a value of $2,459.

Equity classified warrants

In connection with certain debt financing transactions, the Company issued warrants to purchase shares of common stock. These warrants are exercisable upon issuance and are not subject to any vesting or restrictions on timing of exercise. The Company classifies the warrants as equity as they are exercisable for a fixed number of shares at a fixed exercise price and do not meet any of the criteria to be considered liability classified. The equity classified warrants outstanding as of December 31, 2022 and 2021 were as follows:

December 31, 2022
Issuance Date	Contractual Term	Class of Stock	Balance Sheet Classification		Shares Issuable Upon Exercise	Exercise Price
September 2018	10 years	Common	Equity	[1]	5,759	$0.09
November-December 2019	10 years	Common	Equity		9,796	$84.60
May 2020	10 years	Common	Equity		573	$89.10
September 2022[2]	10 years	Common	Equity		1,032,636	$0.09
September 2022[3]	10 years	Common	Equity		10,207	$0.09

					1,058,971

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

December 31, 2021
Issuance Date	Contractual Term	Class of Stock	Balance Sheet Classification	Shares Issuable Upon Exercise	Exercise Price
November-December 2019	10 years	Common	Equity	9,796	$84.60
May 2020	10 years	Common	Equity	573	$89.10
December 2021 (Highbridge Debt)[4]	10 years	Common	Equity	22,576	$0.90

				32,945

[1]

The September 2018 warrant was reclassified from liability to equity upon the Recapitalization during the year ended December 31, 2022 as it was no longer exercisable for preferred stock and became exercisable for a fixed number of shares of common stock at a fixed price.

[2]	Issued in connection with the 2022 Convertible Notes (Note 7).
[3]	Issued in connection with certain company advisor agreements resulting in $92 of expense recorded in general and administrative costs.
[4]	Issued in connection with the Highbridge Term Loan (Note 7).

The December 2021 warrants issued with the 2021 Highbridge Term Loan and the September 2022 warrants issued with the 2022 Convertible Notes in the amounts of $6,685 and $7,041, respectively, were recorded as a discount to the respective debt issued based upon their estimated fair values at issuance.

10.	Stock-based compensation

Stock-based plan

The Company has a 2013 Equity Incentive Plan (the “Plan”), under which it may grant incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, and stock appreciation rights to selected employees, directors and consultants. The Company reserved 73,005 shares of common stock for issuance under the Plan as of December 31, 2022. The Plan is administered by the Board of Directors, which determines the terms of options, including exercise price, the number of shares subject to the options, the vesting schedule, and the terms and conditions of the exercise.

Stock options

The fair value of stock options is recognized as expense on a straight-line basis over the vesting periods. During the years ended December 31, 2022 and 2021, the Company recognized compensation expense related to stock options of $494 and $698, respectively.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

A summary of the Company’s stock option activity during the years ended December 31, 2022 and 2021 follows:

	Options	Weighted average exercise price
Outstanding at December 31, 2020	53,648	$85.50
Granted	18,508	124.20
Exercised	(192)	93.60
Forfeited or expired	(2,269)	99.90

Outstanding at December 31, 2021	69,695	96.36
Granted	—	—
Exercised	(196)	85.96
Forfeited or expired	(22,159)	100.33

Outstanding at December 31, 2022	47,340	94.54

A summary of the Company’s non-vested stock option activity during the years ended December 31, 2022 and 2021 follows:

	Options	Weighted average exercise price
Non-vested as of December 31, 2020	30,815	$99.00
Granted	18,508	124.20
Vested	(14,271)	99.90
Forfeited or expired	(1,740)	105.30

Non-vested as of December 31, 2021	33,312	112.56
Granted	—	—
Vested	(11,542)	109.71
Forfeited or expired	(10,334)	110.42

Non-vested as of December 31, 2022	11,436	117.25

The total grant date fair value of stock options vested during the years ended December 31, 2022 and 2021 was $2,166 and $770, respectively.

As of December 31, 2022 and 2021, stock options outstanding and exercisable have a weighted average remaining contractual life of 5.3 years and 7.0 years, respectively.

As of December 31, 2022, there was $622 of total unrecognized compensation costs related to stock option grants that are expected to be recognized over a weighted-average period of three years.

The Company uses the Black-Scholes model to determine the fair value of stock options. The fair value of each option grant is estimated on the date of the grant. Given the lack of an active public market for the common stock, the Company’s Board of Directors made contemporaneous determinations of the fair value of the common stock. In the absence of a public market, and as an emerging company, the Company believes it is appropriate to consider a range of factors to determine the fair market value of the common stock at each grant date. The factors include: 1) the achievement of operational milestones by the Company; 2) the significant risks associated with the Company’s stage of development; 3) capital market conditions for technology companies, particularly

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

similarly situated, privately held, early-stage companies; 4) the Company’s available cash, financial condition and results of operations; 5) the most recent sales of the Company’s preferred stock; and 6) the preferential rights of the outstanding preferred stock.

The weighted-average grant date fair value of options granted and the range of assumptions using the model for stock options granted in 2021 are as follows:

Risk-free interest rate	0.70-1.29%
Dividend yield	0%
Volatility	65%
Expected term of options	5-6.44 years

There were no options granted in 2022.

The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividends are based on the Company’s historical issuance and management’s expectations for dividend issuance in the future. The expected volatility of the options granted was estimated based on the volatility rate used in the Company’s independent business valuation performed as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market. The expected term of options granted represents the period of time that options granted are expected to be outstanding using the simplified method of estimation.

11.	Employee benefit plans

The Company has maintained a qualified 401(k) plan for regular full or part-time employees since January 1, 2019. All employees who are at least 18 years of age are immediately eligible upon the date of hire. Under the plan, employees may contribute a percentage of their annual salary, subject to statutory limitations, and the Company will make a Safe Harbor match of the employees’ contributions up to 4% of their salary during that pay period. The Company made matching contributions with immediate vesting of $625 and $449 for the years ended December 31, 2022 and 2021, respectively.

12.	Income taxes

The Company’s loss from operations before income tax expense by jurisdiction for the years ended December 31, 2022 and 2021 follows:

	2022	2021
United States	$(92,479)	$(51,062)
Foreign	(3,503)	(5,277)

	$(95,982)	$(56,339)

As a result of current and historical losses, there is no income tax provision for the years ended December 31, 2022 and 2021.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

The provision for income taxes differs from the amount computed by applying the U.S. federal statutory income tax rate to loss before income taxes for the reasons set forth below for the years ended December 31, 2022 and 2021:

	2022	2021
Federal tax at statutory rate	21.00%	21.00%
State taxes	2.50%	1.26%
Permanent differences	(6.52)%	(1.71)%
Other	0.40%	0.10%
Change in tax rate	0.06%	(0.19)%
Foreign rate differential	0.99%	2.53%
Valuation allowances	(18.43)%	(22.99)%

Tax provision rate	0.00%	0.00%

Deferred income taxes reflect the net effects of net operating loss carryforwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2022 and 2021 are as follows:

Deferred Tax Asset/(Liability)	2022	2021
Deferred tax assets:
Depreciation and amortization	$17	$73
Stock compensation	43	18
Deferred revenue	—	3
Deferred rent	—	107
Accrued expenses	68	600
Charitable contributions	24	22
Capitalized R&D expenditures	938	—
Right of use / lease liability	90	—
Interest expense	3,783	913
Federal and state net operating loss carryforward	42,663	27,792

Total deferred tax assets	47,626	29,528
Less: valuation allowance	(47,626)	(29,528)

Net deferred tax assets	$—	$—

As of December 31, 2022, the Company maintains a full valuation allowance against its U.S. and foreign deferred tax assets (“DTAs”). In accordance with ASC Topic 740, the Company considered all available evidence, both positive and negative, in assessing the need for an amount to which a valuation allowance should be applied to its net DTAs. Based upon this analysis, including the Company’s historical three-year cumulative loss (pre-tax income adjusted for permanent differences), management concluded that it is more-likely-than-not that all federal deferred tax assets attributable to net operating losses are expected to expire unused as well as state net operating losses (“NOL”) that are not expected to be used prior to expiration and other state non-attributable DTAs that are not expected to be realized.

As of December 31, 2022, the Company had a U.S. federal NOL carryforward of $164,645, of which $18,143 will begin to expire between 2033 and 2037. In accordance with the Tax Cuts and Jobs Act of 2017, the

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

remaining $146,502 U.S. NOLs generated in the tax year ending after 2017 will not expire. The gross amount of the state NOL carryforwards of $94,762 expires over various periods based on individual state tax laws. Utilization of these carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

The Tax Cuts and Jobs Act of 2017 (“TCJA”) amended IRC Section 174 to require capitalization of all research and developmental (“R&D”) costs incurred in tax years beginning after December 31, 2021. These costs are required to be amortized over five years if the R&D activities are performed in the United States or over 15 years if the activities were performed outside the United States. The Company capitalized approximately $4,331 of R&D expenses incurred during the year ended December 31, 2022.

The Company also had a foreign NOL carryforward of $10,905 generated by the Canadian subsidiary which will begin to expire in 2040.

As of December 31, 2022 and 2021, the Company has not recognized any amounts for uncertain tax positions. The Company files U.S. federal and state returns and is no longer subject to examination for years prior to 2018. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense.

13.	Related-party transactions

During 2016, the Company entered into licensing agreements with a shareholder. Under the terms of these agreements, the Company was generally responsible for providing set-up support and professional services related to a platform licensed to the shareholder by the Company. In exchange for services rendered under the agreements, the Company was entitled to a one-time set-up fee, a monthly licensing fee, consisting of a base fee plus an incentive fee per each transaction over a threshold (as defined in the respective agreements), and professional services fees (as defined in the respective agreements). These agreements terminated in 2021. Total revenues recognized related to these agreements were $0 and $516 for the years ended December 31, 2022 and 2021, respectively.

During 2018, the Company entered into a service agreement with a shareholder to provide scheduled long-distance towing or transport services under a recall program for vehicles not in warranty of the shareholder’s roadside assistance program in the United States. In 2019, the Company entered into a separate agreement with the same shareholder to provide emergency roadside assistance for the shareholder’s customers related to its four vehicle brands in the United States. Total revenue recognized for the years ended December 31, 2022 and 2021 amounted to $25,275 and $22,368, respectively. As of December 31, 2022 and 2021, $4,151 and $3,575, respectively, was included in accounts receivable on the accompanying consolidated balance sheets.

During 2018, the Company entered into a service agreement with a shareholder to provide services to its managed fleet maintenance customers. The services include primary towing roadside assistance and non-tow services including jump starts, tire change, lockout services and emergency fuel delivery. For the years ended December 31, 2022 and 2021, total revenue recognized under the fleet agreement amounted to $11,636 and $7,942, respectively. Also in 2019, the Company entered into a separate service agreement with the same shareholder. Under the terms of the agreement, the Company will provide emergency roadside assistance for the shareholder’s customers related to its car rental brands in the United States. Total revenue recognized for the years ended December 31, 2022 and 2021 under the rental agreement amounted to $29,038 and $12,484, respectively. As of December 31, 2022 and 2021, $5,924 and $6,074, respectively, was included in accounts receivable on the accompanying consolidated balance sheets.

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

During 2020, the Company entered into a services agreement with a shareholder. Under the terms of the agreement, the Company will provide emergency roadside assistance for the shareholder’s customers related to its two vehicle brands in the United States and Canada. Total revenue recognized for the years ended December 31, 2022 and 2021 was $11,930 and $15,403, respectively. As of December 31, 2022 and 2021, $2,882 and $6,425, respectively, was included in accounts receivable on the accompanying consolidated balance sheets.

The Company retained an affiliate of a shareholder and convertible note holder to provide investment banking services and incurred fees and expenses of approximately $1,400 and $2,500 under this arrangement during the years ended December 31, 2022 and 2021, respectively.

14.	Commitments and contingencies

Litigation

The Company from time to time may be involved in various claims and legal proceedings that arise in the ordinary course of business. It is the opinion of management that there are no unresolved claims and litigation in which the Company is currently involved that will materially affect the financial position or operations of the Company.

15.	Leases

The Company leases office space, equipment and furniture, and certain office space is subleased. Management determines if a contract is a lease at the inception of the arrangement and reviews all options to extend, terminate, or purchase its right-of-use assets at the inception of the lease and accounts for these options when they are reasonably certain of being exercised. All the Company’s leases are classified as operating leases.

Leases with an initial term of greater than twelve months are recorded on the consolidated balance sheets. Lease expense is recognized on a straight-line basis over the lease term.

The Company’s lease contracts generally do not provide a readily determinable implicit rate. For these contracts, the estimated incremental borrowing rate is based on information available at the inception of the lease.

Operating lease cost consists of the following for the year ended December 31, 2022 (in thousands):

Lease cost	$1,200
Sublease income	(255)

Total lease cost	$945

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

The maturity of operating lease liabilities is presented in the following table as of December 31, 2022 (in thousands):

2023	$954
2024	757
2025	618
2026	635
2027	459

Total lease payments	3,423
Less imputed interest	(563)

Present value of lease liabilities	2,860
Less current lease liabilities	(740)

Long-term lease liabilities	$2,120

Additional information relating to the Company’s operating leases as of December 31, 2022 follows:

Weighted average remaining lease term	4.2 years
Weighted average discount rate	8.6%

16.	Subsequent events

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events were reviewed through August 14, 2023, the date the consolidated financial statements were available to be issued, and the following events were noted:

On February 9, 2023, the Company entered into a definitive agreement to merge with Otonomo Technologies Ltd. (“Otonomo”) in an all-stock transaction. Upon closing of the transaction, holders of Otonomo’s ordinary shares will receive common stock of Urgently. Otonomo’s shareholders and other equityholders will own, in the aggregate, approximately 33% of the combined company on a fully diluted basis, subject to the determination of the final exchange ratio pursuant to the terms set forth in the definitive agreement. The transaction is expected to close in the third quarter of 2023, subject to the approval of Otonomo’s shareholders and the satisfaction of other customary closing conditions.

On February 9, 2023, the Company amended its Loan and Security Agreement (the “2023 Amended Structural Term Loan”) with Structural Capital. Borrowings under the 2023 Amended Structural Term Loan will accrue interest monthly at the greater of 14% or the prime rate plus 7.5% for the first tranche of $14,000 and the greater of 13.5% or the prime rate plus 7.0% for the second tranche of $3,500. The scheduled maturity is dependent on future events and is scheduled to mature on either January 1, 2024 if certain future events are not met or November 1, 2024 if such future events are met. Upon repayment, the loan requires a final payment fee of $840, a success fee of $3,063, a restructuring fee of $2,232, and an amendment fee of $1,014.

On February 9, 2023, the Company amended its Loan and Security Agreement (the “2023 Amended Highbridge Term Loan”) with a consortium led by Highbridge Capital Management, LLC. The 2023 Amended Highbridge Term Loan limits the commitment amount to the $40,000 outstanding at December 31, 2022. Borrowings under the 2023 Amended Highbridge Term Loan will accrue interest at a rate of 12% through June 2023, increasing to 13% through maturity, and payments will be made quarterly in arrears. The scheduled maturity is dependent on

Urgent.ly Inc.

Notes to Consolidated Financial Statements

(in thousands, except for share and par value data)

future events and is scheduled to mature on either March 31, 2024 if certain future events are not met or January 31, 2025 if such events are met. Upon repayment, the loan requires a first amendment fee of $2,319, a second amendment fee of $3,000, and a consent fee of $4,639.

In April 2023, the Company received approximately $4,700 in proceeds from the issuance of convertible notes (“2023 Convertible Notes”). The 2023 Convertible Notes accrue interest at the rate of 15% per annum, and all unpaid interest and principal is due and payable on June 30, 2024. The 2023 Convertible Notes may be settled as follows, as further described in the agreement: (i) optional conversion into Series C preferred stock; (ii) optional conversion in an equity financing; (iii) automatic conversion upon consummation of an approved acquisition and related direct listing; or (iv) sale of the company.

The Company is negotiating an amendment with Structural Capital to increase the term loan by $10,000. Borrowings will accrue interest monthly at the greater of 13.5% or the prime rate plus 7.0%. The scheduled maturity is dependent on future events and is scheduled to mature on either January 1, 2024 if certain future events are not met or November 1, 2024 if such future events are met. In connection with the amendment, Structural Capital will receive warrant coverage of $500. The amendment to the term loan is expected to close in May 2023.

On July 28, 2023, the Company amended its Certificate of Incorporation to effect a 1-for-90 reverse stock split (the “Reverse Stock Split”) of the Common Stock and Series C Preferred Stock. At the effective time of the Reverse Stock Split, each 90 outstanding shares of Common Stock and each 90 outstanding shares of Series C Preferred Stock was exchanged and combined into one share of Common Stock and one share of Series C Preferred Stock, respectively. After giving effect to the Reverse Stock Split, the total number of authorized shares of stock is (i) 600,000,000 shares of Common Stock, $0.001 par value per share, and (ii) 160,000 shares of Preferred Stock, $0.001 par value per share. The Company has adjusted all periods presented for the effects of the stock split.

Urgent.ly Inc.

Urgent.ly Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and par value data)

	June 30, 2023	December 31, 2022
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$11,947	$6,357
Restricted cash	1,050	1,050
Accounts receivable, net of allowance for doubtful accounts of $85 and $338 in 2023 and 2022, respectively	28,865	33,966
Prepaid expenses and other current assets	1,073	2,102

Total current assets	42,935	43,475
Right-of-use assets	2,148	2,485
Property and equipment, net of accumulated depreciation of $1,977 and $1,843 in 2023 and 2022, respectively	341	414
Intangible assets, net	31	31
Other non-current assets	468	538

Total assets	$45,923	$46,943

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,368	$7,536
Accrued expenses	22,624	13,122
Accrued interest	11,049	6,689
Deferred revenue, current	67	349
Current lease liabilities	675	740
Derivative liability	26,566	—
Current portion of long-term debt, net	123,122	—

Total current liabilities	193,471	28,436
Long-term lease liabilities	1,821	2,120
Long-term debt, net	—	99,443
Derivative liability	—	32,765
Warrant liability	9,444	13,957
Other long-term liabilities	39	5,059

Total liabilities	204,775	181,780

Redeemable convertible preferred stock:
Series C, par value $0.001; 160,000 shares authorized, 157,395 issued and outstanding in 2023 and 2022	46,334	46,334
Stockholders’ deficit:
Common stock, par value $0.001; 600,000,000 shares authorized, 154,786 issued and outstanding in 2023 and 2022	—	—
Additional paid-in capital	48,480	48,327
Accumulated deficit	(253,666)	(229,498)

Total stockholders’ deficit	(205,186)	(181,171)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$45,923	$46,943

See accompanying notes to the unaudited condensed consolidated financial statements.

Urgent.ly Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Six Months Ended June 30,
	2023	2022
Revenue	$93,555	$83,489
Cost of revenue	75,036	77,792

Gross margin	18,519	5,697

Operating expenses:
Research and development	7,410	8,399
Sales and marketing	1,947	2,844
Operations and support	13,247	18,942
General and administrative	12,237	7,363
Depreciation and amortization	134	144

Total operating expenses	34,975	37,692

Operating loss	(16,456)	(31,995)
Other income (expense), net:
Interest expense	(24,170)	(9,199)
Interest income	—	3
Change in fair value of derivative liability	7,027	—
Change in fair value of warrant liability	5,560	1,772
Warrant expense	(1,047)	(226)
Gain on debt extinguishment	4,913	—
Foreign exchange loss	5	(63)

Total other expense, net	(7,712)	(7,713)

Loss before income taxes	(24,168)	(39,708)
Provision for income taxes	—	—

Net loss	$(24,168)	$(39,708)

Loss per share, basic and diluted	$(156.14)	$(744.89)

Weighted average shares outstanding, basic and diluted	154,786	53,307

See accompanying notes to the unaudited condensed consolidated financial statements.

Urgent.ly Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit (in thousands, except share data)

(unaudited)

	Redeemable Convertible Preferred Stock Series B-1		Redeemable Convertible Preferred Stock Series B		Redeemable Convertible Preferred Stock Series A		Redeemable Convertible Preferred Stock Series Seed
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2022	—	$—	—	$—	—	$—	—	$—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—

Balance, June 30, 2023	—	$—	—	$—	—	$—	—	$—

Balance, December 31, 2021	62,731	$19,045	30,896	$10,925	60,693	$10,218	12,260	$996
Issuance of common stock	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	143	—	12	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—

Balance, June 30, 2022	62,731	$19,188	30,896	$10,937	60,693	$10,218	12,260	$996

See accompanying notes to the unaudited condensed consolidated financial statements.

Urgent.ly Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit (Continued)

(in thousands, except share data)

(unaudited)

	Redeemable Convertible Preferred Stock Series C		Redeemable Convertible Preferred Stock Series C-1		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2022	157,395	$46,334	—	$—	154,786	$—	$48,327	$(229,498)	$(181,171)
Stock-based compensation expense	—	—	—	—	—	—	153	—	153
Net loss	—	—	—	—	—	—	—	(24,168)	(24,168)

Balance, June 30, 2023	157,395	$46,334	—	$—	154,786	$—	$48,480	$(253,666)	$(205,186)

Balance, December 31, 2021	42,436	$19,940	49,732	$18,732	53,240	$—	$7,161	$(127,732)	$(120,571)
Issuance of common stock	—	—	—	—	111	—	12	—	12
Accretion of preferred stock to redemption value	—	8	—	—	—	—	(163)	—	(163)
Stock-based compensation expense	—	—	—	—	—	—	301	—	301
Net loss	—	—	—	—	—	—	—	(39,708)	(39,708)

Balance, June 30, 2022	42,436	$19,948	49,732	$18,732	53,351	$—	$7,311	$(167,440)	$(160,129)

See accompanying notes to the unaudited condensed consolidated financial statements.

Urgent.ly Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(24,168)	$(39,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	134	144
Amortization of right-of-use assets	337	329
Amortization of contract costs to obtain	46	283
Amortization of contract costs to fulfill	23	95
Amortization of deferred financing fees	700	680
Stock-based compensation	153	301
Bad debt expense	200	—
Gain on debt extinguishment	(4,913)	—
Change in fair value of derivative and warrant liabilities	(12,587)	(1,772)
Warrant expense	1,047	226
Noncash interest expense	19,477	5,303
Changes in operating assets and liabilities:
Accounts receivable	4,901	4,044
Prepaid expenses and other current assets	1,029	582
Other assets	1	(3)
Accounts payable	1,832	4,854
Accrued expenses	8,700	447
Deferred revenue	(282)	(52)
Lease liabilities	(364)	(379)
Long-term liabilities	(5,020)	10

Net cash used in operating activities	(8,754)	(24,616)

Cash flows from investing activities:
Purchases of property, equipment and software	(61)	(197)

Net cash used in investing activities	(61)	(197)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	10,000	—
Refunds (payments) of deferred financing fees	(291)	629
Proceeds from issuance of convertible notes payable	4,696	—
Proceeds from exercise of stock options	—	12

Net cash provided by financing activities	14,405	641

Net increase (decrease) in cash, cash equivalents and restricted cash	5,590	(24,172)
Cash, cash equivalents and restricted cash, beginning of period	7,407	31,206

Cash, cash equivalents and restricted cash, end of period	$12,997	$7,034

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,998	$4,767

Supplemental noncash investing and financing activities:
Right-of-use assets obtained in exchange for lease obligations	$—	$3,160

Derivative liability resulting from term loan amendment	$773	$—

Derivative liability resulting from issuance of convertible notes	$55	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

1. Organization

Urgent.ly Inc. (“Urgent.ly” or “the Company”) was incorporated in the State of Delaware in May 2013. Urgent.ly is a leading connected mobility assistance software platform that matches vehicle owners and operators with service professionals who deliver traditional roadside assistance, proactive maintenance and repair services.

Urgent.ly is headquartered in Vienna, Virginia. On September 1, 2017, Roadside Innovation Inc. was incorporated in the State of Delaware as a wholly-owned subsidiary of Urgent.ly (collectively along with other wholly-owned subsidiaries, the “Company”) for the purpose of obtaining and holding motor club licenses in support of certain services provided by Urgent.ly. On July 23, 2020, Roadside Innovation (Arkansas) Inc. was incorporated in the State of Arkansas as a wholly-owned subsidiary of Urgent.ly for the purpose of obtaining and holding motor club licenses in support of certain services provided by Urgent.ly. On September 3, 2020, Urgently Canada Technologies ULC, was incorporated in British Columbia, Canada as a wholly-owned subsidiary of Urgent.ly for the purpose of providing roadside assistance services in Canada.

On July 28, 2023, the Company amended its Certificate of Incorporation to effect a 1-for-90 reverse stock split (the “Reverse Stock Split”) of the Common Stock and Series C Preferred Stock. The Company has adjusted all periods presented for the effects of the stock split. See Note 12 for additional information.

Liquidity risk and going concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business.

The Company has a history of recurring operating losses and has required debt and equity financing to finance its operations. The Company reported an accumulated deficit of $253,666 as of June 30, 2023 and an operating loss of $16,456 for the six months ended June 30, 2023.

Liquidity risk is the risk that suitable sources of funding for the Company’s business activities may not be available. The Company has a planning and budgeting process to monitor operating cash requirements including amounts projected for capital expenditures which are adjusted as input variables change. These variables include, but are not limited to, operating cash flows and the availability of other sources of debt and capital. As these variables change, the Company may be required to seek funding through additional equity issuances and/or additional debt financings.

In October and December 2021, the Company entered into a new term loan facility with Structural Capital with proceeds totaling $17,500 which were used to retire a term loan with a bank and provide additional working capital. Additionally, from March 2021 through December 2021, the Company issued $39,957 in convertible promissory notes (the “2021 convertible notes”) with new and existing investors. In December 2021, the Company received $40,000 in connection with a loan and security agreement with Highbridge Capital. And, from July through September 2022, the Company received $30,000 in convertible promissory notes with new and existing investors. In February 2023, the Company amended each of the existing loan agreements with Structural Capital and Highbridge, which extended the maturity dates of those loans to 2024, at the earliest. In April 2023, the Company issued approximately $4,700 in convertible notes. In May 2023, the Company received $10,000 in connection with an amendment of its term loan facility with Structural Capital.

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

The Company believes that the current cash on hand will not be sufficient to fund operations beyond twelve months from the date of issuance of these condensed consolidated financial statements. This has led management to conclude that substantial doubt about the Company’s ability to continue as a going concern exists. In the event the Company is unable to successfully raise additional equity or debt during the next twelve months from the date of issuance of the condensed consolidated financial statements, the Company will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated. The condensed consolidated financial statements do not include any adjustments of the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2. Summary of significant accounting policies

There have been no material changes to the Company’s significant accounting policies from its audited consolidated financial statements for the year ended December 31, 2022.

Principles of consolidation

The accompanying condensed consolidated financial statements include the accounts of Urgent.ly Inc. and its wholly-owned subsidiaries Roadside Innovation Inc., Roadside Innovation (Arkansas) Inc., and Urgently Canada Technologies ULC. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of presentation

The accompanying condensed consolidated balance sheet as of June 30, 2023 and the condensed consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the six months ended June 30, 2023 and 2022 are unaudited. These condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the financial information and footnotes required by U.S. GAAP for complete financial statements.

In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all material adjustments, including normal recurring adjustments, necessary for the fair presentation of its financial position as of June 30, 2023 and its results of operations, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the six months ended June 30, 2023 and 2022.

The results for the six months ended June 30, 2023 and 2022 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2023. The condensed consolidated balance sheet at June 30, 2023 was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. The accompanying unaudited condensed consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the fiscal year ended December 31, 2022.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

Concentrations of credit risk

Financial instruments that subject the Company to credit risk consist primarily of cash, cash equivalents, restricted cash and accounts receivable. The Company places its cash and cash equivalents in an accredited financial institution and the balances are above federally insured limits. Management monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit losses.

During the six months ended June 30, 2023 and 2022, 63% and 70% of revenue was earned from three and four customers, respectively. At June 30, 2023 and December 31, 2022, 59% and 34% of accounts receivable was due from three and two customers, respectively.

Modification of debt instruments

Modifications or exchanges of debt, which are not considered a troubled debt restructuring, are considered extinguishments if the terms of the new debt and the original instrument are substantially different. The instruments are considered substantially different when the present value of the cash flows under the terms of the new debt instrument are at least 10% different from the present value of the remaining cash flows under the terms of the original instrument. If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt is initially recorded at fair value, with the difference recognized as an extinguishment gain or loss. During the six months ended June 30, 2023, the Company amended its term loans and convertible promissory notes (see Note 6).

New accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This updated guidance sets forth a current expected credit loss model based on expected losses. Under this model, an entity recognizes an allowance for expected credit losses based on historical experience, current conditions and forecasted information rather than the current methodology of delaying recognition of credit losses until it is probable a loss has been incurred. This guidance becomes effective for the Company beginning in interim periods starting in fiscal year 2023. The Company adopted the new standard effective January 1, 2023, and adoption did not have a material impact on the Company’s consolidated financial statements.

3. Revenue

The Company generates substantially all its revenues from roadside assistance services (“RAS”) initiated through its software platform primarily in the United States and Canada. The Company’s platform enables its customers (“Customer Partners”) to outsource delivery for all or portions of their roadside assistance programs. The Company manages the RAS process after receiving the initial distress call or web-based request through final disposition. Urgent.ly contracts with original equipment manufacturers (“OEM”), insurance companies, fleet management companies (including car rental companies) and aftermarket companies, which collectively represent the Company’s Customer Partners. These Customer Partners, who are our direct customers, in turn, offer roadside assistance plans to their customers—the Consumers.

The Company recognizes revenue when there is evidence of a contract, probable collection of the consideration to which the Company expects to be entitled to receive, and completion of the performance obligations. Urgent.ly

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

recognizes revenue on a gross basis (as the principal) or net basis (as the agent) depending on the nature of the Company’s role with respect to the Customer Partner to deliver roadside assistance services.

Full-service outsourcing—flat rate

Under the full-service outsourcing-flat rate agreements, the Company controls the services prior to the transfer to the Customer Partner. The nature of the Company’s promise is to provide a series of distinct services that the Company accounts for as a single performance obligation. As a result, the Company records revenues from flat rate service arrangements on a gross revenue basis and the costs are recorded as part of the cost of service. The Company has applied the right to invoice practical expedient in recognizing these revenues. The Company recognizes these revenues over time.

Full-service outsourcing—claim cost pass-through

Under the claim cost pass-through arrangement, the Company’s performance obligation is solely to arrange the dispatch of the roadside assistance services. The Company does not control all roadside assistance services. The Customer Partner controls all other RAS services prior to the transfer to the motorist, the ultimate consumer. The Company acts as an agent in this transaction and, as a result, the Company records only its flat dispatch fee as revenue from its claim cost pass-through arrangements, net of the costs incurred from the subcontract service providers. The Company recognizes these revenues over time.

Membership

The Company also derives revenues from membership offerings for roadside assistance services, for which the Company’s performance obligation is to provide roadside assistance services primarily to its Customer Partner’s members. The Company applied the right to invoice practical expedient and recognizes these revenues over time as when the related fee is invoiced. The cost of providing services is charged to cost of revenue as incurred.

Software licensing arrangements

The Company occasionally enters into licensing arrangements with Customer Partner, to provide access to its standard software platform. The Company customarily provides the Customer Partner with standard maintenance on licensed software which includes technical support and when-and-if available updates. The Company considers this a service of standing-ready to the customer to provide technical support and upgrades as needed, and unspecified upgrades are provided on a when-and-if available basis for the duration of the maintenance period. The license revenue and the maintenance bundled in the arrangement are considered a single performance obligation that is recognized over the term of the agreement.

Professional services

The Company sells professional services either on a stand-alone basis or as services bundled with software. Professional services include customization and design, integration, training and consulting services. Professional services performed by the Company represent distinct performance obligations, not highly interdependent or highly interrelated with the Company’s platform license and SaaS arrangements. The standalone selling prices are determined based on contracted terms on a contract by-contract basis. Revenue for customization and design

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

services represents the transfer to the customer for the right to access the customized software and therefore is recorded over time. Revenues for integration services, training and consulting services are separate performance obligations recognized over time as these and the SaaS arrangements can be purchased separately from the platform and SaaS arrangements.

Revenues on a disaggregated basis are as follows:

	Six Months Ended June 30,
	2023	2022
Full-service outsourcing—flat rate	$92,503	$81,638
Full-service outsourcing—claim cost pass-through	4	21
Membership	849	1,677
Software licensing arrangements	129	73
Professional services	70	80

Total revenue	$93,555	$83,489

Contract assets

In connection with certain contracts, the Company capitalizes costs to fulfill contracts with Customer Partners, primarily costs to customize and integrate its platform in support of the contract requirements. Costs to fulfill are considered incremental and recoverable costs and are deferred as other non-current assets and amortized on a straight-line basis over the expected period of benefit for contracts with an amortization period that exceeds one year and included in cost of revenue on the condensed consolidated statements of operations. The expected period of benefit is determined using the initial contract term.

	2023	2022
Balance as of January 1	$370	$1,048
Amortization of contract costs to obtain	(46)	(283)
Amortization of contract costs to fulfill	(23)	(95)

Balance as of June 30	$301	$670

Contract liabilities

Contract liabilities represents amounts received from Customer Partners or Motorists in advance of fulfillment of the promised performance obligations related to professional services, membership and bundled license arrangements.

4. Fair value measurements

The Company measures certain financial assets and liabilities at fair value. Fair value is determined based on the exit price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

Level 2 —

Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company’s population of financial assets and liabilities subject to fair value measurements on a recurring basis are as follows:

	Fair Value as of June 30, 2023
Recurring fair value measurements	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$26,566	$26,566
Warrant liability	—	—	9,444	9,444

Total liabilities in fair value hierarchy	$—	$—	$36,010	$36,010

	Fair Value as of December 31, 2022
Recurring fair value measurements	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$32,765	$32,765
Warrant liability	—	—	13,957	13,957

Total liabilities in fair value hierarchy	$—	$—	$46,722	$46,722

Level 3 financial liabilities consist of the derivative liability and the warrant liability for which there is no current market for the securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company’s derivative liability represents embedded share-settled redemption and contingent fee features bifurcated from the underlying convertible notes and term loans and is carried at fair value. The changes in the fair value of the derivative liability are recorded as Change in fair value of derivative liability in the condensed consolidated statements of operations.

Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Since derivative financial instruments are initially and subsequently carried at fair value, the Company’s income will reflect the volatility in these estimate and assumption changes.

The fair value of the share-settled redemption derivative liability was estimated based on the present value of the redemption discounts applied to the principal amount of each of the respective convertible promissory notes, adjusted to reflect the weighted probability of exercise. The fair value of the contingent fee derivative liability was estimated based on its total value, adjusted to reflect the weighted probability of the occurrence of the contingent event.

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

The Company estimates the fair value of the warrant liability using that projected future cash flows and discounting the future amounts to a present value using market-based expectations for interest rates and the contractual terms of the warrants. Changes in the fair value of the warrant liability are recorded as Change in the fair value of the warrant liability in the condensed consolidated statements of operations.

The following table presents a reconciliation of the changes in fair value of the beginning and ending balances for the Company’s derivative liability and warrant liability at fair value using inputs classified as Level 3 in the fair value hierarchy:

	Derivative Liability	Warrant Liability	Total
Balance at December 31, 2021	$—	$7,084	$7,084
Issuances	—	226	226
Change in fair value	—	(1,772)	(1,772)

Balance at June 30, 2022	$—	$5,538	$5,538

Balance at December 31, 2022	$32,765	$13,957	$46,722
Issuances	1,320	1,047	2,367
Extinguishments	(492)	—	(492)
Change in fair value	(7,027)	(5,560)	(12,587)

Balance at June 30, 2023	$26,566	$9,444	$36,010

5. Accrued expenses

Accrued expenses consist of the following as of the periods presented:

	June 30, 2023	December 31, 2022
Accrued service provider costs	$6,482	$5,461
Accrued compensation	730	1,054
Accrued contract labor	1,390	2,400
Credit card liabilities	225	100
Accrued lender fees	5,816	—
Accrued transaction costs	2,258	—
Other accrued liabilities	5,723	4,107

	$22,624	$13,122

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

6. Debt arrangements

The Company’s debt arrangements consist of the following:

	June 30, 2023	December 31, 2022
2021 convertible promissory notes with an interest rate of 10.0% per annum maturing June 30, 2024	$39,957	$39,957
Structural Capital term loan with an interest rate at the greater of 14.0% or the prime rate plus 7.5% per annum for the first $14,000, 13.5% or the prime rate plus 7.0% for the remaining $13,500; maturing on January 1, 2024 or November 1, 2024 based on the occurrence of certain events	27,500	17,500
Highbridge Capital term loan with an interest rate ranging from 12%-13% per annum maturing on March 31, 2024 or January 31, 2025 based on the occurrence of certain events	40,000	40,000
2022 convertible promissory notes with an interest rate of 15.0% per annum maturing June 30, 2024	30,000	30,000
2023 convertible promissory notes with an interest rate of 15.0% per annum maturing June 30, 2024	4,696	—

	142,153	127,457
Less: current portion	(142,153)	—
Less: debt issuance costs and discounts, long-term	—	(28,014)

Total long-term debt, net	$—	$99,443

Structural Term Loan

On February 9, 2023, the Company executed the First Amendment to the Second Amended and Restated Loan Agreement (the “First Amendment”) with Structural Capital. Borrowings under the First Amendment accrue interest monthly at the greater of 14.0% or 7.5% plus the prime rate (which can be no less than 3.25%) for the first $14,000 outstanding, and the greater of 13.5% or 7.0% plus the prime rate (which can be no less than 3.25%) for the remaining $3,500 outstanding. The scheduled maturity is dependent on future events and is scheduled to mature on either January 1, 2024 if certain future events are not met or November 1, 2024 if such future events are met. Upon repayment, the First Amendment requires a final payment fee of $840, a success fee of $2,406, a restructuring fee of $2,232, and an amendment fee of $1,014. The Company is accreting these fees to interest expense over the term of the loan.

Under the First Amendment, the success fee would be increased by $656 upon the occurrence of certain contingent events, including a merger transaction. The Company concluded that this feature was not clearly and closely associated with the risk of the debt host instrument and has therefore been bifurcated and separately accounted for as a derivative financial instrument. The fair value of the derivative liability of $492 was recorded separately from the term loan with an offsetting amount recorded as a debt discount. The debt discount is amortized over the remaining term of the term loan using the effective interest method.

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

The First Amendment was accounted for as a debt modification and, accordingly, no gain or loss was recognized.

On May 18, 2023, the Company executed the Second Amendment to the Second Amended and Restated Loan Agreement (the “Second Amendment”) which increased the term loan amount by $10,000 (“Tranche 2”). Tranche 2 borrowings under the Second Amendment accrue interest monthly at the greater of 13.5% or 7.0% plus the prime rate (which can be no less than 3.25%). Upon repayment, the Second Amendment added $400 to the repayment fee. All other terms remain unchanged from the First Amendment. In connection with the amendment, the $492 derivative liability resulting from the First Amendment was written off, and a new derivative liability of $733 was established. The Second Amendment was accounted for as a debt extinguishment and, accordingly, a $4,913 gain was recognized. The gain resulted from the write-off of accrued lender fees, deferred financing fees, debt discounts, and a derivative liability, all related to the Structural term loan.

In connection with the Second Amendment, the Company issued warrants to purchase common stock in an aggregate amount of $500 with an exercise price of $0.90 per share expiring on May 18, 2033. The number of shares issued is based on Warrant Coverage, which is defined as a dollar value divided by the price factor at the time the warrant is exercised, as defined in the agreement. The fair value of these warrants was determined to be de minimis.

Highbridge Term Loan

On February 9, 2023, the Company executed the Second Amendment to Loan and Security Agreement (the “Second Amendment”) with a consortium led by Highbridge Capital Management, LLC. The Second Amendment limits the commitment amount to $40,000. Borrowings under the 2023 Amended Highbridge Term Loan accrue interest at a rate of 12.0% through June 2023, increasing to 13.0% through maturity, and payments are made quarterly in arrears. The scheduled maturity is dependent on future events and is scheduled to mature on either March 31, 2024 if certain future events are not met or January 31, 2025 if such events are met. Upon repayment, the loan requires a first amendment fee of $2,319, a second amendment fee of $3,000, and a consent fee of $4,639. The Company is accreting these fees to interest expense over the term of the loan. The Second Amendment was accounted for as a debt modification and, accordingly, no gain or loss was recognized.

On May 18, 2023, the Company executed the Third Amendment to Loan and Security Agreement (the “Third Amendment”) with a consortium led by Highbridge Capital Management, LLC. The Third Amendment amended the definition of “Permitted Indebtedness” as a result of the Second Amendment with Structural Capital and added an amendment fee of $400.

Convertible Promissory Notes

On February 9, 2023, the Company executed amendments with twelve holders of the 2022 convertible promissory notes. The amendments include an additional settlement feature that provides for automatic conversion of the notes upon consummation of an approved acquisition and related public listing of the Company’s common stock on a nationally recognized exchange at a price per share equal to 65% of the total equity value, as defined in the amendment, divided by the Company capitalization immediately prior to the acquisition. The amendments were accounted for as a modification and, accordingly, no gain or loss was recognized.

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

In April and May 2023, the Company issued approximately $4,700 in convertible promissory notes (“2023 Convertible Notes”). Simple interest accrues on the 2023 Convertible Notes at the rate of 15% per annum, and all principal and unpaid interest is due and payable on June 30, 2024. Prepayment of the notes is only allowed with the consent of the majority of the noteholders.

The 2023 Convertible Notes can settle as follows:

(i)

Optional conversion into Series C preferred stock. At any time upon the election of the noteholder, the outstanding principal of the 2023 Convertible Notes and any unpaid accrued interest shall convert into shares of the Company’s Series C convertible preferred stock at a conversion price per share equal to the lesser of $3.66191, or the Cap Price (defined as $380,000 divided by the Company’s capitalization).

(ii)

Optional conversion in an Equity Financing. If the Company sells shares of preferred stock (“Equity Financing”, as such term is defined in the 2023 Convertible Notes agreement), then the holders have the option to convert the outstanding principal amount and any unpaid accrued interest into shares of the series of convertible preferred stock issued in the Equity Financing at a price per share equal to the lesser of (i) 0.70 multiplied by the per share price paid by the cash investors in the Equity Financing, or (ii) the Cap Price.

(iii)

Approved Acquisition and Direct Listing. Upon an Approved Acquisition and a Direct Listing, as defined in the 2023 Convertible Notes agreement, the outstanding principal and interest will automatically convert into common stock at a price per share equal to 80% of the quotient obtained by dividing the (i) Total Equity Value by (ii) the Company capitalization immediately prior to the consummation of the Approved Acquisition. The Total Equity Value means the lesser of (i) $271,000, plus the Company’s cash and cash equivalents and less certain debt (as defined in the agreement), and (ii) the Aggregate Valuation in the Approved Acquisition, plus the Company’s cash and cash equivalents and less certain debt (as defined in the agreement).

(iv)

Company Sale. If the Company consummates a sale of the company while the 2023 Convertible Notes are outstanding, the Company will repay the holders in cash in an amount equal to 300% of the outstanding principal amount of the notes plus any unpaid accrued interest.

The Company concluded that certain settlement features of the 2023 Convertible Notes were determined to not be clearly and closely associated with the risk of the debt host instrument and have therefore been bifurcated and separately accounted for as derivative financial instruments. The Company will remeasure the fair market value of the derivative liability at each balance sheet date and recognize any change in Other income (expense), net in the consolidated statements of operations.

The Company determined the measurement of its derivative liabilities to be a Level 3 fair value measurement based on management’s estimate of the expected future cash flows required to settle the liabilities. The Company determined the fair value of the derivative liability related to the 2023 Convertible Notes to be $55 upon issuance. The fair value of the derivative liability was recorded separately from the convertible notes with an offsetting amount recorded as a debt discount to be amortized to interest expense using the effective interest method.

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

7. Stock-based compensation

Equity plans

The Company has a 2013 Equity Incentive Plan (the “Plan”), under which it may grant incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, and stock appreciation rights to selected employees, directors and consultants. In February 2023, the Board of Directors approved an increase in the number of shares of common stock reserved for issuance under the Plan by 698,675 shares. The Company has 771,680 shares of common stock reserved for issuance under the Plan as of June 30, 2023. The Plan is administered by the Board of Directors, which determines the terms of options, including exercise price, the number of shares subject to the options, the vesting schedule, and the terms and conditions of the exercise.

On June 16, 2023, the Company’s board of directors approved the 2023 Equity Incentive Plan (“2023 Plan”), which became effective on July 13, 2023. The 2023 Plan provides for the granting of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants and any of the Company’s future subsidiary corporations’ employees and consultants. 1,383,197 shares of common stock are reserved for issuance pursuant to the 2023 Plan and will be subject to an annual increase.

On June 16, 2023, the Company’s board of directors approved the 2023 Employee Stock Purchase Plan (“ESPP”), which was effective upon approval. The ESPP allows for the sale of 221,311 shares of common stock to eligible employees within established offering periods with certain limitations on participation by individual employees and is subject to an annual increase.

Stock options

There were no stock options granted during the six months ended June 30, 2023. As of June 30, 2023, there were 725,185 shares available for future grants under the Plan.

The fair value of stock options is recognized as expense on a straight-line basis over the vesting periods. During the six months ended June 30, 2023 and 2022, the Company recognized compensation expense related to stock options of $153 and $301, respectively.

8. Income taxes

The Company accounts for income taxes as required by FASB ASC Topic No. 740, Income Taxes. This Topic clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Topic also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Topic requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. In addition, the Topic permits an entity to recognize interest and penalties related to tax uncertainties as either income tax expense or operating expenses. The Company has chosen to recognize interest and penalties related to tax uncertainties as income tax expense.

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

The Company assesses whether a valuation allowance should be recorded against its deferred tax assets based on the consideration of all available evidence, using a “more likely than not” realization standard. The four sources of taxable income that must be considered in determining whether deferred tax assets will be realized are: (1) future reversals of existing taxable temporary differences (i.e., offset of gross deferred tax liabilities against gross deferred tax assets); (2) taxable income in prior carryback years, if carryback is permitted under the applicable tax law; (3) tax planning strategies; and (4) future taxable income exclusive of reversing temporary differences and carryforwards.

In assessing whether a valuation allowance is required, significant weight is to be given to evidence that can be objectively verified. A significant factor in the Company’s assessment is the Company’s three-year cumulative loss. These facts, combined with uncertain near-term market and economic conditions, reduced the Company’s ability to rely on projections of future taxable income in assessing the realizability of its deferred tax assets. After a review of the four sources of taxable income as of December 31, 2022, and after consideration of the Company’s cumulative loss position as of December 31, 2022, the Company will continue to reserve its U.S.-based deferred tax amounts as of June 30, 2023.

9. Related-party transactions

During 2018, the Company entered into a service agreement with a shareholder to provide scheduled long-distance towing or transport services under a recall program for vehicles not in warranty of the shareholder’s roadside assistance program in the United States. In 2019, the Company entered into a separate agreement with the same shareholder to provide emergency roadside assistance for the shareholder’s customers related to its four vehicle brands in the United States. Total revenue recognized for the six months ended June 30, 2023 and 2022 amounted to $14,378 and $12,238, respectively. As of June 30, 2023 and December 31, 2022, $4,949 and $4,151, respectively, of revenue related to these agreements were included in accounts receivable on the accompanying condensed consolidated balance sheets.

During 2018, the Company entered into a service agreement with a shareholder to provide services to its managed fleet maintenance customers. The services include primary towing roadside assistance and non-tow services including jump starts, tire change, lockout services and emergency fuel delivery. For the six months ended June 30, 2023 and 2022, total revenue recognized under the fleet agreement amounted to $6,128 and $5,820, respectively. Also in 2019, the Company entered into a separate service agreement with the same shareholder. Under the terms of the agreement, the Company will provide emergency roadside assistance for the shareholder’s customers related to its car rental brands in the United States. Total revenue recognized for the six months ended June 30, 2023 and 2022 under the rental agreement amounted to $14,266 and $12,287, respectively. As of June 30, 2023 and December 31, 2022, $7,872 and $5,924, respectively, of revenue related to these agreements were included in accounts receivable on the accompanying condensed consolidated balance sheets.

During 2020, the Company entered into a services agreement with a shareholder. Under the terms of the agreement, the Company will provide emergency roadside assistance for the shareholder’s customers related to its two vehicle brands in the United States and Canada. Total revenue recognized for the six months ended June 30, 2023 and 2022 was $4,765 and $6,287, respectively. As of June 30, 2023 and December 31, 2022, $2,318 and $2,882, respectively, of revenue related to these agreements was included in accounts receivable on the accompanying condensed consolidated balance sheets.

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

10. Commitments and contingencies

Litigation

The Company from time to time may be involved in various claims and legal proceedings that arise in the ordinary course of business. It is the opinion of management that there are no unresolved claims and litigation in which the Company is currently involved that will materially affect the financial position or operations of the Company.

11. Leases

The Company leases office space, equipment and furniture, and certain office space is subleased. Management determines if a contract is a lease at the inception of the arrangement and reviews all options to extend, terminate, or purchase its right-of-use assets at the inception of the lease and accounts for these options when they are reasonably certain of being exercised.

Leases with an initial term of greater than twelve months are recorded on the condensed consolidated balance sheet. Lease expense is recognized on a straight-line basis over the lease term.

The Company’s lease contracts generally do not provide a readily determinable implicit rate. For these contracts, the estimated incremental borrowing rate is based on information available at the inception of the lease.

Operating lease cost consists of the following for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022
Lease cost	$588	$590
Sublease income	(137)	(118)

Total lease cost	$451	$472

The maturity of operating lease liabilities is presented in the following table as of June 30, 2023:

2023	$477
2024	757
2025	618
2026	635
2027	458
Thereafter	—

Total lease payments	2,945
Less imputed interest	(449)

Present value of lease liabilities	$2,496

Additional information relating to the Company’s operating leases as of June 30, 2023 follows:

Weighted average remaining lease term (years)	3.8
Weighted average discount rate	8.7%

Urgent.ly Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands, except for share and par value data)

(unaudited)

12. Subsequent events

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events were reviewed through October 13, 2023, the date the condensed consolidated financial statements were issued, and the following events were noted:

On July 28, 2023, the Company amended its Certificate of Incorporation to effect a 1-for-90 reverse stock split (the “Reverse Stock Split”) of the Common Stock and Series C Preferred Stock. At the effective time of the Reverse Stock Split, each 90 outstanding shares of Common Stock and each 90 outstanding shares of Series C Preferred Stock was exchanged and combined into one share of Common Stock and one share of Series C Preferred Stock, respectively. After giving effect to the Reverse Stock Split, the total number of authorized shares of stock is (i) 600,000,000 shares of Common Stock, $0.001 par value per share, and (ii) 160,000 shares of Preferred Stock, $0.001 par value per share.

Otonomo Technologies Ltd.

Somekh Chaikin

KPMG Millennium Tower

17 Ha’arba’a Street, PO Box 609

Tel Aviv 61006, Israel

+972 3 684 8000

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Otonomo Technologies Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Otonomo Technologies Ltd. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, changes in redeemable convertible preferred shares and shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 2P to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2022, due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) (ASU 2016-02).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Somekh Chaikin

Member Firm of KPMG International

We have served as the Company’s auditor since 2015.

Tel-Aviv, Israel

March 31, 2023, except as to Note 1b, which is as of August 14, 2023

Somekh Chaikin, an Israeli partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Otonomo Technologies Ltd.

Consolidated Balance Sheets

(in USD thousands, except share and per share data)

	December 31 2022	December 31 2021
Assets
Current assets
Cash and cash equivalents	22,448	207,842
Short-term restricted cash	346	237
Short-term deposits	62,262	—
Marketable securities	55,587	—
Trade receivables, net	1,271	1,077
Other receivables and prepaid expenses	3,043	2,683

Total current assets	144,957	211,839

Non-current assets
Other long-term assets	606	254
Property and equipment, net	1,043	725
Operating lease right-of-use assets, net	2,040	—
Intangible assets, net	—	9,621
Goodwill	—	37,000

Total non-current assets	3,689	47,600

Total assets	148,646	259,439

Liabilities and Shareholders’ Equity
Current liabilities
Account payables	1,020	312
Other payables and accrued expenses	10,958	8,405
Deferred revenue	216	35
Current portion of operating lease liabilities	729	—
Current portion of contingent consideration	165	—

Total current liabilities	13,088	8,752

Non-Current liabilities
Warrants for ordinary shares	155	1,924
Operating lease liabilities, less current portion	1,225	—
Contingent consideration, less current portion	746	—
Other non-current liabilities	4	—

Total non-current liabilities	2,130	1,924

Total liabilities	15,218	10,676

Commitments and contingencies (Note 10)
Shareholders’ equity:
Ordinary shares, no par value; 30,000,000 shares authorized as of December 31, 2022, and 2021; 9,458,682 and 8,814,316 shares issued and outstanding as of December 31, 2022 and 2021, respectively;	—	—
Additional paid-in capital	370,412	349,825
Accumulated other comprehensive loss	(4,850)	—
Accumulated deficit	(232,134)	(101,062)

Total shareholders’ equity	133,428	248,763

Total liabilities and Shareholders’ Equity	148,646	259,439

The accompanying notes are an integral part of the consolidated financial statements.

Otonomo Technologies Ltd.

Consolidated Statements of Operations and Comprehensive Loss

(in USD thousands, except share and per share data)

	Year ended December 31 2022	Year ended December 31 2021	Year ended December 31 2020
Revenues	6,992	1,723	394
Costs and operating expenses:
Cost of services	(3,367)	(953)	(336)
Cloud infrastructure	(4,777)	(2,814)	(1,262)
Research and development	(22,573)	(12,077)	(8,194)
Sales and marketing	(21,761)	(9,435)	(5,168)
General and administrative	(22,059)	(11,904)	(2,515)
Depreciation and amortization	(2,749)	(532)	(147)
Contingent consideration income	8,954	—	—
Impairment of goodwill	(49,686)	—	—
Impairment of intangible assets	(22,355)	—	—

Total costs and operating expenses	(140,373)	(37,715)	(17,622)

Operating loss	(133,381)	(35,992)	(17,228)
Financial income (expenses), net	2,455	5,280	(2,737)

Loss before income tax expense	(130,926)	(30,712)	(19,965)
Income tax expense	(146)	(222)	(76)

Net loss	(131,072)	(30,934)	(20,041)

Net loss per share attributable to ordinary shareholders, basic and diluted	(14.21)	(6.70)	(9.80)

Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	9,224,186	4,614,860	2,044,951

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(4,791)	—	—
Unrealized losses on available-for-sale marketable securities, net	(59)	—	—

Other comprehensive loss	(4,850)	—	—

Comprehensive loss	(135,922)	(30,934)	(20,041)

The accompanying notes are an integral part of the consolidated financial statements.

Otonomo Technologies Ltd.

Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Shareholders’ equity (deficit)

(in USD thousands, except share and per share data)

	Redeemable Convertible preferred shares		Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated Other Comprehensive Loss	Total Equity
	Number of Shares	USD thousands	Number of Shares	USD thousands	USD thousands	USD thousands	USD thousands	USD thousands
Balance as of January 1, 2020	3,880,573	62,195	1,997,008	—	8,784	(50,087)	—	(41,303)
Issuance of redeemable convertible preferred shares, net	314,521	15,507	—	—	—	—	—	—
Issuance of shares in connection with stock-based compensation plans	—	—	102,253	—	133	—	—	133
Share based compensation	—	—	—	—	1,440	—	—	1,440
Comprehensive loss	—	—	—	—	—	(20,041)	—	(20,041)

Balance as of December 31, 2020	4,195,094	77,702	2,099,261	—	10,357	(70,128)	—	(59,771)
Exercise of warrants for redeemable convertible preferred shares	78,630	10,896	—	—	—	—	—	—
Conversion of redeemable convertible preferred shares	(4,273,724)	(88,598)	4,273,724	—	88,598	—	—	88,598
Issuance of ordinary shares in connection with PIPE offering, net	—	—	950,000	—	124,560	—	—	124,560
Recapitalization, net	—	—	1,038,432	—	88,843	—	—	88,843
Shares issued related to the business acquisitions	—	—	437,332	—	33,816	—	—	33,816
Issuance of shares in connection with stock-based compensation plans	—	—	15,567	—	44	—	—	44
Share based compensation	—	—	—	—	3,607	—	—	3,607
Comprehensive loss	—	—	—	—	—	(30,934)	—	(30,934)

Balance as of December 31, 2021	—	—	8,814,316	—	349,825	(101,062)	—	248,763
Shares issued related to the business acquisitions	—	—	430,806	—	10,691	—	—	10,691
Issuance of shares in connection with stock-based compensation plans	—	—	213,560	—	140	—	—	140
Share based compensation	—	—	—	—	9,756	—	—	9,756
Comprehensive loss	—	—	—	—	—	(131,072)	(4,850)	(135,922)

Balance as of December 31, 2022	—	—	9,458,682	—	370,412	(232,134)	(4,850)	133,428

The accompanying notes are an integral part of the consolidated financial statements.

Otonomo Technologies Ltd.

Consolidated Statements of Cash Flows

(in USD thousands, except share and per share data)

	Year ended December 31 2022	Year ended December 31 2021	Year ended December 31 2020
Cash flows from operating activities
Net loss	(131,072)	(30,934)	(20,041)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,749	532	147
Share based compensation	9,756	3,607	1,440
Revaluation of warrants	(1,769)	(5,259)	3,271
Impairment of Goodwill	49,686	—	—
Impairment of intangible assets	22,355	—	—
Contingent consideration income	(8,954)	—	—
Deferred tax expense (benefit)	(31)	(11)	3
Foreign currency translation loss	1,321	—	—
Investments interest receivables, amortization, and accretion	(1,490)	—	—
Other	—	—	134
Changes in operating assets and liabilities:
Trade receivables, net	639	(629)	(85)
Other receivables and prepaid expenses	731	(2,059)	574
Other payables and accrued expenses	140	1,886	99
Account payables	136	(252)	63
Deferred revenue	(167)	(242)	260
Other assets and liabilities	(403)	—	—

Net cash used in operating activities	(56,373)	(33,361)	(14,135)

Cash flows from investing activities
Purchases of property and equipment	(241)	(188)	(420)
Proceeds from short-term bank deposits, net	(61,549)	12,800	(1,393)
Investment in marketable securities	(55,000)	—	—
Other long-term assets, net	—	33	(19)
Payments for business acquisitions, net of cash acquired	(11,018)	(9,965)	—

Net cash provided by (used in) investing activities	(127,808)	2,680	(1,832)

Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred shares and warrants, net	—	—	19,967
Issuance of ordinary shares, net	—	223,732	—
Proceeds from exercise of share options	140	44	133

Net cash provided by financing activities	140	223,776	20,100

Foreign currency effect on cash and cash equivalents and short-term restricted cash	(1,244)	—	—

Net increase (decrease) in cash and cash equivalents and short-term restricted cash	(185,285)	193,095	4,133
Cash and cash equivalents and short-term restricted cash at the beginning of the year	208,079	14,984	10,851

Cash and cash equivalents and short-term restricted cash at the end of the year	22,794	208,079	14,984

Supplemental disclosures of cash flow information
Cash paid for income taxes, net of tax refunds	243	104	69

Non-cash investing activities:
Contingent consideration	9,865	—	—

Shares issued related to the business acquisitions	10,691	33,816	—

Non-cash financing activities:
Conversion of warrants to redeemable convertible preferred shares	—	10,896	—

The accompanying notes are an integral part of the consolidated financial statements.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 1 – General

Otonomo Technologies Ltd. (together with its subsidiaries, “Otonomo”, or the “Company”) was incorporated as an Israeli corporation in December 2015. The Company provides an automotive data service platform enabling car manufacturers, drivers, insurance carriers and service providers to be part of a connected ecosystem as well as mobility intelligence which transforms vast amounts of anonymized data and activity signals into actionable, impactful, and valuable insights.

On February 9, 2023, subsequent to the balance sheet date, the Company and Urgent.ly Inc. (“Urgently”), a provider of digital roadside and mobility assistance technology and services, entered into a definitive agreement to merge and the Company will become a wholly owned subsidiary of Urgently. Upon closing of the transaction, holders of the Company’s ordinary shares will receive common stock of Urgently. The Company’s shareholders and other equity holders will own, in the aggregate, approximately 33% of the Combined Company on a fully diluted basis, subject to the determination of the final exchange ratio pursuant to the terms set forth in the definitive agreement. The transaction is expected to close in the third quarter of 2023, subject to the approval of the Company’s shareholders and the satisfaction of other customary closing conditions.

B. On August 3, 2023, the Company executed a 1-for-15 reverse share split of its ordinary shares, no par value per share (the “Ordinary Shares”). As a result of the reverse share split, every 15 issued and outstanding Ordinary Shares will automatically be converted into one Ordinary Share. The reverse share split is intended to increase the per share trading price of the Ordinary Shares to enable the Company to regain compliance with the minimum bid price requirement in Nasdaq Listing Rule 5450(a)(1). The reverse share split will also affect the Company’s outstanding options and restricted share units (collectively, the “Outstanding Equity Rights”). As a result, all ordinary share, convertible preferred shares, warrants and options for ordinary shares, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these financial statements. As for the warrants, the reverse split impact is effective on its underlying shares.

Note 2 – Summary of Significant Accounting Policies

A. Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of Otonomo Technologies Ltd. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

B. Recapitalization

On August 13, 2021, the Company merged with Software Acquisition Group Inc. II (“SWAG”), a special purpose acquisition company, that resulted in SWAG becoming a wholly-owned subsidiary of the Company. The transaction was accounted for as a recapitalization as pre-combination Otonomo was determined to be the accounting acquirer under Financial Accounting Standards Board (FASB)’s Accounting Standards Codification Topic 805, Business Combinations (ASC 805). In connection with the recapitalization, all outstanding capital stock of the pre-combination Otonomo was converted into Company Ordinary Shares, representing a recapitalization, and the net assets of SWAG were acquired at historical cost, with no goodwill or intangible assets recorded.

C. Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 – Summary of Significant Accounting Policies—(Continued)

C. Use of Estimates—(Continued)

amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may have a material impact on the Company’s financial statements. As applicable to these consolidated financial statements, the most significant estimates relate to purchase price allocation including contingent consideration, recoverability of goodwill and intangible assets and fair value of warrant liability.

A number of estimates have been and will continue to be affected by global events and other longer-term macroeconomic conditions, including rising inflation and increasing interest rates. As a result, the accounting estimates and assumptions may change over time. These consolidated financial statements reflect the financial statement effects based upon management’s estimates and assumptions utilizing the most currently available information.

D. Foreign Currency

The functional currency of the Company is the U.S. dollar. Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with Accounting Standard Codification (“ASC”) Topic 830 “Foreign Currency Matters.” All transaction gains and losses of the re-measured monetary balance sheet items are reflected in the consolidated statements of operations as financial income or expenses, as appropriate.

The functional currency of the Company’s United Kingdom subsidiary is the British Pound. Accordingly, the translation to U.S. dollars takes the balance sheet date exchange rates for assets and liabilities, historical rates of exchange for equity, and average exchange rates in the period for revenues and expenses. The effects of foreign currency translation adjustments are included in shareholders’ equity (deficit) as a component of accumulated other comprehensive loss in the accompanying consolidated balance sheets.

E. Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash equivalents, restricted cash, short-term deposits, investment in marketable securities and account receivables. Most of the Company’s cash and cash equivalents and bank deposits are invested with banks in the U.S., Israel and Europe. Management believes that the credit risk with respect to the financial institutions that hold the Company’s cash, cash equivalents and bank deposits is low.

F. Cash, Cash equivalents and restricted cash

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Restricted cash includes cash that is legally restricted as to withdrawal or usage.

G. Short-term deposits

Short-term deposits consist of bank deposits with an original maturity of greater than three months at the date of purchase. Short-term bank deposits are presented at their cost, including accrued interest.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 – Summary of Significant Accounting Policies—(Continued)

H. Marketable securities

Marketable securities consist of commercial paper, corporate bonds, and U.S. government and agency. The Company considers all of its marketable securities as available for use in current operations, including those with maturity dates beyond one year, and therefore classifies these securities within current assets on the consolidated balance sheets. Securities are classified as available for sale and are carried at fair, with the change in unrealized gains and losses, net of tax, reported as a separate component on the consolidated statements of comprehensive loss until realized. Realized gains and losses on sales of marketable securities, are included in financial income (expenses), net. The amortized cost of marketable securities is adjusted for amortization of premium and accretion of discount to maturity, both of which, together with interest, are included in financial income (expenses), net.

The Company’s securities are reviewed for impairment in accordance with ASC Topic 320. If such assets are considered to be impaired, the impairment charge is recognized in earnings when a decline in the fair value of its investments below the cost basis is judged to be Other-Than-Temporary Impairment (OTTI). Factors considered in making such a determination include the duration and severity of the impairment, the reason for the decline in value, the potential recovery period and the Company’s intent to sell, including whether it is more likely than not that the Company will be required to sell the investment before recovery of cost basis. Based on the above factors, the Company concluded that unrealized losses on its available-for-sale securities for the year ended 2022 were not OTTI.

I. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable inputs that are based on inputs not quoted on active markets but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

J. Accounts Receivables, net

Accounts receivables are recorded at the invoiced amount and amounts for which revenue has been recognized but not invoiced, net of allowance for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts.

As of December 31, 2022, and 2021, unbilled accounts receivables of $193 and $215 thousands, respectively, was included in account receivables, net, on the Company’s consolidated balance sheets. The allowance of doubtful accounts was not material for the periods presented.

K. Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation. Maintenance and repair expenses are charged to operation as incurred. Depreciation is calculated on the straight-line method based on the

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 – Summary of Significant Accounting Policies (cont’d)

K. Property and Equipment (cont’d)

estimated useful lives of the assets and commences once the assets are ready for their intended use. Annual rates at depreciation are as follows:

%
Computers and software	33
Office furniture and equipment	7;15
Leasehold improvements	Shorter of remaining lease term or estimated useful life

The Company evaluates the recoverability of property and equipment for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment is not recoverable, the carrying amount of such assets is reduced to fair value. There were no impairment charges to property and equipment during the years presented.

L. Capitalized Software Costs

Costs related to software acquired, developed, or modified solely to meet the Company’s internal requirements, with no substantive plans to market such software at the time of development are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post implementation operational stage are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. Maintenance costs are expensed as incurred. The amount of qualifying costs for capitalization incurred was immaterial for the years presented.

M. Business Combinations

The Company allocates the fair value of consideration transferred in a business combination to the assets acquired and liabilities assumed in the acquired business based on their fair values at the acquisition date. Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred. The excess of the fair value of the consideration transferred over the fair value of the assets acquired, liabilities assumed in the acquired business is recorded as goodwill. Key assumptions include, but are not limited to, future expected cash flows, discount rates and profit margin that management believes a market participant would use in pricing the asset or liability. These assumptions are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which may not be later than one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. The fair value of the consideration transferred may include a combination of cash, equity securities and earn out payments. The Company includes the results of operations of the businesses that it has acquired in its consolidated results prospectively from the respective dates of acquisition.

The Company records obligations in connection with its business combinations at fair value on the acquisition date. Each reporting period thereafter, the Company revalues earn-out payments which are classified as contingent consideration liabilities and records the changes in their fair value in the consolidated statements of operations and comprehensive loss. Changes in the fair value of the obligations in connection with its business

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 – Summary of Significant Accounting Policies (cont’d)

M. Business Combinations (cont’d)

combinations mainly result from the Company’s shares price and sales and profitability targets. These fair value measurements represent Level 3 measurements, as they are based on significant inputs not observable in the market.

N. Goodwill and Intangible Assets, net

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination and is allocated to reporting units expected to benefit from the business combination. Goodwill is not amortized but rather tested for impairment at least annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that goodwill may not be recoverable. A qualitative assessment is performed to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount. If the reporting unit does not pass the qualitative assessment, the carrying amount of the reporting unit, including goodwill, is compared to fair value and goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. Any excess of the carrying value of the goodwill above its fair value is recognized as an impairment loss.

Intangible assets are amortized over the period of estimated benefit and estimated useful lives ranging from two to eight years. The Company reviews the carrying amounts for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

During 2022, as a result of the decline in the quoted share price of the Company, an impairment loss was recognized for the entire goodwill and intangible assets. For information on key assumptions used in calculation of the recoverable amount, see Note 7.

O. Employee Benefit Plans

a)Section 14 of the Israeli Severance Pay Law

Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. The Company has elected to include its employees in Israel under Section 14 of the Severance Pay Law, under which these employees are entitled only to monthly deposits made in their name with insurance companies, at a rate of 8.33% of their monthly salary. These payments release the Company from any future obligation under the Israeli Severance Pay Law to make severance payments in respect of those employees; therefore, any liability for severance pay due to these employees, and the deposits under Section 14 are not recorded as an asset in the consolidated balance sheets.

b)401(k) Savings Plan

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of the annual compensation on a pre-tax basis. Company contributions to the plan may be made as the discretion of the Board of Directors

P. Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 – Summary of Significant Accounting Policies (cont’d)

P. Leases (cont’d)

operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the statements of operations the expenses in a manner similar to prior practice. The Company adopted Topic 842 using the modified retrospective method as of January 1, 2022 and elected the transition option that allows the Company not to restate the comparative periods in the financial statements in the year of adoption.

The Company determines if an arrangement is a lease at inception. The Company currently does not have any finance leases.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. Operating lease ROU assets include any prepaid lease payments.

Certain lease agreements in Israel include rental payments adjusted periodically for the Israeli consumer price index (“CPI”). The ROU and lease liability were calculated using the initial CPI and are not subsequently adjusted. For short-term leases with a term of 12 months or less, operating lease ROU assets and liabilities are not recognized and the Company records lease payments in the Consolidated Statements of Operations on a straight-line basis over the lease term.

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the interest rate implicit in the Company’s leases is not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The Company’s lease terms may include options to extend or terminate the lease. These options are reflected in the ROU asset and lease liability when it is reasonably certain that the Company will exercise the option. Operating lease expense is recognized on a straight-line basis over the lease term.

The adoption of the standard resulted in the recognition of right of use (“ROU”) assets and lease liabilities of approximately $1.8 million, on January 1, 2022, for the headquarters in Israel.

Q. Revenue Recognition

Revenues are recognized when control of services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The revenue comprised mainly of subscription fees from customers accessing the Company’s enterprise cloud computing services (“SaaS subscriptions”).

In addition, the Company provides customization, research, and analytical services to its customers, such professional services revenues are recognized as services are delivered.

The Company determines revenue recognition through the following five-step framework:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 – Summary of Significant Accounting Policies (cont’d)

Q. Revenue Recognition (cont’d)

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the services either on their own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract.

The Company enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The Company evaluates the terms and conditions included within the customer’s contracts to ensure appropriate revenue recognition, including whether products and services are considered distinct performance obligations that should be accounted for separately versus together. For contracts with multiple performance obligations, the transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determine standalone selling price by considering the historical selling price of these performance obligations in similar transactions as the well as other factors, including, but not limited to, competitive pricing of similar products, other software vendor pricing, industry publications and current pricing practices.

The Company’s SaaS subscriptions revenues consist primarily of fees to provide the Company’s customers access to its cloud-based platform, which includes routine customer support. Subscription service contracts do not provide customers with the right to take possession of the software, are cancelable, and do not contain general rights of return. The Company recognizes subscription revenues ratably over the contract term beginning on the commencement date of each contract, which is the date the Company makes the services available to the customers.

Subscription contracts typically have a term of up to three years and are based on fixed-fee and/or a pay per use basis. Certain pay per use contract includes minimum monthly or annual fees. For fixed-fee basis contracts, invoicing occurring in quarterly or monthly installments at the end of each period. Fixed or substantive minimum fees are recognized ratably over the term of the arrangement beginning on the date that the service is made available to the customer. For pay per use basis contracts, the Company applies the ‘as-invoiced’ practical expedient and recognizes revenue in the amount which is equivalent to the service rendered each month. Invoicing is normally done monthly at the end of each month.

Contract assets consist of unbilled accounts receivable, which occur when a right to consideration for the Company’s performance under the customer contract occurs before invoicing to the customer. The amount of unbilled accounts receivable included within accounts receivable, net, on the consolidated balance sheets.

Contract liabilities consist of deferred revenue. Revenue is deferred when the Company invoices in advance of performance under a contract. To the extent the Company bill customers in advance of the billing period commencement date, the trade receivable and corresponding deferred revenue amounts are netted to zero on the Company’s consolidated balance sheets, unless such amounts have been paid as of the balance sheet date. The current portion of the deferred revenue balance is recognized as revenue during the 12-month period after the balance sheet date.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 – Summary of Significant Accounting Policies (cont’d)

Q. Revenue Recognition (cont’d)

Contract Balances

Of the $216 thousand of deferred revenue recorded as of December 31, 2022, the Company expects to recognize 100% as revenue during the year ended December 31, 2023.

Cost to Obtain a Contract

The Company capitalizes certain sales commissions as costs of obtaining a contract when they are incremental and if they are expected to be recovered. These costs are subsequently amortized consistently with the pattern of revenue recognition from contracts for which the commissions relate, over an estimated period of benefit. Deferred commission costs capitalized are periodically reviewed for impairment. There were no impairment losses recorded during the periods presented. For costs that the Company would have capitalized and amortized over one year or less, the Company has elected to apply the practical expedient and expense these costs as incurred. Amortization expense of these costs are included in selling and marketing expenses.

As of December 31, 2022, the amount of deferred commissions was $273 and is included in other receivables and prepaid expenses and other long-term assets on the consolidated balance sheets. As of December 31, 2021, incremental costs of obtaining a contract that are eligible to capitalization, were immaterial.

R. Cost of Services

Cost of services consists primarily of expenses related to purchasing of data from data suppliers, amounts paid to data suppliers under revenue sharing or fixed price arrangements, software licenses, and personnel-related costs associated with customer support and professional services, including salaries and benefits.

S. Cloud infrastructure

Third-party cloud infrastructure expenses incurred in connection with the Company’s customers’ use of the Company’s platform and the maintenance of the Company’s platform on public clouds, such as cloud computing or other hosting and data storage including different regional deployments. In addition, cloud infrastructure also includes the third-party cloud infrastructure expenses incurred with internal research and development use.

T. Research and Development

Research and development costs include personnel-related expenses associated with the Company’s engineering personnel responsible for the design, development and testing of its products, cost of development environments and tools, and allocated overhead. Research and development costs are expensed as incurred.

U. Share Based Compensation

Share based compensation expense related to share-based awards is recognized based on the fair value of the awards granted and recognized as an expense on a straight-line basis over the requisite service period for share options and restricted share units (“RSUs”). The Company measures compensation expense for options based on estimated fair values on the date of grant using the Black-Scholes option pricing model. This option pricing model requires estimates as to the option’s expected term and the price volatility of the underlying stock. The fair value of each RSU award is based on the fair value of the underlying ordinary shares on the grant date.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 – Summary of Significant Accounting Policies (cont’d)

U. Share Based Compensation (cont’d)

The Company records forfeitures for share-based awards and RSUs as they occur. If an employee forfeits an award because he fails to complete the requisite service period, the Company will reverse the compensation cost previously recognized in the period the award is forfeited.

V. Income Taxes

The Company is subject to income taxes in Israel, the U.S., and other foreign jurisdictions. These foreign jurisdictions may have different statutory tax rates than in Israel. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis as well as for operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount more likely than not to be realized. The Company recognizes income tax benefits from tax positions only if it believes that it is more likely than not that the tax position will be sustained upon examination. The tax benefits recognized are measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement.

W. Net Loss Per Share

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

X. Recently Adopted Accounting Pronouncements

As an “Emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 – Summary of Significant Accounting Policies (cont’d)

X. Recently Adopted Accounting Pronouncements (cont’d)

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires lessees to put all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. The Company adopted this guidance and the related amendments on January 1, 2022. See Notes 2P and 8.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740). The new guidance simplifies the accounting for income taxes by removing certain exceptions to the general principles and simplification of areas such as franchise taxes, step-up in tax basis goodwill, separate entity financial statements and interim recognition of enactment of tax laws or rate changes. The Company adopted the guidance effective January 1, 2022, with no material impact on its consolidated financial statements.

Y. Recently Issued Accounting Pronouncements

In June 2016, the FASB issued an ASU 2016-13, Topic 326, that supersedes the existing impairment model for most financial assets to a current expected credit loss model. The new guidance requires an entity to recognize an impairment allowance equal to its current estimate of all contractual cash flows the entity does not expect to collect. The guidance will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022, with early adoption permitted. The Company is in the process of evaluating the effects of this standard on it the consolidated financial statements.

Note 3 – Business Combinations

Neura acquisition

On October 4, 2021, the Company acquired 100% of the share capital of Neura Inc. (“Neura”), a privately held company in the United States, which develops an artificial Intelligence (AI) platform that transforms behavioral data into actionable insights (“MI services”).

The total purchase consideration transferred for the Neura acquisition was $46.8 million:

(a)	$13.0 million in cash.

(b)	$33.8 million in equity for the fair value of 443,894 shares of the Company’s ordinary shares issued.

The following table summarizes the fair value of assets acquired and liabilities assumed as of the date of acquisition:

Fair Value
USD thousands
Net tangible assets and liabilities assumed (current and non-current)	(205)
Technology	10,021
Goodwill	37,000

Net assets acquired	46,816

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 3 – Business Combinations (cont’d)

Neura acquisition (cont’d)

Goodwill is primarily attributable to expected synergies arising from technology integration and expanded product availability to the Company’s existing and new customers. Goodwill is not deductible for income tax purpose.

The identified intangible asset acquired was developed technology in the amount of $10.0 million with an estimated useful life of 6 years.

The Floow acquisition

On April 14, 2022, the Company acquired 100% of the share capital of The Floow Limited (“The Floow”), a privately held company in the United Kingdom, a SaaS provider of connected insurance technology for major carriers globally.

The total purchase consideration transferred for The Floow acquisition was $31.4 million:

(a)	$10.8 million in cash

(b)	$10.7 million in equity for the fair value of 424,242 shares of the Company’s ordinary shares issued.

(c)

Contingent consideration of up to $12 million in cash and up to 436,364 of the Company’s ordinary shares, based on performance condition, which was evaluated as of the acquisition date, at a fair value of the amount of $9.9 million.

The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as of the date of acquisition:

	Fair Value	Useful life
	USD thousand	In years
Net tangible assets and liabilities assumed (current and non-current)	(1,355)
Customer Relationships	9,454	8
Technology	7,881	5
Trademark	435	2
Goodwill	14,934

	31,349

Goodwill is primarily attributable to expected synergies arising from customer relationships, the expanded product availability to the Company’s existing and new customers, technology integration, and trademark, and the benefits from combining the activity of the acquired entity with the Company. Goodwill is not deductible for income tax purposes.

Contingent Consideration

As part of the purchase agreement of The Floow, the Company is obligated to pay additional consideration to the former shareholders of The Floow, contingent upon achievement of certain future revenue over a period of

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 3 – Business Combinations (cont’d)

The Floow acquisition (cont’d)

24 months following July 1, 2022, the additional consideration of up to $12.0 million in cash and up to 436,364 of the Company’s ordinary shares will be paid in 2 tranches every 12 months. In the event of a change of control of the Company, certain acceleration conditions may be triggered.

As of acquisition, the Company evaluated the contingent consideration liability related to the earnout provision in the amount of $9.9 thousand, which is reported in Current and Non-current contingent consideration in the accompanying consolidated balance sheets. The Company used a probability-weighted future cash flows approach to estimate the contingent consideration. The amount accrued was discounted to include the present value of the liability. Refer also to Note 5 in respect of subsequent measurement of the contingent consideration.

Pro Forma on acquisitions

The following unaudited pro forma financial information summarizes the combined results of operations for the Company, Neura and The Floow, as if the acquisitions had been completed on January 1, 2021. The unaudited pro forma financial information was as follows:

	Year Ended December 31 2022	Year Ended December 31 2021
	USD thousands	USD thousands
Revenue	8,591	10,109
Net loss	(121,462)	(40,063)

The pro forma financial information for all periods presented above has been calculated after adjusting the results of Neura and The Floow to reflect the business combination accounting effects resulting from these acquisitions, including the amortization expense from acquired intangible assets, impairment of goodwill and intangible assets, and the share-based compensation expenses for unvested share options. The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are directly attributable to the business combination and factually supportable. The pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of 2021.

Note 4 – Segments and Entity-Wide Disclosure

Otonomo operates its business and reports its financial results in two segments:

(a)

Connected Vehicles – connected vehicle data platform, which provides customers access to vehicle data and other value-added services (“Connected Vehicle”), complemented by Mobility Intelligence platform (“MI services”).

(b)	Insurance related Services – connected insurance technology to insurance carriers, comprised of The Floow acquired activity.

The chief operating decision maker (“CODM”) reviews financial information prepared on a consolidated basis, accompanied by disaggregated information about revenues and contributed profit by the two identified reportable segments, to make decisions about resources to be allocated to the segments and assess their performance.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 4 – Segments and Entity-Wide Disclosure (cont’d)

In 2021, prior to the The Floow acquisition, Otonomo operated in one operating and reportable segment, the Connected Vehicles segment, therefore corresponding information for earlier periods is not applicable.

Otonomo’s CODM does not regularly review asset information by reportable segment and, therefore, Otonomo does not report asset information by reportable segment.

Segment loss is comprised of operating loss and does not include amortization, depreciation and certain other items.

A. Segment information

	Year ended December 31 2022
	Connected Vehicles	Insurance related Services	Total
	USD thousands	USD thousands	USD thousands
Revenues	3,078	3,914	6,992
Segment loss	(51,326)	(6,463)	(57,789)

Amounts not allocated to segments:
Depreciation and amortization			(2,749)
Contingent consideration income			8,954
Impairment of goodwill			(49,686)
Impairment of intangible assets			(22,355)
Share-based compensation			(9,756)

Operating loss			(133,381)
Financial income, net			2,455

Loss before income taxes			(130,926)

B. Revenue by geographical region of the Company’s customers

	Year ended December 31 2022	Year ended December 31 2021	Year ended December 31 2020
	USD thousands	USD thousands	USD thousands
Americas	3,283	176	43
APAC	188	329	164
EMEA	3,521	1,218	187

Total revenues	6,992	1,723	394

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 4 – Segments and Entity-Wide Disclosure (cont’d)

C. Property and equipment, net, and operating lease right-of-use assets, by geographic region

	December 31 2022	December 31 2021
	USD thousands	USD thousands
United States	30	9
Israel	1,878	716
Europe	1,175	—

Total operating lease right-of-use assets, property and equipment, net	3,083	725

D. Number of customers accounted for over 10% of the revenues

For the year ended December 31, 2022, the Company had two customers that accounted for 12% and 16% respectively, of its revenues. For the year ended December 31, 2021, the Company had three customers that accounted for 13%, 14% and 28%, respectively, of its revenues.

For the year ended December 31, 2020, the Company had two customers that accounted for 12% and 30%, respectively, of its revenues.

Note 5 – Fair Value Measurement

The Company’s financial assets and liabilities measured at fair value on a recurring basis, consisted of the following types of instruments, and classified in the tables below in one of the three categories described in note 2.I.:

	December 31, 2022			December 31, 2021
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	USD thousands
Money Market funds (1)	447	—	—	—	—	—
U.S. Treasury securities (1)	4,197	—	—	—	—	—
Corporate bonds (1)	—	32,516	—	—	—	—
Commercial papers (1)	—	7,030	—	—	—	—
U.S. government agency securities (1)	—	9,399	—	—	—	—
Foreign bonds (1)	—	1,700	—	—	—	—
Contingent consideration (2)	—	—	(911)	—	—	—
Warrants for ordinary shares (3)	—	—	(155)	—	—	(1,924)

	4,644	50,645	(1,066)	—	—	(1,924)

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 5 – Fair Value Measurement (cont’d)

(1)	The following tables summarize the composition of marketable securities as of December 31, 2022:

	December 31, 2022
	Amortized Cost	Unrealized Gain/Losses	Fair Value
	USD thousands
Money market funds	447	—	447
Available-for-sale debt securities
Corporate bonds	32,562	(46)	32,516
Commercial papers	7,030	—	7,030
U.S. government agency securities	9,411	(12)	9,399
U.S. Treasury securities	4,198	(1)	4,197
Foreign bonds	1,700	—	1,700

Total	54,901	(59)	54,842

	55,348	(59)	55,289

Accrued interest in an amount of $298 thousands is included in marketable securities on the consolidated balance sheets as of December 31, 2022.

The following table summarizes the fair value and amortized cost of the available-for-sale debt securities by contractual maturity as of December 31, 2022:

	December 31, 2022
	Amortized Cost	Fair Value
	USD thousands
Due within one year	44,596	44,556
Due after one year through two years	10,305	10,286

Total	54,901	54,842

(2)	Contingent consideration represents liabilities recorded at fair value in connection with acquisitions, and thus represents a Level 3 measurement within the fair value hierarchy.

The following table sets forth a summary of the changes in the fair value of the contingent consideration:

USD thousands
Fair value as of January 1, 2022	—
Current year acquisitions, see note 3	9,865
Change in fair value	(8,954)

Fair value as of December 31, 2022	911

As of December 31, 2022, the Company evaluated the contingent consideration based on updated revenue growth assumptions, including the decline in the Company’s ordinary shares fair value, resulting with a decrease in the liability for contingent consideration of $8,954 thousands during 2022.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 5 – Fair Value Measurement (cont’d)

(3)

In connection with the Recapitalization, on August 13, 2021, the Company issued 5,200,000 private warrants. Each warrant is exercisable for one fifteenth (1/15th) of one Ordinary Share. The warrants were classified as a liability measured at fair value, with changes in fair value each period reported in the consolidated statements of operations. See note 11.

Other financial instruments consist mainly of cash and cash equivalents, deposits, receivables, and accounts payable. The fair value of these financial instruments approximates their carrying values.

Note 6 – Property and Equipment, net

Property and equipment consist of the following:

	December 31 2022	December 31 2021
	USD thousands	USD thousands
Computer and software	839	498
Office furniture and equipment	513	376
Leasehold improvements	426	359

	1,778	1,233
Less - accumulated depreciation	(735)	(508)

Property and equipment, net	1,043	725

Depreciation expenses were $259 thousand, $132 thousand and $147 thousand for the years ended December 31, 2022, 2021, and 2020 respectively.

Note 7 – Goodwill and Intangible Assets, net

During the year ended December 31, 2022, the Company’s quoted share price declined significantly, the decrease in the Company’s market capitalization and lower than expected growth rate in each of the two reporting units were considered by management as indicators of potential impairment which required an impairment analysis. The analysis included revised revenue growth assumptions, operating profit margins and a revised cash flow projection, together with a reconciliation of the fair value of each of the reporting units to the Company’s market capitalization as of the day of the analysis. As a result, the Company recorded in 2022 goodwill impairment charges of $49.7 million, and intangibles impairment charges of $22.4 million, writing-off of the entire goodwill and the entire net intangibles assets as of the date of the analysis.

Changes in the carrying amount of the Company’s goodwill for the years ended December 31, 2022, and 2021 were as follows:

	2022	2021
	USD thousands	USD thousands
Balance on January 1,	37,000	—
Goodwill acquired	14,934	37,000
Currency translation adjustments	(2,248)	—
Impairment	(49,686)	—

Balance on December 31,	—	37,000

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 7 – Goodwill and Intangible Assets, net (cont’d)

Changes in the carrying amount of the Company’s other intangible assets, net for the years ended December 31, 2022, and 2021 were as follows:

	2022	2021
	USD thousands	USD thousands
Balance on January 1,	9,621	—
Assets acquired:
Technology	7,881	10,021
Customer Relationships	9,454	—
Trademark	435	—
Amortization	(2,490)	(400)
Currency translation adjustments	(2,546)	—
Impairment	(22,355)	—

Balance on December 31,	—	9,621

Note 8 – Operating Lease

The Company leases its headquarters in Israel. The lease agreement expired in December 2022, and contains a renewal option of 2 years, which was reasonably certain to be exercised and therefore are factored into our determination of lease payments. In Addition, the Company acquired operating lease right-of-use assets and liabilities in Sheffield, UK, through the recent business combination of The Floow, which their lease agreements will expire in September 2027 and December 2029.

The Company’s operating lease expenses are recognized on a straight-line basis. Operating lease cost for the twelve months ended December 31, 2022 were as follows:

December 31 2022
USD thousand
Operating lease cost:
Fixed payments and variable payments that depend on an index or rate	1,000

1,000

Cash flow and other information related to operating leases were as follows:

December 31 2022
USD thousand
Cash paid for amounts included in the measurement of lease liabilities	904
Right-of-use assets obtained in exchange for new operating lease liabilities	2,040

December 31 2022
Weighted-average remaining lease term of operating leases	3.71 years
Weighted average discount rate of operating leases	3.10%

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 8 – Operating Lease (cont’d)

Maturities of operating lease liabilities were as follows:

USD thousand
2023	742
2024	742
2025	183
2026	183
Thereafter	259

Total undiscounted minimum lease payments	2,109
Less: Imputed interest	(155)

1,954

Note 9 – Other Payables and Accrued Expenses

	December 31 2022	December 31 2021
	USD thousands	USD thousands
Employees and related institutions	6,363	4,973
Vacation and convalescence	1,127	1,246
Accrued expenses and other	3,070	1,819
Government institutions	398	367

	10,958	8,405

Note 10 – Commitments and Contingencies

The Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims in the ordinary course of business. The Company investigates these claims as they arise. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, if determined adversely to the Company, would individually or taken together, have a material adverse effect on its business, financial position, results of operations, or cash flows.

Note 11 – Equity

A. Recapitalization and Subscription Agreements

On August 13, 2021 (the “Closing Date”), the Company merged with SWAG. On the Closing Date, the following transactions occurred pursuant to the terms of the Merger, Subscription and Share Purchase agreements:

1)

Merger Sub merged with and into SWAG, with SWAG surviving the merger. As a result of the Merger, and simultaneously with the other transactions mentioned above, SWAG became a wholly owned subsidiary of the Company, with the securityholders of SWAG becoming securityholders of the Company.

2)	Each outstanding Preferred Share of the Company was converted into one Ordinary Share.

3)

After giving effect to the redemption of approximately $59,863 thousand of SWAG’s Class A Stock, the remaining securityholders of SWAG were issued an aggregate of 1,038,432 of the Company’s ordinary shares for gross proceeds of $112,646 thousand.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 – Equity (cont’d)

A. Recapitalization and Subscription Agreements (cont’d)

4)	In accordance with the terms of the Subscription Agreements, the PIPE Investors were issued an aggregate of 950,000 the Company’s ordinary shares for gross proceeds of $142,500 thousand.

5)

In accordance with the terms of the Share Purchase Agreement, the Secondary PIPE Investors purchased 200,000 of the Company’s ordinary shares from the Secondary Selling Shareholders at a purchase price of $150.00 per share, for an aggregate purchase price of $30,000 thousand.

6)

The Company effected a share split of each ordinary share into such number of ordinary shares, such that each ordinary share has a value of $150.00 per share after giving effect to such share split. As of the Closing Date, the share split calculated ratio was 1:0.3129. As a result, all ordinary share, redeemable convertible preferred shares, options for ordinary shares, exercise price and net loss per share amounts were adjusted retroactively for all periods.

In addition, upon the closing of the Recapitalization, 8,625,000 public warrants and 5,200,000 private warrants, that were both issued by SWAG prior to the Transaction, were outstanding to purchase Company Ordinary Shares.

Each warrant entitles the holder to purchase one fifteenth (1/15th) of one Company Ordinary Share at a price of $172.50 per share, subject to adjustments. The warrants are exercisable at any time commencing 30 days after the completion of the Recapitalization and expire five years after the Closing Date or earlier upon redemption or liquidation. The Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant at any time after they become exercisable, provided that the last sale price of the Company Ordinary Shares equals or exceeds $270 per share, subject to adjustments, for any 20-trading days within a 30-trading day period ending three business days prior to the date on which the Company sends the notice of redemption to the warrant holders. The private warrants have similar terms as the public warrants, except that the private warrants may be exercised on a cashless basis at the holder’s option and the private warrants will not be redeemed by the Company as long as they are held by the initial purchasers or their permitted transferees, but once they are transferred, they have the same rights as the public warrants. The public warrants were classified as a component of permanent equity and the private warrants were classified as a liability measured at fair value pursuant to ASC 480 “Distinguishing Liabilities from Equity” and ASC 815 “Derivatives and Hedging”.

B. Ordinary shares

Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of shares outstanding.

C. Redeemable Convertible Preferred Seed, A, B, C and C-1 Shares

Upon the consummation of the recapitalization transaction, all redeemable convertible preferred shares outstanding, totaling 4,273,724 shares, were automatically converted into an equivalent number of ordinary shares on a one-to-one basis and their carrying value of $88,598 thousand was reclassified into shareholders’ equity.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 – Equity (cont’d)

D. Warrants for redeemable convertible preferred shares

On February 16, 2020, the Company signed an investment agreement for a total consideration of $20,000 thousand, issuing a total of 314,521 redeemable convertible preferred C shares together with 78,630 warrants (“Warrants”). Each warrant was exercisable to one redeemable convertible preferred C Share with an exercise price of $0.0001 per warrant. On June 15, 2021, the warrants were converted to 78,630 redeemable convertible preferred C shares.

As the deemed liquidation preference provisions of the Redeemable Convertible Preferred C Shares were considered contingent redemption provisions that are not solely within the Company’s control, the Warrants had been presented as a liability, with a mark-to-market adjustment related to value of the Warrants being charged to the consolidated statements of operations as part of the financial income (expenses), net, every period. For the years ended December 31, 2021 and 2020, the Company recorded a financial expense of $3,165 thousand and $3,271 thousand relating to the warrant’s fair value increased in the periods, respectively.

The exercise price of each Warrant was $0.0001 and therefore, the fair value of each Warrant is approximately equaled to the fair value of the underlined Redeemable Convertible Preferred C Share.

E. Warrants for ordinary shares

In connection with the Recapitalization, on August 13, 2021, the Company issued 13,825,000 warrants to purchase an aggregate of up to 921,667 Company Ordinary Shares, of which 5,200,000 are private warrants. Each warrant is exercisable for one fifteen (1/15th) of one Ordinary Share. The private warrants include provisions for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. Because the holder of the warrant is not an input into the pricing of a fixed-for-fixed option on equity shares, such a provision precludes the warrants from being indexed to the Company’s share, and thus the warrants were classified as a liability measured at fair value, with changes in fair value each period reported in the consolidated statements of operations. The Company measures the fair value of the private warrants using the Black and Scholes option pricing model. The fair value of the private warrants is considered a Level 3 fair value pursuant to ASC 820 “Fair Value” since valuation technique includes unobservable inputs.

The Black-Scholes assumptions used to value the private warrants are as follows:

	December 31 2022	December 31 2021
Volatility	89.1%	41.0%
Risk-free interest rate	4.1%	1.2%
Expected dividends	0.0%	0.0%
Expected life (in years)	3.62	4.6

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 – Equity (cont’d)

E. Warrants for ordinary shares (cont’d)

For the year ended December 31, 2022, and 2021, the Company recognized a financial income of $1,769 thousand and $8,424 thousand, respectively, to the consolidated statements of operations as part of the financial income (expenses), net, relating to the warrant’s fair value decreased in the period.

	December 31 2022	December 31 2021
Value of warrant per share	$0.45	$5.55
Number of ordinary shares issuable upon exercise of warrants	346,667	346,667
Fair value of warrant liability (in USD thousand)	$155	$1,924

F. Share Based Compensation

In February 2016, the Company adopted the 2016 Share Incentive Plan (the “2016 Plan”) for employees and consultants. Under the 2016 Plan, the Board of Directors (the “Board”) has the authority to grant share options to employees and consultants of the Company under varying Israel tax regimes or any other tax ruling provided by the tax authorities to the Company, as well as with respect to non-Israeli residents pursuant to the applicable law in their respective country of residence. Each option entitles the holder to purchase one ordinary share with no par value. On December 25, 2016, the Company adopted the 2016 U.S. Sub Plan, designated for U.S. persons.

In April 2021, the Company adopted the 2021 Share Incentive Plan (the “2021 Plan”). Following the effectiveness of the 2021 Plan, the Company will no longer grant any awards under the 2016 Plan, though previously granted options under the 2016 Plan remain outstanding and governed by the 2016 Plan. The 2021 Plan provides for the grant of share options and restricted share units.

The awards have varying terms, but generally vest over four years. Share options expire 10 years after the date of grant. The Company issues new ordinary shares upon exercise of share options.

Share Options

A summary of the stock option activity for the year ended December 31, 2022, is as follows:

	Number of Options	Weighted average exercise price
Outstanding - January 1, 2021	611,130
Granted	50,332	$6.00
Forfeited	(6,475)	$9.30
Exercised	(15,567)	$2.70

Outstanding - December 31, 2021	639,420	$9.75
Forfeited	(42,596)	$16.65
Exercised	(61,087)	$2.25

Outstanding - December 31, 2022	535,737	$10.05

Exercisable at end of period	486,900	$3.90

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 – Equity (cont’d)

Share Options (cont’d)

The following table summarizes information about stock options outstanding at December 31, 2022:

	Options outstanding		Option exercisable
Exercise price	Number outstanding at December 31, 2022	Weighted average remaining contractual life (in years)	Number exercisable at December 31, 2022
$ 138.45	28,966	8.62	5,764
$ 16.65	13,276	7.07	10,146
$ 13.95	189	7.36	118
$ 9.60	58,850	7.54	37,019
$ 9.30	15,057	6.11	14,454
$ 7.05	3,196	5.09	3,196
$ 2.10	66,782	4.01	66,782
$ 1.05	33,489	5.04	33,489
$ 0.90	315,932	3.64	315,932

	535,737		486,900

The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions. No options were granted during 2022.

The Black-Scholes assumptions used to value the employee options at the grant dates during 2021 and 2020 were as follows:

	Year ended December 31 2021	Year ended December 31 2020
Volatility	40.6%-45.6%	38.3%-41.1%
Risk-free interest rate	0.6%-1.4%	0.4%-1.6%
Expected dividends	0.0%	0.0%
Expected life (in years)	5.8-6.1	5.5-6.1

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 – Equity (cont’d)

Restricted Share Units (“RSU”)

A summary of RSU activity and related information under the Company’s equity incentive plan and the RSU award is as follows:

	Number of RSUs	Weighted Average grant date fair value
Balance at January 1, 2021	—
Granted	268,769	$0.35
Vested	(6,560)	$0.51
Forfeited	(6,284)	$0.37

Balance at December 31, 2021	255,925	$0.34
Granted	710,850	$0.07
Vested	(145,911)	$0.23
Forfeited	(116,513)	$0.26

Balance at December 31, 2022	704,351	$0.11

Share-Based Compensation Expenses

The share-based compensation expenses by line item in the accompanying Consolidated Statements of Operations is summarized as follows:

	Year Ended December 31 2022	Year Ended December 31 2021	Year Ended December 31 2020
	USD thousands	USD thousands	USD thousands
Cost of Service	73	—	—
Research and development	2,105	1,103	771
Sales and marketing	3,025	737	406
General and administrative	4,553	1,767	263

	9,756	3,607	1,440

The total unrecognized share-based compensation cost as of December 31, 2022, was $20.2 million, which will be recognized over a weighted-average period of 1.45 years. Subsequent to the balance sheet date, a significant portion of the share-based awards and RSUs were forfeited as result of the employment termination of employees. The Company accounts for forfeitures when the employee leaves the Company.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 – Equity (cont’d)

G. Accumulated other comprehensive loss

The following tables present the changes in the components of accumulated other comprehensive loss, net of taxes, for the year ended December 31, 2022:

	Unrealized losses on available- for-sale marketable securities, net	Foreign currency translation adjustments	Total
	USD thousands
Balance as of January 1, 2022	—	—	—
Other comprehensive loss before reclassifications	59	4,791	4,850
Amounts reclassified from accumulated other comprehensive loss	—	—	—

Other comprehensive loss, net of tax	59	4,791	4,850

Balance as of December 31, 2022	59	4,791	4,850

During the years ended and as of December 31, 2021 and 2020, the Company did not have accumulated other comprehensive loss.

Note 12 – Income Taxes

A. Income tax rate

•	The corporate tax rate in Israel relevant to the Company is 23%.

•	The corporate tax rate in the UK relevant to the Company’s subsidiary is 19%.

•	The Company’s subsidiaries are separately taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 12 – Income Taxes (cont’d)

B. Deferred taxes

The following table presents the significant components of the Company’s deferred tax assets and liabilities:

	December 31 2022	December 31 2021
	USD thousands	USD thousands
Deferred tax assets:
Operating loss and tax credit carryforwards	51,675	30,882
Capitalized research and development expenses	2,098	2,061
Share based compensation	2,070	1,125
Accrued expenses and other items	244	596

Deferred tax assets	56,087	34,664
Valuation allowance	(55,929)	(32,408)

Deferred tax assets, net of valuation allowance	158	2,256

Deferred tax liabilities:
Intangible assets	—	(2,198)
Other items	(69)	—

Deferred tax liabilities	(69)	(2,198)

Net deferred taxes	89	58

The Company’s deferred tax assets and liabilities are included within other long-term assets and other non-current liabilities, respectively, on the consolidated balance sheets.

Based on the available evidence, management believes that it is more likely than not that certain of its deferred tax assets relating to net operating loss carryforwards and other temporary differences will not be realized and accordingly, a valuation allowance has been recognized.

C. Income tax expense

The components of the loss before income tax expense were as follows:

	Year ended December 31 2022	Year ended December 31 2021	Year ended December 31 2020
	USD thousands	USD thousands	USD thousands
Israel	(35,706)	(27,301)	(20,004)
Foreign	(95,220)	(3,411)	39

Total	(130,926)	(30,712)	(19,965)

Income tax expense was as follows:
Current:
Israel	133	87	—
Foreign	44	146	73

Total current tax expense	177	233	73

Deferred:
Foreign	(31)	(11)	3

Total deferred tax expense (benefit)	(31)	(11)	3

Total income tax expense	146	222	76

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 12 – Income Taxes (cont’d)

D. Reconciliation

A reconciliation of the amount of income tax benefit that would result from applying the Israeli statutory income tax rate to reported income tax expense is as follows:

	Year ended December 31 2022	Year ended December 31 2021	Year ended December 31 2020
	USD thousands	USD thousands	USD thousands
Loss before income tax expense as reported in the consolidated statements of operations	(130,926)	(30,712)	(19,965)
Statutory income tax rate	23%	23%	23%

Theoretical income tax benefit	(30,113)	(7,063)	(4,592)
Foreign tax rate differentials	2,599	69	1
Non-deductible share-based compensation	1,939	837	288
Revaluation of warrants	(407)	(1,210)	752
Goodwill impairment	10,176	—	—
Contingent consideration income	(2,059)	—	—
Currency transactions gain	—	(1,069)	(1,602)
Change in valuation allowance	18,066	8,688	5,256
Other differences, net	(55)	(30)	(27)

Reported income tax expense	146	222	76

E. Operating loss carryforwards

As of December 31, 2022, the Company has net operating loss carryforwards in Israel of approximately $156 million that carry forward indefinitely.

As of December 31, 2022, the Company’s subsidiaries have net operating loss carryforwards in the US of approximately $54.5 million and in the UK of approximately $22.5 million.

If not utilized, approximately $14 million of federal and state net operating loss carryforwards in the US will expire between the years ended 2033 and 2037. The U.S. subsidiaries’s utilization of federal net operating losses is subject to an annual limitation due to a “change in ownership,” as defined in Section 382 of the Code. The annual limitation may result in the expiration of net operating losses before utilization.

F. Accounting for uncertainty in income taxes

The Company has reviewed the tax positions taken, or to be taken, in its tax returns for all tax years currently open to examination by a taxing authority. As of December 31, 2022 and 2021, the Company has not recorded any material uncertain tax position liability.

G. Income tax assessments

The Company has final tax assessments for all years up to and including the tax year ended December 31, 2017.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 13 – Net Loss Per Share Attributable to Ordinary Shareholders

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Year ended December 31 2022	Year ended December 31 2021	Year ended December 31 2020
	In USD thousands, except share data
Numerator:
Net loss	(131,072)	(30,934)	(20,041)

Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	9,224,186	4,614,860	2,044,951

Net loss per share attributable to ordinary shareholders, basic and diluted	(14.21)	(6.70)	(9.80)

Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. All of the Company’s outstanding stock options and RSUs, as well as the warrants and convertible redeemable preferred shares were excluded in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Note 14 – Subsequent Events

A. Merger agreement

See note 1 regarding the agreement signed on February 9, 2023, between the Company and Urgently.

B. Notification of Noncompliance

Effective as of January 9, 2023, the Company moved the listing of its ordinary shares from the Nasdaq Global Market to the Nasdaq Capital Market and requested from Nasdaq an additional 180-day compliance period to meet the minimum bid price. On February 21, 2023, Nasdaq notified the Company that it had determined Otonomo was eligible for an additional 180-calendar day period, or until August 21, 2023, to regain compliance from the Listing Qualifications Department of Nasdaq, especially the minimum bid price requirement under the Nasdaq Listing Rules. On August 3, 2023 the Company executed a reverse share split, which enabled the Company to regain compliance with the minimum bid price requirement in Nasdaq Listing Rule 5450(a)(1). Please refer to note 1, relating to the Reverse Split.

Otonomo Technologies Ltd.

Index to Interim Condensed Consolidated Financial Statements as of June 30, 2023 (Unaudited)

Otonomo Technologies Ltd.

Interim Unaudited Condensed Consolidated Balance Sheets

(in USD thousands, except share and per share data)

	June 30 2023	December 31 2022
	Unaudited	Audited
Assets
Current assets
Cash and cash equivalents	19,867	22,448
Short-term restricted cash	298	346
Short-term deposits	42,309	62,262
Marketable securities	56,733	55,587
Trade receivables, net	865	1,271
Other receivables and prepaid expenses	1,166	3,043

Total current assets	121,238	144,957

Non-current assets
Other long-term assets	432	606
Property and equipment, net	838	1,043
Operating lease right-of-use assets, net	1,628	2,040

Total non-current assets	2,898	3,689

Total assets	124,136	148,646

Liabilities and Shareholders’ Equity
Current liabilities
Account payables	827	1,020
Other payables and accrued expenses	5,246	10,958
Deferred revenue	232	216
Current portion of operating lease liabilities	642	729
Current portion of contingent consideration	2,972	165

Total current liabilities	9,919	13,088

Non-Current liabilities
Warrants for ordinary shares	104	155
Operating lease liabilities, less current portion	852	1,225
Contingent consideration, less current portion	—	746
Other non-current liabilities	—	4

Total non-current liabilities	956	2,130

Total liabilities	10,875	15,218

Shareholders’ equity:
Ordinary shares, no par value; 30,000,000 shares authorized as of June 30, 2023, and December 31, 2022; 9,650,266 and 9,458,682 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively;	—	—
Additional paid-in capital	373,658	370,412
Accumulated other comprehensive loss	(5,466)	(4,850)
Accumulated deficit	(254,931)	(232,134)

Total shareholders’ equity	113,261	133,428

Total liabilities and Shareholders’ Equity	124,136	148,646

The accompanying notes are an integral part of the interim unaudited condensed consolidated financial statements.

Otonomo Technologies Ltd.

Interim Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in USD thousands, except share and per share data)

	Six-month period ended June 30 2023	Six-month period ended June 30 2022
Revenues	3,465	2,951

Costs and operating expenses:
Cost of services	1,644	1,341
Cloud infrastructure	1,289	2,492
Research and development	6,205	10,656
Sales and marketing	6,512	10,503
General and administrative	10,908	11,072
Depreciation and amortization	148	1,728
Contingent consideration expense (income)	2,061	(1,541)
Impairment of Goodwill	—	37,000
Impairment of intangible assets	—	8,785
Total costs and operating expenses	28,767	82,036

Operating loss	(25,302)	(79,085)
Financial income, net	2,581	428

Loss before income tax expense	(22,721)	(78,657)
Income tax expense	(76)	(280)

Net loss for the period	(22,797)	(78,937)

Net loss per share attributable to ordinary shareholders, basic and diluted	(2.39)	(8.72)

Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	9,558,418	9,048,392
Net loss for the period	(22,797)	(78,937)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(462)	(2,388)
Unrealized gains on available-for-sale marketable securities, net	(154)	—

Total comprehensive loss for the period	(23,413)	(81,325)

The accompanying notes are an integral part of the interim unaudited condensed consolidated financial statements.

Otonomo Technologies Ltd.

Interim Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity

(in USD thousands, except share and per share data)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total equity
	Number of Shares	USD thousands	USD thousands	USD thousands	USD thousands	USD thousands
Balance as of December 31, 2022	9,458,682	—	370,412	(232,134)	(4,850)	133,428
Issuance of shares in connection with stock-based compensation plans	191,584	—	69	—	—	69
Share based compensation	—	—	3,177	—	—	3,177
Comprehensive loss	—	—	—	(22,797)	(616)	(23,413)

Balance as of June 30, 2023	9,650,266	—	373,658	(254,931)	(5,466)	113,261

Balance as of January 1, 2022	8,814,316		349,825	(101,062)	—	248,763
Shares issued related to the business acquisitions	430,806	—	10,691	—	—	10,691
Issuance of shares in connection with stock-based compensation plans	83,787	—	135	—	—	135
Share based compensation	—	—	4,881	—	—	4,881
Comprehensive loss	—	—	—	(78,937)	(2,388)	(81,325)

Balance as of June 30, 2022	9,328,909	—	365,532	(179,999)	(2,388)	183,145

The accompanying notes are an integral part of the interim unaudited condensed consolidated financial statements.

Otonomo Technologies Ltd.

Interim Unaudited Condensed Consolidated Statements of Cash Flows

(in USD thousands, except share and per share data)

	Six-month period ended June 30 2023	Six-month period ended June 30 2022
Cash flows from operating activities
Net loss	(22,797)	(78,937)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	148	1,728
Share based compensation	3,177	4,881
Revaluation of warrants	(51)	(1,451)
Impairment of Goodwill	—	37,000
Impairment of intangible assets	—	8,785
Contingent consideration expense (income)	2,061	(1,541)
Deferred tax expense (benefit)	(23)	(12)
Interest income and foreign currency translation loss	(1,432)	804
Other	(2)	—
Changes in operating assets and liabilities:
Trade receivables, net	424	(141)
Other receivables and prepaid expenses	1,427	1,279
Other payables and accrued expenses	(5,764)	1,085
Account payables	(205)	319
Other assets and liabilities	150	(306)

Net cash used in operating activities	(22,887)	(26,507)

Cash flows from investing activities
Proceeds from sale of property and equipment	71	—
Purchases of property and equipment	—	(137)
Proceeds from short-term bank deposits, net	20,417	(98)
Other long-term assets, net	—	(95)
Payments for business acquisitions, net of cash acquired	—	(11,020)

Net cash provided by (used in) investing activities	20,488	(11,350)

Cash flows from financing activities
Proceeds from exercise of share options and warrants	69	135

Net cash provided by financing activities	69	135

Foreign currency effect on cash and cash equivalents and short-term restricted cash	(299)	(886)
Net increase (decrease) in cash and cash equivalents and short-term restricted cash	(2,629)	(38,608)
Cash and cash equivalents and short-term restricted cash at the beginning of the period	22,794	208,079

Cash and cash equivalents and short-term restricted cash at the end of the period	20,165	169,471

Appendix A – Material non-cash financing activities:
Shares issued related to the business acquisitions		10,691

The accompanying notes are an integral part of the interim unaudited condensed consolidated financial statements.

Otonomo Technologies Ltd.

Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 1 – General

A.

Otonomo Technologies Ltd. (together with its subsidiaries, “Otonomo”, or the “Company”) was incorporated as an Israeli corporation in December 2015. The Company provides an automotive data service platform enabling car manufacturers, drivers, insurance carriers and service providers to be part of a connected ecosystem as well as mobility intelligence which transforms vast amounts of anonymized data and activity signals into actionable, impactful, and valuable insights.

On February 9, 2023, the Company and Urgent.ly, Inc. (“Urgently”), a provider of digital roadside and mobility assistance technology and services, entered into a definitive agreement to merge and the Company will become a wholly owned subsidiary of Urgently. Upon closing of the transaction, holders of the Company’s ordinary shares will receive common stock of Urgently. The Company’s shareholders and other equity holders will own, in the aggregate, approximately 33% of the combined company on a fully diluted basis, subject to the determination of the final exchange ratio pursuant to the terms set forth in the definitive agreement. The transaction is expected to close in the third or fourth quarter of 2023, subject to the approval of the Company’s shareholders and the satisfaction of other customary closing conditions.

B.

In the six months ended June 30, 2023, the Company sunsetted its connected vehicle data services (“CVD services”), which included services relating to multi-layered data, standardized and blurred to remove identifiers. The sunsetting of CVD services resulted in a further workforce reduction. The Company concluded that the services were not considered as a component according to ASC 205 and therefore were not considered as a discontinued operation.

C.

On August 3, 2023, the Company executed a 1-for-15 reverse share split of its Ordinary Shares. As a result of the reverse share split, every 15 issued and outstanding Ordinary Shares were automatically converted into one Ordinary Share. The reverse share split is intended to increase the per share trading price of the Ordinary Shares to enable the Company to regain compliance with the minimum bid price requirement in Nasdaq Listing Rule 5450(a)(1). As a result of the reverse share split, all Ordinary Shares, convertible preferred shares and options for Ordinary Shares, exercise price per share, and net loss per share amounts were adjusted retroactively for all periods presented throughout this document. The number of Ordinary Shares underlying the warrants were adjusted retroactively for all periods presented in these financial statements as a result of the reverse share split. The number of options and restricted share units outstanding and the number of Ordinary Shares underlying the options and restricted share units were adjusted retroactively for all periods presented in these financial statements as a result of the reverse share split.

Note 2 – Summary of Significant Accounting Policies

A.	Basis of Preparation

The accompanying interim unaudited condensed consolidated financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements due to the permitted exclusion of certain disclosures for interim reporting. In management’s opinion, the interim financial data presented includes all adjustments necessary for a fair statement. All intercompany accounts and transactions have been eliminated. Operating results for the six months ended June 30, 2023 are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2023.

These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2022.

Otonomo Technologies Ltd.

Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (cont’d)

B.	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may have a material impact on the Company’s financial statements. As applicable to these consolidated financial statements, the most significant estimate relates to the fair value of contingent consideration.

C.	Significant Accounting Policies

The Company’s significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, in the Company’s Annual Report for the year ended December 31, 2022.

D.	Foreign currencies

The functional currency of the Company is the U.S. dollar. Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with Accounting Standard Codification (“ASC”) Topic 830 “Foreign Currency Matters.” All transaction gains and losses of the re-measured monetary balance sheet items are reflected in the consolidated statements of operations as financial income or expenses, as appropriate.

Note 3 – Segments

Otonomo operates its business and reports its financial results in two segments:

(a)

Connected Vehicles – connected vehicle data platform, which provides customers access to vehicle data and other value-added services (“Connected Vehicle”), complemented by Mobility Intelligence platform (“MI services”).

(b)	Insurance related Services – connected insurance technology to insurance carriers, comprised of The Floow acquired activity.

The chief operating decision maker (“CODM”) reviews financial information prepared on a consolidated basis, accompanied by disaggregated information about revenues and contributed profit by the two identified reportable segments, to make decisions about resources to be allocated to the segments and assess their performance.

Otonomo’s CODM does not regularly review asset information by reportable segment and, therefore, Otonomo does not report asset information by reportable segment.

Segment loss is comprised of operating loss and does not include amortization, depreciation and certain other items.

Otonomo Technologies Ltd.

Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 3 – Segments (cont’d)

A.	Segment information

	Six-month period ended June 30, 2023
	Connected Vehicles	Insurance related Services	Total
	USD thousands	USD thousands	USD thousands
	(Unaudited)
Revenues	395	3,070	3,465
Segment loss	(16,581)	(3,335)	(19,916)

Amounts not allocated to segments:
Depreciation and amortization			(148)
Contingent consideration expense			(2,061)
Share-based compensation			(3,177)

Operating loss			(25,302)
Financial income, net			2,581

Loss before income tax expense			(22,721)

	Six-month period ended June 30, 2022
	Connected Vehicles	Insurance related Services	Total
	USD thousands	USD thousands	USD thousands
	(Unaudited)
Revenues	1,794	1,157	2,951
Segment loss	(26,350)	(1,882)	(28,232)

Amounts not allocated to segments:
Depreciation and amortization			(1,728)
Contingent consideration expense			1,541
Impairment of Goodwill			(37,000)
Impairment of intangible assets			(8,785)
Share-based compensation			(4,881)

Operating loss			(79,085)
Financial income, net			428

Loss before income tax expense			(78,657)

B.	Revenue by geographical region of the Company’s customers

	Six-month period ended June 30 2023	Six-month period ended June 30 2022
	USD thousands	USD thousands
	(Unaudited)
Americas	1,590	1,316
APAC	68	60
EMEA	1,807	1,575

Total revenues	3,465	2,951

Otonomo Technologies Ltd.

Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 3 – Segments (cont’d)

C.	Number of customers accounted for over 10% of the revenues

For the six-month period ended June 30, 2023, the Company had two customers that accounted for 18% and 25% respectively, of its revenues. For the six-month period ended June 30, 2022, the Company had two customers that accounted for 14% and 12% respectively, of its revenues.

Note 4 – Fair Value Measurement

The Company’s financial assets and liabilities measured at fair value on a recurring basis, consisted of the following types of instruments:

	June 30, 2023			December 31, 2022
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	USD thousands
	(Unaudited)
Money Market funds(1)	507	—	—	447	—	—
U.S. Treasury securities(1)	2,267	—	—	4,197	—	—
Corporate bonds(1)	—	25,213	—	—	32,516	—
Commercial papers(1)	—	11,928	—	—	7,030	—
U.S. government agency securities(1)	—	16,564	—	—	9,399	—
Foreign bonds(1)	—	—	—	—	1,700	—
Contingent consideration(2)	—	—	(2,972)	—	—	(911)
Warrants for ordinary shares(3)	—	—	(104)	—	—	(155)

	2,774	53,705	(3,076)	4,644	50,645	(1,066)

(1)	The following tables summarize the composition of marketable securities as of June 30, 2023:

	June 30, 2023
	Amortized Cost	Unrealized Gain/Losses	Fair Value
	USD thousands
	(Unaudited)
Money market funds	507	—	507

Available-for-sale debt securities
Corporate bonds	25,335	(122)	25,213
Commercial papers	11,928	—	11,928
U.S. government agency securities	16,655	(91)	16,564
U.S. Treasury securities	2,272	(5)	2,267

Total	56,190	(218)	55,972

	56,697	(218)	56,479

Accrued interest in an amount of $254 thousand are included in marketable securities on the consolidated balance sheets as of June 30, 2023.

Otonomo Technologies Ltd.

Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 4 – Fair Value Measurement (cont’d)

The following table summarizes the fair value and amortized cost of the available-for-sale debt securities by contractual maturity as of June 30, 2023:

	June 30, 2023
	Amortized Cost	Fair Value
	USD thousands
	(Unaudited)
Due within one year	48,054	47,911
Due after one year through two years	8,136	8,061

Total	56,190	55,972

(2)	Contingent consideration represents liabilities recorded at fair value in connection with acquisitions, and thus represents a level 3 measurement within the fair value hierarchy.

The following table sets forth a summary of the changes in the fair value of the contingent consideration:

USD thousands
(Unaudited)
Fair value as of January 1, 2023	911
Change in fair value	2,061

Fair value as of June 30, 2023	2,972

As of June 30, 2023, the Company evaluated the contingent consideration based on updated revenue growth assumptions, the Company’s ordinary shares fair value, and predominantly on the probability of the merger with Urgently Inc., resulting with an increase in the liability for contingent consideration of $2,061 thousands during the six-month period ended June 30, 2023.

(3)

In connection with the recapitalization, on August 13, 2021, the Company issued 5,200,000 private warrants, each exercisable to 1/15 ordinary share of the Company. The warrants were classified as a liability measured at fair value, with changes in fair value each period reported in the consolidated statements of operations. Refer to note 6.

Other financial instruments consist mainly of cash and cash equivalents, deposits, receivables, and accounts payable. The fair value of these financial instruments approximates their carrying values.

Note 5 – Share-Based Compensation

Share Options

A summary of the stock option activity is as follows:

	Number of Options	Weighted Average exercise price
Outstanding – Balance at January 1, 2023	535,737	$10.05
Forfeited	(40,958)	$10.15
Exercised	(72,777)	$0.89

Outstanding – Balance at June 30, 2023	422,002	$11.67

Otonomo Technologies Ltd.

Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 5 – Share-Based Compensation (cont’d)

Restricted Share Units (“RSU”)

A summary of RSU activity and related information under the Company’s equity incentive plan and the RSU award is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested Balance at January 1, 2023	704,350	$24.75
Granted*	143,620	$6.04
Vested	(118,807)	$36.02
Forfeited	(372,454)	$22.30

Unvested Balance at June 30, 2023	356,709	$20.00

*	The RSU awards generally vest over four years, with no exercise price.

The share-based compensation expenses by line item in the accompanying condensed consolidated statements of comprehensive loss is summarized as follows:

	Six-months period ended June 30 2023	Six-months period ended June 30 2022
	USD thousand	USD thousand
Cost of services	31	13
Research and development	502	1,138
Sales and marketing	962	1,467
General and administrative	1,682	2,263

	3,177	4,881

Note 6 – Warrants for Ordinary Shares

The Fair value of the Warrants:

	June 30 2023	December 31 2022
Value of warrant per share	$0.30	$0.45
Number of ordinary shares issuable upon exercise of warrants	346,667	346,667
Fair value of warrant liability (in USD thousand)	$104	$155

For the period ended June 30, 2023, the Company recorded a financial expense of $51 thousand to the condensed consolidated statements of comprehensive loss as part of the financial income, net, relating to the warrant’s fair value increased in the period.

The Black-Scholes assumptions used to value the private warrants are as follows:

	June 30 2023	December 31 2022
Volatility	90.2%	89.1%
Risk-free interest rate	4.46%	4.1%
Expected dividends	0.0%	0.0%
Expected life (in years)	3.12	3.62

Otonomo Technologies Ltd.

Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 7 – Net Loss Per Share Attributable to Ordinary Shareholders

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Six-months period ended June 30 2023	Six-months period ended June 30 2022
	In USD thousands, except share data
Numerator:
Net loss	(22,797)	(78,937)

Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	9,558,418	9,048,392

Net loss per share attributable to ordinary shareholders, basic and diluted	(2.39)	(8.72)

Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. All of the Company’s outstanding stock options and RSUs, as well as the warrants, were excluded in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Note 8 – Subsequent events

A.	Exchange Offer and Consent Solicitation

On July 24, 2023, the Company announced that it had commenced an exchange offer and consent solicitation relating to its outstanding warrants. On August 23, 2023, the Company announced the expiration and results of its exchange offer and consent solicitation relating to its outstanding warrants. The Company has been advised that 5,496,433 public warrants, or approximately 63.7% of the outstanding public warrants, and 5,200,000 private placement warrants, representing all of the outstanding private placement warrants, were validly tendered and not withdrawn prior to the expiration of the offer and consent solicitation. The Company expects to accept all validly tendered warrants in exchange for 0.0167 ordinary shares per warrant on or before August 25, 2023.

In addition, pursuant to the consent solicitation, the Company received approval from the holders of a majority of the public warrants of an amendment to the warrant agreement governing the warrants (the “Warrant Amendment”). On August 23, 2023, the Company executed the Warrant Amendment and announced that it will exercise its right, in accordance with the terms of the Warrant Amendment, to exchange all remaining untendered warrants for ordinary shares at an exchange ratio of 0.01503 ordinary shares for each warrant. The Company has fixed the date for such exchange as September 7, 2023.

B.	Headquarters office lease

On July 3, 2023, the Company amended its headquarters lease agreement as part of the Cost Reduction Initiative. The leased space and the lease payments were reduced by half, down to 745.5 sqm. This lease agreement covers the third quarter of 2023 with an option to extend until September 30, 2024, with a 30-day notice.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown, other than the SEC registration fee, are estimates.

SEC registration fee	$1
Legal fees and expenses	550,000
Accounting fees and expenses	56,304
Advisor fees	7,000,000
Financial printing	95,000
Miscellaneous	1,900,005

Total	$9,601,310

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, our Charter will provide that a director will not be personally liable to Urgently or Urgently stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Urgently or Urgently stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our Charter will provide for indemnification of our directors to the maximum extent permitted by the DGCL, and our Bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

Since September 1, 2020, we have issued the following unregistered securities:

Preferred Stock Issuances

From September 2020 through December 2020, we sold 42,468 shares of series C preferred stock at a purchase price of $470.817 per share, for an aggregate purchase price of approximately $31.9 million, and issued 49,727 shares of series C-1 preferred stock upon conversion of outstanding convertible promissory notes at a conversion price of $376.65 per share, to 38 accredited investors.

Convertible Note Issuances

From March 2021 through December 2021, we issued an aggregate of $39,957,447 of 2021A convertible promissory notes to 30 accredited investors.

From July 2022 through September 2022, we issued an aggregate of $29,999,864 of 2022A convertible promissory notes to 58 accredited investors.

In April and May 2023, we issued an aggregate of $4,695,843 of 2023 secured convertible promissory notes to 17 accredited investors.

Option Issuances

From September 1, 2020 through the filing date of this registration statement, we granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 28,855 shares of our Common Stock under our 2013 Equity Incentive Plan, at an exercise price of $124.20 per share.

From September 1, 2020 through the filing date of this registration statement, we issued and sold to our directors, officers, employees, consultants and other service providers an aggregate of 558 shares of our Common Stock upon the exercise of stock options under our 2013 Equity Incentive Plan, at exercise prices ranging from $50.40 to $124.20 per share, for a weighted-average exercise price of $0.01 per share.

Warrant Issuances

In December 2021, in connection with a secured loan facility, we issued warrants to purchase 106,044 shares of Common Stock to four lenders with an exercise price of $0.01 per share. The warrant coverage is variable based on the occurrence of certain transactions.

In September 2022, in connection with the issuance of the 2022A convertible promissory notes, we issued warrants to purchase 1,028,193 shares of Common Stock to 58 accredited investors with an exercise price of $0.001 per share.

In March 2023, we issued warrants to purchase 10,291 shares of Common Stock to four advisors with an exercise price of $0.09 per share.

In May 2023, in connection with an extension of a secured loan facility, we issued warrants to purchase 1,325 shares of Common Stock to one lender with an exercise price of $0.01 per share. The warrant coverage is variable based on the occurrence of certain transactions.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Index

		Incorporated by reference				Filed or Furnished Herewith
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

2.1†	Agreement and Plan of Merger, dated as of February 9, 2023, by and among Urgent.ly Inc., O.U Odyssey Merger Sub Ltd., and Otonomo Technologies Ltd.	S-4	333-271937	2.1	5/15/2023

3.1	Amended and Restated Certificate of Incorporation of Urgent.ly Inc., as currently in effect.	POS AM S-4	333-271937	3.1	8/14/2023

3.2	Bylaws of Urgent.ly Inc., as amended, as currently in effect.	S-4	333-271937	3.2	5/15/2023

3.3	Form of Second Amended and Restated Certificate of Incorporation of Urgent.ly Inc.	S-4	333-271937	3.3	5/15/2023

3.4	Form of Amended and Restated Bylaws of Urgent.ly Inc.	S-4	333-271937	3.4	5/15/2023

3.5	Specimen Common Stock Certificate of Urgent.ly Inc.	S-4/A	333-271937	3.5	6/22/2023

4.1†	Amended and Restated Investor Rights Agreement by and among Urgent.ly Inc. and certain of its stockholders, dated July 12, 2022.	S-4	333-271937	4.1	5/15/2023

4.2	Form of 2018 Warrant Agreement between Urgent.ly Inc. and certain affiliates of Structural Capital, as amended.	S-4/A	333-271937	4.2	6/22/2023

4.3	Form of 2019 Warrant Agreement between Urgent.ly Inc. and certain affiliates of Structural Capital, as amended.	S-4/A	333-271937	4.3	6/22/2023

4.4	Form of 2019 Convertible Note Warrant between Urgent.ly Inc. and certain investors.	POS AM S-4	333-271937	4.4	8/25/2023

		Incorporated by reference				Filed or Furnished Herewith
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

4.5	Form of Warrant Agreement between Urgent.ly Inc. and certain affiliates of Highbridge, as amended.	POS AM S-4	333-271937	4.5	8/25/2023

4.6	Form of Warrant to Purchase Common Stock between Urgent.ly Inc. and Silicon Valley Bank dated May 8, 2020.	POS AM S-4	333-271937	4.6	8/25/2023

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.					X

10.1†	Second Amendment to Second Amended and Restated Loan and Security Agreement, dated as of May 18, 2023, by and among Structural Capital Investments III, LP, Series Structural DCO II series of Structural Capital DCO, LLC and CEOF Holdings LP, Ocean II PLO LLC as administrative and collateral agent, Urgent.ly Inc., and certain subsidiaries of Urgent.ly Inc. party thereto from time to time.	S-4/A	333-271937	10.1	6/22/2023

10.2	Second Amendment to Loan and Security Agreement, dated as of February 9, 2023, by and among Urgent.ly Inc., certain subsidiaries of Urgent.ly Inc., Alter Domus (US) LLC as administrative and collateral agent, and each of the lenders from time to time party thereto.	S-4/A	333-271937	10.2	6/22/2023

10.3†	Third Amendment to Loan and Security Agreement, dated as of May 18, 2023, by and among Urgent.ly Inc., certain subsidiaries of Urgent.ly Inc., Alter Domus (US) LLC as administrative and collateral agent, and each of the lenders from time to time party thereto.	S-4/A	333-271937	10.3	6/22/2023

10.4#	Urgent.ly Inc. 2013 Equity Incentive Plan.	S-4/A	333-271937	10.4	7/10/2023

		Incorporated by reference				Filed or Furnished Herewith
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

10.5#	Form of Indemnification Agreement between Urgent.ly Inc. and each of its directors and executive officers.	S-4/A	333-271937	10.5	6/22/2023

10.6#†	Executive Employment Agreement, dated February 9, 2023, between Urgent.ly Inc. and Matthew Booth.	S-4/A	333-271937	10.6	6/22/2023

10.7#†	Amended and Restated Executive Employment Agreement, dated February 9, 2023, between Urgent.ly Inc. and Timothy Huffmyer.	S-4/A	333-271937	10.7	6/22/2023

10.8#†	Separation Agreement, dated July 19, 2022, as amended, between Urgent.ly Inc. and Christopher Spanos.	S-4/A	333-271937	10.8	6/22/2023

10.9†	Deed of Lease between Urgent.ly Inc. and P6/ Griffith 809 Westwood LLC.	S-4	333-271937	10.9	5/15/2023

10.10#	Form of Stock Option Agreement under Urgent.ly Inc. 2013 Equity Incentive Plan.	S-4/A	333-271937	10.10	6/22/2023

10.11#	Form of Restricted Stock Unit Grant Notice under Urgent.ly Inc. 2013 Equity Incentive Plan.	S-4/A	333-271937	10.11	6/22/2023

10.12#	Urgent.ly Inc. 2023 Equity Incentive Plan and related form agreements.	S-4/A	333-271937	10.12	7/10/2023

10.13#	Urgent.ly Inc. 2023 Employee Stock Purchase Plan and related form agreements.	S-4/A	333-271937	10.13	6/22/2023

10.14#	Urgent.ly Inc. Executive Incentive Compensation Plan.	S-4/A	333-271937	10.14	6/22/2023

10.15#	Urgent.ly Inc. Outside Director Compensation Policy					X

21.1	Subsidiaries of Urgent.ly Inc.	S-4/A	333-271937	21.1	6/22/2023

23.1	Consent of CohnReznick LLP, independent registered public accounting firm for Urgent.ly Inc.					X

23.2	Consent of Somekh Chaikin, Member Firm of KPMG International, independent registered public accounting firm for Otonomo Technologies Ltd.	S-1/A	333-273463	23.2	9/27/2023

		Incorporated by reference				Filed or Furnished Herewith
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).					X

24.1	Power of Attorney.	S-1	333-273463	24.1	7/27/2023

24.2	Power of Attorney.	S-1/A	333-273463	24.2	9/27/2023

99.1	Consent of Benjamin Volkow to be named as a director.	S-1	333-273463	99.1	7/27/2023

99.2	Consent of Andrew Geisse to be named as a director.	S-1/A	333-273463	99.2	9/27/2023

107	Filing Fee Table.					X

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, State of Virginia, on the thirteenth day of October 2023.

URGENT.LY INC.

By:	/s/ Matthew Booth
Name: Matthew Booth
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Matthew Booth Matthew Booth	Chief Executive Officer and Director (Principal Executive Officer)	October 13, 2023

* Timothy C. Huffmyer	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 13, 2023

* Gina Domanig	Director	October 13, 2023

* Suzie Doran	Director	October 13, 2023

* James M. Micali	Director	October 13, 2023

* Ryan Pollock	Director	October 13, 2023

*By:	/s/ Matthew Booth
Matthew Booth
Attorney-in-Fact